Exhibit 10.1.1

Information identified by "[***]" has been excluded from this exhibit pursuant to Item 601(b)(10) of Regulation S-K because it is both not material would likely cause competitive harm to the registrant if publicly disclosed.

AMENDED AND RESTATED MASTER TRANSACTIONS AND COOPERATION AGREEMENT

This Amended and Restated Master Transactions and Cooperation Agreement (this "Agreement") is entered into by and between HCP, Inc. ("HCP") and Brookdale Senior Living Inc. ("BKD"; each of HCP and BKD being a "Party" and, collectively, the "Parties"), as of October 29, 2019 and effective as of October 1, 2019 (the "Effective Date"), in order to effectuate the transactions described herein.

Capitalized terms used herein shall have the meanings set forth in Article VI or otherwise as set forth in this Agreement.

The Parties expect that the acquisitions, dispositions and other transactions described in this Agreement will be completed as promptly as practicable following the Effective Date.

ARTICLE I

NNN TRANSACTIONS

Section 1.1    Transfer of NNN Transition Community.

(a) BKD or one of its affiliates currently leases from HCP or one of its affiliates the community commonly known as Brookdale Northridge, located in Northridge, California (including all real and personal property owned by HCP and its affiliates in connection therewith, the "NNN Transition Community") pursuant to that certain Amended and Restated Master Lease and Security Agreement, dated as of November 1, 2017 (as amended and/or amended and restated (including, if applicable, pursuant to the Second Amended and Restated Master Lease (as defined below), the "Master Lease")). Each of HCP and BKD agrees that BKD and its affiliates shall transfer the operations of the NNN Transition Community, together with any personal property owned by BKD and its affiliates (excluding Surrendered Assets and Excluded Assets) and used or held for use exclusively in connection with the operation of the NNN Transition Community, to SH Northridge CA OpCo, LLC (the "Designee"), an affiliate of HCP (the "NNN Transition Community Transfer"). In addition, HCP designates Life Care Services LLC (“New Manager”) to assume management of the NNN Transition Community. On the Effective Date, the Designee, New Manager and the affiliate of BKD that currently leases the NNN Transition Community executed and delivered the operations transfer agreement attached hereto as Exhibit A (the "NNN OTA-Transition"). HCP (for the Designee) shall (and shall cause New Manager to) commence the application process for all required licenses and other regulatory approvals necessary for the continued operation of the NNN Transition Community in accordance with all Applicable Requirements not later than December 31, 2019 (and, upon written request of BKD, deliver reasonable evidence thereof to BKD) and diligently pursue the same until issued. Subject to performance by BKD and its applicable affiliate of its and their obligations under this Section
1.1    and the NNN OTA-Transition, HCP shall cause the NNN Transition Community Transfer to be consummated in accordance with the provisions of this Section 1.1 on the first day of the calendar month following the date the last of such required licenses and other regulatory approvals are received.

Section 1.2    Certain Lease Matters Related to the NNN Transition Community.

(a)    Immediately upon the consummation of the NNN Transition Community Transfer, the Master Lease (other than those rights and obligations which survive termination thereof as provided therein, but subject to the terms of this Section 1.2) shall terminate with respect to the NNN Transition Community in accordance with the provisions thereof, but subject to the terms of this Section 1.2.

(b)    Notwithstanding the terms of the Master Lease, the Parties agree and acknowledge that neither BKD nor any of its affiliates shall pay, or be obligated or responsible for, any deferred capex obligations (or similar obligations), or the cost of any repairs or restorations, at the NNN Transition Community Transfer, other than for material repairs required as the result of any event or condition that shall first arise during the period following the Effective Date and ending upon the termination of the Master Lease with respect to the NNN Transition Community (ordinary wear and tear excluded), and HCP (for itself and its affiliates and successors) shall irrevocably waive any such claims or rights to the contrary. For avoidance of doubt, the foregoing sentence shall not relieve BKD or any of its affiliates of any of their respective indemnification obligations under the Master Lease with respect to the NNN Transition Community or any guaranties thereof with respect to third-party claims arising out of the condition of the NNN Transition Community (including any claim that such condition violates any applicable laws).

(c)    Upon the consummation of the NNN Transition Community Transfer, HCP and its affiliates shall return to BKD or its affiliates any and all amounts deposited (or caused to be deposited) by BKD or its affiliates with HCP or its affiliates (or into an account as directed by HCP or its affiliates) remaining in any replacement reserve accounts, capital expenditure accounts, or other escrow accounts, together with any letters of credit or security deposits, if any, posted (or caused to be posted) by BKD or its affiliates with HCP or its affiliates (or in any other Person's favor as directed by HCP or its affiliates) and allocable to the NNN Transition Community at the time of such termination and removal of the NNN Transition Community from the Master Lease.

(d)    Except as expressly set forth in this Section 1.2 nothing set forth herein or in the NNN OTA - Transition shall supersede or be deemed to modify or limit the rights and obligations of the parties to the Master Lease, and all rights and obligations that (by the terms of the Master Lease) survive the termination of such lease or the removal therefrom of the NNN Transition Community shall so survive any such termination or removal.

Section 1.3 Expenses. All expenses associated with the NNN Transition Community Transfer shall be borne by HCP, with HCP obligated to reimburse BKD and its affiliates for any reasonable out-of-pocket expenses BKD or its affiliates shall incur in connection

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with the NNN Transition Community Transfer (whether or not such transaction is consummated), provided that, subject to the terms of and without limiting Section 1.2, BKD shall be obligated to pay any costs and expenses for which it, as tenant or lessee, is obligated pursuant to the terms of the Master Lease, other than all reasonable out-of-pocket expenses incurred by BKD and its affiliates in connection with the consummation of the NNN Transition Community Transfer, including reasonable out-of-pocket legal fees incurred by BKD or its affiliates in connection with the foregoing, all of which shall be borne by HCP and reimbursed to BKD by HCP. Notwithstanding the foregoing, each of HCP and BKD shall bear their own attorneys’ fees and expenses incurred prior to the Effective Date in connection with the drafting, negotiation and execution of any documents entered into in connection with the NNN Transition Community Transfer, including the NNN OTA - Transition.

Section 1.4 Cooperation. Each of the Parties shall reasonably cooperate to effect the NNN Transition Community Transfer in accordance with the foregoing provisions of this Article I.

ARTICLE II CCRC TRANSACTIONS
Section 2.1    CCRC Communities.

(a)CCRC PropCo Ventures, LLC ("CCRC Propco") is a RIDEA joint venture governed by that certain Limited Liability Company Agreement, dated as of August 29, 2014, by and between HCP S-H 2014 Member, LLC (an affiliate of HCP) ("HCP Member of CCRC Propco") and BKD CCRC Propco Holdco Member, LLC (an affiliate of BKD) ("BKD Member of CCRC Propco") (as amended, the "CCRC PropCo LLC Agreement"), of which fifty one percent (51%) is owned by BKD Member of CCRC Propco and forty nine percent (49%) is owned by HCP Member of CCRC Propco. CCRC OpCo Ventures, LLC ("CCRC Opco") is a RIDEA joint venture governed by that certain Limited Liability Company Agreement, dated as of August 29, 2014, by and between S-H 2014 Opco TRS, Inc. (an affiliate of HCP) ("HCP Member of CCRC Opco") and BKD CCRC Opco Holdco Member, LLC (an affiliate of BKD) ("BKD Member of CCRC Opco") (as amended, the "CCRC OpCo LLC Agreement"), of which fifty one percent (51%) is owned by BKD Member of CCRC Opco and forty nine percent (49%) is owned by HCP Member of CCRC Opco. CCRC Propco or its subsidiaries (collectively, the "CCRC Propco Subsidiaries"), or CCRC Opco or its subsidiaries (collectively, the "CCRC Propco Subsidiaries"), owns, in fee, certain communities as indicated on Schedule 1 and Schedule 2 attached hereto (each such community listed on Schedule 1 and Schedule 2, including all real and personal property owned by CCRC Propco or CCRC Opco, as applicable, and their respective affiliates exclusively in connection therewith, a "CCRC Community") comprised of (i) each of the communities identified on Schedule 1 hereto (the "CCRC Transition Communities") and (ii) each of the communities identified on Schedule 2 hereto (the "CCRC Sale Communities"), each of which CCRC Communities is owned or leased by a CCRC Opco Subsidiary. BKD or its affiliate is the manager of each CCRC Community (BKD or its affiliate, in such capacity, the "CCRC Community Manager").

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(b)BKD and HCP will use commercially reasonable efforts and cooperate (including in accordance with the existing management agreements and otherwise as reasonably requested by BKD and HCP) in seeking any approvals required for the consummation of any of the transactions contemplated by this Article II, in the transition of operations, and otherwise to effect the transactions contemplated by this Article II (provided such cooperation does not increase the liability or obligations of BKD or HCP in any material respect), as applicable.

(c)Except for the obligations of the HCP CCRC Purchasers and BKD CCRC Sellers under the CCRC PSA (as such terms are defined below), the Parties acknowledge that any and all obligations under the Definitive Documents (or in Section 2.4 below) of any of the CCRC Propco Subsidiaries and/or the CCRC Opco Subsidiaries, shall be solely the obligations of such entities with the ownership as it is constituted immediately following the consummation of the CCRC Acquisition.

Section 2.2 CCRC Sale Communities. Subject to Applicable Requirements, on not less than ten (10) days' notice from HCP to BKD, but in all events prior to the consummation of the CCRC Acquisition, HCP and certain of its affiliates and BKD and certain of its affiliates, including, but not limited to, CCRC Propco and CCRC Opco, shall enter into that certain Master Distribution and Contribution Agreement in the form attached hereto as Exhibit B (the "Master Distribution and Contribution Agreement"). Upon the terms and subject to the conditions of the Master Distribution and Contribution Agreement, the parties thereto will (a) reorganize the membership interests in those CCRC Propco Subsidiaries identified therein (collectively, the "CCRC Sale Propcos"), those certain CCRC Opco Subsidiaries identified therein (collectively, the "CCRC Sale Opcos"), and certain indirect interests in the CCRC Sale Communities and (b) consummate each of the transactions contemplated therein (including executing and delivering or causing their applicable affiliates to execute and delivery the agreements, documents and instruments provided for in such Master Distribution and Contribution Agreement), in each instance in accordance with the Master Distribution and Contribution Agreement and in all events prior to the consummation of the CCRC Acquisition (the transactions contemplated by the Master Distribution and Contribution Agreement, the "CCRC Sale Communities Reorganization Transaction").

Section 2.3    Equity Interest Purchase Agreement.

(a)HCP Member of CCRC Propco, HCP Member of CCRC Opco (collectively, the "HCP CCRC Purchasers"), as purchasers, HCP for the sole purpose of Sections
2.3 and 4.6 thereof, and BKD Member of CCRC Propco and BKD Member of CCRC Opco (collectively, the "BKD CCRC Sellers"), as sellers, and BKD for the sole purpose of Section 4.3 thereof, entered into that certain Equity Interest Purchase Agreement, dated as of the Effective Date (the "Initial CCRC PSA"), a copy of which is attached as Exhibit C-1 hereto. As of the date hereof, the HCP CCRC Purchasers, as purchasers, and BKD CCRC Sellers, as sellers, are entering into that certain Amendment No. 1 to the Equity Interest Purchase Agreement (together with the Initial CCRC PSA, and as the same may be further amended, restated, modified or supplemented from time to time, the "CCRC PSA"), a copy of which is attached as Exhibit C-2 hereto. Upon the terms and subject to the conditions of the CCRC PSA (and subject to the consummation of the CCRC Sale Communities Reorganization Transaction), the HCP CCRC Purchasers (or their respective designees) shall acquire one hundred percent of each of (i) BKD Member of CCRC

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Propco's membership interests in CCRC Propco (the "CCRC Propco Acquisition") and (ii) BKD Member of CCRC Opco's membership interests in CCRC Opco (the "CCRC Opco Acquisition"; and, collectively, with the CCRC Propco Acquisition, the "CCRC Acquisition"), for the purchase price and upon the terms and conditions set forth in the CCRC PSA.

(b)	Concurrently with the consummation of the CCRC Acquisition:

(i)    each CCRC Opco Subsidiary (including the CCRC Sale Opcos) and CCRC Community Manager shall enter into the Omnibus Termination Agreement, substantially in the form attached to the CCRC PSA as Exhibit E (the "Management Termination Agreement"), which includes the payment by HCP or one of its affiliates of a One Hundred Million Dollar ($100,000,000) management termination fee (the “Management Termination Fee”) to BKD or its affiliate with respect to the CCRC Transition Communities, upon and subject to the terms thereof;

(ii)    each CCRC Opco Subsidiary (other than the CCRC Sale Opcos) shall enter into a Personalized Living Services Agreement with CCRC Community Manager (or its applicable affiliate) upon the material terms outlined in Exhibit D attached hereto and substantially in a form to be reasonably and in good faith agreed upon by HCP and BKD based upon the material terms outlined on such Exhibit D within sixty (60) days following the Effective Date hereof, pursuant to which CCRC Community Manager (or its applicable affiliate) shall continue to provide certain personalized care services to the CCRC Transition Communities upon and subject to the terms thereof, and until such time as the agreement is terminated in accordance with its terms; and

(iii)    the CCRC PropCo Subsidiaries (other than the CCRC Sale PropCos) shall pay to their respective CCRC OpCo Subsidiaries (other than the CCRC Sale OpCos) a lease termination fee in the aggregate amount of $[***] (the “Lease Termination Fee”), and the relevant leases shall be terminated, with new leases put in place with different terms in such parties’ discretion. The Lease Termination Fee shall be allocated among the relevant leases as determined by the CCRC PropCo Subsidiaries. HCP and its affiliates shall be solely responsible for funding each CCRC PropCo Subsidiary’s (other than the CCRC Sale PropCos) payment of the Lease Termination Fee. In no event shall BKD or any of its affiliates be entitled to receive any portion of the Lease Termination Fee, whether directly or indirectly as part of any working capital adjustment or otherwise under the CCRC PSA.

(c)On the Effective Date, HCP and BKD caused their applicable affiliates (including Emeritus Corporation) to execute and deliver, and HCP caused New Manager to execute and deliver, an operations transfer agreement for each CCRC Transition Community other than the CCRC Transition Community commonly known as Freedom Village Bradenton, in each case in the form attached hereto as Exhibit E (the "Form LCS OTA", and, as executed, each an "Initial LCS OTA"). On or about the date hereof, HCP and BKD caused or will cause their applicable affiliates to execute and deliver, and HCP caused or will cause New Manager to execute and deliver, an operations transfer agreement for the CCRC Transition Community commonly known as Freedom Village Bradenton (together with each Initial LCS OTA, each an "LCS OTA").

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(d)The CCRC Acquisition shall be consummated on the closing date contemplated pursuant to the terms of the CCRC PSA; provided, however, that the Parties shall (i) not consummate the NNN BKD Acquisition (as hereinafter defined) prior to the CCRC Acquisition, (ii) not consummate the CCRC Acquisition prior to the consummation of the CCRC Sale Communities Reorganization Transaction, and (iii) close the NNN BKD Master Lease Acquisition and the CCRC Acquisition substantially simultaneously.

(e)The Parties acknowledge and agree that all existing financing with respect to the CCRC Opco, the CCRC Propco, and/or the CCRC Communities is set forth on Schedule 3 hereto (the "Existing CCRC Financing").

(i)    At HCP's option, the Existing CCRC Financing set forth on Schedule 3-A will be paid in full simultaneously with the consummation of the CCRC Acquisition, provided HCP shall be solely responsible for all amounts, costs, expenses, penalties and other obligations in connection therewith and, subject to clause (iii) below, neither BKD nor its affiliates shall have any obligation in connection therewith;

(ii)    HCP or its affiliate(s) is the lender under the Existing CCRC Financing set forth on Schedule 3-B (in its capacity as a lender, "HCP Lender", and such indebtedness, the "HCP Financing"). HCP, for itself and on behalf of any other HCP Lender (i) hereby confirms that it is the sole lender under the HCP Financing, (ii) hereby consents to the transactions contemplated by this Article II, the Master Distribution and Contribution Agreement and the CCRC PSA, and (iii) agrees and acknowledges that no fee or other cost or payment whatsoever shall be due and payable by BKD or HCP or any of their respective affiliates to HCP Lender in connection therewith; and

(iii)    Each of HCP and BKD shall (and shall cause its respective affiliates to) cooperate and use reasonable, diligent and good faith efforts to deliver any notices (including notices of prepayment as directed by HCP) and obtain any consents in connection with any transaction contemplated by this Agreement required pursuant to any Existing CCRC Financing (other than the HCP Financing), in each case solely at HCP's expense.

(f)For U.S. federal (and corresponding state and local) income tax purposes, (i) with respect to the CCRC Propco Acquisition and the CCRC Opco Acquisition, income, gains, losses, deductions and credits of CCRC Propco and CCRC Opco, as applicable, shall be allocated between the respective buyers and sellers in accordance with the “interim closing of the books” method under Section 706(d) of the Code and (ii) the payment of the Lease Termination Fee and the Management Termination Fee shall be deemed to occur immediately after the CCRC Propco Acquisition and the CCRC Opco Acquisition and, accordingly, no item of income, gain, loss, deduction, or credit with respect to the Lease Termination Fee or the Management Termination Fee shall be allocated to the BKD CCRC Sellers, as applicable.

Section 2.4    Litigation Management.

(a)From and after the consummation of the CCRC Acquisition, BKD (and its affiliates) and HCP (and its affiliates) shall reasonably cooperate in the defense of any

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general and/or professional liability claim that (a) relates to a CCRC Transition Community, and
(b)was (i) commenced prior to the consummation of the CCRC Acquisition, or (ii) was commenced after the consummation of the CCRC Acquisition but relates to events or circumstances occurring prior to the consummation of the CCRC Acquisition (each, a "Claim").

(b)    BKD shall oversee, manage and direct the defense of each Claim that is covered by the tail insurance policy or endorsement covering general liability and professional liability insurance obtained by BKD (or its affiliates) upon the consummation of the CCRC Acquisition in accordance with the terms of this Section 2.4 without the consent of HCP or its affiliates, provided that (i) the carrier has acknowledged in writing such coverage, with or without a reservation of rights, and (ii) the amount specifically claimed or reasonably expected to be claimed does not exceed $[***]; provided, however, that if such Claim also names HCP or any affiliate of HCP (other than a CCRC Opco Subsidiary) as a defendant (and HCP or such affiliate has not been removed as a defendant), then the reference in this clause (ii) to $[***] shall be replaced by a reference to $[***]. BKD shall not be required to obtain HCP's (or its affiliates’) consent to defend or settle any Claim that satisfies the requirements in clause (i) and is under the threshold in clause (ii). Any defense or settlement of any Claim that does not satisfy the requirements in clause (i) and/or is in excess of the threshold in clause (ii) shall require the consent of HCP or its applicable affiliate(s) (provided that the Parties acknowledge that an insurance carrier may settle a Claim with or without BKD or HCP's approval, in which case BKD shall not be deemed in breach of its obligations under this Section 2.4).

(c)    From and after the consummation of the CCRC Acquisition, BKD shall provide a loss run of open Claims pursuant to BKD's standard protocols to HCP on a quarterly basis until such time as all Claims are resolved. HCP and its affiliates shall be entitled to a joint defense with BKD and its affiliates for any Claim that satisfies the requirements of clause (i) of subsection (b) above, provided the same is approved by the insurance carrier. Any legal counsel engaged separately by HCP or its affiliates with respect to any Claim will be solely at the expense of HCP and its affiliates, subject, however, to any rights any of them may have under any insurance policy to engage separate counsel, and subject further, to any indemnification obligations of BKD or its affiliates under the Existing Management Agreements (as defined in the LCS OTAs) that survive the termination thereof. BKD shall with reasonable promptness provide to HCP notices of Claims received by BKD or its affiliates from and after the consummation of the CCRC Acquisition.

(d)    Unless any Claim is attributable to the Bad Acts (as defined in the Existing Management Agreements) of BKD (or one of its affiliates) (in which case the terms of the Existing Management Agreements shall apply) or otherwise fully covered by insurance, the costs and expenses incurred in connection with any Claim and/or any cost, expense, and/or obligation incurred by BKD (or one of its affiliates) pursuant to this Section 2.4 shall be solely an expense of each applicable CCRC OpCo Subsidiary.

(e)    BKD shall, upon request, use commercially reasonable efforts to respond to any questions concerning Claims and any related court filings (so long as the same will not result in a waiver of privilege or confidentiality). The provisions of this Section 2.4 shall survive the consummation of the CCRC Acquisition. The Parties acknowledge and agree that any

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and all indemnification obligations pursuant to the Existing Management Agreements shall apply and remain in full force and effect so long as this Section 2.4 survives.

Section 2.5 Regulatory Audits. BKD acknowledges that, pursuant to applicable legal requirements, the CCRC Transition Communities may be required to comply with certain mandatory regulatory audits in connection with state or local reporting requirements applicable to each such CCRC Transition Community (including audits required by the Florida Office of Insurance Regulation) (a “Regulatory Audit”). Accordingly, to the extent required, BKD (or one of its affiliates) shall manage any such Regulatory Audit for the calendar year 2019. Such Regulatory Audit shall be conducted by an audit firm familiar with the preparation of such audits and shall be selected by BKD and reasonably approved by HCP or its applicable affiliate(s). BKD shall provide HCP with a draft of any Regulatory Audit after BKD receives such draft from the audit firm and prior to the filing deadline therefor for the review and comment by HCP or its applicable affiliate(s). HCP shall or shall cause its applicable affiliate(s) to promptly, but in any event by the earlier of (a) one (1) business day before the filing deadline and (b) five (5) business days after receipt from BKD, provide any comments to such Regulatory Audit (and HCP and its affiliates shall be deemed to have approved such Regulatory Audit if HCP or its applicable affiliate(s) fails to timely provide comments to BKD), which comments BKD shall reasonably consider and incorporate as appropriate. Any documented out-of-pocket costs and expenses incurred by BKD (or its affiliates) in connection with the foregoing shall be reimbursed by HCP or its applicable affiliate(s) to BKD (or such affiliate) promptly upon demand. The provisions of this Section 2.5 shall survive consummation of the CCRC Acquisition.

Section 2.6 Cooperation. BKD and its affiliates shall reasonably cooperate with HCP and its affiliates to cause all matters evidencing indebtedness that has been satisfied prior to the Effective Date, and any monetary liens (including any notices of commencement), that are disclosed in any title report with respect to any CCRC Community obtained by HCP and/or its affiliates prior to the consummation of the CCRC Acquisition (the "CCRC Title Removal Matters"), to be terminated, released or otherwise discharged of record. For purposes of this Section 2.6, BKD’s reasonable cooperation shall be limited to providing such information (to the extent in BKD’s reasonable possession and control utilizing reasonable efforts to locate the same and without any out-of-pocket cost or expense to BKD) as may be reasonably requested by HCP to cause the CCRC Title Removal Matters to be terminated, released or discharged of record, provided that BKD will agree to execute and deliver affidavits (or similar confirmations) that any loan (other than in connection with the Existing CCRC Financing) with respect to any CCRC Community that was wholly-owned by BKD and its affiliates prior to the formation of CCRC OpCo and CCRC PropCo has been paid in full.

ARTICLE III
BKD ACQUISITION COMMUNITIES

Section 3.1 BKD Acquisition of NNN BKD Master Lease Acquisition Communities. BKD or one of its affiliates currently leases from HCP or one of its affiliates the communities identified on Schedule 5 (including all real and personal property owned by HCP and its affiliates exclusively in connection therewith, each a "NNN BKD Master Lease Acquisition Community") pursuant to the Master Lease. Simultaneously with (and not before) the closing of

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the CCRC Acquisition, the Parties agree that BKD or its affiliate shall acquire each NNN BKD Master Lease Acquisition Community, together with all related personal property used exclusively in connection therewith (the "NNN BKD Master Lease Acquisition") for the purchase price set forth next to the NNN BKD Master Lease Acquisition Community on Schedule 5, provided BKD shall not be obligated to close the acquisition of any NNN BKD Acquisition Community if title shall be subject to any Non-Permitted Encumbrance.

Section 3.2    Additional Lease Matters.

(a)With respect to the NNN BKD Acquisition Communities (as hereinafter defined), notwithstanding the terms of the Master Lease and/or any NNN BKD Schedule 6 Acquisition Community Lease, the Parties agree and acknowledge that:

(i)    Except with respect to monetary obligations relating to the payment of Rent (as defined in the Master Lease and the NNN BKD Schedule 6 Acquisition Community Leases), neither BKD nor any of its affiliates shall be in default of any obligation under the Master Lease or any NNN BKD Schedule 6 Acquisition Community Lease if the applicable action or condition giving rise to the default or breach relates solely to a NNN BKD Acquisition Community and would not and would not reasonably be expected to have a material adverse effect on (A) the other premises leased pursuant to the Master Lease or the entities comprising lessee thereunder, taken as a whole, or (B) BKD and its affiliates, taken as a whole, and neither HCP nor any of its affiliates shall have the right to exercise remedies under the Master Lease or under any NNN BKD Schedule 6 Acquisition Community Lease in connection therewith. The terms of this Section 3.2(a)(i) shall be of no further force and effect and HCP or its affiliates shall have the right to exercise any remedies under the Master Lease, the NNN BKD Schedule 6 Acquisition Community Leases or at law or in equity in connection with any defaults thereunder which have occurred and are then continuing at the time a Termination Event occurs or any time thereafter, provided any such default deemed to be existing at the time a Termination Event occurs shall be deemed to have first occurred on the date of the occurrence of the Termination Event and BKD and its affiliates shall have all notice and cure rights available under the Master Lease and the applicable NNN BKD Schedule 6 Acquisition Community Lease with respect to any such default.

(ii)    Neither BKD nor any of its affiliates shall pay, or be obligated or responsible for, any deferred capex obligations (or similar obligations), or the cost of any repairs or restorations at any NNN BKD Acquisition Community (as hereinafter defined), and HCP (for itself and its affiliates and successors) shall irrevocably waive any such claims or rights to the contrary. For avoidance of doubt, the foregoing sentence shall not relieve BKD or any of its affiliates of any of their respective indemnification obligations under the Master Lease, the NNN BKD Schedule 6 Acquisition Community Leases or any guaranties of any lease documents with respect to third-party claims arising out of the condition of any NNN BKD Acquisition Community (including any claim that such condition violates any applicable laws). The terms of this Section 3.2(a)(ii) shall be of no further force and effect from and after the occurrence of a Termination Event at which time BKD shall be responsible for all such capex obligations (or similar obligations) and the cost of any repairs or restorations whether accruing before or after the Effective Date

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in accordance with the terms of the Master Lease and/or any NNN BKD Schedule 6 Acquisition Community Lease, as applicable, provided BKD and its affiliates shall not be in default of its obligations with respect to the foregoing matters under the Master Lease and/or the NNN BKD Schedule 6 Acquisition Community Leases so long as BKD and its affiliates are acting reasonably and diligently to cause the applicable NNN BKD Acquisition Communities to comply with its capex obligations and repair and restoration obligations promptly after the occurrence of the Termination Event.

(iii)    HCP and its affiliates shall return to BKD or its affiliates any and all amounts deposited (or caused to be deposited) by BKD or its affiliates with HCP or its affiliates (or into an account as directed by HCP or its affiliates) remaining in any replacement reserve accounts, capital expenditure accounts, or other escrow accounts, together with any letters of credit or security deposits, if any, posted (or caused to be posted) by BKD or its affiliates with HCP or its affiliates (or in any other Person's favor as directed by HCP or its affiliates) and allocable to any of the NNN BKD Acquisition Communities at the time of such termination and removal of the NNN Transition Community from the Master Lease or the termination of the NNN BKD Schedule 6 Acquisition Community Lease, as applicable.

(b)No escalation in the Minimum Rent (as defined in the Master Lease) shall occur on January 1, 2020 (the "2020 Rent Escalation") other than with respect to the NNN BKD Master Lease Acquisition Communities, and BKD and its affiliates shall have no obligation to pay any amount with respect to the 2020 Rent Escalation that otherwise would be due pursuant to the terms of Section 3.1.3 of the Master Lease, except for the 2020 Rent Escalation that applies with respect to the Minimum Rent allocated to each of the NNN BKD Master Lease Acquisition Communities thereunder; provided, however, notwithstanding the foregoing, if the CCRC Acquisition is not consummated on or prior to April 1, 2020, then (i) the 2020 Rent Escalation shall automatically become effective and BKD and its affiliates shall be obligated to pay any amounts that otherwise would have been payable with respect to the 2020 Rent Escalation for January, February, March and April of 2020 on or prior to April 5, 2020, and (ii) promptly following the consummation of the CCRC Acquisition (if such consummation occurs), the Parties will recalculate actual rent due for 2020 based on the terms of the Second Amended and Restated Master Lease (as hereinafter defined), as if it went into effect on January 1, 2020, and the lessor thereunder will either return any overpayment made by the lessee thereunder or the lessee will fund any additional amount due to the lessor pursuant to this provision; provided however, that such recalculation of rent will not take into account the annual rent reduction attributable to the Rent Reduction Payment (as hereinafter defined) calculated in accordance with Schedule 7 attached hereto. For avoidance of doubt, BKD and its affiliates shall continue to pay all Minimum Rent under the Master Lease allocated to the NNN BKD Master Lease Acquisition Communities, including any increase therein resulting from the 2020 Rent Escalation, until such time as the NNN BKD Master Lease Acquisition is consummated, if at all. In the event that this Agreement terminates pursuant to the terms of Section 5.23 prior to the consummation of the NNN BKD Master Lease Acquisition, all rent payable under the Master Lease will be computed without reference to this Section 3.2(b). The provisions of this Section 3.2(b) will survive the consummation of the transaction contemplated by this Agreement or the earlier termination of this Agreement pursuant to Section 5.23.

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(c)Simultaneously with the closing of the CCRC Acquisition, and as a condition thereto, (A) HCP's applicable affiliates and BKD's applicable affiliates shall amend and restate the Master Lease by executing and delivering the Second Amended and Restated Master Lease and Security Agreement and (B) BKD shall cause its applicable affiliates to pay to the lessors under the Second Amended and Restated Master Lease a one-time rent reduction payment in the amount of $20,000,000 (the "Rent Reduction Payment") by wire transfer of immediately available funds to an account designated by HCP in writing.

Section 3.3    BKD Acquisition of the NNN BKD Schedule 6 Acquisition
Communities.

(a)BKD or one of its affiliates currently leases from HCP or one of its affiliates the communities identified on Schedule 6 (including all real and personal property owned by HCP and its affiliates exclusively in connection therewith, each a "NNN BKD Schedule 6 Acquisition Community" and together with the NNN BKD Master Lease Acquisition Communities, collectively, the "NNN BKD Acquisition Communities" and each a "NNN BKD Acquisition Community") pursuant to the lease identified opposite such NNN BKD Schedule 6 Acquisition Community on Schedule 6 (each, a "NNN BKD Schedule 6 Acquisition Community Lease"). The Parties agree that, simultaneously with, or after (but not before), the closing of the CCRC Acquisition, BKD or its affiliate shall acquire each NNN BKD Schedule 6 Acquisition Community (the "NNN BKD Schedule 6 Acquisition" and together with the NNN BKD Master Lease Acquisition, the "NNN BKD Acquisition") for the purchase price set forth next to the NNN BKD Schedule 6 Acquisition Community on Schedule 6, provided BKD shall not be obligated to consummate the acquisition of any NNN BKD Schedule 6 Acquisition Community if any of the Schedule 6 Closing Conditions are not satisfied with respect to such NNN BKD Schedule 6 Acquisition Community.

(b)The Parties acknowledge that the NNN BKD Schedule 6 Acquisition Communities are encumbered by certain indebtedness as listed opposite such NNN BKD Schedule 6 Acquisition Community on Schedule 6 (collectively, the "NNN Schedule 6 Indebtedness"). In connection with the NNN BKD Schedule 6 Acquisitions, BKD or its affiliates shall (i) reasonably cooperate to deliver any notices required in connection with the NNN Schedule 6 Indebtedness, and (ii) lead negotiations and use commercially reasonable efforts to finalize and execute such documents required by the lender including, but not limited to, a new operating agreement as required by the terms of the NNN Schedule 6 Indebtedness (the "Final Schedule 6 Lender Documents"). The Parties shall cooperate to send any notices and obtain any approvals required pursuant to the NNN Schedule 6 Indebtedness in connection with the transactions contemplated by this Section 3.3. "Schedule 6 Closing Conditions" shall mean (i) HCP shall cause (at its sole cost and expense (including by application of a portion of the purchase price paid by BKD)) the NNN BKD Schedule 6 Communities to be delivered free and clear of the NNN Schedule 6 Indebtedness, (ii) BKD and/or its affiliate and the applicable lender shall have executed and delivered the Final Schedule 6 Lender Documents, and (iii) title to each of the applicable NNN BKD Schedule 6 Acquisition Communities shall not be subject to any Non-Permitted Encumbrance.

(c)Notwithstanding anything to the contrary contained in this Agreement or in any NNN BKD Schedule 6 Acquisition Community Lease, each of HCP and BKD (for itself

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and its respective affiliates) agree that, except with respect to the amount of Rent (as defined in the applicable NNN BKD Schedule 6 Acquisition Community Lease) payable under the applicable NNN BKD Schedule 6 Acquisition Community Lease, from and after the Effective Date and until such time as BKD or one of its affiliates acquires the applicable NNN BKD Schedule 6 Acquisition Community, HCP and BKD shall take such actions as may be necessary to ensure that each of HCP (together with its affiliates) and BKD (together with its affiliates) enjoys the benefits, and bears the burdens, that it would have enjoyed or incurred if the NNN BKD Schedule 6 Acquisition Communities were included in the Master Lease, to the same extent that it would have if the NNN BKD Schedule 6 Acquisition Communities were included in the Master Lease on the effective date of the Master Lease (the parties agreeing, without limiting the foregoing, that HCP and its affiliates shall not enforce against BKD and its affiliates (and/or their respective successors) any transfer restrictions, limitations or provisions set forth in either of the NNN BKD Schedule 6 Acquisition Community Leases and, instead the transfer restrictions, limitations or provisions set forth in the Master Lease shall govern with respect to the NNN BKD Schedule 6 Acquisition Communities). Each of HCP and BKD (each for itself and its respective affiliates and successors) agrees and acknowledges that to the extent the terms and conditions of any of the NNN BKD Schedule 6 Acquisition Community Leases are inconsistent with the terms and conditions set forth in the Master Lease, the terms and conditions of the Master Lease shall govern.

Section 3.4 1031 Exchange. The Parties hereby agree that HCP or its affiliates may consummate the NNN BKD Acquisition with respect to any NNN BKD Acquisition Community as part of a so-called like-kind exchange (an "Exchange") pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that: (i) neither the closing of the NNN BKD Acquisition nor any other date contemplated by this Agreement shall be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to HCP's obligations under this Agreement; (ii) BKD shall not be required to take an assignment of any agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange; (iii) HCP shall pay all out-of-pocket costs that would not otherwise have been incurred by BKD had HCP not consummated the transaction through an Exchange; (iv) BKD shall not incur any additional liabilities on account of the Exchange; (v) BKD's rights pursuant to this Agreement shall not be reduced, and BKD's liabilities and obligations pursuant to this Agreement shall not be increased, by reason of this Section 3.4; (vi) any representations, covenants, indemnities, agreements, and obligations of HCP pursuant to this Agreement shall not be diminished or otherwise effected, and any rights of BKD pursuant to this Agreement shall not be impaired, due to such Exchange; and (vii) BKD makes no representation or warranty to HCP concerning the tax treatment of such exchange and shall have no liability for any failure of such exchange to qualify under Section 1031 of the Code. Subject to the provisions of this Section 3.4, BKD and its affiliates shall cooperate with HCP and its affiliates in effecting an Exchange with respect to one or more the NNN BKD Acquisition Communities.

Section 3.5    Cooperation.

(a)BKD and HCP shall cooperate and act reasonably to negotiate and finalize documents to be used in connection with the NNN BKD Acquisition with respect to each NNN BKD Acquisition Community (which, for the avoidance of doubt, shall include a deed, a bill of sale, a title affidavit, a FIRPTA certificate, and an escrow letter) in forms that are similar to

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those used by the Parties in similar transactions and otherwise that are customary in the applicable jurisdictions for transfers of similar properties, taking into consideration the conveyance from landlords to tenants under triple-net leases.

(b)HCP and its affiliates shall reasonably cooperate with BKD and its affiliates to cause the matters set forth on Schedule 5-A, and any similar-type matters or encumbrances disclosed in any title report with respect to any NNN BKD Acquisition Community obtained by BKD and/or its affiliates, at its expense, prior to the consummation of the NNN BKD Acquisition, to be omitted from, or corrected in, any ALTA Owner’s Policy of Title Insurance that BKD, at its expense, elects to obtain. For purposes of this Section 3.5(b), HCP’s reasonable cooperation shall be limited to the following: (i) with respect to the requirements in Schedule B, Part I of the Title Commitments set forth on Schedule 9, delivering any "LLC documentation," "partnership documentation," or "corporate documentation" of HCP or its applicable affiliates as provided for therein; (ii) with respect to any leases or UCC financing statements with or in favor of HCP or any affiliate of HCP, executing and delivering such recordable documents as may be reasonably required to terminate, release or otherwise cause such matters to be omitted from the final ALTA Owner’s Policy of Title Insurance that BKD, at its expense, elects to obtain at closing, including the applicable leases and UCCs set forth on Schedule 5; (iii) executing a title affidavit with respect to the applicable NNN BKD Acquisition Community in a form consistent with the title affidavits executed in connection with the 2017 MTCA (including, with respect to any of the mortgages, deeds of trust or deeds to secure debt (and related instruments) a statement therein that the loan secured thereby has been paid in full, to the extent required); and (iv) executing and delivering all such further documents or providing such additional information (to the extent in HCP’s reasonable possession and control utilizing reasonable efforts to locate the same and without any out-of-pocket cost or expense to HCP) as may be reasonably requested by BKD and/or required in order to (A) address any items that are shown on any surveys obtained by BKD and/or its affiliates, at its expense, with respect to any NNN BKD Acquisition Community prior to the consummation of the NNN BKD Acquisition that would materially adversely affect the ability to obtain financing for any BKD NNN Acquisition Community and (B) otherwise cause the matters set forth on Schedule 5-A and any similar-type matters or encumbrances to be omitted from, or corrected in, any final survey or ALTA Owner’s Policy of Title Insurance that BKD elects to obtain, at its expense, provided that any such further documents pursuant to this clause (iv) shall be in form and substance reasonably acceptable to HCP and shall not impose any duties, covenants or obligations on HCP or subject HCP to any liabilities, except that HCP will agree to execute and deliver such further documents or instruments in the nature of a quit claim deed or affidavits (or similar confirmations) that seek confirmation as to factual matters, provided that such confirmations are based upon the actions or inactions of HCP and/or its affiliates and are limited to actual knowledge (without investigation or the duty to conduct investigation) of [***] and impose no personal liability on such named knowledge parties. Notwithstanding the foregoing, HCP shall be required to take such actions and deliver such documents or instruments as necessary to cause the removal or termination of the Non-Permitted Encumbrance(s).

Section 3.6 Insurance. With respect to each NNN BKD Acquisition Community, (a) BKD shall be entitled to any property insurance proceeds (net of collection costs) that have not been applied to restoration prior to the date of such NNN BKD Acquisition and (b) any business interruption insurance proceeds allocable to the time period prior to the date of such

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NNN BKD Acquisition shall be applied in accordance with the Master Lease; provided, however, that the terms of this Section 3.6 shall be of no further force and effect in the event that this Agreement is terminated for any reason prior to the closing of the NNN BKD Acquisition.

Section 3.7 Closing Costs. In connection with the transactions contemplated by this Article III, all closing costs, including any Transfer Taxes, shall be shared equally by HCP and BKD.

ARTICLE IV

CCRC SALE COMMUNITIES

Section 4.1    Sale of CCRC Sale Communities.

(a)Commencing promptly following the Effective Date, HCP and/or BKD will market for sale (or continue to market for sale, if applicable) each of the CCRC Sale Communities on terms mutually and reasonably acceptable to the Parties (the "CCRC Sale Community Disposition"). Upon the consummation of a CCRC Sale Community Disposition with respect to a CCRC Sale Community, the management agreement and the guaranty of such management agreement (and, if it has not yet been terminated, that certain Master Pooling Agreement, dated August 29, 2014, by and among the CCRC OpCo Subsidiaries and CCRC Community Manager, as amended, modified or supplemented) with respect to such CCRC Sale Community shall be terminated in a form substantially similar to the Management Termination Agreement, provided that if the CCRC Acquisition has been consummated prior to the CCRC Sale Community Disposition for any CCRC Sale Community and the termination of the related management agreement occurs, neither BKD nor the BKD affiliate that is the manager under such management agreement shall be entitled to receive any termination fee or similar payment in connection with such management agreement termination for such CCRC Sale Community. If any CCRC Sale Community Disposition occurs prior to the consummation of the CCRC Acquisition, a termination fee in the amount set forth on Schedule 2 for each CCRC Sale Community shall accrue in favor of BKD or its affiliate (the "CCRC Sale Community Management Agreement Termination Fee") on the effective date of such termination, but such CCRC Sale Community Management Agreement Termination Fee shall only be payable by the applicable CCRC OpCo Subsidiary upon the occurrence of a Termination Event. For the avoidance of doubt, BKD shall not be entitled to receive any CCRC Sale Community Management Agreement Termination Fee if the CCRC Acquisition is consummated prior to the occurrence of any Termination Event. The Parties shall reasonably cooperate to effect the CCRC Sale Community Disposition, provided (i) with respect to the CCRC Sale Community commonly known as Foxwood Springs, BKD (or an affiliate) shall manage the marketing and sale process for such CCRC Sale Community, including interviewing, recommending, and managing brokers and advisors (all of which BKD or an affiliate shall engage subject to the reasonable approval of HCP), and (ii) with respect to the CCRC Sale Community commonly known as Robin Run, BKD and HCP (or their respective affiliates) shall jointly manage the marketing and sale process for such CCRC Sale Community, including interviewing, recommending, selecting, and managing brokers and advisors. In addition, if any CCRC Sale Community Disposition occurs prior to the consummation of the Master Distribution and Contribution Agreement, each of HCP and BKD shall reasonably cooperate to amend and modify the CCRC PropCo LLC Agreement and the CCRC OpCo LLC Agreement as necessary

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and appropriate to reflect the removal of the CCRC Sale Community from the joint ventures and the Master Distribution and Contribution Agreement to adjust the percentage of distributions and contributions thereunder in order to preserve the existing proportional interests in the CCRC Propco and the CCRC Opco between HCP, BKD or their respective affiliates with respect to the remaining CCRC Sale Communities that will be subject to the Master Distribution and Contribution Agreement.

(b)All expenses associated with a CCRC Sale Community Disposition shall be borne by the sole member of the CCRC Sale Propcos and the sole member of the CCRC Sale Opcos, as applicable, and their respective subsidiaries (whether or not such transaction is consummated), other than any expenses incurred by BKD or its affiliates, as manager, which pursuant to the terms of the management agreement for the CCRC Sale Community are the responsibility of BKD or its affiliates.

ARTICLE V MISCELLANEOUS
Section 5.1 RIDEA JV Transaction. The Parties hereby acknowledge that HCP and certain of its affiliates are in the process of negotiating for a potential joint venture transaction with a third-party investor involving the communities identified on Schedule 8 attached hereto (the "New HCP JV Properties"), each of which is currently managed by BKD or its affiliates (the "RIDEA JV Transaction"). From and after the Effective Date, BKD shall reasonably cooperate with HCP and its affiliates to the extent reasonably requested by HCP, but subject to the immediately following sentence, to facilitate the RIDEA JV Transaction, provided BKD and its affiliates shall have no obligation to enter into or approve any amendment or modification to any agreement(s) to which BKD and/or its affiliates is a party, or to enter into any additional agreement (excepting an amendment to the 2018 Master Pooling Agreement solely for the purpose of removing the Schedule 4 Community from the 2018 Master Pooling Agreement (provided that such amendment may also include the amendments contemplated pursuant to Section 5.6(e) below) and any administrative type changes solely for the purposes of reflecting the new ownership of the New HCP JV Properties (provided such administrative type changes do not reduce the rights of BKD and/or its affiliates, or increase the liabilities or obligations of BKD and/or its affiliates, except, in each case, in a de minimus way)). Notwithstanding the foregoing, each of HCP and BKD agrees and acknowledges that HCP shall reimburse BKD and its affiliates for all reasonable out-of-pocket expenses incurred by BKD and its affiliates in providing its cooperation with respect to the RIDEA JV Transaction (whether or not such transaction is consummated), including reasonable out-of-pocket legal fees incurred by BKD or its affiliates in connection with the foregoing. The provisions of this Section 5.1 will survive the consummation of the transaction contemplated by this Agreement or the earlier termination of this Agreement pursuant to Section 5.23.

Section 5.2    Schedule 4 Community Management Agreement Termination.

(a)BKD Twenty-One Management Company, Inc. (the "Schedule 4 Community Manager") currently manages the community set forth on Schedule 4 hereto (including all real and personal property owned by HCP and its affiliates in connection therewith,

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the "Schedule 4 Community") pursuant to that certain Amended and Restated Management Agreement, effective as of January 1, 2018 (as may be amended, modified, supplemented or amended and restated, the "Schedule 4 Management Agreement"), by and between the HCP affiliate set forth on Schedule 4 (the "Schedule 4 Facility OpCo") and the Schedule 4 Community Manager. Notwithstanding anything to the contrary in the Schedule 4 Management Agreement, or that certain Consolidated, Amended and Restated Master Pooling Agreement, effective as of January 1, 2018 (as may be amended, modified, supplemented or amended and restated, the "2018 Master Pooling Agreement"), by and among Schedule 4 Facility OpCo, Schedule 4 Manager and certain other parties thereto, from and after the consummation of the CCRC Acquisition, HCP and its affiliates shall have the right to terminate the Schedule 4 Management Agreement and the 2018 Master Pooling Agreement solely with respect to the Schedule 4 Community without the payment to Schedule 4 Community Manager of any termination fee; provided, however, that if HCP or its affiliates exercise such right, such termination will constitute the termination to which HCP and its affiliates were otherwise entitled for the period beginning on December 31, 2020 and ending on December 30, 2021 pursuant to Section 3.3(d) of the 2018 Master Pooling Agreement (notwithstanding that the Schedule 4 Community may not then be subject to the 2018 Master Pooling Agreement as the result of its removal in accordance with the terms of Section 5.1).

(b)The Parties acknowledge and agree that (i) HCP may designate any Person as the buyer of the Schedule 4 Community and/or as the transferee of the operation thereof and BKD and its affiliates shall assign to such buyer or transferee all of their respective right, title and interest in and to the personal property owned by BKD and its affiliates (excluding Surrendered Assets and Excluded Assets) and used or held for use exclusively in connection with the operation of the Schedule 4 Community and (ii) BKD shall cause the Schedule 4 Community Manager and HCP shall cause the Schedule 4 Facility OpCo to enter into an operations transfer agreement substantially in the form attached hereto as Exhibit F-1 in the event that the transferee of the Schedule 4 Community is an affiliate of HCP or Exhibit F-2 (the “Form OTA – West Bay (Sale)”) in the event that the transferee of the Schedule 4 Community is not an affiliate of HCP. In the event that the transferee of the Schedule 4 Community is not an affiliate of HCP, BKD will reasonably and in good faith negotiate the Form OTA – West Bay (Sale) with the transferee(s) in good faith, provided that (a) BKD shall keep HCP reasonably informed of the status of such negotiations, shall send each draft exchanged by the parties to HCP concurrently with or promptly after such exchange, and shall afford HCP a reasonable opportunity to participate in all material discussions relating thereto, and (b) neither BKD nor any of its affiliates shall be obligated to agree to any modification to the Form OTA – West Bay (Sale) that, individually or in the aggregate with all other proposed modifications, is not customary for similar transactions or would materially increase its obligations or liabilities thereunder.

Section 5.3 Prior Agreements. The Parties agree and acknowledge that (i) they have previously entered into (a) the 2016 MTCA, and (b) the 2017 MTCA (collectively, the "Prior MTCAs"), and (ii) to the extent the terms and conditions of this Agreement and/or any of the transactions contemplated by this Agreement (including any agreement attached hereto as an exhibit or any other agreement to be entered into by the Parties and/or their respective affiliates pursuant to the terms of this Agreement) shall conflict with or be inconsistent with the terms of the Prior MTCAs and/or the transactions contemplated thereby, the terms and conditions of this Agreement (including any agreement attached hereto as an exhibit or any other agreement to be entered into by the Parties and/or their respective affiliates pursuant to the terms of this Agreement)

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shall control and be deemed to have restated the agreements of the Parties. Furthermore, the Parties acknowledge and agree that this Agreement fully supersedes and amends and restates that certain Master Transactions and Cooperation Agreement by and between the Parties entered into as of October 1, 2019.

Section 5.4    BKD Representations and Warranties. BKD hereby represents and warrants to HCP, as of the Effective Date, as follows:

(a)Authorization. BKD is an entity duly organized and validly existing under the laws of its jurisdiction of organization. BKD has the requisite power and authority to enter into, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. This Agreement has been duly authorized, executed and delivered by BKD, and this Agreement constitutes a valid and binding obligation of BKD, enforceable against BKD in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally.

(b)No Conflict. Subject to compliance with the Applicable Requirements described in clause (a) of the definition of such term in Section 6.3, neither the execution and delivery by BKD of this Agreement nor the performance or consummation of the transaction contemplated hereby by BKD and its affiliates will conflict with, result in the breach of, constitute a default under, or accelerate the performance required by the terms of: (i) any law, rule or regulation of any Governmental Authority (as hereinafter defined) to which BKD or its affiliates are subject; (ii) any judgment, order, writ, decree, permit or license of any court or Governmental Authority to which BKD or its affiliates are subject; (iii) any contract, agreement, commitment or instrument to which BKD or its affiliates are a party or by which any of their respective assets are bound; or (iv) the constituent documents or other governing instruments of BKD or its affiliates. Subject to compliance with the Applicable Requirements described in clause
(a)of the definition of such term in Section 6.3, the execution and delivery of this Agreement by BKD and the performance and consummation of the transactions contemplated hereby by BKD and its affiliates do not require any registration, filing, qualification, consent or approval with or by any Governmental Authority.

(c)    Litigation. There is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation pending or, to BKD's knowledge, threatened against BKD or any of its affiliates before or by any Governmental Authority which would prevent the consummation of the transactions contemplated by this Agreement.

(d)    Common Names. Neither BKD nor any of its affiliates, including CCRC Community Manager, owns the CCRC Community Names or has the exclusive right to use such CCRC Community Names.

Section 5.5    HCP Representations. HCP hereby represents and warrants to BKD, as of the Effective Date, as follows:

(a)Authorization. HCP is an entity duly organized and validly existing under the laws of its jurisdiction of organization. HCP has the requisite power and authority to

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enter into, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. This Agreement has been duly authorized, executed and delivered by HCP, and this Agreement constitutes a valid and binding obligation of HCP, enforceable against HCP in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally.

(b)No Conflict. Subject to compliance with the Applicable Requirements described in clause (i) of the definition of such term in Section 6.3, neither the execution and delivery by HCP of this Agreement nor the performance or consummation of the transaction contemplated hereby by HCP and its affiliates will conflict with, result in the breach of, constitute a default under, or accelerate the performance required by the terms of: (i) any law, rule or regulation of any Governmental Authority to which HCP or its affiliates are subject; (ii) any judgment, order, writ, decree, permit or license of any court or Governmental Authority to which HCP or its affiliates are subject; (iii) any contract, agreement, commitment or instrument to which HCP or its affiliates are a party or by which any of their respective assets are bound; or (iv) the constituent documents or other governing instruments of HCP or its affiliates. Subject to compliance with the Applicable Requirements described in clause (i) of the definition of such term in Section 6.3, the execution and delivery of this Agreement by HCP and the performance and consummation of the transactions contemplated hereby by HCP and its affiliates do not require any registration, filing, qualification, consent or approval with or by any Governmental Authority.

(c)Litigation. There is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation pending or, to HCP's knowledge, threatened against HCP or any of its affiliates before or by any Governmental Authority which would prevent the consummation of the transactions contemplated by this Agreement.

Notwithstanding the foregoing, HCP shall have no liability for the breach of a representation and warranty contained in Section 5.5(b) or 5.5(c) if, to BKD's knowledge based upon the operation by BKD or its affiliates of any community owned or leased by HCP or its affiliates, such representation and warranty is untrue. For purposes of the foregoing, the "knowledge" of BKD and its affiliates shall mean the current actual, conscious knowledge of [***], provided that none of the foregoing named individuals whose knowledge is imputed to BKD under this Agreement shall bear personal responsibility or liability.

Section 5.6    BKD “Change in Control”/Permitted Transactions.

(a)Each of HCP (for itself and its affiliates and its and their respective successors) and BKD for itself and its affiliates and its and their respective successors) hereby acknowledges and agrees that (a) the Master Lease (including, upon execution, the Second Amended and Restated Master Lease) contains certain restrictions relating to, and certain rights and permissions in favor of BKD and its affiliates to engage and/or be involved in, certain assignments, transfers, “Change in Control Transaction” (as such term is defined in the Master Lease (or, upon execution, the Second Amended and Restated Master Lease)), other related transactions contemplated by Article XXIV of the Master Lease (including, upon execution, the Second Amended and Restated Master Lease) and similar transactions in the nature thereof, subject in certain instances to the satisfaction of certain conditions and requirements as more

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particularly set forth in Article XXIV of the Master Lease (including, upon execution, the Second Amended and Restated Master Lease) (the “Lease Transfer-Related Provisions”), and subject to certain rights in favor of the lessor thereunder in connection therewith as more particularly set forth in Section 44.1 thereof (the “Section 44.1 Provisions”), and (b) notwithstanding any restrictions or prohibitions with respect to any assignment, transfer, Change in Control Transaction, other related transaction contemplated by Article XXIV of the Master Lease (including, upon execution, the Second Amended and Restated Master Lease) or similar transaction in the nature thereof relating to or involving BKD and/or its affiliates in any Specified HCP/BKD Agreement (with respect to any such agreement, the “Specified HCP/BKD Agreement Transfer-Related Provisions”) to the contrary, but subject to the other provisions of this Section 5.5:

(i)    if BKD and/or any of its affiliates intends to engage and/or be involved (or engages and/or is involved) in any assignment, transfer, Change in Control Transaction, other related transaction contemplated by Article XXIV of the Master Lease or similar transaction in the nature thereof (including, upon execution, the Second Amended and Restated Master Lease) (as applicable, a “Proposed BKD Transaction”);

(ii)    the Proposed BKD Transaction would, without the consent of HCP and/or its affiliates, be prohibited or otherwise restricted pursuant to the terms of such Specified HCP/BKD Agreement Transfer-Related Provisions, but are (or would be), without the consent of HCP and/or its affiliates, permitted pursuant to, and/or otherwise in accordance with, the Lease Transfer-Related Provisions; and

(iii)    BKD (for itself and its affiliates), in its sole discretion, delivers written notice to HCP that BKD and its affiliates expressly elect for the Lease Transfer- Related Provisions to apply with respect to such Specified HCP/BKD Agreement and the Proposed BKD Transaction (with respect to any such Specified HCP/BKD Agreement, a “Transfer Provision Election”),

then, with respect to the Proposed BKD Transaction, the Lease Transfer-Related Provisions shall control and apply as if the same were included in such Specified HCP/BKD Agreement as part of the Specified HCP/BKD Agreement Related Transfer Provisions thereof, except that (x) if such Specified HCP/BKD Agreement is a lease or an arrangement similar to a lease, the lessor (or any Person that is party to such Specified HCP/BKD Agreement in a similar capacity) thereunder shall be entitled to the Section 44.1 Provisions in connection therewith, and (y) if such Specified HCP/BKD Agreement is a management agreement or an arrangement similar to a management agreement, the counterparty thereunder shall be entitled to terminate such Specified HCP/BKD Agreement (including any related pooling agreement(s)) on the same terms set forth in Section 3.3(c) of the 2018 Master Pooling Agreement (it being understood, however, that for the purposes of this Section 5.5 and such Specified HCP/BKD Agreement Related Transfer Provisions, the definition of “Change in Control” (as used the 2018 Master Pooling Agreement) shall be replaced in its entirety and instead shall mean any Change in Control Transaction; provided, however, the Parties agree that (A) the foregoing provisions of clause (x) and (y) shall not apply to any agreement that is not a lease, management agreement and/or other arrangement similar to a lease or management agreement, and (B) the foregoing provisions of this Section 5.5(a) shall not apply

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to any Specified HCP/BKD Agreement for which BKD (for itself or its affiliates) has not made a Transfer Provision Election.

For the purposes of this Agreement, “Specified HCP/BKD Agreement” means: (1) with respect to one or more leases or similar arrangements to which HCP and/or its affiliate(s) becomes a party after the Effective Date pursuant to an acquisition or similar transaction by HCP and/or its affiliates from any Person (as defined in the Master Lease) (and/or its affiliates) in a single transaction, any such lease(s) or similar arrangement(s) that include an annual minimum rent payment of [***] or less in the aggregate; (2) with respect to one or more management agreement(s) (including pooling agreement(s) relating thereto) or similar arrangements to which HCP and/or its affiliate(s) becomes a party after the Effective Date pursuant to an acquisition or similar transaction by HCP and/or its affiliates from any Person (and/or its affiliates) in a single transaction, any such management agreement(s) or similar arrangement(s) if (x) the assets under management generate Adjusted EBITDA (as defined in the Master Lease) equal to [***] or less in the aggregate or (y) the assets were acquired from Columbia Pacific Advisors or any affiliate thereof; (3) any loan agreement or similar arrangement to which HCP and/or its affiliate(s) becomes a party after the Effective Date pursuant to an acquisition or similar transaction by HCP and/or its affiliates from any Person (and/or its affiliates); (4) the 2018 Master Pooling Agreement (and the management agreement(s) subject thereto as of the Effective Date); and/or (5) any other agreement or arrangement existing as of the Effective Date (and not otherwise addressed above) by and between HCP and/or its affiliates, on the one hand, and BKD and/or its affiliates, on the other hand, including pursuant to any joint ventures between HCP and/or its affiliates, on the one hand, and BKD and/or its affiliates, on the other hand (excluding the Master Lease (or, upon execution, the Second Amended and Restated Master Lease).

(b)If the Specified HCP/BKD Agreement Transfer-Related Provisions in any Specified HCP/BKD Agreement as to which BKD (for itself or its affiliates) has made a Transfer Provision Election would prohibit or otherwise restrict any assignment, transfer, Change in Control Transaction, other related transaction contemplated by Article XXIV of the Master Lease (including, upon execution, the Second Amended and Restated Master Lease) or similar transaction in the nature thereof relating to or involving BKD and/or its affiliates and such Specified HCP/BKD Agreement Transfer-Related Provisions cannot be amended or modified, or the restrictions therein waived, at the time BKD (for itself or its affiliates) has made a Transfer Provision Election with respect thereto to be consistent with the Lease Transfer-Related Provisions in accordance with the terms of this Section 5.5 (including the Section 44.1 Provisions, if applicable) due to any Third Party Obligation, each of HCP and BKD (each for itself and its respective affiliates and its and their respective successors) agrees that until such time as HCP acquires the applicable lender or third party consent under such Third Party Obligation, HCP and BKD (and their respective affiliates and successors) shall take such actions (at no cost, expense or liability to HCP or its affiliates) as may be reasonably necessary to ensure that each of HCP (together with its affiliates) and BKD (together with its affiliates) enjoys the benefits, and bears the burdens, that it would have enjoyed or incurred if the Lease Transfer-Related Provisions in accordance with the terms of this Section 5.5 (including the Section 44.1 Provisions, if applicable) were included in the applicable Specified HCP/BKD Agreement Transfer-Related Provisions (the Parties agreeing, without limiting the foregoing, that HCP and its affiliates (and their successors) shall not enforce against BKD and its affiliates (and/or their respective successors) any Specified HCP/BKD Agreement Transfer-Related Provisions to the extent the same are more restrictive than

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the Lease Transfer-Related Provisions in accordance with the terms of this Section 5.5 (including the Section 44.1 Provisions, if applicable)). Notwithstanding the foregoing provisions of Sections 5.5(a) and 5.5(b), HCP shall not be obligated to comply with the terms of Sections 5.5(a) and 5.5(b) with respect to any Specified HCP/BKD Agreement as to which BKD (for itself or its affiliates) has made a Transfer Provision Election if doing so would, based upon advice of counsel, cause HCP or its affiliates to be in default under the terms of any Third Party Obligation; provided, however, that in such event, HCP shall promptly notify BKD thereof in writing and comply with the terms of Section 5.5(c). For the purposes of this Agreement, “Third Party Obligation” means, with respect to any Specified HCP/BKD Agreement, any agreement (including all amendments thereto) if (1) the lender or counterparty thereunder is not HCP or an affiliate of HCP, (2) such agreement was effective and binding with respect to such Specified HCP/BKD Agreement prior to the time HCP and/or its affiliate(s) acquired an interest in or otherwise became a party to such Specified HCP/BKD Agreement (and such agreement (and/or any amendment thereto) was not put in place in connection with or in contemplation of such transaction with HCP and/or its affiliates), and (3) such Specified HCP/BKD Agreement restricts or prohibits the amendment or modification, or waiver of rights, with respect to the Specified HCP/BKD Agreement Related Transfer Provisions in such Specified HCP/BKD Agreement as contemplated by this Section 5.5(b) without the consent or approval of the lender or counterparty thereunder.

(c)Upon written request of BKD, HCP shall (and shall cause its affiliates to) use commercially reasonable, diligent and good faith efforts to cooperate with BKD to obtain, at the sole cost and expense of BKD, any consent to any transaction contemplated by this Section
5.5 (including any consent contemplated by Section 5.5(b) above) required pursuant to any loan or other third party agreements. BKD shall reimburse HCP upon demand for any actual, out-of- pocket costs and expenses incurred by HCP in connection with the foregoing.

(d)Notwithstanding anything to the contrary in this Section 5.5, HCP (for itself and its affiliates and its and their respective successors) shall continue to have any termination rights afforded to such parties pursuant to the terms of the 2018 Master Pooling Agreement, including pursuant to Section 3.3(c) thereof; provided, however, that HCP (for itself and its affiliates) and BKD (for itself and its affiliates) hereby acknowledge and agree that any reference in the 2018 Master Pooling Agreement to a “Change in Control” shall mean and refer to any Change in Control Transaction for all purposes of the 2018 Master Pooling Agreement (including for purposes of Section 3.3(c) and Section 20 thereof).

(e)At HCP’s written request, the Parties shall reasonably and in good faith cooperate to implement the provisions of this Section 5.5 into any Specified HCP/BKD Agreement through written amendment or modification thereto, which amendment or modification, when entered into, shall supersede and replace the provisions of this Section 5.5 with respect to any such Specified HCP/BKD Agreement. Without limiting the foregoing, the Parties hereby agree to reasonably and in good faith cooperate to implement the provisions of this Section
5.5    through an amendment to the 2018 Master Pooling Agreement (and the management agreements subject thereto) as soon as practicable following the Effective Date.

Section 5.7 Expenses. Except as otherwise set forth in this Agreement, each of BKD and its affiliates and HCP and its affiliates shall bear its own expenses in connection with (a) the negotiation of this Agreement and the definitive documents contemplated herein (such other

21

documents, the "Definitive Documents") and (b) the consummation of the transactions contemplated by this Agreement. The provisions of this Section 5.7 will survive the consummation of the transaction contemplated by this Agreement or the earlier termination of this Agreement pursuant to Section 5.23.

Section 5.8 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws. The provisions of this Section 5.8 will survive the consummation of the transaction contemplated by this Agreement or the earlier termination of this Agreement pursuant to Section 5.23.

Section 5.9    Confidentiality.

(a)    The Parties hereby acknowledge and agree that they previously entered into that certain non-disclosure agreement dated September 3, 2019 (the "CCRC NDA") with respect to the transactions contemplated by this Agreement and that, notwithstanding the terms of the CCRC NDA, the terms of the CCRC NDA shall remain effective (and will not terminate) until September 3, 2021, provided BKD agrees that HCP shall have the right to disclose any confidential information to New Manager and its affiliates (and for purposes of the CCRC NDA, New Manager and its affiliates shall be "Representatives" (as defined in the CCRC NDA)), subject to the terms of Section 3 of the CCRC NDA. Each of BKD and HCP agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among BKD and HCP with respect to the transactions contemplated hereby, and all other non- public information received from or otherwise relating to the other Party or its affiliates or the properties discussed herein, shall be confidential, and shall not be disclosed or otherwise released to any other Person without the prior written consent of the other Party, provided that each Party may disclose such information (i) in connection with reporting requirements in filings with the Securities and Exchange Commission by such Party and its affiliates; (ii) in compliance with any filing requirements, regulations or other requirements of, or upon the request or demand of, any stock exchange (or other similar entity) on which such Party's (or its affiliates') shares (or other equity interests) are listed, or of any other Governmental Authority having jurisdiction over such Party; (iii) in any proceeding arising from a dispute between the Parties; (iv) subject to Section 5.9(b), in any public announcement generally describing the transaction in connection with regular public filings (e.g., a press release in conjunction with a quarterly earnings report); and (v) otherwise as permitted pursuant to the terms of the CCRC NDA.

(b)    The Parties acknowledge that each of them has approved a form of press release that the other intends to issue in respect of this Agreement and the transactions contemplated hereby, and neither Party shall issue a press release or make any other public announcement in respect of this Agreement or the transactions contemplated hereby that is materially inconsistent with such forms approved by the other Party, without first obtaining the consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)    The provisions of this Section 5.9 will survive any termination of this Agreement in accordance with its terms.

22

Section 5.10 Successors and Assigns. Except as specifically provided herein to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors, heirs, administrators and assigns. In no event, however, shall either of the Parties transfer, whether voluntarily, involuntarily, or by operation of law, its interest or obligations in, to or under this Agreement, without the other Party's consent, which approval may be given or withheld in such other Party's sole and absolute discretion. No transfer by either Party of its interest or obligations in, to or under this Agreement, whether made with or without the other Party's consent, shall release either Party of any of its obligations under this Agreement. The provisions of this Section 5.10 will survive the termination of this Agreement.

Section 5.11 Notices. Unless expressly provided otherwise herein, any notice, communication or demand required or permitted to be given (each, a "notice") under this Agreement shall be in writing (including electronic mail communications) and shall be sent to the applicable Party at the following addresses:
To HCP, by addressing the same to: HCP, Inc.
1920 Main Street, Suite 1200
Irvine, California 92614 Attention: Legal Department E-mail: legaldept@hcpi.com with a copy to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor Costa Mesa, CA 92626
Attention: David C. Meckler
E-mail: david.meckler@lw.com
To BKD, by addressing the same to: Brookdale Senior Living Inc.
111 Westwood Place, Suite 400
Brentwood, Tennessee 37027 Attention: General Counsel Email: cwhite@brookdale.com with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive
Chicago, Illinois 60606 Attention: Nancy M. Olson
Email: nancy.olson@skadden.com

23

Any such notices shall be either (a) delivered by hand, in which case it will be deemed delivered on the date of delivery or on the date delivery was refused by the addressee (unless received after 5:00 p.m. (local time) in which case it shall be deemed delivered on the next Business Day), (b) by United States mail, postage prepaid, registered or certified, with return receipt requested, in which case it will be deemed delivered on the date of delivery as established by the return receipt (or the date on which the return receipt confirms that acceptance of delivery was refused by the addressee), (c) by Federal Express or similar expedited commercial carrier, with all freight charges prepaid, in which case it will be deemed delivered on the date of delivery as established by the courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee) (unless received after 5:00 p.m. (local time) in which case it shall be deemed delivered on the next Business Day), or (d) by electronic mail transmission with a hard copy to follow the next Business Day by any of the other methods above, in which case it will be deemed delivered on the day indicated in the sender's automatic acknowledgment (unless received after 5:00 p.m. (local time) in which case it shall be deemed delivered on the next Business Day). The above addresses may be changed by notice to the other Party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Any notice desired or required to be given by any Party may be given on behalf of such Party by such Party's legal counsel. The provisions of this Section 5.11 will survive the termination of this Agreement.

Section 5.12 Dates. If any date upon which or by which action is required under this Agreement is not a Business Day, then the date for such action shall be extended to the first day that is after such date and is a Business Day.

Section 5.13 Incorporation by Reference. All of the exhibits attached to this Agreement or referred to herein and all documents in the nature of such exhibits, when executed, are by this reference incorporated in and made a part of this Agreement.

Section 5.14 Construction. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

Section 5.15 Entire Agreement; Amendments. This Agreement, including the exhibits attached hereto, contain the entire agreement between the Parties with respect to the subject matter, and no prior oral or written, and no contemporaneous oral representations or agreements between the Parties with respect to the subject matter of this Agreement shall be of any force and effect. Any additions, amendments or modifications to this Agreement shall be of no force and effect unless in writing and signed by each of the Parties.

Section 5.16 Submission to Jurisdiction. Each of HCP and BKD hereby irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware) or, in the case of claims over which the federal courts have jurisdiction, the United States District Court for the District of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each of HCP and BKD further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's

24

respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of HCP and BKD hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware) or, in the case of claims over which the federal courts have jurisdiction, the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party's obligation under this Section 5.16 will survive the termination of this Agreement.

Section 5.17 Waiver of Trial by Jury. The Parties hereby waive trial by jury in action or proceeding arising out of or in connection with this Agreement. The provisions of this Section 5.17 will survive the termination of this Agreement.

Section 5.18 Interpretation. When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

Section 5.19 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the Parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 5.20 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic (.pdf) transmission) in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

25

Section 5.21 Broker. Each Party hereby agrees to indemnify and defend the other Party against and to hold the other Party harmless from any and all claims, losses, costs, damages, liabilities, suits, actions, proceedings, judgments, fines, penalties, charges and expenses, including reasonable attorneys' fees and costs made or pursued by any Person for any commission, finder's fee, acquisition fee or other brokerage-type compensation based upon the acts of the indemnifying party. The provisions of this Section 5.21 will survive the consummation of any and all of the transactions contemplated by the terms of this Agreement.

Section 5.22 Further Assurances. Each of the Parties shall execute such other and further documents and do such further acts as may be reasonably required to effectuate the intent of the Parties and carry out the terms of this Agreement.

Section 5.23 Termination. Unless otherwise agreed in writing by HCP and BKD, immediately and automatically upon the occurrence of a Termination Event, this Agreement will terminate except for any provisions which by their terms survive any termination of this Agreement.

Section 5.24 Specific Performance. Each Party hereto acknowledges and agrees that the other Party hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party hereto agrees that the other Party hereto shall be entitled to seek to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in accordance with Section 5.16, in addition to any other remedy to which they may be entitled, at law or in equity.

ARTICLE VI DEFINITIONS
Section 6.1    "2016 MTCA" means that certain Master Transactions and
Cooperation Agreement by and between HCP and BKD, dated as of October 31, 2016.

Section 6.2 "2017 MTCA" means that certain Master Transactions and Cooperation Agreement by and between HCP and BKD, dated as of November 1, 2017.

Section 6.3 "Applicable Requirements" means (a) all requirements of applicable law, including licensing and regulatory requirements affecting a Party, its affiliates and the applicable community owned, leased or managed by such Party or its affiliate, (b) the procedures for the transition of operations set forth in the applicable lease or management agreement governing the operation or management of the applicable community to which both Parties, or affiliates of both Parties, or a joint venture between both Parties or affiliates of both Parties, are party, (c) any consents or approvals required pursuant to any existing management arrangement (to which both Parties, or affiliates of both Parties, or a joint venture between both Parties or affiliates of both Parties, are party) that cannot be waived solely by HCP and BKD and (d) all notices required in connection with any loans encumbering any of the communities owned, leased or managed by the Parties or their respective affiliates.

26

Section 6.4    "Business Day" means any day, other than a Saturday or Sunday, on which national banks are open for business in New York, New York.

Section 6.5    "CCRC Community Names" means the name of each CCRC
Community.

Section 6.6    "Excluded Assets" shall, with respect to the NNN Transition
Community, have the meaning ascribed thereto in the operations transfer agreement for the NNN Transition Community.

Section 6.7 "Governmental Authority" means any federal, state, county or municipal government, or political subdivision thereof, any governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court or administrative tribunal.

Section 6.8 "Non-Permitted Encumbrances" means, with respect the real property of any NNN BKD Acquisition Community, (A) any liens, charges and encumbrances arising after the date set forth next to such property on Schedule 9-A (which is the date of the commitment for an ALTA Owner's Policy of Title Insurance received by BKD with respect to such property or the Effective Date if a current title report for any such property has not been delivered to BKD and/or its affiliate at least two (2) business days prior to the Effective Date), that are voluntarily placed on such property by HCP or any of its affiliates or caused by a failure of HCP or any of its affiliates to satisfy any monetary obligation that is the responsibility of HCP or its affiliates as landlord(s) under the terms of the applicable lease, except for (i) any matters caused by, or the fault of, BKD or its affiliates, (ii) any matters BKD or its affiliates are obligated to remove pursuant to the terms of the applicable lease, (iii) matters approved by BKD or its affiliates, and (iv) any other matters that do not materially adversely impact the ability of BKD or its affiliates to operate such NNN BKD Acquisition Community for its current use or impose material costs on BKD and/or its affiliates, which other matters for purposes of this clause (iv) shall in no event include monetary liens other than for “Impositions” (as defined in such leases); and (B) the matters set forth on Schedule 9-B, which shall be released, terminated or otherwise omitted from the final ALTA Owner’s Policy of Title Insurance that BKD may elect to obtain, at its sole cost and expense, at closing.

Section 6.9 "Person" means any individual, sole proprietorship, joint venture, corporation, partnership, limited liability company, Governmental Authority or other entity of any nature.

Section 6.10 "Second Amended and Restated Master Lease" means that certain Second Amended and Restated Master Lease in the form attached hereto as Exhibit G.

Section 6.11 "Surrendered Assets" means with respect to the NNN Transition Community, the personal property that, under the terms of the existing lease thereof between HCP and/or its affiliates, as landlord(s), and BKD and/or its affiliates, as tenant(s), become the property of, or are required to be transferred to, the applicable landlord thereunder (whether automatically or at the election of such landlord) upon the termination or expiration of the term of such lease with respect to the NNN Transition Community, but excluding (x) any and all Excluded Assets

27

and (y) any and all property that is conveyed to a successor operator or manager of the NNN Transition Community pursuant to an operations transfer agreement in accordance with this Agreement.

Section 6.12 "Termination Event" shall have the meaning given to such term in the CCRC PSA.

Section 6.13 "Transfer Taxes" means all sales, use, commercial activity, registration, value added, transfer, stamp, documentary, stock transfer, recordation, property transfer, real property transfer, intangible and similar taxes (for the avoidance of doubt, excluding any tax imposed under Sections 897 or 1445 of the Code), together with any conveyance fees, notarial and registry fees and recording costs (including any penalties and interest thereon) imposed on the HCP, BKD or their respective affiliates by any taxing authority or other Governmental Authority as a result of the transactions contemplated by this Agreement or the recording of any documents required to be delivered pursuant to this Agreement.

[Signature pages follow]

28

IN WITNESS WHEREOF, the Parties have executed this Agreement as of October 29, 2019, but effective as of the Effective Date.

HCP, INC.

By: /s/ Adam G. Mabry_     Name: Adam G. Mabry
Title: Senior Vice President - Investments

[signatures continue]

[Amended and Restated Master Transactions and Cooperation Agreement - 2019]

BROOKDALE SENIOR LIVING INC.

By: /s/ H. Todd Kaestner     Name: H. Todd Kaestner
Title: Executive Vice President

[signatures end]

[Amended and Restated Master Transactions and Cooperation Agreement - 2019]

Schedule 1

CCRC Transition Communities

Facility Name	Facility Address	PropCo Sub / Fee Owner	OpCo Sub / Lessee or Owner

[omitted for SEC filing purposes]

Schedule 2

CCRC Sale Communities

CCRC Sale Community	Community Address	CCRC Propco Subsidiary	CCRC Opco Subsidiary	CCRC Sale Community Management Agreement Termination Fee

[omitted for SEC filing purposes]

Schedule 3

Existing CCRC Financing

[omitted for SEC filing purposes]

Schedule 3-A

Existing CCRC Financing That May Be Paid Off

[omitted for SEC filing purposes]

Schedule 3-B

HCP Financing

[omitted for SEC filing purposes]

Schedule 4

Rhode Island

Facility Name	Facility Address	PropCo Sub / Fee Owner	OpCo Sub / Lessee

[omitted for SEC filing purposes]

Schedule 5

NNN BKD Master Lease Acquisition Communities

[omitted for SEC filing purposes]

Schedule 5-A

[omitted for SEC filing purposes]

Schedule 6

NNN BKD Schedule 6 Acquisition Communities

[omitted for SEC filing purposes]

Schedule 7

Annual Rent Reduction

[omitted for SEC filing purposes]

Schedule 8

New HCP JV Properties

[omitted for SEC filing purposes]

Schedule 9-A

Title Commitment Dates

Property Name	Location (City)	Location (State)	Effective Date of Title Commitment	Title Commitment No.

[omitted for SEC filing purposes]

Schedule 9-B

Non-Permitted Encumbrances

[omitted for SEC filing purposes]

Exhibit A

Form of NNN OTA-Transition

(see attached)

[omitted for SEC filing purposes]

Exhibit B

Form of Master Distribution and Contribution Agreement

(see attached)

[omitted for SEC filing purposes]

Exhibit C-1

Form of Equity Interest Purchase Agreement

(see attached)

[omitted for SEC filing purposes; executed copy filed as Exhibit 10.1.2 to Brookdale Senior Living Inc.’s Annual Report on Form 10-K filed with the SEC on February 19, 2020]

Exhibit C-2

Form of First Amendment to Equity Interest Purchase Agreement

(see attached)

[omitted for SEC filing purposes; executed copy filed as Exhibit 10.1.3 to Brookdale Senior Living Inc.’s Annual Report on Form 10-K filed with the SEC on February 19, 2020]

Exhibit D

Material Terms of Personalized Living Services Transition Agreement

(see attached)

[omitted for SEC filing purposes]

Exhibit E

Form LCS OTA

(see attached)

[omitted for SEC filing purposes]

Exhibit F-1

Form of RI Transition OTA

(see attached)

[omitted for SEC filing purposes]

Exhibit F-2

Form of RI Sale OTA

(see attached)

[omitted for SEC filing purposes]

Exhibit G

Form of Second Amended and Restated Master Lease and Security Agreement

(see attached)

[THIS LEASE IS NOT TO BE RECORDED]

SECOND
AMENDED AND RESTATED MASTER LEASE AND SECURITY AGREEMENT

between

Each Person (as defined below) listed under the heading “Lessor” on the signature page(s) hereto, as their interests may appear, as Lessor

and

Each Person listed under the heading “Lessee” on the signature page(s) hereto, collectively, and jointly and severally, as Lessee

Dated as of    , 201[ ● ]

TABLE OF CONTENTS

Page

ARTICLE I.    1
1.1    Leased Property; Term    1
ARTICLE II.    2
2.1    Definitions    2
ARTICLE III.    24

3.1	Rent 24

3.2	Additional Charges 25

3.3	Late Payment of Rent 27

3.4	Net Lease 27

3.5	Personal Property 27
ARTICLE IV.    28

4.1	Impositions 28

4.2	Utility Charges 29

4.3	Insurance Premiums 29

4.4	Impound Accounts 29

4.5	Tax Service 30
ARTICLE V.    30

5.1	No Termination, Abatement, etc 30

5.2	Termination with Respect to Fewer than All of the Facilities 31

5.3	Early Termination with Respect to More than One of the Facilities 31
ARTICLE VI    32

6.1	Ownership of the Leased Property 32

6.2	Personal Property 32

6.3	Transfer of Personal Property and Capital Additions to Lessor 32
ARTICLE VII.    33

7.1	Condition of the Leased Property 33

7.2	Use of the Leased Property 33

7.3	Lessor to Grant Easements, Etc. 34

7.4	Preservation of Facility Value 34
ARTICLE VIII.    38
8.1    Compliance with Legal and Insurance Requirements, Instruments, Etc    38
ARTICLE IX.    39

9.1	Maintenance and Repair 39

9.2	Encroachments, Restrictions, Mineral Leases, Etc 40

9.3	Intentionally Omitted 41

9.4	O&M Plan 41

9.5	Capital Projects Funded by Lessee 41

9.6	Intentionally Omitted 43

9.7	Inspections; Due Diligence Fee 43

9.8	Capital Projects Funded by Lessor 43
ARTICLE X.    47

10.1	Construction of Alterations 47

10.2	Construction Requirements for all Alterations 48
ARTICLE XI    51
11.1    Liens    51
ARTICLE XII.    52
12.1    Permitted Contests    52
ARTICLE XIII.    52

13.1	General Insurance Requirements 52

13.2	Waiver of Subrogation 55

13.3	General Provisions 55

13.4	Increase in Limits 56

13.5	Blanket Policies 56
ARTICLE XIV.    57

14.1	Insurance Proceeds 57

14.2	Insured Casualty 57

14.3	Uninsured Casualty 58

14.4	No Abatement of Rent 59

14.5	Waiver 59
ARTICLE XV.    59
15.1    Condemnation    59
ARTICLE XVI    60

16.1	Events of Default 60

16.2	Certain Remedies 64

16.3	Damages 65

16.4	Receiver 66

16.5	Lessee’s Obligation to Purchase 66

16.6	Waiver 66

16.7	Application of Funds 67

16.8	Grant of Security Interest; Appointment of Collateral Agent 67

16.9	Leases and Residential Care Agreements 69
ARTICLE XVII    70
17.1    Lessor’s Right to Cure Lessee’s Default    70
ARTICLE XVIII.    70

18.1	Purchase of the Leased Property 70

18.2	Rights of Lessee Prior to Closing 70

18.3	Lessor’s Election of 1031 Exchange; Lessee’s Regulatory Filings 71
ARTICLE XIX.    72

19.1	Extended Terms 72

19.2	Lessor’s Extension Rights 73
ARTICLE XX.    73
20.1    Holding Over    73
ARTICLE XXI    73

21.1	General REIT Provisions 73

21.2	REIT Agreements 74
ARTICLE XXII    74
22.1    Risk of Loss    74
ARTICLE XXIII.    74
23.1    General Indemnification    74
ARTICLE XXIV.    75
24.1    Transfers    75
ARTICLE XXV.    86
25.1    Officer’s Certificates and Financial Statements    86
ARTICLE XXVI    89

26.1	Lessor’s Right to Inspect and Show the Leased Property and Capital Additions 89
ARTICLE XXVII    89
27.1    No Waiver    89
ARTICLE XXVIII    89
28.1    Remedies Cumulative    89
ARTICLE XXIX.    89
29.1    Acceptance of Surrender    89
ARTICLE XXX.    90
30.1    No Merger    90
ARTICLE XXXI    90

31.1	Conveyance by Lessor 90

31.2	New Lease 90
ARTICLE XXXII    91
32.1    Quiet Enjoyment    91
ARTICLE XXXIII    91
33.1    Notices    91

ARTICLE XXXIV.    92
34.1    Appraiser    92
ARTICLE XXXV.    93
35.1    Removal Facility    93
ARTICLE XXXVI    96

36.1	Lessor May Grant Liens 96

36.2	Attornment 96

36.3	Compliance with Facility Mortgage Documents 97

36.4	Superior Lease 98
ARTICLE XXXVII    99

37.1	Hazardous Substances and Mold 99

37.2	Notices 100

37.3	Remediation 100

37.4	Indemnity 101

37.5	Inspection 102
ARTICLE XXXVIII    103
38.1    Memorandum of Lease    103
ARTICLE XXXIX.    103
39.1    Sale of Assets    103
ARTICLE XL    104
40.1    Additional Representations and Warranties by Lessor    104
ARTICLE XLI    105
41.1    Additional Representations and Warranties by Lessee    105
ARTICLE XLII.    106
42.1    Attorneys’ Fees    106
ARTICLE XLIII.    106
43.1    Brokers    106
ARTICLE XLIV.    107
44.1    Provisions Applicable upon a Change in Control Transaction    107
ARTICLE XLV.    113
45.1    Miscellaneous    113
ARTICLE XLVI    120

46.1	Provisions Relating to Master Lease 120

46.2	Treatment of Lease 120

46.3	Tax Characterization 121
ARTICLE XLVII    121

47.1	Arizona Law Provisions 121

47.2	California State Law Provisions 121

47.3	Florida State Law Provisions 122

47.4	New Jersey State Law Provisions 122

47.5	Oregon State Law Provisions 123

47.6	Pennsylvania State Law Provisions 124

47.7	Texas State Law Provisions 124

47.8	Virginia State Law Provisions 125

47.9	Washington State Law Provisions 126

47.10	Local Law Provisions 127

EXHIBIT A-1	List of Applicable Facilities, Facility Description and Primary Intended Use, “Lessor-Owner,” “Lessee-Operator” and Initial Annual Allocated Minimum Rent and Allocated Initial Investment

EXHIBIT A-2	Removal Facility Description, Primary Intended Use, “Lessor-Owner”, “Lessee-Operator”, and Initial Annual Allocated Minimum Rent and Allocated Initial Investment
EXHIBIT B    Lessor’s Personal Property EXHIBIT C    Form of Memorandum of Lease EXHIBIT D    Intentionally Omitted
EXHIBIT E    Intentionally Omitted
EXHIBIT F    Intentionally Omitted
EXHIBIT G    Intentionally Omitted
EXHIBIT H    Example of Calculation of Lease Positive NPV EXHIBIT I    Form of Letter of Credit
SCHEDULE 1    State-Specific Impositions SCHEDULE 3.1.2    Rent Escalations for Minimum Rent SCHEDULE 7.4.1    List of Competing Communities SCHEDULE 10.1    Pre-Existing Alteration Projects SCHEDULE 16.5    Put Event Applicable Facilities SCHEDULE 36.4    Superior Lease

SECOND AMENDED AND RESTATED MASTER LEASE AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED MASTER LEASE AND SECURITY
AGREEMENT (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Lease”) is dated as of    , 20[ ˜ ], and is made by and between each Person (as defined below) listed under the heading “Lessor” on the signature page(s) hereto (as their interests may appear, “Lessor”), and each Person listed under the heading “Lessee” on the signature page(s) hereto (collectively, and jointly and severally, “Lessee”).

ARTICLE I.

1.1    Leased Property; Term. Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee and Lessee leases from Lessor all of Lessor’s rights, title and interests in and to the following (collectively the “Leased Property”):

(a)    the tracts, pieces and parcels of property or properties more particularly described in and located at the addresses set forth in Exhibit A-1 and Exhibit A-2 attached hereto and all easements, rights and appurtenances relating thereto, in each case whether Lessor now holds or hereafter acquires an interest in the same (collectively, the “Land”);

(b)    all buildings, structures and other improvements of every kind now or hereafter located on the Land, including alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Lessor has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures and Capital Additions (as hereinafter defined) funded by Lessor (collectively, the “Improvements”);

(c)    all equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air- conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which, to the greatest extent permitted by law, are hereby deemed to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures” and together with the Improvements, the “Leased Improvements”); and

(d)    the machinery, equipment, furniture and other personal property described on Exhibit B attached hereto and made a part hereof, together with all replacements, modifications, alterations, and substitutions therefor (whether or not constituting an upgrade) (collectively, “Lessor’s Personal Property”).

SUBJECT, HOWEVER, to the Permitted Encumbrances (as defined herein) to have and to hold for the Term (as defined herein), unless this Lease is earlier terminated as hereinafter provided. In addition, Lessor reserves to itself, and the right to transfer, convey, lease or assign to any other Person, in whole or in part, all oil, gas, hydrocarbons, mineral and water rights in the Leased Property but without right of entry on the surface or within two hundred (200) feet thereof; provided, however, that (i) no such items shall be extracted in such manner (x) as may cause or contribute to a lessening of the support of the Land or the Leased Improvements, (y) that interferes in any material fashion with the continued use and operation during the Term of any Facility (as defined herein) for its Primary Intended Use (as defined herein), and (ii) Lessor and any Person to whom any such rights are assigned by Lessor shall deliver a commercially reasonable environmental indemnity agreement to and for the benefit of Lessee with respect to the activities of such Person on the Leased Property. Upon any change in the Minimum Rent (as defined herein) in accordance with the provisions of Section 3.1 below or otherwise pursuant to this Lease, the parties shall similarly execute an amendment to this Lease confirming such matters. Notwithstanding the foregoing, the failure of Lessor to prepare and/or Lessee and Lessor to so execute and deliver any such amendment shall not affect the determination of the rights, obligations and/or benefits of Lessor or Lessee which would have been confirmed by any such amendment.

ARTICLE II.

2.1 Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable; (iii) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease; (iv) the word “including” shall have the same meaning as the phrase “including, without limitation,”; and (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision:

1031 Exchange: As defined in Section 18.3. Accommodator: As defined in Section 18.3. Additional Charges: As defined in Section 3.2.

Adjusted EBITDA: Net income or loss before: (i) provision or benefit for income taxes; (ii) non-operating income or expense items; (iii) depreciation and amortization (including non-cash impairment charges); (iv) gain or loss on sale or acquisition of communities (including gain or loss on facility lease termination); (v) straight-line lease expense or income, net of amortization of above or below market rents; (vi) amortization of deferred gain; (vii) non-cash stock-based compensation expense; (viii) change in future service obligation; and (ix) one-time integration and/or transaction costs.

Affiliate: Any Person which, directly or indirectly (including through one or more intermediaries), controls or is controlled by or is under common control with any other Person, including any Subsidiary of a Person. For purposes of this definition, the definitions of “Change in Control Transaction” and “Controlling Person” below, and Article XXIV below, the term “control” (including the correlative meanings of the terms “controls”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests, by contract or otherwise. Without limiting the generality of the foregoing, when used with respect to any corporation, the term “Affiliate” shall also include (i) any Person which owns, directly or indirectly (including through one or more intermediaries), fifty percent (50%) or more of any class of voting security or equity interests of such corporation, (ii) any Subsidiary of such corporation and (iii) any Subsidiary of a Person described in clause (i).

Allocated Initial Investment: With respect to each Facility, at any given time, the applicable amount set forth under the heading “Allocated Initial Investment” on Exhibit A-1 and Exhibit A-2 attached hereto, as applicable.

Allocated Minimum Rent: With respect to each Facility, the amount of rent allocated to such Facility as determined by Section 3.1.1 and Exhibit A-1 and Exhibit A-2 attached hereto and as the same is increased from time to time in accordance with Sections 3.1.1 and 3.1.2; provided, however, that Lessor and Lessee acknowledge and agree that such allocation is solely for purposes of implementing the provisions of Sections 5.2, 15.1.2, 16.5, 19.2 and 31.2.1 hereof and the determination of Transfer Consideration. Except for such Sections, the Minimum Rent and other Rent payable hereunder is payable for all the Facilities as a single, indivisible, integrated and unitary economic unit and that but for such integration, the Minimum Rent and other Rent payable under this Lease would have been computed on a different basis.

Alteration: Any alteration, or addition or improvement of or to any portion of the Leased Property, including any Capital Addition or Capital Project.

Annual Capital Project Plan: As defined in Section 9.5.1.

Annual Minimum Capital Project Amount: Subject to Section 44.1.4, an amount for all Facilities in the aggregate such that the per-unit average for such Facilities (excluding the Removal Facility) is equal to [***], with such amounts increasing upon the expiration of each Lease Year (commencing with the Lease Year ending December 31, 2020) by a percentage equal to the CPI Increase and (if the final Lease Year is not a full calendar year) with the amount for the final Lease Year being prorated based on the number of days in such final Lease Year. For purposes of clarity, in no event (except as otherwise determined pursuant to Section 44.1.4) shall the Annual Minimum Capital Project Amount (on a per-unit basis) for any Lease Year (other than, in the case of a proration in accordance with the immediately preceding sentence, the final Lease Year) be less than the Annual Minimum Capital Project Amount (on a per-unit basis) in effect as of the expiration of the immediately prior Lease Year.

Annual Minimum Capital Project Amount Overage: (a) For the Lease Year ending December 31, 2020, an amount equal to the excess of (i) (x) the Capital Project Costs incurred and paid by Lessee in funding Capital Projects during calendar year 2020 and for which Lessor has received an Officer’s Certificate certifying that the applicable item of Capital Project has been completed and verifying the cost of such item of Capital Project and that such cost has actually been paid or incurred by Lessee (together with such additional evidence of the completion thereof and payment therefor as Lessor may reasonably request), less (y) the amounts disbursed by Lessor to Lessee from the Replacement Reserve on account of such Capital Projects in accordance with the terms of Section 9.5.1, over (ii) the Annual Minimum Capital Project Amount for the Lease Year, and (b) for each Lease Year thereafter, an amount equal to the excess of (i) (x) the Capital Project Costs incurred and paid by Lessee in funding Capital Projects in the immediately preceding two (2) Lease Years and for which Lessor has received an Officer’s Certificate certifying that the applicable item of Capital Project has been completed and verifying the cost of such item of Capital Project and that such cost has actually been paid or incurred by Lessee (together with such additional evidence of the completion thereof and payment therefor as Lessor may reasonably request), less (y) the amounts disbursed by Lessor to Lessee from the Replacement Reserve on account of such Capital Projects in accordance with the terms of Section 9.5.1, over (ii) the Annual Minimum Capital Project Amount for the prior two (2) Lease Year period.

Applicable Facility: Each of the Facilities described on Exhibit A-1 attached hereto, but specifically excluding the Removal Facility.

Appraiser: As defined in Section 34.1.

Architect: With respect to each Planned Capital Refurbishment Project for an Applicable Facility, the architect and/or engineer selected by Lessee in connection with the design and construction of such Planned Capital Refurbishment Project for such Applicable Facility and approved by Lessor, which approval shall not be unreasonably withheld, conditioned or delayed so long as such architect is licensed in the State in which such Applicable Facility is located and has experience with the type and scope of the project for which he/she is being retained.

Award: All compensation or other sums paid or received on a total or partial Condemnation.

Bankruptcy Code: The United States Bankruptcy Code (11 U.S.C. § 101 et seq.), and any successor statute or legislation thereto.

BLS: Bureau of Labor Statistics, U.S. Department of Labor.

Brookdale: Brookdale Senior Living Inc., a Delaware corporation, and its successors by reason of merger, consolidation, operation of law or otherwise, in each case as permitted hereunder.
Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of Los Angeles, California are authorized, or obligated, by law or executive order, to close.

Capital Additions: With respect to any Facility, one or more new buildings, or one or more additional structures annexed to any portion of any of the Leased Improvements of such Facility, or the material expansion of existing Leased Improvements, which are constructed on any parcel or portion of the Land of such Facility during the Term including the construction of a new wing or new story, or the repair, replacement, restoration, remodeling or rebuilding of the existing Leased Improvements of such Facility or any portion thereof where the purpose and effect of such work is to provide a functionally new facility in order to provide services not previously offered in such Facility.

Capital Project: Repairs and replacements to the Leased Property, or any portion thereof, which are categorized under GAAP as a capital expense and not as an operating expense. For avoidance of doubt, “Capital Projects” shall be deemed to exclude repairs and replacements to the Leased Property of the Removal Facility.

Capital Project Costs: All reasonable out-of-pocket cost incurred by Lessee in connection with a Capital Project.

Capital Project Lessor Funding Amount: Thirty-Five Million and 00/100 Dollars ($35,000,000.00), in the aggregate.

Change in Control Transaction: Any transaction(s) (including by way of stock sale, asset sale, merger or otherwise) resulting in any direct or indirect change in control of Brookdale, but excluding any change in control relating solely to a change in the composition of the board of directors thereof in the absence of any such transaction(s). For avoidance of doubt, any Permitted Transaction shall constitute a Change in Control Transaction.
Code: The Internal Revenue Code of 1986, as amended. Collateral: As defined in Section 16.8.1.
Collateral Agent: As defined in Section 16.8.2. Commencement Date: The date of this Lease.

Commercial Occupancy Arrangement: Any commercial (as opposed to resident or patient) Occupancy Arrangement.

Competing Community: Any assisted living facility/community, senior independent living facility/community, memory care facility/community or continuing care retirement community operating or under construction or development within a Restricted Area. In the event that any portion of any facility/community is located within a Restricted Area, the entire facility/community shall be deemed located within the Restricted Area.

Condemnation: The exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Lessor to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.
Condemnor:    Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

Consolidated Net Worth:    At any time, with respect to any Person and its consolidated Subsidiaries, on a consolidated basis determined in accordance with GAAP, the

Shareholders’ Equity of such Person and Subsidiaries, minus the goodwill and other intangible assets of such Person and Subsidiaries.

Controlling Person: With respect to any entity, any (i) Person(s) which, directly or indirectly (including through one or more intermediaries), controls such entity, including any partners, shareholders, principals, members, trustees and/or beneficiaries of any such Person(s) to the extent the same control such entity, and (ii) Person(s) which controls, directly or indirectly (including through one or more intermediaries), any other Person that would constitute a Controlling Person pursuant to the foregoing clause (i).

Cosmetic Alterations: As defined in Section 10.1.

Cost of Living Index: The Consumer Price Index for All Urban Consumers, U.S. City Average (1982-1984 = 100), published by the BLS, or such other renamed index. If the BLS changes the publication frequency of the Cost of Living Index so that a Cost of Living Index is not available to make a cost-of-living adjustment as specified herein, the cost-of-living adjustment shall be based on the percentage difference between the Cost of Living Index for the closest preceding month for which a Cost of Living Index is available and the Cost of Living Index for the comparison month as required by this Lease. If the BLS changes the base reference period for the Cost of Living Index from 1982-84 = 100, the cost-of-living adjustment shall be determined with the use of such conversion formula or table as may be published by the BLS. If the BLS otherwise substantially revises, or ceases publication of the Cost of Living Index, then a substitute index for determining cost-of-living adjustments, issued by the BLS or by a reliable governmental or other nonpartisan publication, shall be reasonably selected by Lessor.

County: With respect to each Facility, the County or Township in which the Leased Property of such Facility is located.

CPI Increase: The percentage increase (rounded to two (2) decimal places), if any, in (i) the Cost of Living Index published for the month which is two (2) months prior to the commencement of the applicable Lease Year or Rent Year, as applicable, over (ii) the Cost of Living Index published for the month which is two (2) months prior to the commencement of the immediately prior Lease Year or Rent Year, as applicable.

Date of Taking: The date the Condemnor has the right to possession of the property being condemned.

Disposition Request: As defined in Section 7.4.2.

EBITDAR: For any period, the Adjusted EBITDA for the Facilities, before rents (including Minimum Rent under this Lease) and management fees for such period, each as determined on the basis of GAAP, minus a deemed management fee equal to five percent (5%) of the revenues used in calculating such earnings.

EBITDARM: With respect to any Facility for any period, the Adjusted EBITDA for such Facility, before rents (including Minimum Rent under this Lease) and management fees for such period, each as determined on the basis of GAAP.

Environmental Costs: As defined in Section 37.4.

Environmental Laws: Any and all applicable federal, state, municipal and local laws, statutes, ordinances, rules, regulations, binding and enforceable guidance or policies, orders, decrees, judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, clean-up, transportation or regulation of any Hazardous Substance, including the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.
Event of Default: As defined in Section 16.1. Existing Lease: As defined in Section 45.1.20.
Existing Lease Commencement Date: November 1, 2017. Expense Amount: As defined in Section 7.4.3.

Extended Term(s): (a) With respect to the Applicable Facilities, two (2) renewal terms up to a total of twenty (20) years, which renewal terms shall be ten (10) years each in duration, and (b) with respect to the Removal Facility, “none.” .

Facility(ies): Any one or more of the facilities being (and to be) operated or proposed to be operated on the Leased Property (including all of them collectively), as the context requires, as more particularly described on Exhibit A attached hereto and incorporated herein by this reference, together with any Capital Additions thereto, as the context requires.

Facility Condition Standard: A good, safe and operational condition, in all material respects (damage by casualty or condemnation and ordinary wear and tear excepted), taking into consideration the age of the Facility at the time compliance with such standard is measured.
Facility Default: As defined in Section 16.1.2. Facility Mortgage: As defined in Section 13.1.12.

Facility Mortgage Documents: With respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan or credit agreement, lease, note and collateral assignment instruments (including collateral assignments of this Lease) and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle pursuant thereto that encumber Lessor’s interest in, or otherwise relate to or affect, this Lease or Lessee’s obligations hereunder.

Facility Mortgage Reserve Account: As defined in Section 36.3.2. Facility Mortgagee: As defined in Section 13.1.12.

Facility Proprietary Marks: As defined in the definition of "lessee's Excluded Assets".
Fair Market Rental: With respect to each Facility, determined in accordance with the appraisal procedures set forth in Article XXXIV and this definition: the fair market rental value of the Leased Property and all Capital Additions of such Facility, or applicable portion(s) thereof, assuming the same is exposed on the open market at the time of the appraisal and taking into account, among other relevant factors, the income generated by the Leased Property and all Capital Additions of such Facility, or applicable portion(s) thereof, but specifically excluding brokerage commissions and other Lessor payments that do not directly inure to the benefit of lessees.

Fair Market Value: With respect to each Facility, the fair market value of the Leased Property and all Capital Additions of such Facility, or applicable portion(s) thereof, determined in accordance with the appraisal procedures set forth in Article XXXIV and this definition. Fair Market Value shall be obtained by (i) assuming that the Leased Property and all Capital Additions of such Facility, or applicable portion(s) thereof, are unencumbered by this Lease and (ii) valuing the Leased Property and all Capital Additions of such Facility, or applicable portion(s) thereof, for their highest and best use. In determining Fair Market Value in connection with a sale or transfer of the Leased Property and all Capital Additions of a Facility pursuant to the terms of this Lease, the positive or negative effect on the value of the Leased Property and all Capital Additions or applicable portion(s) thereof attributable to the interest rate, amortization schedule, maturity date, prepayment penalty and other terms and conditions of any encumbrance placed thereon by Lessor which will not be removed at or prior to the date of such sale or transfer shall be taken into account.

First Extended Term: With respect to the Applicable Facilities, the first ten (10) year extension of the Term.

Fixtures: With respect to each Facility, the Fixtures (as defined in Article I) of such Facility.
GAAP: U.S. generally accepted accounting principles.

General Contractor: With respect to each Planned Capital Refurbishment Project for an Applicable Facility, the general contractor selected by Lessee in connection with the construction/performance of such Planned Capital Refurbishment Project for such Applicable Facility, which general contractor shall have all required State and local licenses and permits, be bondable and have sufficient experience with the size, type and scope of such Planned Capital Refurbishment Project for such Applicable Facility.

Governmental Authority: Any court, board, agency, administrative body, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence having jurisdiction and enforcing regulatory control over the Facilities or Lessee (including, without limitation, any of the foregoing having jurisdiction over the ownership, operation, use or occupancy of any Leased Property).

Gross Revenues: With respect to each Facility, all revenues received or receivable from or by reason of the operation of such Facility or any other use of the Leased Property of such Facility, Lessee’s Personal Property, Intangible Property (other than Lessee’s Excluded Assets), and all Capital Additions, including all revenues received or receivable for the use of or otherwise attributable to units, rooms, beds and other facilities provided, meals served, services performed (including ancillary services), space or facilities subleased or goods sold on or from the Leased Property and all Capital Additions of such Facility; provided, however, that Gross Revenues shall not include: (i) bad debt in accordance with GAAP; (ii) non-operating revenues such as interest income or income from the sale of assets not sold in the ordinary course of business; and
(iii) federal, state or local excise taxes and any tax based upon or measured by such revenues, where any such federal, state or local excise tax is added to or made a part of the amount billed to the patient or other recipient of such services or goods, whether included in the billing or stated separately. Gross Revenues for each Lease Year of such Facility shall reflect all cost report settlement adjustments, whether positive or negative, received in or payable during such Lease Year in accordance with GAAP relating to health care accounting, regardless of the year to which such settlement amounts are applicable; provided, however, that to the extent settlement amounts are applicable to years, or portions thereof, prior to the Existing Lease Commencement Date, such settlement amounts shall not be included in Gross Revenues for the Lease Year of such Facility in which such settlement amounts are received or paid. Gross Revenues shall also include the Gross Revenues of any Occupant under a Commercial Occupancy Arrangement (i.e., the Gross Revenues generated from the operations conducted on or from such subleased, licensed or other used or occupied portion of the Leased Property and all Capital Additions of such Facility shall be included directly in the Gross Revenues); provided, however, that the rent received or receivable by Lessee from or under such Commercial Occupancy Arrangement shall be excluded from Gross Revenues for such purpose.

Guarantor: Brookdale and any other future guarantor from time to time of Lessee’s obligations pursuant to this Lease pursuant to a Guaranty.

Guaranty: That certain Guaranty of Obligations dated as of November 1, 2017, with respect to the Existing Lease delivered by Brookdale to Lessor, as the same may have been amended, supplemented, confirmed or reaffirmed from time to time in accordance with the terms thereof (including pursuant to the consent and reaffirmation attached hereto) and any future written guaranty of Lessee’s obligations hereunder when executed and delivered by a Guarantor pursuant to the terms of this Lease, including Article XXIV.

Handling: As defined in Section 37.4.

Hazardous Substances: Collectively, any petroleum, petroleum product or byproduct or any dangerous, toxic or hazardous substance, material or waste regulated or listed pursuant to any Environmental Law, but excluding pharmaceuticals and other health care products to the extent such pharmaceuticals and products: (i) are related to the Primary Intended Use;
(ii)would not be considered “waste” under any Environmental Law other than “solid waste”; and
(iii)are used in the ordinary course of business consistent with the Primary Intended Use and in compliance with Health Care Requirements.

HCP: HCP, Inc., a Maryland corporation, and its successors and assigns.

Health Care Requirements: With respect to each Facility, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, standards, policies, judgments, decrees and injunctions or agreements, in each case regulating the establishment, construction, ownership, operation, use or occupancy of such Leased Property or any part thereof for its Primary Intended Use and all material permits, licenses and authorizations and regulations relating thereto, including all material rules, orders, regulations and decrees of and agreements with Governmental Authorities as pertaining to such Leased Property.

Impositions: Collectively, all taxes, including capital stock, franchise, gross margins and other state, municipal and local taxes; ad valorem, sales, use, single business, gross receipts, net worth, transaction privilege, rent or similar taxes; assessments including assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term; rents and other payments under the Superior Lease; water, sewer and other utility levies and charges; excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character, in the case of each of the foregoing, of Lessor (and of HCP as a result of its investment in Lessor), in respect of the Leased Property (including with respect to any tax parcel of which all or any portion of the Leased Property comprises any portion thereof), any Capital Additions and/or the Rent and all interest and penalties thereon attributable to any failure in payment by Lessee, which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Lessor or Lessor’s interest in the Leased Property or any Capital Additions, (ii) the Leased Property, any Capital Additions or any parts thereof, or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Leased Property, any Capital Additions or the leasing or use of the Leased Property, any Capital Additions or any parts thereof; provided, however, that nothing contained in this Lease shall be construed to require Lessee to pay (a) any tax or similar fee that is calculated based on net income, whether denominated as a franchise or capital stock or other tax imposed on Lessor or any other Person (including on HCP), (b) any transfer tax of Lessor or any other Person except Lessee and its successors, (c) any tax or fee imposed with respect to the sale, exchange or other disposition by Lessor of any Leased Property, any Capital Additions or the proceeds thereof, or (d) except as expressly provided elsewhere in this Lease, any principal or interest or taxes on any indebtedness on the Leased Property for which Lessor is the obligor, except to the extent that any tax, fee, assessment, tax levy or charge, of the type described in any of clauses (a), (b), (c) or (d) above is levied, assessed or imposed in lieu of or as or as a substitute for any tax, fee assessment, levy or charge which is otherwise included in this definition of an “Imposition”. Without limiting any of the foregoing, and for ease of administration, the attached Schedule 1 specifies the parties’ agreement with respect to certain Impositions for all states in which real property subject to this Lease is located. The attached Schedule 1 will remain in effect for the listed Impositions for the listed states so long as the taxes incurred by Lessor (and by HCP as a result of its investment in Lessor) under the listed states’ taxing regimes do not change due to a change in any listed state’s tax statutes or changes in any state’s interpretation of existing state tax statutes, as applied to the taxation of REITs or REIT subsidiaries, and thereafter, the parties agree to cooperate to reasonably reconsider the appropriate allocations of such taxes hereunder, but without any obligation on Lessor or Lessee to agree to any amendment to this Lease as a result thereof.

The attached Schedule 1 is intended to clarify, where it may be uncertain, whether or not those taxes are income taxes. All other Impositions are applicable to all states covered under this Lease.

Improvements: As defined in Section 1.1, or, with respect to any one or more specified Facility or Facilities, the Improvements (as defined in Section 1.1) of such Facility or Facilities.

Indemnified Liabilities: As defined in Section 23.1.

Initial Term: The period of time commencing on the Commencement Date and ending at 11:59 p.m. Los Angeles time on December 31, 2027.

Insurance Premium Impound Account Trigger Event: Any failure by Lessee to pay insurance premiums as and when required by Section 4.1 more than two (2) times during any twenty-four (24) month period. Any Insurance Premium Impound Account Trigger Event shall continue for a period of twenty-four (24) months (provided that, if any additional failure to pay any such insurance premiums occurs in such twenty-four (24) month period, such period will restart upon the occurrence of such additional failure to pay such insurance premiums).

Insurance Requirements: The terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

Intangible Property: With respect to each Facility, all accounts, proceeds of accounts, rents, profits, income or revenues derived from the use of rooms or other space within the Leased Property of such Facility or the providing of services in or from the Leased Property and all Capital Additions of such Facility; documents, chattel paper, instruments, contract rights, deposit accounts, general intangibles, commercial tort claims, causes of action, investment property, letter of credit rights, letters of credit, money and securities entitlements, now owned or hereafter acquired by Lessee (including any right to any refund of any Impositions) arising from or in connection with Lessee’s operation or use of the Leased Property and all Capital Additions of such Facility; all licenses and permits now owned or hereinafter acquired by Lessee, which are necessary or desirable for Lessee’s use of the Leased Property and all Capital Additions of such Facility for its Primary Intended Use, including, if applicable, any certificate of need or similar certificate; the right to use any trade name or other name associated with such Facility; and any and all third-party provider agreements (including Medicare and Medicaid). Notwithstanding the foregoing to the contrary, in each instance in which “Intangible Property” is used in this Lease, to the extent that applicable Legal Requirements prohibit the use, assignment or other handling or treatment of any of the property, rights or other interests identified herein as “Intangible Property” in the manner described in or permitted or required by any such provision hereof, then such property, rights or other interests so restricted by applicable Legal Requirements shall be deemed not to be included as “Intangible Property” for the purposes of such provision.

Issuer: As defined in the definition of “Letter of Credit”.

Land: As defined in Section 1.1, or, with respect to each Facility, the Land (as defined in Section 1.1) relating to such Facility.

Lease: As defined in the preamble.

Lease Coverage Ratio: The ratio, calculated as of the last day of each calendar quarter and in the aggregate for all of the Facilities, of (i) EBITDAR for the trailing twelve (12) month period to (ii) the sum of Minimum Rent payable for the trailing twelve (12) month period. Notwithstanding anything to the contrary herein, in the event this Lease is separated into one or more leases, pursuant to Article XXXI or otherwise, and regardless of whether the landlords thereunder are Affiliates of one another, and one or more New Leases is entered into, the Lease Coverage Ratio shall be calculated as of the last day of such calendar quarter and in the aggregate for all of the Facilities and the Separated Properties covered under this Lease and all such New Leases.
Lease Documents: Collectively, this Lease and any Guaranty. Lease Positive NPV: As defined in Section 44.1.8.

Lease Rate: A rate equal to seven percent (7%).

Lease Year: Each calendar year during the Term, provided that the first Lease Year shall be the period commencing on the Commencement Date and ending on December 31 of the calendar year in which the Commencement Date occurs and the last Lease Year shall be the period commencing on January 1 of the calendar year in which this Lease expires or is terminated and ending on the effective date of such expiration or termination.

Leased Improvements: As defined in Section 1.1, or, with respect to each Facility, the Leased Improvements (as defined in Section 1.1) of such Facility.

Leased Property: As defined in Section 1.1, or, with respect to each Facility, the Leased Property (as defined in Section 1.1) of such Facility.

Leasehold FMV: With respect to each Facility, the fair market value of Lessee’s leasehold interest relating to such Facility if exposed on the open market taking into account, among other relevant factors, the income generated from the Leased Property and any Capital Additions for such Facility (utilizing Lessee’s actual net operating income generated by the Leased Property and all Capital Additions of the subject Facility for the trailing twelve (12) whole calendar months immediately preceding the effective date of the subject Transfer), determined by appraisal in accordance with the appraisal procedures set forth in Article XXXIV.

Legal Requirements: With respect to each Facility (a) all federal, state, county, municipal and other governmental statutes, laws (including all Health Care Requirements and Environmental Laws), rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions of any Governmental Authority, affecting the Leased Property, Lessee’s Personal Property, Intangible Property and all Capital Additions or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Leased Property, Lessee’s Personal Property and all Capital Additions,

(ii) in any way adversely affect the use and enjoyment thereof, or (iii) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous

Substance, and (b) all covenants, agreements, restrictions, and encumbrances either now or hereafter of record or known to Lessee (other than encumbrances created by Lessor without the consent of Lessee except as otherwise expressly permitted hereunder) affecting the Leased Property.

Lessee: As defined in the preamble.

Lessee Parties: Lessee, any Guarantor and any Subsidiary of Lessee or Guarantor.

Lessee’s Excluded Assets: (a) Any right, title or interest in the trademarks or tradenames with respect to the corporate name of Lessee or any of its affiliates (including, without limitation, “Emeritus”, “Brookdale”, “Brookdale Senior Living Inc.”, or any variation thereof), (b) any items, tangible or intangible, consisting of “Proprietary Information” (as defined below) relating to a Facility, and (c) any other assets that may be agreed upon between Lessee and a third- party Successor Operator in any operations transfer agreement contemplated hereunder (which other assets may include, if so agreed upon, Specified Assets). It is acknowledged and agreed that none of the right, title and interest in the trademarks, tradenames, symbols, logos, slogans, designs, insignia, emblems, devices, service marks and distinctive designs of buildings and signs, or combinations thereof, which are used to identify a Facility (including, without limitation, the name of such Facility), except for any trademark or tradename with respect to the corporate name of Lessee or any of its Affiliates included therein (collectively, the “Facility Proprietary Marks”), are included in Lessee’s Excluded Assets. Solely for purposes of this definition, “Proprietary Information” shall mean (i) all proprietary information or intellectual property of Lessee or any of its Affiliates, except for (x) the specific information and property that pertain exclusively to a Facility or those served at such Facility (including, without limitation, the Facility Proprietary Marks) and (y) the books and records which relate exclusively to such Facility, (ii) all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than that which is commercially available, which are used by Lessee or any of its Affiliates in connection with the property management system and all future electronic systems developed by Lessee or any of its Affiliates for use with respect to a Facility or Lessee and its Affiliates, (iii) all manuals, brochures and directives used by Lessee or any of its Affiliates with respect to the procedures and techniques to be used in operating a Facility, and (iv) employee records which must remain confidential either under applicable legal requirements or under reasonable corporate policies of Lessee and its Affiliates.

Lessee’s Personal Property: With respect to each Facility, all of Lessee’s right, title and interest in and to all computers, vehicles and consumables allocable or relating to such Facility, together with all replacements, modifications, alterations and substitutes therefor (whether or not constituting an upgrade) and any other Personal Property hereafter acquired by Lessee.

Lessor: As defined in the preamble.

Lessor Funding Period: As defined in Section 9.8.1.

Lessor’s Personal Property: As defined in Section 1.1, or, with respect to each Facility, Lessor’s Personal Property (as defined in Section 1.1) allocable or relating to such Facility.

Letter of Credit: An unconditional, clean, irrevocable letter of credit, which shall be issued by a money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts and whose deposits are insured by the Federal Deposit Insurance Corporation) reasonably acceptable to Lessor (such issuing bank, the “Issuer”), which Issuer must have a rating from Standard and Poors Financial Services LLC of A- or better (or any equivalent rating thereto from any successor or substitute rating service selected by Lessor) and a letter of credit issuer rating from Moody’s Investor Services of A3 or better (or any equivalent rating thereto from any successor rating agency thereto). Any Letter of Credit shall be substantially in the form of Exhibit I attached hereto or otherwise in a form reasonably acceptable to Lessor (taking into account market custom for the applicable money-center bank at the time of delivery of such Letter of Credit).

Lists: As defined in Section 40.1.

Maintenance Program: As defined in Section 9.4.

Master Agreement: That certain Master Transactions and Cooperation Agreement dated as of October 1, 2019, by and between HCP and Brookdale.

Master Lease Event of Default: As defined in Section 16.1.1.

Master Sublease: With respect to any Facility, any Commercial Occupancy Arrangement with respect to more than the greater of (i) fifteen percent (15%) of the square footage within such Facility, in the aggregate and (ii) 5,000 square feet, in the aggregate, in either case to any Person and/or its Affiliates, directly or indirectly, or through one or more step transactions or tiered transactions (including subleases or sub-subleases).

Material Alteration: As defined in Section 10.1.

Minimum Alteration Standards: As defined in Section 10.1.

Minimum Purchase Price: With respect to each Facility at any given time, the sum of (i) the Allocated Initial Investment with respect to such Facility, plus (ii) any costs paid, funded or accrued by Lessor in connection with any capital projects (including any Capital Project Lessor Funding Amount funded by Lessor) (provided, that in no event shall Lessor have any obligation to provide or procure any financing for any such capital projects except as expressly provided in this Lease) with respect to such Facility.

Minimum Rent: For each Rent Year, the sum of the then in effect Allocated Minimum Rent for all Facilities, to the extent that this Lease remains in effect for any such Facilities during the subject Rent Year.

Mold: Mold, mildew, fungus or similar organisms in concentrations or quantities that could reasonably be considered to pose a threat to human health or that are otherwise hazardous or toxic or regulated pursuant to Environmental Law or Mold Remediation Requirements.

Mold Condition: The presence or suspected presence of Mold or any condition(s) that reasonably can be expected to give rise to or indicate the presence of Mold, including observed or suspected instances of water damage or intrusion, the presence of wet or damp wood, cellular wallboard, floor coverings or other materials, inappropriate climate control, discoloration of walls, ceilings or floors, or any notice from a Governmental Authority regarding the indoor air quality due to the presence of Mold at the Leased Property.

Mold Inspector: An industrial hygienist certified by the American Board of Industrial Hygienists or an otherwise qualified mold consultant selected by or otherwise reasonably acceptable to Lessor.

Mold Remediation Requirements: The relevant provisions of the document Mold Remediation in Schools and Commercial Buildings (EPA 402-K-01-001, March 2001), published by the U.S. Environmental Protection Agency, as may be amended or revised from time to time, or any other applicable Legal Requirements, or Environmental Law relating to Mold or Mold Conditions.

Net Debt: Total debt (including mortgage debt, convertible notes and other notes payable) and any outstanding balance on a line of credit, less unrestricted cash, marketable securities, and cash held as collateral against existing debt.

Net Debt to EBITDA Ratio: As of the last day of any calendar quarter, the ratio of
(i) the aggregate Net Debt of the Guarantors as of such day to (ii) the aggregate Adjusted EBITDA of the Guarantors for such quarter after cash capital and financing lease payments, calculated on a consistent basis and consistently with Brookdale’s calculation of such ratio for the calendar quarter immediately preceding the Existing Lease Commencement Date as set forth in its supplemental disclosure to the SEC for such quarter.

New Lease: As defined in Section 31.2.1.
New Lease Effective Date: As defined in Section 31.2.1. Nonqualifying Income: As defined in Section 7.4.3.

Occupancy Arrangement: Any sublease, license or other arrangement with a Person for the right to use, occupy or possess any portion of the Leased Property and/or any Capital Additions.
Occupant: Any Person having rights of use, occupancy or possession under an Occupancy Arrangement.
OFAC: As defined in Section 40.1(f). OFAC Order: As defined in Section 40.1(f).

Officer’s Certificate: A certificate of Lessee signed by an officer authorized to so sign by its board of directors or by-laws or by equivalent governing documents or managers.

Orders: As defined in Section 40.1(f).

Outside Disposition Date: As defined in Section 7.4.2.

Overdue Rate: On any date, a rate equal to two percent (2%) above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.

Payment Date: Any due date for the payment of the installments of Minimum Rent or any other sums payable under this Lease.

PCA: As defined in Section 44.1.4.

Permitted Affiliate Transaction: As defined in Section 24.1.12.

Permitted Encumbrances: With respect to any Facility, easements, encumbrances, covenants, conditions and restrictions and other matters which affect the Leased Property which are of record or are created after the date hereof as permitted hereunder.

Permitted Transaction: As defined in Section 24.1.11.

Person: Any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

Personal Property: With respect to each Facility, all machinery, furniture and equipment, including phone systems and computers, trade fixtures, inventory (including raw materials, work in process and finished goods), supplies and other tangible personal property used at the Leased Property and Capital Additions of such Facility for their Primary Intended Use, other than Fixtures.
Planned Capital Refurbishment Project: As defined in Section 9.8.1.

Planned Capital Refurbishment Project Cost(s): The cost of the Planned Capital Refurbishment Projects for a given Applicable Facility or for all Applicable Facilities collectively, as the context requires.

Plans and Specifications: Reasonably detailed plans and specifications prepared by the Architect (if any) for the work to be performed in connection with a Planned Capital Refurbishment Project with respect to any Facility.
Portfolio Acquisition: As defined in Section 7.4.2. Pre-Existing Projects: As defined in Section 10.1.

Primary Intended Use: With respect to each Facility, the licensed use(s) set forth under the heading “Primary Intended Use” on Exhibit A-1 and Exhibit A-2 attached hereto and incorporated herein by this reference with respect to such Facility, such other uses necessary or incidental to such use and any change to such Primary Intended Use approved by Lessor in accordance with Section 7.2.2 hereof.

Prime Rate: On any date, a rate equal to the annual rate on such date announced by Bank of America, N.A. to be its prime, base or reference rate for ninety (90) day unsecured loans to its corporate borrowers of the highest credit standing but in no event greater than the maximum rate then permitted under applicable law. If Bank of America, N.A. discontinues its use of such prime, base or reference rate or ceases to exist, Lessor shall designate the prime, base or reference rate of another state or federally chartered bank based in Los Angeles or New York to be used for the purpose of calculating the Prime Rate hereunder.
Projected Adjusted EBITDAR: As defined in Section 44.1.8. Projected Rent: As defined in Section 44.1.8.

Proprietary Information: (a) All computer software and accompanying documentation (including all upgrades, enhancements, additions, substitutions and modifications thereof), other than that which is commercially available, which are used by Lessee or any of its Affiliates in connection with Lessee’s property management system for the Facilities, (b) all policies, manuals, brochures and directives used by Lessee or any of its Affiliates with respect to the procedures and techniques to be used in operating the Facilities, (c) Lessee’s employee records which must remain confidential (as confirmed by Lessee to Lessor in writing) either under applicable Legal Requirements or under reasonable corporate policies of Lessee and its Affiliates and employee manuals and handbooks, (d) terms of any national contracts of Lessee or any of its Affiliates in connection with Lessee’s property management of the Facilities, (e) materials related to memory care, “Optimum Life” or offerings from Brookdale Health Services, “Nurse On Call” or any replacement service offerings thereof, (f) lead data, prospective customer names, non-public advertising and marketing materials, competitive analyses, referral source lists, and (g) with respect to any Facility, unless a notice of termination of this Lease with respect to such Facility or all of the Facilities shall have been delivered, the names of the residents of such Facility.

Purchase Obligation Exercise: As defined in Section 18.2.

Put Event: With respect to any Put Event Applicable Facility an Event of Default hereunder arising pursuant to any of Sections 16.1.1(b) through 16.1.1(e), 16.1.2(a) (arising out of
(i) a breach or default by Lessee during the Term of any of its obligations or covenants pursuant to any of Sections 7.2.1, 7.2.2, 7.2.3, 7.2.5, 7.4, 37.1 or 37.2 or (ii) any other failure of Lessee to obtain and maintain all material licenses, permits and other authorizations to use and operate such Put Event Applicable Facility for its Primary Intended Use in accordance with all Legal Requirements), 16.1.1(n) relating to such Put Event Applicable Facility, 16.1.1(i) (arising out of a breach of any material representation or warranty of Lessee or any Guarantor in any such document relating to such Put Event Applicable Facility), and/or any of 16.1.2(c) and/or 16.1.2(e), in each case, relating to such Put Event Applicable Facility. Notwithstanding that Lessor and Lessee have specifically defined a “Put Event” for the limited purpose of setting forth the circumstances under which Lessor shall be entitled to the remedy set forth in Section 16.5, in no event shall this definition derogate the materiality of any other Event of Default (including any

Event of Default which does not constitute a Put Event) or otherwise limit Lessor’s rights and remedies upon the occurrence of any such Event of Default, including those rights and remedies set forth in Sections 16.2, 16.3, 16.4 and/or 16.9. For the avoidance of doubt, a Put Event is not applicable to any Facilities other than the Put Event Applicable Facilities.

Put Event Applicable Facility: Each of the Facilities set forth on Schedule 16.5 attached hereto.

Real Estate Tax Impound Account Trigger Event: A failure by Lessee to pay Impositions as and when required by Section 4.1 relating to real estate taxes more than two
(2) times during any twenty-four (24) month period. Any Real Estate Tax Impound Account Trigger Event shall continue for a period of twenty-four (24) months (provided that, if any additional failure to pay any such Impositions occurs in such twenty-four (24) month period, such period will restart upon the occurrence of such additional failure to pay such Impositions).

REIT: A “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.

REIT Requirements: As defined in Section 7.4.3.

Removal Date: The date of the consummation of the NNN Transition Community Transfer (as defined in the Master Agreement).
Removal Facility: The Facility described on Exhibit A-2 attached hereto. Removal Facility Operator: The Person comprising Lessee that operates the
Removal Facility pursuant to this Lease.

Removal Facility Owner: The Person comprising Lessor that owns the Leased Property of the Removal Facility.

Rent: Collectively, the Minimum Rent, Additional Charges and all other amounts payable under this Lease.

Rent Year: (i) For the Applicable Facilities, the period commencing on the Commencement Date and ending on March 31, 2020, and each subsequent Rent Year shall be the period of twelve (12) full calendar months after the last day of the prior Rent Year (i.e., each period from April 1 of a calendar year through March 31 of the following calendar year); provided, however, that in each case, the last Rent Year may be a period of less than twelve (12) full calendar months and shall end on the last day of the Term and (ii) for the Removal Facility, each Lease Year.

Replacement Reserve: As defined in Section 9.5.1.

Request for Reimbursement: With respect to each Planned Capital Refurbishment Project for an Applicable Facility, certificates of Lessee and, to the extent applicable, the Architect, in each case on the appropriate AIA form, including form G702 together with attached AIA form G703 (or equivalent, which AIA form G703 or equivalent shall be modified to include columns for the original estimate of scheduled values for each line item, changes to the scheduled values for each line item and a revised scheduled value for each line item after any such change) and/or such other form(s) as Lessor may hereafter reasonably request which shall: (i) set forth the Persons to whom money was owed, and the amounts owed and paid to each, in connection with such Planned Capital Refurbishment Project; (ii) certify among other things that such amounts represent payments due for services actually rendered or materials actually acquired or furnished in connection with the construction/performance of such Planned Capital Refurbishment Project;
(iii) state that all Capital Project Costs for such Planned Capital Refurbishment Project (or portion thereof for which reimbursement is being sought) have been paid in full (subject to any retainage) and that the Planned Capital Refurbishment Project has been completed in accordance with Section 9.8.4; (iv) be accompanied by copies of billing statements, fee schedules, documentation supporting all costs for which reimbursement is being sought, copies of all subcontracts not previously submitted and vouchers or invoices from the Persons named therein, in form reasonably satisfactory to Lessor; and (v) to the extent requested by Lessor and applicable based on the nature of such Planned Capital Refurbishment Project, be accompanied by appropriate lien waivers of all lien rights with respect to such Planned Capital Refurbishment Project for which reimbursement is being sought (to the extent not previously received by Lessor) executed by the General Contractor (if any) and all contractors, subcontractors, mechanics, materialmen and other Persons with such lien rights and whose charges are greater than Fifty Thousand Dollars ($50,000) (and upon completion of such Planned Capital Refurbishment Project and payment of all such persons, and request of Lessor, Lessee shall provide final and unconditional lien waivers); provided, however, that a Request for Reimbursement with respect to a Planned Capital Refurbishment Project shall in no event require any certification from an Architect if an Architect has not been engaged by or on behalf of Lessee or any of its Affiliates in connection therewith.

Required Governmental Approvals: With respect to each Facility, all licenses, permits, accreditations, authorizations and certifications from any Governmental Authority which are material to or required for (i) the operation of such Facility and any Capital Addition thereto for its Primary Intended Use in accordance with all applicable, material Legal Requirements, including, without limitation, material state facility licenses, certificates of need, permits, provider agreements and accreditations or certifications from Medicare and/or Medicaid, and (ii) for any other use conducted on the Leased Property of such Facility and any Capital Additions thereto as may be permitted from time to time hereunder in accordance with all applicable, material Legal Requirements.

Required Maintenance Project: As defined in Section 44.1.4.

Restricted Area: Any area lying within a [***] mile radius measured outward from the outside boundaries of the Land on which any Facility is located. All distances shall be measured on a straight-line (rather than on a driving-distance) basis.
Restriction Period: As defined in Section 7.4.2. Restructured Manager: As defined in Section 24.1.11.

Restructuring Transaction: Brookdale and/or any Affiliates of Brookdale (a) leasing owned facilities and subleasing leased facilities to an Affiliate of Brookdale, (b)

transferring management of owned and leased facilities to any third party (whether or not an Affiliate of Brookdale), whether by entering into management agreements or by the distribution, sale, or other assignment of management entities or management agreements and/or other transfers or dispositions, (c) causing the owned facilities or the leasehold interests in the leased facilities, and/or the management related thereto, to be owned directly or indirectly by any joint venture in which Brookdale or any Affiliate of Brookdale is a direct or indirect member and/or (d) otherwise restructuring the ownership or management of any one or more facilities or taking any other actions reasonably necessary or appropriate to permit Brookdale, any Affiliate of Brookdale, or any joint venture partner of Brookdale or such Affiliate to qualify for taxation as a REIT; provided, however, that none of the foregoing shall involve (i) the direct assignment of any interest in this Lease or a direct transfer of the Leased Property other than an assignment of this Lease and/or transfer of the Leased Property to an Affiliate of Brookdale (it being understood that subleases of the Leased Property are not deemed to be an assignment of an interest in this Lease for purposes of this clause (i)) or (ii) a transfer of any of Lessee’s Personal Property, Intangible Property or other property in which Lessor is granted a security interest in accordance with the provisions of this Lease (except transfers (x) to an Affiliate of Brookdale, or (y) pursuant to a sublease to a subtenant, or (with respect to management related personalty) pursuant to an agreement with a manager who grants a security interest solely in respect of any such transferred property and, in the case of the subtenant and the manager, agrees at the end of the Term to turn such transferred property over to Lessor in a manner consistent with that in which Lessee would have been obligated to do so pursuant to Sections 6.3 and 45.1.4).

SEC: Securities and Exchange Commission.

Second Extended Term: With respect to the Applicable Facilities, the second ten

(10)	year extension of the Term.
Security Deposit: As defined in Section 44.1.7. Separated Property: As defined in Section 31.2. Separation Event:
(i)    The sale, conveyance or other transfer by Lessor of all or any portion of its interest in the Leased Property of one (1) or more Facilities;

(ii)    The sale, conveyance or other transfer of all or any portion of the stock, partnership, membership or other equity interests in Lessor;

(iii)    Any financing by Lessor or any Affiliate of Lessor of all or any portion of its interests in the Leased Property of one (1) or more Facilities, including through a Facility Mortgage, the pledge of the stock, partnership, membership or other equity interests in Lessor or other means; or

(iv)    The succession by any lender to Lessor or any Affiliate, whether directly or indirectly, to the interests of Lessor under this Lease, including through foreclosure or deed or other conveyance in lieu of foreclosure or in satisfaction of debt.

Shareholders’ Equity: With respect to any Person, the shareholders’, members’ or partners,’ beneficiaries’ or other equity of such Person, determined on a consolidated basis in accordance with GAAP.

Specified Assets: With respect to a Facility: (i) all of Lessee’s bank accounts, demand deposit accounts, insurance policies, cash (including petty cash), general intangibles, utility deposits, accounts receivable, credits against accounts payable, cash equivalents and securities, and all actions, suits, claims, rights and choses in action, and promissory notes; (ii) rights to payments, reimbursements or refunds from the United States of America, any state, any insurer, municipality, public utility or other agency, individual or entity, including, without limitation, real estate and personal property tax refunds, payments, rate adjustments, reimbursements and deposits with respect to the Facility which relate to the period prior to the sale or transition of such Facility to a Successor Operator; (iii) Lessee’s organizational documents, minute books and other books and records relating to Lessee as an entity; (iv) any assets that are not used or held for use exclusively with respect to the Facility, and any personal property in which Lessee has no interest, including all personal property owned by (A) the supplier, lessor, vendor, licensor or other party under any contracts, (B) any individuals employed at the Facility, (C) any residents, guests, licensees or invitees of the Facility, or (D) the counterparty to any lease; (v) all employee records (other than copies of physicals, Hepatitis B test, tuberculosis tests, and training records, which will be given to the Successor Operator pursuant to an operations transfer agreement), employee secondment agreements, employee agreements, employee manuals, employee training materials and video tapes, policies, procedures and materials related thereto with respect to the operation of the Facility; (vi) all healthcare manuals, policies, procedures and materials related thereto with respect to the Facility; (vii) all IT manuals, training materials and video tapes, policies, procedures and materials related thereto with respect to the operation of the Facility, check scanners, time clocks, TELS devices, iPads and Apple TV devices purchased by Lessee or its Affiliates as part of the resident program initiative, Chromebooks purchased by Lessee for the LMS system initiative, or PointClickCare, the InTouch (It’s Never 2 Late) systems, any leased or licensed computers, computer software, hard drives from any owned computers if there is a litigation hold in place (provided that in such event, such hard drives will either be erased or replaced with clean hard drives), computer disks and related items, routers, firewalls, managed switches, wireless access points and other leased information technology equipment and software leased to Lessee or its Affiliates and any proprietary data or other digital information created or modified by Lessee or its Affiliates; (viii) all of the following owned by Lessee, Brookdale, Emeritus Corporation or any of their respective Affiliates or Subsidiaries (including, without limitation, the names “Brookdale Senior Living Inc.,” “Brookdale”, “Emeritus” and any variation thereof (or in the case of clause (D) below, produced or procured by or for the benefit of such parties)): (A) tradenames and trademarks related to the corporate name of Lessee, Brookdale, Emeritus Corporation or any of their respective Affiliates or Subsidiaries, and related trademarks, service marks, trade dress, tradenames, fictitious names, corporate names, and registrations and applications for registration thereof, and all signs, signage, printed material and other items having such tradenames or trademarks or otherwise referring to Lessee or its Affiliates, (B) copyrights (registered or unregistered), registrations and applications for registration thereof, including all renewals, derivative works, enhancements, modifications, updates, new releases or other revisions thereof, (C) all proprietary software, email addresses, domain names, websites (including the content and source code thereof) and other intellectual property of Lessee, Brookdale, Emeritus Corporation or any of their respective Affiliates or Subsidiaries, and (D) all brochures, pamphlets, flyers, mailers and all other promotional material relating to the marketing and advertising of the Facility, all marketing and sales studies, referral leads, analyses and similar materials related to the Facility (other than (1) all of the business records which relate exclusively to the Facility and are necessary for the continued operation of the Facility, (2) all of the records or written documents physically located at the Facility and relating to residents and commercial tenants of such Facility, in the form in which such records or written documents are currently held, including transferring the Facility’s electronic medical record (in the manner set forth in any operations transfer agreement), (3) any active sales leads for the Facility, and the lead sources related thereto, in the format in which such sales leads and lead source are currently maintained for the Facility (but excluding leads from A Place For Mom and/or Caring.com, as applicable, if the Successor Operator does not have contracts in place with one or both of those lead aggregators), and (4) copies of employee physicals, Hepatitis B test, tuberculosis tests, and training records, and any other documents related to personnel files as required to be transferred to a Successor Operator pursuant to any applicable regulatory requirements) and the market or potential market therefor and any other materials, data or information related to prospective residents thereof; (ix) (A) all vendor or service arrangements for the benefit of multiple senior living communities, including the Facility and other communities owned, leased or managed by Brookdale or its Affiliates, including, without limitation, any national or regional contracts and/or leases negotiated by Lessee or Affiliates of Lessee, and (B) any leases, contracts, agreements (whether written or oral), warranties or guaranties relating to the Facility between Lessee or any resident at the Facility and any Affiliate of Lessee, and any of the members, partners, officers, managers or directors of Lessee, or any of their respective Affiliates, any immediate family member of any such members, partners, officers, managers or directors, or any Affiliate of the foregoing; (x) if applicable to such Facility, all accounts, enrollments, participation agreements, National Provider Identifier numbers, and provider numbers related to or associated with Medicaid; (xi) if applicable to such Facility, all National Provider Identifier numbers associated with Medicare; and (xii) all permits, licenses, approvals and authorizations issued, granted or given by or under the authority of any federal, state or local governmental or quasi-governmental agency, authority, official, tribunal, or Medicaid managed care organization relating in any way to the ownership or operation of the Facility and that are (A) not transferrable pursuant to applicable law or (B) issued (x) with respect to the Brookdale Health Services Program or (y) to any provider of services at the Facility (other than Lessee) for the purpose of providing services at the Facility and at other facilities (whether now or in the future).

State: Except as otherwise indicated herein, with respect to each Facility, the State or Commonwealth in which the Leased Property for such Facility is located.

Subsidiaries: Corporations, partnerships, limited liability companies, business trusts or other legal entities with respect to which a Person owns, directly or indirectly (including through one or more intermediaries), more than fifty percent (50%) of the voting stock or partnership, membership or other equity interest, respectively.

Successor Operator: As defined in Section 45.1.4.

Superior Lease: The lease described on Schedule 36.4 attached hereto and made a part hereof.

Superior Lessor: The lessor under the Superior Lease. Target Property: As defined in Section 18.3.

Term: The Initial Term, and any Extended Terms thereof, as applicable, unless earlier terminated pursuant to the provisions hereof.
Third Appraiser: As defined in Section 34.1.1. Transfer: As defined in Section 24.1.1.

Transfer Consideration: With respect to any Transfer constituting a Master Sublease of a Facility, “Transfer Consideration” shall mean fifty percent (50%) of the positive difference, if any, between the Fair Market Rental and the Allocated Minimum Rent payable by Lessee under this Lease determined on a monthly basis with respect to such Facility, prorating such Allocated Minimum Rent as appropriate, if less than all of the applicable Facility is Master Subleased. Fifty percent (50%) of such positive difference shall be paid by Lessee to Lessor monthly when the Allocated Minimum Rent is due for such Facility; provided, however, that in no event shall the total Transfer Consideration to which Lessor is entitled in connection with any such Master Sublease exceed the Total Consideration (as hereinafter defined) payable directly or indirectly to Lessee, to any Controlling Person(s) or to any other Person in exchange for, in connection with, related to or arising out of the transaction(s) as to which such Master Sublease is a part. With respect to any other Transfer relating to any Facility or all Facilities (i.e., a Transfer other than pursuant to a Master Sublease), “Transfer Consideration” shall mean fifty percent (50%) of the positive Leasehold FMV of such Facility(ies); provided, however, that in no event shall the total Transfer Consideration to which Lessor is entitled in connection with any such other Transfer exceed the Total Consideration payable directly or indirectly to Lessee, to any Controlling Person(s) or to any other Person in exchange for, in connection with, related to or arising out of the transaction(s) as to which such other Transfer is a part. As used herein, the term “Total Consideration” shall mean and include money and the fair market value of any services, property and other things of value, including payment of costs, cancellation or forgiveness of indebtedness, discounts, rebates, barter and the like. For purposes of Section 24.1.2.2 and the payment of Transfer Consideration to Lessor as provided in this Lease, if any Transfer Consideration otherwise payable is due from and based on Total Consideration payable to Lessee, any Controlling Person(s) or to any other Person in exchange for, in connection with, related to or arising out of such Transfer as provided above, (a) where such Total Consideration is payable on a deferred basis (the “Deferred Total Consideration”), then the amount of the Transfer Consideration due from and based on any such Deferred Total Consideration shall be payable to Lessor as and when paid to Lessee, to any Controlling Person(s) or to any such other Person or (b) where such Total Consideration is payable in a form other than immediately available cash, then the amount of Transfer Consideration due from and based on the fair market value of such non-cash Total Consideration shall be payable to Lessor in the form of immediately available cash promptly following receipt by or credit to Lessee, any Controlling Person(s) or any such other Person of such non-cash Total Consideration. Lessee acknowledges and agrees that the terms under which Lessor is entitled to the payment of Transfer Consideration pursuant to this Lease and the amount thereof has been freely negotiated and represents a fair and equitable division with Lessor of the consideration payable in connection with a Transfer taking into account, among other things, Lessor’s investment in the Leased Property, the terms of this Lease and the inherent risks of owning and leasing real property.

Unsuitable for Its Primary Intended Use: With respect to each Facility, a state or condition of such Facility such that by reason of damage or destruction or Condemnation, in the good faith judgment of Lessor, such Facility cannot be operated on a commercially practicable basis for its Primary Intended Use.

Windstorm and Flood Insurance: As defined in Section 13.4.

ARTICLE III.

3.1    Rent. Lessee shall pay to Lessor in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset or deduction, the amounts set forth hereinafter as Minimum Rent during the Term. Payments of Minimum Rent shall be made by wire transfer of funds initiated by Lessee to Lessor’s account or to such other Person as Lessor from time to time may designate in writing. For the avoidance of doubt, Lessee shall have no right to prepay all or any portion of the Rent hereunder prior to the Commencement Date.

3.1.1    Minimum Rent. From and after the Commencement Date and continuing through the Term, Lessee shall pay to Lessor Minimum Rent monthly, in advance on or before the first day of each calendar month, at an annual amount equal, in the aggregate, to the sum of the amounts set forth for all of the Facilities under the heading “Initial Annual Allocated Minimum Rent” on each of Exhibit A-1 and Exhibit A-2 attached hereto, as such amounts shall be increased from time to time in accordance with Section 3.1.2 (such amounts, as the same may have been increased in accordance with Section 3.1.2, the “Minimum Rent”). Such Minimum Rent shall be allocated or attributed for certain purposes of this Lease to the Facilities in the respective amounts set forth in Exhibit A-1 and Exhibit A-2 attached hereto, as such amounts may be increased from time to time in accordance with Section 3.1.2 (the applicable amount set forth in Exhibit A-1 and Exhibit A-2, as the case may be, for any Facility, as the same may have been increased in accordance with Section 3.1.2, the “Allocated Minimum Rent”). Notwithstanding anything to the contrary contained in this Article III, any increase in Minimum Rent with respect to the Removal Facility shall be subject to the terms of Section 1.2(c) of the Master Agreement.

3.1.2	Increases to Minimum Rent.

(a)    Subject to pro-ration as set forth in Section 3.1.3 below, the initial Minimum Rent shall be equal to the sum of the amounts set forth for all of the Facilities under the heading “Initial Annual Allocated Minimum Rent” on each of Exhibit A-1 and Exhibit A-2 attached hereto. Thereafter, and subject to any increases on account of any Capital Project Funding Amounts funded by Lessor for any Applicable Facility pursuant to Section 3.1.2(b) below, the Minimum Rent for each subsequent month shall be equal to the sum of the Allocated Minimum Rent for each Facility for such month, as the same may be increased for all Facilities at the commencement of each new Rent Year pursuant to the terms set forth in Schedule 3.1.2 attached hereto. If any increase in Allocated Minimum Rent for any Facility as provided for in this Section 3.1.2 (a) or Schedule 3.1.2 attached hereto shall not have been made at the commencement of the applicable Rent Year, Lessee shall continue to pay monthly Allocated Minimum Rent for such Facility and Minimum Rent for all Facilities at the last rate applicable until Lessee receives Lessor’s written notice as to such increase. Within ten (10) days after Lessee’s receipt of Lessor’s notice, Lessee shall pay to Lessor an amount equal to the new monthly Allocated Minimum Rent for such Facility and Minimum Rent for all Facilities times the number of months from the commencement of the then current Rent Year to the date of receipt of Lessor’s notice, less the aggregate amount paid by Lessee on account of monthly Allocated Minimum Rent for such Facility and Minimum Rent for all Facilities for the same period. Thereafter, Lessee shall pay monthly Allocated Minimum Rent for such Facility and Minimum Rent for all Facilities for the applicable period at the new rate set forth in Lessor’s notice.

(b)    If at any time Lessor funds any portion of the Capital Project Lessor Funding Amount with respect to an Applicable Facility in accordance with Section 9.8, the then-current Allocated Minimum Rent for such Applicable Facility (and the then-current Minimum Rent for all Facilities) shall be increased for such Applicable Facility on the date of such funding (with respect to periods from and after the date of such funding) by an amount equal to the product of (a) the amount so funded and (b) the Lease Rate. No such increase in Allocated Minimum Rent for any Facility pursuant the previous sentence shall be payable until Lessee receives Lessor’s written notice as to such increase. Within ten (10) days after Lessee’s receipt of Lessor’s notice, Lessee shall pay to Lessor an amount equal to the new monthly Allocated Minimum Rent for such Applicable Facility and Minimum Rent for all Facilities for the period from and after the date of the funding of such portion of the Capital Project Lessor Funding Amount less the aggregate amount paid by Lessee on account of monthly Allocated Minimum Rent for such Applicable Facility and Minimum Rent for all Facilities for the same period. Thereafter, Lessee shall pay monthly Allocated Minimum Rent for such Applicable Facility and Minimum Rent for all Facilities for the applicable period at the new rate set forth in Lessor’s notice until any further increase pursuant to this Section 3.1.2(b) or Section 3.1.2(a) above. For avoidance of doubt, an increase in the Allocated Minimum Rent for any Applicable Facility and Minimum Rent for all Facilities pursuant to this Section 3.1.2(b) shall be in addition to any increase upon the commencement of each Rent Year pursuant to Section 3.1.2(a). Accordingly, by way of example, if Allocated Minimum Rent for any applicable Facility increases as a result of Lessor funding any portion of the Capital Project Lessor Funding Amount with respect to an Applicable Facility at any time during a Rent Year, such increased Allocated Minimum Rent and Minimum Rent for all Facilities shall nevertheless also cumulatively increase upon the commencement of the new Rent Year immediately following such funding.

3.1.3    Rent Pro-Rations. Notwithstanding any contrary provision of Section 3.1, (i) the first monthly payment of Minimum Rent shall be payable on the Commencement Date (prorated as to any partial calendar month at the beginning of the Term),
(ii) the last monthly payment of Minimum Rent shall be prorated as to any partial calendar month at the end of the Term, and (iii) in the event that the first day of any calendar month is not a Business Day, then such payment shall be due on the next Business Day immediately following such first day of the subject calendar month.

3.2    Additional Charges. In addition to the Minimum Rent, (i) subject to Article XII regarding permitted contests, Lessee shall also pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions which Lessee assumes or agrees to pay under this Lease in accordance with the terms hereof; and (ii) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (i) above, Lessee shall also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (i) and (ii) above being referred to herein collectively as the “Additional Charges”), and Lessor shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent.

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3.3	Late Payment of Rent.

LESSEE HEREBY ACKNOWLEDGES THAT LATE PAYMENT BY LESSEE TO LESSOR OF RENT WILL CAUSE LESSOR TO INCUR COSTS NOT CONTEMPLATED HEREUNDER, THE EXACT AMOUNT OF WHICH IS PRESENTLY ANTICIPATED TO BE EXTREMELY DIFFICULT TO ASCERTAIN. ACCORDINGLY, IF ANY INSTALLMENT OF RENT OTHER THAN ADDITIONAL CHARGES PAYABLE TO A PERSON OTHER THAN LESSOR SHALL NOT BE PAID WITHIN FIVE (5) BUSINESS DAYS AFTER ITS DUE DATE, LESSEE WILL PAY LESSOR ON DEMAND A LATE CHARGE EQUAL TO THE LESSER OF (I) THREE PERCENT (3%) OF THE AMOUNT OF SUCH INSTALLMENT OR
(II)THE MAXIMUM AMOUNT PERMITTED BY LAW. THE PARTIES AGREE THAT THIS LATE CHARGE REPRESENTS A FAIR AND REASONABLE ESTIMATE OF THE COSTS THAT LESSOR WILL INCUR BY REASON OF LATE PAYMENT BY LESSEE. THE PARTIES FURTHER AGREE THAT SUCH LATE CHARGE IS RENT AND NOT INTEREST AND SUCH ASSESSMENT DOES NOT CONSTITUTE A LENDER OR BORROWER/CREDITOR RELATIONSHIP BETWEEN LESSOR AND LESSEE. IN ADDITION, THE AMOUNT UNPAID, INCLUDING ANY LATE CHARGES, SHALL BEAR INTEREST AT THE OVERDUE RATE COMPOUNDED MONTHLY FROM THE DUE DATE OF SUCH INSTALLMENT TO THE DATE OF PAYMENT THEREOF, AND LESSEE SHALL PAY SUCH INTEREST TO LESSOR ON DEMAND. THE PAYMENT OF SUCH LATE CHARGE OR SUCH INTEREST SHALL NOT CONSTITUTE WAIVER OF, NOR EXCUSE OR CURE, ANY DEFAULT UNDER THIS LEASE, NOR PREVENT LESSOR FROM EXERCISING ANY OTHER RIGHTS AND REMEDIES AVAILABLE TO LESSOR.
LESSOR’S INITIALS:      LESSEE’S INITIALS:

3.4    Net Lease. This Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease. The Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount or benefit (as applicable), of the installments of Minimum Rent and Additional Charges throughout the Term.

3.5    Personal Property. Lessor and Lessee agree that the fair market value of Lessor’s Personal Property leased hereunder at each Facility does not exceed [***] of the total fair market value of all of the property leased hereunder at the Facility (including real property, improvements, fixtures and personal property).

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ARTICLE IV.

4.1    Impositions.

4.1.1    Subject to Article XII regarding permitted contests, Lessee shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost is added for nonpayment. Lessee shall make such payments directly to the taxing authorities where feasible, and promptly furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. Subject to Article XII regarding permitted contests, Lessee’s obligation to pay Impositions shall be absolutely fixed upon the date such Impositions become a lien upon the Leased Property, any Capital Additions or any part(s) thereof. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments, whether or not interest shall accrue on the unpaid balance of such Imposition, Lessee may pay the same, and any accrued interest on the unpaid balance of such Imposition, in installments as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto.

4.1.2    Lessor shall prepare and file all tax returns, extensions and reports in compliance with all material Legal Requirements with respect to Lessor’s net income, gross receipts, franchise taxes and taxes on its capital stock, and Lessee shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Leased Property, all Capital Additions, Lessee’s Personal Property and Intangible Property. Any refund due from any taxing authority in respect of any Imposition paid by Lessee shall be paid over to or retained by Lessee for so long as no Master Lease Event of Default or, with respect to the applicable Facility as to which Imposition relates, any Facility Default, shall have occurred hereunder and be continuing; provided, however, that if a Master Lease Event of Default or, with respect to the applicable Facility as to which Imposition relates, any Facility Default, has occurred hereunder and is continuing, then such refund shall be paid over to or retained by Lessor and applied to the payment of Lessee’s obligations under this Lease in such order of priority as Lessor shall determine.
4.1.3    Lessor and Lessee shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property and all Capital Additions as may be necessary to prepare any required returns and reports. If any property covered by this Lease is classified as personal property for tax purposes, Lessee, to the extent required to comply with Legal Requirements, shall file all personal property tax returns in such jurisdictions in compliance with all material Legal Requirements. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Lessor is legally required to file personal property tax returns and to the extent practicable, Lessee shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Lessee to file a protest.

4.1.4    Lessee may, upon notice to Lessor, at Lessee’s option and at Lessee’s sole cost and expense, protest, appeal, or institute such other proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal property assessments and Lessor, at Lessee’s expense as aforesaid, shall reasonably cooperate with Lessee in such protest, appeal, or other action but at no cost or expense to Lessor. Billings for reimbursement by Lessee to Lessor of personal property or real property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property with respect to which such payments are made.

4.1.5    Lessor shall give prompt notice to Lessee of all Impositions payable by Lessee hereunder of which Lessor has knowledge (including, without limitation, those in respect of which Lessor has received written notice), but Lessor’s failure to give any such notice shall in no way diminish Lessee’s obligations hereunder to pay such Impositions.

4.1.6    Impositions imposed or assessed in respect of the tax-fiscal period during which the Term terminates with respect to any Facility shall be adjusted and prorated between Lessor and Lessee with respect to such Facility, whether or not such Imposition is imposed or assessed before or after such termination, and Lessee’s obligation to pay its prorated share thereof shall survive such termination with respect to such Facility.

4.2    Utility Charges. Lessee shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property and all Capital Additions. Lessee shall also pay or reimburse Lessor for all out-of-pocket costs and expenses of any kind whatsoever which at any time with respect to the Term hereof may be imposed against Lessor by reason of any of the covenants, conditions and/or restrictions affecting the Leased Property, any Capital Additions and/or any part(s) thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits the Leased Property and/or any Capital Additions, including any and all out-of-pocket costs and expenses associated with any utility, drainage and parking easements.

4.3    Insurance Premiums. Lessee shall pay or cause to be paid all premiums for the insurance coverage required to be maintained by Lessee hereunder.

4.4	Impound Accounts.

4.4.1    Upon the occurrence and during the continuance of a Real Estate Tax Impound Account Trigger Event, Lessee shall deposit, at the time of any payment of Minimum Rent, an amount equal to one-twelfth (1/12th) of Lessee’s estimated annual Impositions relating to real estate taxes, of every kind and nature, required pursuant to Section 4.1 in a segregated, interest bearing tax impound account as directed by Lessor. Such amounts shall be applied to the payment of the obligations in respect of which said amounts were deposited in such order or priority as Lessor shall determine, on or before the respective dates on which the same or any of them would become delinquent. Nothing in this Section 4.4.1 shall be deemed to affect any other right or remedy of Lessor hereunder.

4.4.2    Upon the occurrence and during the continuance of an Insurance Premium Impound Account Trigger Event, Lessee shall deposit at the time of any payment of Minimum Rent, an amount equal to one-twelfth (1/12th) of Lessee’s estimated annual insurance premiums required pursuant to Section 4.3 in a segregated, interest bearing insurance impound account as directed by Lessor. Such amounts shall be applied to the payment of the obligations in respect of which said amounts were deposited in such order or priority as Lessor shall determine, on or before the respective dates on which the same or any of them would become delinquent.

Nothing in this Section 4.4.2 shall be deemed to affect any other right or remedy of Lessor hereunder.

4.4.3    No amount deposited with Lessor or into an impound account established pursuant to this Section 4.4 shall be or be deemed to be escrow or trust funds, provided that all amounts deposited with Lessor shall be held in segregated, interest-bearing accounts as designated by and under the control of Lessor. Lessee shall be entitled to have interest earned on funds deposited into an impound account established pursuant to this Section 4.4 (but Lessor shall have no obligation to provide any specified rate of return and shall have no liability to Lessee with respect to the amount of any such interest earned on such deposits). Any amounts deposited with Lessor or contained in any impound account established pursuant to this Section 4.4 shall be solely for the protection of Lessor and the Leased Property and entail no responsibility on Lessor’s part beyond the timely application of such amounts as provided above. The cost of administering any impound accounts shall be paid by Lessee. In the event of a transfer of Lessor’s interest in the Leased Property of any Facility or an assignment of Lessor’s interest in this Lease with respect to any Facility, Lessor shall transfer to the transferee the amounts deposited by Lessee in any impound account established by Lessor pursuant to this Section 4.4 with respect to such Facility and thereupon shall, without any further agreement between the parties, be released by Lessee from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of such amounts to such a transferee/assignee. The amounts deposited by Lessee (or by a transferee of Lessor’s interest, as described above) in any impound account established by Lessor pursuant to this Section 4.4 may also be assigned as security in connection with a Facility Mortgage, provided that the same shall be subject to the terms of any applicable subordination and non-disturbance agreement entered into between Lessee and the applicable Facility Mortgagee. Nothing contained in this Section 4.4.3 shall be deemed to affect any other right or remedy of Lessor hereunder.

4.5    Tax Service. During the Term, to the extent in Lessee’s possession, Lessee shall provide Lessor with copies of reports provided by a third party tax reporting service or consultant monitoring the timely payment of Impositions by Lessee under this Lease promptly upon Lessor’s request for such reports, but in no event more frequently than quarterly. Notwithstanding the foregoing, Lessor shall retain the right at any time during the Term, at its election and expense, to separately engage a third party tax reporting service or consultant for the purpose of monitoring the timely payment of Impositions by Lessee under this Lease and Lessee shall reasonably cooperate with Lessor and any such a third party tax reporting service or consultant engaged by Lessor.

ARTICLE V.

5.1    No Termination, Abatement, etc. Except as otherwise specifically provided in this Lease, Lessee shall remain bound by this Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as otherwise specifically provided in this Lease, the respective obligations of Lessor and Lessee shall not be affected by reason of (i) any damage to or destruction of the Leased Property, any Capital Additions and/or any part(s) thereof from whatever cause and/or any Condemnation of the Leased Property, any Capital Additions and/or any part(s) thereof; (ii) the lawful or unlawful prohibition of, or restriction upon, Lessee’s use of the Leased Property, any

Capital Additions and/or any part(s) thereof, or the interference with such use by any Person (other than Lessor in contravention of this Lease) or by reason of eviction by paramount title; (iii) any claim that Lessee has or might have against Lessor by reason of any default or breach of any warranty by Lessor hereunder or under any other agreement between Lessor and Lessee or to which Lessor and Lessee are parties (except, and then only to the extent that, Lessor’s actions materially and adversely impair Lessee’s use or operation of a Facility in contravention of this Lease); (iv) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor; or (v) for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Lessee from any such obligations as a matter of law. Lessee hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Lease or quit or surrender the Leased Property, any Capital Additions and/or any part(s) thereof; or (b) which may entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder, except as otherwise specifically provided in this Lease. The obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default.

5.2    Termination with Respect to Fewer than All of the Facilities. Wherever in this Lease the action of terminating the Lease with respect to any Facility (or action of similar import) is discussed, such action shall mean the termination of Lessee’s rights in and to the Leased Property relating to such Facility. Notwithstanding anything in this Lease to the contrary, if this Lease shall expire or be terminated by Lessor or Lessee with respect to any Facility in accordance with the terms and provisions of this Lease, such expiration or termination shall not affect the applicable Term of this Lease with respect to the balance of the Facilities not so expiring or being terminated, and this Lease shall continue in full force and effect with respect to each other such Facility, except that the total Minimum Rent payable hereunder shall be reduced by the amount of Allocated Minimum Rent with respect to such Facility as to which this Lease has so expired or been terminated. Nothing contained in this Section 5.2 shall serve in any way (a) to limit Lessor’s ability, pursuant to and solely in accordance with Section 16.2.1 below, to terminate this Lease with respect to any or all of the Facilities if a Master Lease Event of Default shall have occurred under this Lease, regardless of whether such Master Lease Event of Default emanated primarily from a single Facility, or (b) in the event of any termination because of an Event of Default, to recover damages or otherwise exercise its remedies with respect to such Facility(ies) as provided in Article XVI.

5.3    Early Termination with Respect to More than One of the Facilities. In the event that Lessor exercises its right pursuant to a provision of this Lease to terminate this Lease with respect to more than one of the Facilities prior to the expiration of the Term, Lessor may effectuate such termination in stages (such that the Lease terminates with respect to different Facilities on different dates) so as to facilitate the orderly transfer of the operations of each Facility to a Successor Operator . Notwithstanding the foregoing, in the event of an early termination by reason of Section 44.1.6 or Section 44.1.8, Lessor shall complete all stages of such termination within twelve (12) months after the date of Lessor’s election to terminate this Lease; provided, however, that if a Successor Operator has applied for Required Governmental Approvals within the initial twelve (12) month period but the same have not been obtained by such Successor Operator, Lessor shall be entitled to an additional six (6) month period to complete such termination.

ARTICLE VI.

6.1    Ownership of the Leased Property. Lessee acknowledges that the Leased Property is the property of Lessor and that Lessee has the right to the exclusive possession and use of the Leased Property only upon the terms and conditions of this Lease. Upon the expiration or earlier termination of this Lease with respect to any Facility, Lessee shall, at its expense, repair and restore the Leased Property relating to such Facility to the condition required by Section 9.1.4.

6.2    Personal Property. During the Term, Lessee shall, as necessary to operate and maintain each Facility in accordance with all material terms of this Lease, and at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of Lessee’s Personal Property and replacements thereof which shall be the property of and owned by Lessee. Except as provided in Sections 6.3 and 16.9, Lessor shall have no rights to Lessee’s Personal Property or Intangible Property. With respect to each Facility, Lessee shall provide and maintain during the entire Term applicable to such Facility all Personal Property necessary in order to operate such Facility (i) in compliance with all Required Governmental Approvals, and (ii) in material compliance with all Legal Requirements and all Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use. In addition, Lessee shall (at its own expense and subject to the immediately preceding sentence) be permitted to replace, modify, alter or substitute any of Lessor’s Personal Property that has become obsolete or worn out with personal property of equal or better quality. Any such replacements, modifications, alterations or substitutions (whether or not upgrades thereof) shall become Lessor’s Personal Property.

6.3    Transfer of Personal Property and Capital Additions to Lessor. Upon the expiration or earlier termination of this Lease with respect to any Facility (unless such termination is the result of Lessee’s purchase of such Facility), all Capital Additions not owned by Lessor shall become the property of Lessor, free of any encumbrance, and all or any portion of Lessee’s Personal Property (including motor vehicles owned or leased by Lessee that are used to transport residents/patients (provided, however, it is understood that the transfer of any leased motor vehicle, shall be subject to any financing obtained in connection with leasing such motor vehicle, provided, further, Lessor shall terminate such lease and acquire such motor vehicle pursuant to the terms of such lease upon such lease terminating with respect to the applicable Facility), but excluding, for the avoidance of doubt, Lessee’s Intangible Property) relating to such Facility shall, if so elected by Lessor, become the property of Lessor, free of any encumbrance, and Lessee shall execute all documents and take any actions reasonably necessary to evidence such ownership and discharge any encumbrance thereon; provided that the foregoing shall not derogate from the provisions of Section 45.1.4. If Lessor does not so elect to acquire any portion of the Lessee’s Personal Property, Lessee shall remove any such items of Lessee’s Personal Property that Lessor has not so elected to acquire upon such expiration or earlier termination of this Lease. Notwithstanding the foregoing or anything to the contrary in this Lease, upon the expiration or earlier termination of this Lease with respect to any Facility, Lessor shall not be obligated to reimburse Lessee for any replacements, rebuildings, alterations, additions, substitutions, and/or improvements that are surrendered as part of or with the Leased Property or Capital Additions of such Facility. For purposes of this Section 6.3 only, “Lessee’s Personal Property” shall not include any Lessee’s Excluded Assets.

ARTICLE VII.

7.1    Condition of the Leased Property. Lessee acknowledges receipt and delivery of possession of the Leased Property and confirms that Lessee has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease. Regardless, however, of any examination or inspection made by Lessee and whether or not any patent or latent defect or condition was revealed or discovered thereby, Lessee is leasing the Leased Property “AS IS” in its condition as of the Existing Lease Commencement Date and as of the Commencement Date. Lessee waives any claim or action against Lessor in respect of the condition of the Leased Property including any defects or adverse conditions not discovered or otherwise known by Lessee as of the Existing Lease Commencement Date or the Commencement Date. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS TITLE, FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, MOLD OR MOLD CONDITION, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY LESSEE INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY (I) ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS AND (II) MOLD REMEDIATION AND COMPLIANCE WITH ALL MOLD REMEDIATION REQUIREMENTS.

7.2	Use of the Leased Property.

7.2.1    Lessee covenants that it will obtain and maintain (or, in the case of any Facility in respect of which a Master Sublease or management agreement permitted without Lessor’s consent under Sections 24.1.1 and 24.1.12 is in effect between Lessee and any of its Affiliates, cause such Affiliate to obtain and maintain) all Required Governmental Approvals with respect to each Facility (including for any Capital Additions to such Facility).

7.2.2    Lessee shall use or cause to be used the Leased Property, all Capital Additions and the improvements thereon of each Facility only for the Primary Intended Use of such Facility and for no other uses, except for areas reasonably required for office, storage space or ancillary service uses incidental to the Primary Intended Use. No change to the Primary Intended Use of any Facility shall be permitted hereunder without the prior written consent of Lessor, which consent may be granted or withheld in Lessor’s reasonable discretion.

7.2.3	Subject to any reasonable interruptions in operations as a result of
(i)    casualty or condemnation and the restoration thereof in accordance with the applicable provisions of Article XIV and/or Article XV hereof, or (ii) the remediation of any environmental condition in accordance with the applicable provisions of Section 37.3 hereof, Lessee shall operate continuously the entire Leased Property and all Capital Additions of each Facility in accordance with the Primary Intended Use of such Facility. Lessee shall devote the entirety of each Facility and all Capital Additions thereto to the Primary Intended Use, except for areas reasonably required for office, storage space or ancillary service uses incidental to the Primary Intended Use. Lessee shall not modify the services offered or, except as permitted in Section 7.4 hereof, take any other action (e.g., removing patients or residents from any Facility or directing patients or residents, or prospective patients or residents, to another facility) which would materially reduce Gross Revenues or the Fair Market Value of any Facility.

7.2.4    Lessee shall conduct its business at each Facility in conformity with standards that meet or exceed the standards of such Facility’s operations as of the Commencement Date and in a manner consistent with normal and customary standards of patient or resident care practice (as the same may change from time to time during the Term) provided in similar facilities in the State.

7.2.5    Lessee shall not commit any physical waste on the Leased Property and/or on or to any Capital Additions.

7.2.6    Lessee shall not permit the Leased Property, any Capital Additions, or any part(s) thereof, or Lessee’s Personal Property, to be used in such a manner as (i) is reasonably likely to impair Lessor’s title thereto or to any portion thereof or (ii) may make reasonably likely a claim of adverse use or possession, or an implied dedication of the Leased Property, any Capital Additions or any part(s) thereof.

7.3    Lessor to Grant Easements, Etc. Lessor shall, from time to time so long as no Master Lease Event of Default or, with respect to the applicable Facility as to which such request is being made, any Facility Default, has occurred and is continuing, at the request of Lessee and at no cost or expense to Lessor, but subject to the approval of Lessor, which approval shall not be unreasonably withheld, conditioned or delayed, (i) grant easements and other rights in the nature of easements; (ii) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property; (iii) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes; (iv) execute petitions to have the Leased Property annexed to any municipal corporation or utility district; (v) execute amendments to any covenants, conditions and restrictions affecting the Leased Property; and (vi) execute and deliver to any Person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers to the extent of its interest in the Leased Property, but only upon delivery to Lessor of an Officer’s Certificate stating that such grant release, dedication, transfer, petition or amendment is either reasonably necessary for the use, maintenance and/or operation of the Leased Property or would not be detrimental to the proper conduct of the Lessee’s business and, in each case, would not be reasonably expected to materially reduce the value of the Leased Property.

7.4    Preservation of Facility Value. Lessee acknowledges that a fair return to Lessor on its investment in the Leased Property is dependent, in part, on the concentration during the Term of, as applicable, the senior housing businesses of the Lessee Parties in the geographical area of the Leased Property. Lessee further acknowledges that diversion of residents and/or patients, as applicable, from any Facility to other facilities and/or reemployment by Lessee of management or supervisory personnel working at any Facility following the expiration or earlier termination of this Lease at other facilities owned, operated or managed, whether directly or indirectly, by the Lessee Parties could reasonably be expected to have a material adverse impact on the value and utility of the Leased Property and all Capital Additions. Lessor and Lessee agree as follows:
7.4.1    Unless approved by Lessor in its sole and absolute discretion, Lessee shall not, and shall not permit any of its Affiliates to, participate directly or indirectly, at any time during the Term (other than the last [***] Years of the Term, which shall be governed by Section 7.4.2), in the de novo development or construction of any Competing Community; provided, however, that the foregoing prohibition shall not be deemed (x) to apply to any de novo development or construction of any Competing Community in which any party to a Permitted Transaction (or its Affiliates) other than Lessee or any of its Affiliates (before giving effect to such Permitted Transaction) is engaged on the date on which such Permitted Transaction is consummated (including, without limitation, any de novo development or construction of such Competing Communities in the design development or permitting phase on such date), or (y) to restrict any expansion, repositioning or redevelopment of (i) any Competing Community identified on Schedule 7.4.1 hereto or described in clause (ii) of the second sentence of Section 7.4.2 or
(ii)    any Competing Community in which Lessee or any of its Affiliates acquires any fee, leasehold, management or other interest, directly or indirectly, by operation of law or otherwise, including pursuant to a Permitted Transaction (provided that Lessee or its Affiliate(s) shall have first notified Lessor in writing of its or its Affiliate’s intentions to so acquire such fee, leasehold, management or other interest in such Competing Community).

7.4.2    During the last [***] years of the Term (as such period may change following any extension of the Term permitted by the terms of this Lease from time to time, the “Restriction Period”), none of the Lessee Parties, directly or indirectly, shall acquire the operation, ownership, management or any ownership interest in any Competing Community providing services or goods similar to those provided in connection with such Facility and its Primary Intended Use. Notwithstanding the foregoing, this Section 7.4.2 shall not be deemed violated (i) with respect to any such Competing Community owned, leased, operated or managed by Brookdale or its Affiliates, or in which any of Brookdale or its Affiliates has any ownership interest, as of the commencement of the applicable Restriction Period, (ii) with respect to such Competing Communities owned, leased, operated or managed by Lessor or any Affiliate of Lessor that are (or were during the term of any Existing Lease) transferred by Lessor or any Affiliate of Lessor to any Lessee Party from time to time, and/or (iii) if any Lessee Party’s interest in any such Competing Community shall arise by virtue of (a) any Lessee Party’s acquisition during the Restriction Period of the operation, ownership, management or other ownership interest in a portfolio, directly or indirectly, by operation of law or otherwise, and less than [***] of the facilities in such portfolio are Competing Communities providing services or goods similar to those provided in connection with any Facility and its Primary Intended Use (such acquisition, a “Portfolio Acquisition”) or (b) a Permitted Transaction pursuant to Section 24.1.11. In the event that any Lessee Party consummates a Portfolio Acquisition or Permitted Transaction during the Restriction Period with respect to a Facility (as modified pursuant to the terms hereof), Lessee shall give notice thereof to Lessor within five (5) Business Days after the date on which such Portfolio Acquisition or Permitted Transaction is consummated. Within thirty (30) days after receipt of such notice, Lessor may request that the applicable Lessee Party sell, dispose of or cease to manage, or transfer the management of, as applicable, any Competing Community with respect to such Facility providing services or goods similar to those provided in connection with any Facility and its Primary Intended Use which is acquired during the Restriction Period applicable to a Facility as part of the Portfolio Acquisition or Permitted Transaction to a non-Affiliate of such Lessee Party (each, a “Disposition Request”) within one hundred twenty (120) days of the consummation of the Portfolio Acquisition or Permitted Transaction, as applicable (the “Outside Disposition Date”) (provided Lessor’s failure to make such written request within such thirty (30) day period with respect to such Competing Community(ies) shall be deemed a waiver by it of Lessor’s right to make such request with respect to such Competing Community(ies)). If Lessee fails to notify Lessor of a Portfolio Acquisition or Permitted Transaction within the five (5) Business Day period described above, Lessor shall be deemed to have made a Disposition Request with respect to each Competing Community (providing services or goods similar to those provided in connection with any Facility and its Primary Intended Use) which is acquired during the Restriction Period as part of such Portfolio Acquisition or Permitted Transaction. In the event that the applicable Lessee Party fails to sell, dispose of or cease to manage, or transfer the management of, such Competing Community or Competing Communities with respect to Facilities in the Restriction Period as requested (or deemed requested) by Lessor, then unless and until such Lessee Party sells, disposes of or ceases to manage, or transfers the management of, as requested (or deemed requested) by Lessor, such Competing Community or Competing Communities to a non- Affiliate of such Lessee Party, commencing on the Outside Disposition Date, Lessee shall pay to Lessor each month as an Additional Charge under this Lease (in addition to Minimum Rent and all other Additional Charges payable hereunder) an amount equal to (x) during the [***] Lease Year of the Term for the applicable Facility, [***] of the gross revenue of such Competing Community or Competing Communities for such month, (y) during the [***] Lease Year of the Term for the applicable Facility, [***] of the gross revenue of such Competing Community or Competing Communities for such month, and (z) during the [***] Lease Year of the Term for the applicable Facility, [***] of the gross revenue of such Competing Community or Competing Communities for such month, in each case calculated as if each such Competing Community were a Facility. Notwithstanding the foregoing, (1) the failure of any Lessee Party to dispose of any Competing Community as required herein on or prior to the Outside Disposition Date shall not be or result in a default by Lessee hereunder, the parties agreeing that the sole remedy of Lessor for any such failure is set forth in this Section 7.4.2 (and that a failure by Lessee to pay any Additional Charge as required herein shall constitute a default by Lessee hereunder), (2) no Additional Charge as contemplated by this Section 7.4.2 shall be due or payable with respect to any such Competing Community after the applicable Lessee Party sells, disposes of or ceases to manage, or transfers the management of, as applicable, such Competing Community to a non-Affiliate of such Lessee Party, and (3) Lessee, in its sole discretion, may notify Lessor of any intended Portfolio Acquisition or Permitted Transaction which may occur during the Restriction Period prior to the consummation thereof and, in such event, (A) Lessor shall notify Lessee within thirty (30) days after receipt of such notice of any Disposition Request (provided Lessor’s failure to make such written request within such thirty (30) day period shall be deemed a waiver by it of Lessor’s right to make such request with respect to such Competing Community(ies)) and (B) subject to the terms (including the last sentence) of this Section 7.4.2, the applicable Lessee Party shall be required to dispose of the applicable Competing Community to a non-Affiliate of such Lessee Party prior to the Outside Disposition Date, if a Disposition Request is timely made by Lessor (or, if not disposed of as aforesaid, to pay the amounts set forth above as Additional Charges until such Competing Community is disposed of as aforesaid). The parties hereto agree that if Lessee elects to extend the Term of this Lease with respect to a Facility, upon the exercise of such extension right, the “Restriction Period” contemplated by this Section 7.4.2 with respect thereto shall be automatically modified accordingly to reflect the new Extended Term, and the operating restrictions and any payment obligations required under this Section 7.4.2 shall cease, and no operating restrictions and/or payment obligations under this Section 7.4.2 shall apply except as set forth herein during the next Restriction Period (that is, the [***] of the Term, as extended with respect to such Facility).

7.4.3    Notwithstanding any provision of this Lease to the contrary, in the event that counsel or independent accountants for Lessor determine that there exists a material risk that any amounts due to Lessor under Section 7.4.2 would be treated as gross income for purposes of section 856 of the Code that is not described in section 856(c)(2) or 856(c)(3) of the Code, as applicable (such gross income, “Nonqualifying Income”) to Lessor (or its direct or indirect owner that is a REIT), the amount paid to Lessor pursuant to this Agreement in any taxable year of Lessor shall not exceed the maximum amount that can be paid to Lessor in such year without causing Lessor (or its direct or indirect owner that is a REIT) to fail to meet the requirements applicable to REITs under the Code (the “REIT Requirements”) for such year, determined as if the payment of such amount were Nonqualifying Income. If the amount payable for any taxable year of Lessor under the preceding sentence is less than the amount that otherwise would be payable to Lessor pursuant to this Lease (the amount of such deficit, the “Expense Amount”), then: (A) Lessor shall deposit such Expense Amount in escrow with an escrow agent mutually satisfactory to Lessor and Lessee under an escrow agreement conforming to the terms of this paragraph; and (B) Lessor shall not be entitled to any such Expense Amount, unless and until Lessor delivers to the escrow agent, at the sole option of Lessor, (i) an opinion of Lessor’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter from Lessor’s independent accountants indicating the maximum amount that can be paid at that time to Lessor without causing Lessor (or its direct or indirect owner that is a REIT) to fail to meet the REIT Requirements for any relevant taxable year, in which case Lessor shall be paid such maximum amount, or (iii) a private letter ruling issued by the Internal Revenue Service indicating that the receipt of any Expense Amount hereunder will not cause Lessor (or its direct or indirect owner that is a REIT) to fail to satisfy the REIT Requirements. Lessee’s and escrow holder’s obligation to pay any Expense Amounts shall terminate ten (10) years from the date of this Agreement and, upon such date, the escrow holder shall remit any remaining funds in escrow to Lessee and Lessee shall have no obligation to make any further payments to Lessor with respect to such Expense Amounts notwithstanding that such Expense Amounts have not been paid as of such date. For all purposes of this Lease, (i) Lessor releases Lessee from any claims that may arise from actions taken by Lessee at the request of Lessor or its agent under this Section 7.4.3, and (ii) Lessor’s right to receive Expense Amounts shall be limited to the amounts in escrow and Lessee shall have no obligation to make any further payments to Lessor with respect to such Expense Amounts.

7.4.4    Except (a) to provide residents or patients with an alternative level of care not available at a Facility, (b) as the result of the failure of the applicable resident or patient to pay Lessee for his or her stay at a Facility, (c) to ensure the health and welfare of any residents or patients of a Facility, or (d) in response to an unsolicited request by the resident or his/her family or caregiver for a recommendation for alternative facilities, at any time during the [***] years of the applicable Initial Term and of any Extended Terms (the parties agreeing that following delivery of notice of the exercise of any Term extension by Lessee pursuant to the terms of this Lease, for the purposes of this Section 7.4.4, the Term of this Lease shall be deemed to have been extended, and the terms of this Section 7.4.4 shall be interpreted accordingly) with respect to any or all of the Facilities, Lessee shall not, without the prior written consent of Lessor, which consent may be given or withheld in Lessor’s reasonable discretion, recommend or solicit the removal or transfer of more than [***] of the total residents or patients at any Facility during the applicable [***] period to any other facility (including any other Facility that is subject to this Lease). At any time during the [***] of the applicable Initial Term and of any Extended Terms (the parties agreeing that following delivery of notice of the exercise of any Term extension by Lessee pursuant to the terms of this Lease, for the purposes of this Section 7.4.4, the Term of this Lease shall be deemed to have been extended, and the terms of this Section 7.4.4 shall be interpreted accordingly), Lessee shall not recommend or solicit the transfer of any executive director or sales and marketing director of any Facility to any other facility (including any other Facility that is subject to this Lease). Notwithstanding anything to the contrary contained in this Lease, with respect to any Facility, if any action by Lessee in violation of this Section 7.4.4 occurs and such violation is not cured by Lessee within thirty (30) days after notice thereof from Lessor, then it shall constitute a Facility Default hereunder with respect to such Facility (and not a Master Lease Event of Default except as otherwise provided in Section 16.1(k)), it being understood that if an executive director or sales and marketing director is recommended or solicited to transfer to any other facility and (i) such person is not actually transferred (and any offer to be transferred is withdrawn) it shall not be a default hereunder, or (ii) such person is transferred to another facility and is subsequently terminated from employment at such facility within such thirty (30) day period and in connection therewith are reoffered the position they formerly held at the Facility where they were formerly employed, such action shall be deemed a cure of any default under this Section 7.4.4. For avoidance of doubt, the foregoing restrictions in this Section 7.4.4 shall not apply to transfers requested by such patient (or his/her family or caregiver), executive director or sales and marketing director, as the case may be, without the recommendation or solicitation of Lessee or its Affiliates.

ARTICLE VIII.

8.1    Compliance with Legal and Insurance Requirements, Instruments, Etc. Subject to Article XII regarding permitted contests, Lessee, at no expense to Lessor, shall promptly comply with all material Legal Requirements and material Insurance Requirements regarding the use, operation, maintenance, repair and restoration of the Leased Property, Lessee’s Personal Property, Intangible Property and all Capital Additions whether or not compliance therewith may require structural changes in any of the Leased Improvements or any Capital Additions or interfere with the use and enjoyment of the Leased Property and (ii) procure and maintain (or, in the case of any Facility in respect of which a Master Sublease or management agreement permitted without Lessor’s consent under Section 24.1.1, 24.1.11 or 24.1.12 is in effect between Lessee and any of its Affiliates, cause such Affiliate to obtain and maintain) and comply with (and cause any such Affiliate to comply with) all Required Governmental Approvals. At any time following the occurrence and during the continuance of a Master Lease Event of Default or, with respect to the applicable Facility, any Facility Default, Lessor may, but shall not be obligated to, enter upon the Leased Property and all Capital Additions and take such actions and incur such costs and expenses to effect such compliance as it deems advisable (exercising its commercially reasonable judgment)

to protect its interest in the Leased Property and all Capital Additions, and Lessee shall reimburse Lessor for all such costs and expenses so incurred by Lessor in connection with such actions. Lessee covenants and agrees that the Leased Property, Lessee’s Personal Property, Intangible Property and all Capital Additions shall not be used for any unlawful purpose.

ARTICLE IX.

9.1    Maintenance and Repair.

9.1.1    Subject to (i) the express terms of the Master Agreement with respect to the Removal Facility and (ii) the express terms of Sections 44.1.4 and 9.1.4 of this Lease (if applicable), Lessee shall, at no expense to Lessor, maintain the Leased Property, and every portion thereof, Lessee’s Personal Property and all Capital Additions, and all private roadways, sidewalks and curbs appurtenant to the Leased Property, and which are under Lessee’s control in good order and repair (to the extent necessary to maintain continued operation of the same in a manner consistent with the standard set forth in Section 7.2.4) whether or not the need for such repairs occurs as a result of Lessee’s use, any prior use, the elements, or age of the Leased Property, Lessee’s Personal Property and all Capital Additions, and, with reasonable promptness, Lessee shall make or cause to be made all necessary and appropriate repairs thereto of every kind and nature, including those necessary to comply with changes in any material Legal Requirements, subject to Article XII regarding permitted contests, whether interior or exterior, structural or non- structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date. All repairs shall be at least equivalent in quality to the original work. Lessee will not take any action the taking of which would reasonably be expected to materially impair the value or the usefulness of the Leased Property, any Capital Additions, or any part(s) thereof for continued operation thereof, in a manner consistent with the standard set forth in Section 7.2.4, for the Primary Intended Use.

9.1.2    Lessor shall not under any circumstances be required to (i) build or rebuild any improvements on the Leased Property or any Capital Additions; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Leased Property or any Capital Additions in any way. Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

9.1.3    Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property, any Capital Additions or any part(s) thereof; or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create any right, title, interest, lien, valid claim or other encumbrance upon the estate of Lessor in the Leased Property, any Capital Additions or any part(s) thereof other than

Permitted Encumbrances and inchoate mechanics liens resulting from work permitted to be done at the Leased Properties in accordance with this Lease, subject to the terms hereof with respect thereto.

9.1.4    Unless Lessor shall convey any of the Leased Property to Lessee pursuant to the provisions of this Lease, Lessee shall, upon the expiration or earlier termination of the Term with respect to any Facility, vacate and surrender the Leased Property, Lessee’s Personal Property and Intangible Property (other than Lessee’s Excluded Assets) that Lessor elects to acquire with respect thereto, and all Capital Additions thereto to Lessor in a condition which is in compliance with the Facility Condition Standard on such date of expiration or earlier termination of the Term with respect to such Facility. For the avoidance of doubt, Lessee shall not be obligated to remove any Alterations, Capital Additions or Capital Projects that were permitted by the provisions of this Lease or otherwise approved by Lessor.

9.2    Encroachments, Restrictions, Mineral Leases, Etc. If any of the Leased Improvements or Capital Additions shall, at any time, encroach upon any property, street or right-of-way, or shall violate any restrictive covenant or other agreement affecting the Leased Property, any Capital Additions or any parts thereof, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, or the use of the Leased Property or any Capital Additions is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals (provided that nothing in this Section 9.2 shall derogate from the provisions contained in the last paragraph of Section 1.1), then promptly upon the request of Lessor or any Person affected by any such encroachment, violation or impairment, Lessee, at its sole cost and expense, but subject to its right to contest the existence of any such encroachment, violation or impairment, shall protect, indemnify, save harmless and defend Lessor and its Affiliates from and against all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment. In the event of an adverse final determination with respect to any such encroachment, violation or impairment by a court or regulatory authority having jurisdiction with respect thereto, Lessee shall either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or Lessee; or make such changes in the Leased Improvements and any Capital Addition, and take such other actions, as Lessee in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements or any Capital Addition, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements and any Capital Addition for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements and Capital Additions were operated prior to the assertion of such encroachment, violation or impairment. Lessee’s obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Lessor for any damages incurred by any such encroachment, violation or impairment, Lessee shall be entitled to a credit for any sums recovered by Lessor under any such policy of title or other insurance.

9.3	Intentionally Omitted.

9.4    O&M Plan. Lessee shall continue to maintain after the Commencement Date, with respect to any applicable Facility an operations and maintenance plans (a “Maintenance Program”) with respect to asbestos-containing materials, consistent with “Guidelines for Controlling Asbestos-Containing Materials in Buildings” (USEPA, 1985) and any other applicable Environmental Laws, and each such Maintenance Program will remain in effect throughout the Term with respect to such Facility.

9.5	Capital Projects Funded by Lessee.

9.5.1    Without in any way limiting Lessee’s obligations under this Article IX, Lessee shall expend during each Lease Year during the Term, no less than the Annual Minimum Capital Project Amount for Capital Projects. Such Capital Projects shall be performed and completed in compliance with the applicable provisions of this Lease, including Article X. If Lessee shall have completed any amounts for a Capital Project with respect to any Applicable Facility at any time between January 1, 2020, and December 31, 2020, Lessee shall be deemed to have expended such amount for a Capital Project with respect to such Applicable Facility during the Lease Year ending December 31, 2020. With respect to the each Lease Year, Lessee shall furnish to Lessor: (i) not later than thirty (30) days prior to such Lease Year, a report, for informational purposes only, of Capital Projects planned for each Facility for the coming Lease Year, including directional guidance on Lessee’s estimated total Capital Project Costs for such Lease Year (such report, the “Annual Capital Project Plan”), which report shall set forth in reasonable detail the budget for such planned Capital Projects, and (ii) promptly following the expiration of such Lease Year, reasonable documentary evidence as to the completion of all Capital Projects for such Lease Year required pursuant to this Section 9.5, together with the costs thereof. Lessor and Lessee acknowledge that, to the extent the Commencement Date of this Lease occurs on or after January 1, 2020, the Annual Capital Project Plan for the first (1st) Lease Year for the Applicable Facilities shall be the Annual Capital Project delivered by Lessee pursuant to the Existing Lease. If Lessee fails to expend during any Lease Year the applicable Annual Minimum Capital Project Amount for Capital Projects, then Lessee shall promptly deposit with Lessor as a repair and replacement reserve (the “Replacement Reserve”) for Capital Projects, an amount equal to (x) the Annual Minimum Capital Project Amount less (y) the sum of (i) the amounts expended by Lessee during such Lease Year on account of Capital Projects and (ii) the Annual Minimum Capital Project Amount Overage (if applicable), and, so long as Lessee otherwise maintains the Facilities in the condition required by this Lease, once such deposit has been made Lessee shall not be deemed to be in default of its obligations under this Section 9.5 for Lessee’s failure to expend during such Lease Year the applicable Annual Minimum Capital Project Amount for Capital Projects. For the avoidance of doubt, during the Lessor Funding Period any Capital Project Cost expenditures (including any expended on account of any Planned Capital Refurbishment Project and funded in whole or in part by Lessor from the Capital Project Lessor Funding Amount pursuant to Section 9.8) during any applicable Lease Year shall count toward the Annual Minimum Capital Project Amount for such Lease Year. With respect to any Lease Year, within sixty (60) days of request of Lessor, Lessee shall submit to Lessor an update to the Annual Capital Project Plan for such Lease Year, which shall include updated directional guidance on Lessee’s estimated total Capital Project Costs for such Lease Year.

9.5.2	In addition to the foregoing:

(a)So long as no Master Lease Event of Default or event or circumstance which with notice or passage of time, or both, would constitute a Master Lease Event of Default hereunder has occurred or, with respect to any applicable Facility with respect to which Lessee desires to receive any amounts from the Replacement Reserve, any Facility Default or event or circumstance which with notice or passage of time, or both, would constitute a Facility Default has occurred, if (i) the Replacement Reserve has been established and (ii) Lessee expends in any Lease Year an amount in excess of the applicable Annual Minimum Capital Project Amount for Capital Projects, Lessor shall, to the extent funds are available for such purpose in such Replacement Reserve, disburse to Lessee the Capital Project Costs incurred and paid by Lessee during such Lease Year in performing such Capital Projects in excess of the applicable Annual Minimum Capital Project Amount for such Lease Year.

(b)Any such disbursement from the Replacement Reserve shall be paid by Lessor to Lessee within fifteen (15) days following: (i) receipt by Lessor of a written request from Lessee for disbursement from the Replacement Reserve; and (ii) receipt by Lessor of an Officer’s Certificate certifying that (1) the applicable item of Capital Project (or portion thereof for which reimbursement is being sought) has been completed and verifying the cost paid or incurred by Lessee for such item of Capital Project or portion thereof for which reimbursement is being sought (together with such additional evidence of the completion thereof and payment therefor as Lessor may reasonably request), (2) Lessee has received lien waivers from all materialmen, laborers, subcontractors and any other parties who might or could claim statutory or common law liens with respect to not less than eighty-five percent (85%) of the work related to such applicable item of Capital Project (or portion thereof for which reimbursement is being sought), and (3) Lessee has expended in the applicable Lease Year an amount in excess of the applicable Annual Minimum Capital Project Amount for Capital Projects. Lessor shall not be required to make advances from the Replacement Reserve more frequently than once in any thirty
(30) day period.

9.5.3    No funds in the Replacement Reserve shall be (or be deemed to be) escrow or trust funds, but, all funds delivered by Lessee pursuant to this Section 9.5 shall be held by Lessor in a segregated, interest-bearing account designated and controlled by Lessor. Lessee shall be entitled to have interest earned on funds deposited into the Replacement Reserve established pursuant to this Section 9.5 (but Lessor shall have no obligation to provide any specified rate of return and shall have no liability to Lessee with respect to the amount of any such interest earned on such deposits). The Replacement Reserves are solely for the protection of Lessor and the Leased Property of the Facilities and entail no responsibility on Lessor’s part beyond the payment of the respective items for which they are held following receipt of bills, invoices or statements therefor in accordance with the terms of this Section 9.5 and beyond the allowing of due credit for the sums actually received. Upon assignment of this Lease by Lessor, any funds in the Replacement Reserve shall be turned over to the assignee and any responsibility of Lessor, as assignor, with respect thereto shall terminate. The amounts deposited by Lessee with Lessor in the Replacement Reserve may also be assigned as security in connection with a Facility, provided that the right to use or apply any funds on deposit in a Replacement Reserve shall be subject to the terms of any applicable subordination and non-disturbance agreement entered into between Lessee and the applicable Facility Mortgagee.

9.5.4    If any funds remain in the Replacement Reserve upon the expiration or earlier termination of this Lease (other than as a result of the purchase of the Leased Property of a Facility by Lessee, in which case a prorated amount of such funds as determined by the number of units in such Facility in the Replacement Reserve shall be remitted by Lessor to Lessee upon the closing of such purchase or offset against the purchase price payable by Lessee for the Leased Property of such Facility), then the funds held in such Replacement Reserve shall be paid over to Lessor as an Additional Charge and Rent under this Lease for purposes of making necessary repairs to such Facilities and shall be in addition to Minimum Rent and all other Additional Charges payable hereunder.

9.6	Intentionally Omitted.

9.7	Inspections; Due Diligence Fee.

(a)Without limiting Lessor’s rights pursuant to Section 26.1 hereof, at any reasonable time during the Term during normal business hours and on reasonable advance notice, and upon the expiration or any earlier termination of this Lease, Lessor and its agents shall have the right to inspect the Leased Property of any Facility and all systems contained therein to determine Lessee’s compliance with its obligations under this Lease. In connection with any such inspection, Lessor shall endeavor to mitigate any interference with normal operations at the Facility.

(b)Upon the occurrence and during the continuation of a Master Lease Event of Default or, with respect to the applicable Facility, any Facility Default, Lessee shall reimburse to Lessor, as an Additional Charge under this Lease, all reasonable out-of-pocket costs and expenses incurred by Lessor in connection with any inspection of the Leased Property of such Facility performed by Lessor as provided for in paragraph (a) above promptly following Lessee’s receipt of Lessor’s invoice therefor. All other inspections pursuant to paragraph (a) above shall be at Lessor’s sole cost and expense.

(c)No inspection by Lessor or failure by Lessor following an inspection to discover any non-compliance by Lessee with respect to Lessee’s obligations under this Lease shall be deemed or construed to estop Lessor or to be a waiver by Lessor from requiring full compliance by Lessee of Lessee’s obligations hereunder.

9.8	Capital Projects Funded by Lessor.

9.8.1    Nature of Planned Capital Refurbishment Projects. Lessor and Lessee acknowledge and agree that the Applicable Facilities are and will be in need of Capital Projects (any such Capital Project (regardless of whether specified in an Annual Capital Project Plan) which may be undertaken by Lessee at any time during the five (5) year period commencing on the Commencement Date and ending on the fifth (5th) anniversary thereof (the “Lessor Funding Period”) which is deemed to be owned by Lessor pursuant to GAAP, a “Planned Capital Refurbishment Project”), and Lessee may, but (without limiting the other provisions of this Lease, including Sections 7.2, 9.1 and 9.5) is not obligated to, undertake any such Planned Capital Refurbishment Project.

9.8.2    Funding of Capital Projects Generally. Lessor shall reimburse Lessee up to an amount not to exceed the Capital Project Lessor Funding Amount as provided for herein in accordance with and subject to the provisions of this Section 9.8. Lessee shall be solely responsible to perform all Planned Capital Refurbishment Project(s) it undertakes and to pay or fund all Capital Project Costs therefor (subject to any reimbursement obligation of Lessor expressly provided for in this Section 9.8).

9.8.3	Intentionally Omitted.

9.8.4    Additional Covenants and Obligations of Lessee Relating to Planned Capital Refurbishment Project(s). With respect to each Planned Capital Refurbishment Project for an Applicable Facility, Lessee covenants and agrees as follows:

(a)Lessee shall be responsible to arrange, supervise, coordinate and carry out all services necessary for the construction, performance and completion of each Planned Capital Refurbishment Project for such Facility in accordance with the Plans and Specifications therefor (if applicable) and this Lease, and Lessee undertakes and accepts such responsibility with the understanding that (subject to any reimbursement obligation of Lessor expressly provided for in this Section 9.8) the Capital Project Costs therefor are the sole responsibility of Lessee as provided herein.

(b)From and after commencement of construction and/or performance of such Planned Capital Refurbishment Project, Lessee shall diligently prosecute the same, including punch list items, to completion in accordance with the terms of this Lease and the Plans and Specifications therefor (if applicable), subject to delays in the event of the occurrence of any of the events described in Section 45.1.6.

(c)Construction/performance of such Planned Capital Refurbishment Project shall be prosecuted by Lessee in accordance with the Plans and Specifications therefor (if applicable) in a good and workmanlike manner and in accordance with sound building and engineering practices and all applicable Legal Requirements and all restrictive covenants affecting any Facility. All materials, fixtures or articles used in the construction/performance of such Planned Capital Refurbishment Project, or to be used in the operation thereof, shall be substantially in accordance with the Plans and Specifications therefor (if applicable).

(d)If reasonably requested by Lessor upon completion of any Planned Capital Refurbishment Project at a Facility based upon the nature of such Planned Capital Refurbishment Project, Lessee shall deliver to Lessor an “as-built” set of Plans and Specifications and an ALTA “as-built” survey for such Facility.

9.8.5	Disbursement of Capital Project Lessor Funding Amount.

(a)Subject to the satisfaction by Lessee of the disbursement conditions set forth in Section 9.8.5(e) below (as applicable), Lessor shall reimburse Lessee with respect to each Planned Capital Refurbishment Project for an Applicable Facility in the amount of the actual out-of-pocket Capital Project Costs actually paid by Lessee therefor.

(b)Notwithstanding anything to the contrary in this Section 9.8, Lessor shall not be obligated to fund any sums on account of any Planned Capital Refurbishment Project for any Applicable Facility (i) when the total amount funded by Lessor pursuant to this Section 9.8 for all Applicable Facilities equals the total Capital Project Lessor Funding Amount, or (ii) when any of the disbursement conditions set forth in Section 9.8.5(e) below (as applicable) have not been met or fulfilled.

(c)With respect to each Planned Capital Refurbishment Project for an Applicable Facility, all reimbursements shall be made by Lessor in accordance with a Request for Reimbursement. Each Request for Reimbursement shall be honored within twenty (20) Business Days of receipt of the same delivered in accordance with the notice provisions of this Lease together with the information required therein, subject, however, to the limitations herein. Lessor shall issue checks payable to Lessee or the payees designated by Lessee in a Request for Reimbursement. Any payments made to such payees or jointly to Lessee and any such payee shall constitute a reimbursement hereunder as though made directly to Lessee.

(d)	Intentionally Omitted.

(e)With respect to any Planned Capital Refurbishment Project for an Applicable Facility, Lessor shall not be obligated to make any reimbursement under this Section 9.8, unless and until the following conditions shall have been satisfied (with proof thereof in form and sufficiency as may be reasonably requested by Lessor):

(i)    To the extent not theretofore received by Lessor, Lessor shall have received (A) if applicable based on the nature of such Planned Capital Refurbishment Project, the applicable Plans and Specifications therefor (and any material changes thereto); (B) if applicable based on the nature of such Planned Capital Refurbishment Project (but in no event for any Planned Capital Refurbishment Project for which the Capital Project Costs therefor are less than $1,000,000), all construction contracts with any General Contractor, any Architect and any other contractor or material supplier (in each case, if any) that may be requested by Lessor; and (C) if applicable based on the nature of such Planned Capital Refurbishment Project, all authorizations and permits required by any Governmental Authority with jurisdiction for the construction/performance of such Planned Capital Refurbishment Project (if requested by Lessor);

(ii)    To the extent applicable to such Planned Capital Refurbishment Project as reasonably determined by Lessor (but in no event other than in connection with a Material Alteration), Lessor shall have received evidence satisfactory to Lessor that, following completion of such Planned Capital Refurbishment Project, (A) all existing public utilities, including telephone, water, sewage, electricity and gas are adequate for such Facility; and (B) all existing means of ingress and egress, parking, access to public streets and drainage facilities are adequate for such Facility.

(iii)    To the extent applicable to such Planned Capital Refurbishment Project as reasonably determined by Lessor (but in no event other than in connection with a Material Alteration), Lessor shall have received test borings, engineering reports and such other site analysis as Lessor may require, all of which must indicate that the soil is adequate for the proposed construction/performance of such Planned Capital Refurbishment Project in accordance with the applicable Plans and Specifications.

(iv)    To the extent applicable based on the nature of such Planned Capital Refurbishment Project, Lessor shall have received evidence that may be requested by Lessor of the insurance required to be maintained by Lessee pursuant to Section 10.2.4 below.

(v)    No Master Lease Event of Default or, with respect to any applicable Facility with respect to which Lessee desires to receive any portion of the Capital Project Lessor Funding Amount for a Planned Capital Refurbishment Projects for such Facility, any Facility Default, shall have occurred and be continuing under this Lease.

(vi)    No Condemnation shall be pending or threatened and no casualty shall have occurred, in either case with respect to the Leased Property of such Facility or any portion thereof to the extent such Condemnation or casualty materially impacts the area in which the Planned Capital Refurbishment Project is being performed.

(vii)    Lessor shall have received (A) a Request for Reimbursement accompanied by all necessary documents and certificates as set forth in the definition thereof for the portion of the work for which reimbursement is being sought; and (B) to the extent applicable (but in no event for any Planned Capital Refurbishment Project for which the Capital Project Costs therefor are less than $1,000,000, unless such Planned Capital Refurbishment Project otherwise constitutes a Material Alteration), a certificate from the Architect, or if no Architect, from an officer of Lessee or any other reliable Person acceptable to Lessor, to the effect that in such Person’s opinion (1) the construction/performance of such Planned Capital Refurbishment Project theretofore performed is substantially in accordance with the applicable Plans and Specifications and
(2) the amount requested is appropriate in light of the construction completed.

(viii)    To the extent applicable to the Planned Capital Refurbishment Project as reasonably determined and requested by Lessor (but in no event for any Planned Capital Refurbishment Project for which the Capital Project Costs therefor are less than $1,000,000, unless such Planned Capital Refurbishment Project otherwise constitutes a Material Alteration), Lessor shall have received from each of the Architect and General Contractor (in each case, if any), a letter, in form and substance reasonably satisfactory to Lessor, which (A) states that, in the event of a default by Lessee under the contract with the undersigned, the undersigned agrees to perform for Lessor at Lessor’s request under the terms of the applicable construction contract, (B) to the best knowledge of the undersigned certifies to Lessor that the applicable Plans and Specifications comply with all Legal Requirements, and that the work performed to date by the undersigned has been completed materially in accordance with the applicable Plans and Specifications, and
(C) confirms such other matters consistent with the terms and provisions of this Section 9.8.5(e).

(ix)    To the extent applicable based on the nature of such Planned Capital Refurbishment Project, Lessor shall have inspected (or been given a reasonable opportunity to inspect within ten (10) Business Days after delivery of the applicable Request for Reimbursement) the work performed and materials supplied in connection with such Planned Capital Refurbishment Project and confirmed (to Lessor’s reasonable satisfaction) that the same comply with the provisions of this Lease, it being agreed that Lessee shall cooperate with Lessor as reasonably requested by Lessor (including by providing Lessor and its designees with access to the affected areas of the applicable Facility and (if requested) making the Architect and/or General Contractor (in each case if any) and representatives of Lessee available to accompany Lessor and its designees and/or provide information to Lessor) in connection with such inspection and confirmation.

ARTICLE X.

10.1    Construction of Alterations. Except with respect to the pre-existing alterations projects (the “Pre-Existing Projects”) identified on Schedule 10.1 hereto (with respect to each of which the requirements of this Section 10.1 shall not apply), without the prior written consent of Lessor, which consent shall not be unreasonably conditioned, withheld or delayed to the extent that the Alteration satisfies the Minimum Alteration Standards (as defined below), Lessee shall not (a) except with respect to a Planned Capital Refurbishment Project with a cost that does not exceed One Million Dollars ($1,000,000), make any material Capital Additions or structural Alterations, (b) materially enlarge or reduce the size of any Facility or otherwise materially alter or affect (other than replacement thereof) any main Facility systems, including any main plumbing, electrical or heating, ventilating and air conditioning systems of any Facility and/or (c) make any Capital Additions or other Alterations which would tie in or connect with any improvements on property adjacent to the Land other than with respect to easements over such adjacent property entered into in accordance with the terms of this Lease (those Alterations described in clauses (a), (b) or (c) above, collectively, the “Material Alterations”). Lessee may, without Lessor’s prior written consent, make any Alterations if such Alterations are not Material Alterations, so long as in each case: (i) the same would not be reasonably expected to (A) decrease the value of the Leased Property, (B) materially affect the exterior appearance of any Facility, or (C) adversely affect the structural components of any Leased Improvements or the main electrical, mechanical, plumbing or ventilating and air conditioning systems for any Facility, (ii) the same are consistent in terms of style, quality and workmanship to the original Leased Improvements in all material respects (such requirements in the foregoing clauses (i) and (ii), the “Minimum Alteration Standards”), and (iii) the cost thereof does not exceed One Million Dollars ($1,000,000) with respect to any single project at a Facility. Any other Alterations (i.e., other than Pre-Existing Projects, Material Alterations, and other than Alterations which meet the foregoing requirements of clauses (i), (ii) and (iii) above) shall be subject to Lessor’s prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed to the extent that the Alterations satisfy the Minimum Alteration Standards. Notwithstanding the foregoing, Lessor agrees that painting, landscaping, replacements of floor, wall and window coverings and furniture replacements (the foregoing, collectively, “Cosmetic Alterations”) shall be deemed Alterations which do not require Lessor’s consent, regardless of the cost thereof, so long as the same meet the Minimum Alteration Standards. Any request by Lessee for Lessor’s consent to an Alteration requiring such consent hereunder shall be accompanied by a copy of the proposed plans and specifications and budget therefor, each of which shall be reasonably detailed and shall be subject to Lessor’s approval prior to commencement of the work.

10.2	Construction Requirements for all Alterations.

10.2.1    Except with respect to the Pre-Existing Projects, and except as expressly set forth below, for all Alterations and Capital Projects other than Cosmetic Alterations, the cost of which is One Million Dollars ($1,000,000) or more per project, the following requirements shall apply (except to the extent Lessor reasonably determines that, because of the nature or extent of the Alteration, any such requirement is not applicable) Lessee shall (i) obtain and maintain the insurance required pursuant to Section 10.2.4 below, and (ii) not less than ten
(10)Business Days prior to the commencement of construction for such Alteration, furnish to Lessor (x) a notice of non-responsibility with respect to such construction in form acceptable for recording in the Official Records of the County in which the Leased Property is located and (y) an Officer’s Certificate certifying that:

(a)    Lessee shall cause such notice of non-responsibility to be recorded and posted in a conspicuous place on the Leased Property in conformance with all legal requirements applicable to such notices prior to commencement of any construction;

(b)    Lessee shall have procured and paid for all municipal and other governmental permits and authorizations required therefor, provided that Lessor shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no cost or expense to Lessor; and (ii) any plans required to be filed in connection with any such application which require the approval of Lessor as hereinabove provided shall have been so approved by Lessor;

(c)    Such construction shall not impair the structural strength of any component of the applicable Facility or overburden the electrical, water, plumbing, HVAC or other building systems of any such component;

(d)    Such construction shall, when completed, be of such a character as not to decrease the value of the Leased Property as it was immediately before such Capital Addition;

(e)    All work done in connection with such construction shall be done in a good and workmanlike manner and in conformity with all Legal Requirements; and

(f)    That if by reason of the construction thereof, a new Certificate of Occupancy for any component of such Facility is required, Lessee will obtain the same promptly upon completion thereof and furnish a copy thereof to Lessor upon request.

10.2.2    Except with respect to Pre-Existing Projects, for all Material Alterations and other Alterations of the Leased Property, the cost of which is One Million Dollars ($1,000,000) or more per project, in addition to delivery of an Officer’s Certificate with respect thereto as required by Section 10.2.1 above, Lessee shall comply with the requirements of Sections 10.2.4 and 10.2.5 (if applicable) below and the following additional requirements (except to the extent Lessor reasonably determines that, because of the nature or extent of the Alteration, any such requirement is not applicable):

(a)Lessor shall deliver to Lessee a notice of non-responsibility with respect to such construction in form acceptable for recording in the Official Records of the County in which the Leased Property is located and Lessee shall cause such notice of non-responsibility to be recorded and posted in a conspicuous place on the Leased Property in conformance with all legal requirements applicable to such notices prior to commencement of any construction;

(b)Such construction shall not commence until Lessee shall have procured and paid for all municipal and other governmental permits and authorizations required therefor, and Lessor shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no cost or expense to Lessor; and (ii) any plans required to be filed in connection with any such application which require the approval of Lessor as hereinabove provided shall have been so approved by Lessor;

(c)Such construction shall not, and, for any Alteration requiring Lessor’s approval hereunder, Lessee’s licensed architect or engineer (in each case, if any) shall certify to Lessor that such construction shall not, impair the structural strength of any component of the applicable Facility or overburden the electrical, water, plumbing, HVAC or other building systems of any such component;

(d)Lessee’s licensed architect or engineer (in each case, if any) shall certify to Lessor that the detailed plans and specifications conform to and comply in all material respects with all Insurance Requirements and all applicable building, subdivision and zoning codes, laws, ordinances, regulations and other Legal Requirements imposed by all Governmental Authorities having jurisdiction over the Leased Property;

(e)There shall be no material changes in the plans and specifications for such construction from those approved by Lessor, if applicable, without first obtaining the prior written approval of Lessor with respect to such changes, which approval shall not be unreasonably withheld, conditioned or delayed;

(f)Such construction shall, when completed, be of such a character as not to decrease the value of the Leased Property as it was immediately before such Capital Addition;

(g)During and following completion of such construction, the parking which is located in the applicable Facility or on the Land relating to such Facility shall remain adequate for the operation of such Facility for its Primary Intended Use and in no event shall such parking be less than that which was or is required by law or which was located in such Facility or on the Land relating to such Facility prior to such construction; provided, however, with Lessor’s prior consent, not to be unreasonably withheld, conditioned or delayed to the extent the alterations satisfy the Minimum Alterations Standard and at no additional expense to Lessor, (i) to the extent additional parking is not already a part of a Capital Addition, Lessee may construct additional parking on the Land relating to such Facility; or (ii) Lessee may acquire off-site parking to serve such Facility as long as such parking shall be dedicated to, or otherwise made available to serve, such Facility;

(h)All work done in connection with such construction shall be done in a good and workmanlike manner and in conformity with all Legal Requirements;

(i)Promptly following the completion of such construction, Lessee shall deliver to Lessor “as built” drawings of such addition, certified as accurate by the licensed architect or engineer selected by Lessee to supervise such work (in each case, if any); and

(j)If by reason of the construction thereof, a new or revised Certificate of Occupancy for any component of such Facility is required, Lessee shall obtain and furnish a copy of the same to Lessor promptly upon completion thereof.

10.2.3    As it relates solely to the construction of Pre-Existing Projects, Lessee shall, at the completion of any Pre-Existing Project provide Lessor with an Officer’s Certificate certifying that:

(a)Such construction shall not impair the structural strength of any component of the applicable Facility or overburden the electrical, water, plumbing, HVAC or other building systems of any such component;

(b)Such construction shall, when completed, be of such a character as not to decrease the value of the Leased Property as it was immediately before such Pre-Existing Project;

(c)All work done in connection with such construction shall be done in a good and workmanlike manner and in conformity with all Legal Requirements; and

(d)That if by reason of the construction thereof, a new Certificate of Occupancy for any component of such Facility is required, Lessee will obtain the same promptly upon completion thereof and promptly furnish a copy thereof to Lessor.

10.2.4    To the extent not already maintained or covered by Lessee pursuant to Article XIII hereof, Lessee shall at all times maintain or cause to be maintained the following insurance during such construction of any alterations other than Cosmetic Alterations (including through the date of completion of any punch list items relating thereto): Builder’s risk insurance covering such construction, in a face amount of not less than the full insurable value thereof and materials supplied in connection therewith, with appropriate provisions made to include coverage of materials stored off the Leased Property in an amount not less than the full insurable value of such materials stored off the Leased Property from time to time.

All such insurance maintained or caused to be maintained by Lessee pursuant to this Section 10.2.4 shall be on an occurrence (as opposed to claims made) basis and shall name Lessor as an additional insured. All insurance maintained or caused to be maintained by Lessee pursuant to subsection (i) above shall name Lessee, Lessor and any contractor, jointly, as loss payee; provided, however, that no contractor shall be required to be so named with respect to Pre- Existing Projects. In addition, all such insurance to be maintained or caused to be maintained by Lessee shall otherwise, to the extent applicable, comply with the provisions of and shall be in addition to the insurance specified in Article XIII hereof.

10.2.5    Except with respect to Pre-Existing Projects, with respect to any Alteration the cost of which is in excess of Ten Million Dollars ($10,000,000), Lessee shall procure or cause to be procured a payment and performance bond in form and substance and from an institution reasonably satisfactory to Lessor. The amount of each bond shall be equal to one hundred twenty-five percent (125%) of the estimated construction costs for the performance bond and one hundred percent (100%) of the estimated construction costs for the labor and materials bond. Lessee shall cause Lessor to be named as an additional obligee in any payment and performance bond procured by Lessee in accordance with the foregoing provisions of this Section 10.2.5 or otherwise in respect of any Alterations.

10.2.6    With respect to any consent or approval of, or delivery of information or materials by, Lessor required under Article IX, this Article X, Article XIV or pursuant to any other provision of this Lease which requires Lessee to obtain Lessor’s consent or approval or requires Lessor to deliver any information or materials to Lessee or any other Person, the failure by Lessor to respond to Lessee’s written request for such required approval or consent (provided that such request also includes all items required to be delivered to Lessor in connection with any such request under the applicable Sections hereof) shall constitute Lessor’s deemed approval of the subject request, provided that (i) any such notice is delivered in accordance with the provisions of Section 33.1 hereof, and (ii) if Lessor has not responded to such request within thirty (30) days or, in the case of a Planned Capital Refurbishment Project, fifteen (15) days (or such other period, if any, as expressly provided for in the applicable Section hereof) after Lessor’s receipt of such initial request and thereafter Lessee delivers a second notice to Lessor including the following legend in bold, fourteen (14) point type at the top of such request: “THIS IS A SECOND REQUEST FOR APPROVAL PURSUANT TO SECTION OF THE LEASE. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS WILL RESULT IN THE REQUEST BEING DEEMED GRANTED” and Lessor fails to timely respond to such second notice.

ARTICLE XI.

11.1 Liens. Subject to the provisions of Article XII regarding permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any Capital Additions or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however, (i) this Lease; (ii) Permitted Encumbrances; (iii) restrictions, liens and other encumbrances which are consented to in writing by Lessor, or any easements granted pursuant to the provisions of Section 7.3; (iv) liens for Impositions which Lessee is not required to pay hereunder; (v) subleases permitted by Article XXIV; (vi) liens for Impositions not yet delinquent; (vii) liens of mechanics, laborers, materialmen, suppliers or vendors for amounts not yet due; (viii) any liens which are the responsibility of Lessor pursuant to the provisions of Article XXXVI or are otherwise granted by Lessor in breach of the terms of this Lease; and (ix) any judgment liens against Lessor for amounts which are not otherwise the responsibility of Lessee.

ARTICLE XII.

12.1    Permitted Contests. Lessee, on its own or in Lessor’s name, at Lessee’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision, Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim; subject, however, to the further requirement that (i) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Lessor and from the Leased Property or any Capital Additions; (ii) neither the Leased Property nor any Capital Additions, the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (iii) in the case of a Legal Requirement, neither Lessor nor Lessee would be in any danger of criminal liability for failure to comply therewith pending the outcome of such proceedings and Lessor would not be in danger of civil liability for any such failure; (iv) in the case of a Legal Requirement, Imposition, lien, encumbrance or charge, Lessee shall give such reasonable security as may be required by Lessor to insure ultimate payment of the same and to prevent any sale or forfeiture of the Leased Property or any Capital Additions or the Rent by reason of such nonpayment or noncompliance; and (v) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained; provided however, that Lessee shall provide Lessor with prior written notice of any such contest if such contest relates to (a) a material claim against real property, (b) any matter that could, if adversely determined, reasonably be expected to result in a denial, suspension, revocation or loss of license or certification for any Facility, or (c) in addition to (and not in limitation of) the foregoing (a) and (b), any matter that could reasonably be expected to have a material adverse effect on Lessee’s Primary Intended Use of the subject Facility. If any such contest is finally resolved against Lessor or Lessee, Lessee shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Lessor, at Lessee’s expense, shall execute and deliver to Lessee such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Lessee or if Lessor so desires, Lessor shall join as a party therein. The provisions of this Article XII shall not be construed to permit Lessee to contest the payment of Rent or any other amount payable by Lessee to Lessor hereunder. Lessee shall indemnify, defend, protect and save Lessor and its Affiliates harmless from and against any liability, cost or expense of any kind that may be imposed upon Lessor or any of its Affiliates in connection with any such contest and any loss resulting therefrom.

ARTICLE XIII.

13.1    General Insurance Requirements. Lessee shall, at all times during the Term and at any other time Lessee shall be in possession of the Leased Property, keep the Leased Property and all property located therein or thereon, including all Capital Additions, Fixtures and Personal Property, insured against the risks described below. Each element of the insurance described in this Article shall be maintained with respect to the Leased Property including all Capital Additions, Fixtures and Personal Property, and operations thereon. The policies shall insure against the following risks with respect to each Facility:

13.1.1    “All-risk” property insurance (and to the extent applicable, Builder’s Risk Insurance) on the Leased Property and all items of business personal property, including but not limited to signs, awnings, canopies, gazebos, fences and retaining walls, and all Personal Property, including without limitation, insurance against loss or damage from the perils under “All Risk” (Special) form, including but not limited to the following: fire, windstorm, sprinkler leakage, vandalism and malicious mischief, flood, water damage, explosion of steam boilers, pressure vessels and other similar apparatus, and other hazards generally included under extended coverage, all in an amount equal to one hundred percent (100%) of the replacement value of the Leased Property (excluding excavation and foundation costs), business personal property and Personal Property, without a co-insurance provision, and shall include an “Agreed Value” endorsement. Such coverage may be purchased under a master policy which includes other facilities managed, leased or owned by the Lessee, which provides for a “Blanket Limit” to apply on a per occurrence basis and which shall not be lower than one hundred percent (100%) of the replacement value of the Leased Property (excluding excavation and foundation costs), business personal property and Personal Property. Notwithstanding anything to the contrary in this Section 13.1.1, the limits for windstorm shall be in an amount not less than the projected probable maximum loss for the Leased Property, business personal property and Personal Property as calculated using RMS or another generally industry accepted modeling system using a 250 year return period, nor shall the deductible be greater than five percent (5%) of the replacement cost and business interruption value of the Leased Property and business personal property unless such deductible is commercially unavailable, in which event Lessee shall maintain the lowest deductible that is available;

13.1.2    Ordinance or Law Coverage with limits of not less than the Leased Property for loss to the undamaged portion of the building, limits not less than $500,000.00 for Demolition Cost Coverage, and limits not less than $500,000.00 for Increased Cost of Construction Coverage;

13.1.3    Business income insurance to be written on “Special Form” (and on “Earthquake” and “Flood” forms if such insurance for those risks is required) including “Extra Expense”, without a provision for co-insurance, including an amount sufficient to pay at least twelve (12) months of Rent for the benefit of Lessor, as its interest may appear, and at least twelve
(12) months of “Net Operating Income” less Rent for the benefit of Lessee. Such insurance may be purchased under a master policy which includes other facilities managed, leased or owned by the Lessee, which provides for a “Blanket Limit” to apply on a per occurrence basis and which shall not be lower than twelve (12) months loss of Rent and twelve (12) months of “Net Operating Income” of such Facility (excluding excavation and foundation costs), business personal property and Personal Property;

13.1.4    Occurrence form commercial general liability insurance, including bodily injury and property damage, liquor liability (if applicable), fire legal liability, contractual liability and independent contractor’s hazard and completed operations coverage in an amount not less than $1,000,000.00 per occurrence and covering claims arising from the use or operation of such Facility both before and after the Commencement Date;

13.1.5    Umbrella liability coverage which shall be on a following form for the general liability, automobile liability, malpractice and liquor liability (if applicable), with limits in a minimum amount of not less than $25,000,000.00 per occurrence/aggregate and covering claims arising from the use or operation of such Facility both before and after the Commencement Date;

13.1.6    Malpractice insurance/professional liability insurance in an amount not less than $1,000,000.00 for each person and each occurrence to cover claims arising out of the professional services provided by Lessee at such Facility, whether arising from the use or operation of such Facility before or after the Commencement Date;

13.1.7    Flood insurance (if the Leased Property is located in whole or in part within an area identified as an area having special flood hazards under the National Flood Insurance Program) for the full (100%) replacement value of the Leased Property and all items of business personal property or any greater amount as may be required by the National Flood Insurance Program, with a deductible no greater than five percent (5%) of the replacement cost and business interruption value of the Leased Property and business personal property unless such deductible is commercially unavailable, in which event Lessee shall maintain the lowest deductible that is available;
13.1.8    Worker’s compensation coverage, or equivalent excess insurance for self-insured or non-subscriber states, for all persons employed by Lessee on the Leased Property with statutory limits and containing a waiver of subrogation in favor of Lessor;

13.1.9    Business auto liability insurance, including owned, non-owned and hired vehicles for combined single limit of bodily injury and property damage of not less than
$1,000,000.00 per occurrence;

13.1.10    “Earthquake” insurance, if the Leased Property is currently, or at any time in the future, located within a major earthquake disaster area (it being agreed that California, the New Madrid Seismic Zone, and the Pacific Northwest Seismic Zone are deemed major earthquake disaster areas for purposes of this Lease), in amount, and in such form and substance and with such limits and deductibles as are satisfactory to Lessor, provided that the limits for earthquake shall be in an amount not less than the projected probable maximum loss for the Leased Property, business personal property and Personal Property as calculated using RMS or another generally industry accepted modeling system using a 250 year return period, nor shall the deductible be greater than five percent (5%) of the replacement cost and business interruption value of the Leased Property and business personal property unless such deductible is commercially unavailable, in which event Lessee shall maintain the lowest deductible that is available;

13.1.11    Crime insurance covering employee theft in an amount not less than$1,000,000.00 per occurrence;

13.1.12 Such additional insurance or increased insurance limits as may be reasonably required, from time to time, by Lessor (including, without limitation, in connection with any mortgage, security agreement or other financing permitted hereunder and then affecting the Leased Property, as well as any declaration, ground lease or easement agreement affecting the Leased Property), or any holder of any mortgage, deed of trust or other security agreement

(“Facility Mortgagee”) securing any indebtedness or any other encumbrance placed on the Leased Property in accordance with the provisions of Article XXXVI (“Facility Mortgage”), provided the same is customarily carried by a majority of comparable facilities for the Primary Intended Use in the area.
Without limiting the generality of the foregoing Section 13.1.12, the required commercial liability insurance and umbrella liability coverage limits and deductible amounts pertaining thereto as set forth in this Article XIII shall in no event provide less coverage (lower limits or higher deductibles) than the “Comparable Insurance Coverage” carried on any of the other skilled nursing, independent living, assisted living and dementia care facilities operated or owned by Lessee and any Guarantor and their Affiliates, and the insurance coverage for the Leased Property shall immediately be increased by Lessee to equal any greater or increased “Comparable Insurance Coverage” carried or obtained for such other facilities. For purposes of the foregoing, “Comparable Insurance Coverage” shall mean insurance coverage levels adjusted for relevant variations in risk and insurability characteristics between the insured facilities being compared, including without limitation consideration of variations in insurance coverages carried by Guarantors and their Affiliates between different insurance markets (states or other jurisdictional subdivisions) where insured risks or insurance pricing or availability varies materially. Lessee shall use all reasonable efforts to obtain increased umbrella liability coverage of not less than
$50,000,000 per occurrence/aggregate, and decreased liability insurance deductibles, at such time as the same can be obtained at commercially reasonable or economically feasible rates for the Leased Property. Until such increased coverages are obtained Lessee shall provide to Lessor a thorough annual update and review of the overall liability insurance coverage program and strategy for Lessee and Guarantors and their Affiliates, which shall include an analysis of market rates for the current and desired liability insurance coverages. In addition, Lessee shall have the right to provide commercial general liability and professional liability insurance coverage in a combined program, in which event such combined insurance may be provided on a “claims made” basis so long as the general liability insurance coverages otherwise required hereunder are maintained or continued in existence at all times throughout the Term for all periods that Lessee or its Affiliates have had any ownership or use of the Leased Property, and evidence thereof has been provided to Lessor. Notwithstanding the foregoing, however, any such claims made policy must include therein the right to purchase a “tail” that insures against so-called “incurred but not reported claims” for a period of not less than three (3) years following the expiration of such claims made policy. Upon the expiration of any such claims made policy, Lessee shall either (i) purchase a three (3) year “tail” policy covering any so-called “incurred but not reported claims” during the prior policy period or (ii) provide other insurance covering “incurred but not reported claims” for such prior policy period for a period of not less than three (3) years thereafter in form satisfactory to Lessor.

13.2    Waiver of Subrogation. Lessor and Lessee agree that with respect to any property loss which is covered by insurance then being carried by Lessor or Lessee, respectively, the party carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies shall have no right of subrogation against the other on account thereof.

13.3    General Provisions. Each Facility’s allocated deductible for general liability insurance and professional liability insurance shall not exceed $1,000,000 for independent living, skilled nursing and assisted living and memory care, to the extent commercially available, and $1,000,000 for workmen’s compensation insurance, to the extent commercially available, unless any greater amounts are agreeable to both Lessor and Lessee. Each Facility’s property insurance deductible shall not exceed $250,000.00 unless such greater amount is agreeable to both Lessor and Lessee. Subject to Lessor’s rights pursuant to Sections 13.1.7 and 13.1.10, all insurance policies pursuant to this Article XIII shall be issued by insurance carriers having a general policy holder’s rating of no less than A-/VII in Best’s latest rating guide and authorized to do insurance business in the State in which the Leased Property is located, and shall contain clauses or endorsements to the effect that (a) Lessor shall not be liable for any insurance premiums thereon or subject to any assessments thereunder, and (b) the coverages provided thereby will be primary and any insurance carried by any additional insured shall be excess and non-contributory to the extent of the indemnification obligation pursuant to Article XXIII below. All such policies described in Section 13.1 shall name Lessor and any Facility Mortgagee whose name and address has been provided to Lessee as additional insureds, loss payees, or mortgagees, as their interests may appear and to the extent of their indemnity. All loss adjustments shall be payable as provided in Article XIV. Lessee shall deliver certificates thereof to Lessor prior to their effective date, which certificates shall state the nature and level of coverage reported thereby, as well as the amount of the applicable deductible. Upon Lessor’s request, duplicate original copies of all insurance policies to be obtained by Lessee shall be provided to Lessor by Lessee. All such policies shall provide Lessor (and any Facility Mortgagee whose name and address has been provided to Lessee if required by the same) thirty (30) days prior written notice of any material change or cancellation of such policy, if agreed to by the insurers.

In the event Lessee shall fail to effect such insurance as herein required, to pay the premiums therefor or to deliver such certificates to Lessor or any Facility Mortgagee at the times required, Lessor shall have the right, but not the obligation, to acquire such insurance and pay the premiums therefor, which amounts shall be payable to Lessor, upon demand, as Additional Charges, together with interest accrued thereon at the Overdue Rate from the date such payment is made until (but excluding) the date repaid.

13.4    Increase in Limits. If either party shall at any time believe the limits of the insurance required by Sections 13.1.1 and 13.1.7 and business income insurance required by Section 13.1.3, for the perils windstorm and flood, as applicable, if the Leased Property is located in Tier 1 and Tier 2 wind zones or areas designated as High Hazard Flood zones under the National Flood Insurance Program (collectively, the “Windstorm and Flood Insurance”), to be either excessive or insufficient, the parties shall endeavor to agree in writing on the proper and reasonable limits for such Windstorm and Flood Insurance to be carried and such Windstorm and Flood Insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Article XIII; provided, however, that such changes shall not occur more frequently than one (1) time per Lease Year. Nothing herein shall permit the amount of Windstorm and Flood Insurance to be reduced below the amount or amounts required by any Facility Mortgagee.

13.5    Blanket Policies. Notwithstanding anything to the contrary contained in this Article XIII, Lessee’s obligation to maintain the insurance herein required may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee, so long as such policies otherwise meet all requirements under this Article XIII.
ARTICLE XIV.

14.1    Insurance Proceeds. All proceeds payable by reason of any loss or damage to the Leased Property, any Capital Additions or any part(s) or portion(s) thereof, under any policy of insurance required to be carried hereunder shall be paid to Lessor and made available by Lessor to Lessee from time to time for the reasonable costs of reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, any Capital Additions or any part(s) or portion(s) thereof, provided, however, that Lessor shall be entitled to retain (and not make available for reconstruction or repair) all insurance proceeds payable during the last two (2) Lease Years or in respect of any casualty or damage for which the restoration period is reasonably expected to extend beyond the then remaining Term. Any excess proceeds of such insurance remaining after the completion of (and payment for) the restoration or reconstruction of the Leased Property and any Capital Additions (or in the event neither Lessor nor Lessee is required or elects to repair and restore, all such insurance proceeds) shall be retained by Lessor except as otherwise specifically provided below in this Article XIV. All salvage resulting from any risk covered by insurance shall belong to Lessor. If a Facility Mortgagee requires that any insurance proceeds be applied towards the repayment of Lessor’s debt (rather than for restoration or reconstruction of the Leased Property and any Capital Additions), then Lessor shall furnish Lessee with the amount of funds which otherwise would have been made available to Lessee but for such actions of such Facility Mortgagee and such funds shall be used by Lessee for restoration or reconstruction of the Leased Property and Capital Additions.

14.2	Insured Casualty.

14.2.1    If the Leased Property and/or any Capital Additions of any Facility are damaged or destroyed from a risk covered by insurance carried by Lessee such that such Facility thereby is rendered Unsuitable for Its Primary Intended Use, Lessee shall either (i) restore such Leased Property and such Capital Additions to substantially the same condition as existed immediately before such damage or destruction, or (ii) offer to acquire the Leased Property of such Facility from Lessor for a purchase price equal to the greater of (y) the Minimum Purchase Price of such Facility or (z) the Fair Market Value of such Facility immediately prior to such damage or destruction. If Lessor does not accept Lessee’s offer to so purchase the Leased Property of such Facility within 45 days after Lessor’s receipt of Lessee’s written offer, Lessee may either withdraw such offer and proceed to restore the Leased Property of such Facility to substantially the same condition as existed immediately before such damage or destruction or terminate the Lease with respect to such Facility in which event Lessor shall be entitled to retain the insurance proceeds payable on account of such casualty.

14.2.2    If the Leased Property and/or any Capital Additions of any Facility are damaged from a risk covered or required to be covered by insurance carried by Lessee, but such Facility is not thereby rendered Unsuitable for Its Primary Intended Use, Lessee shall restore such Leased Property and such Capital Additions to substantially the same condition as existed immediately before such damage. Such damage shall not terminate this Lease; provided, however, that if Lessee cannot within a reasonable time after diligent efforts obtain the necessary government approvals needed to restore and operate such Facility for its Primary Intended Use, Lessee may offer to purchase the Leased Property of such Facility for a purchase price equal to the greater of the Minimum Purchase Price of such Facility or the Fair Market Value of such Facility immediately prior to such damage. If Lessee shall make such offer and Lessor does not accept the same within 45 days after Lessor’s receipt of Lessee’s written offer, Lessee may either withdraw such offer and proceed to restore the Leased Property of such Facility to substantially the same condition as existed immediately before such damage or destruction, or terminate the Lease with respect to such Facility, in which event Lessor shall be entitled to retain the insurance proceeds.

14.2.3    If the cost of the repair or restoration exceeds the amount of proceeds received by Lessor from the insurance required to be carried hereunder, Lessee shall contribute any excess amounts needed to restore such Facility. Such difference shall be paid by Lessee to Lessor together with any other insurance proceeds, for application to the cost of repair and restoration.

14.2.4    If Lessor accepts Lessee’s offer to purchase the Leased Property of any Facility, this Lease shall terminate as to such Facility upon payment of the purchase price and Lessor shall remit to Lessee all insurance proceeds pertaining to the Leased Property of such Facility received by Lessor, including any amounts applied by a Facility Mortgagee to Lessor’s debt.

14.3    Uninsured Casualty. If the Leased Property and/or any Capital Additions of any Facility are damaged or destroyed from a risk not covered by insurance carried by Lessee and not required to be covered by insurance by Lessee as provided herein, such that such Facility thereby is rendered Unsuitable for Its Primary Intended Use, Lessee shall either (i) restore such Leased Property and such Capital Additions to substantially the same condition as existed immediately before such damage or destruction, or (ii) offer to acquire the Leased Property of such Facility from Lessor for a purchase price equal to the greater of (y) the Minimum Purchase Price of such Facility or (z) the Fair Market Value of such Facility immediately prior to such damage or destruction. If Lessor does not accept Lessee’s offer to so purchase the Leased Property of such Facility within 45 days, Lessee may either withdraw such offer and proceed to restore the Leased Property of such Facility to substantially the same condition as existed immediately before such damage or destruction or terminate the Lease with respect to such Facility.
14.3.1    If the Leased Property and/or any Capital Additions of any Facility are damaged from a risk not covered by insurance carried by Lessee and not required to be covered by insurance by Lessee as provided herein, but such Facility is not thereby rendered Unsuitable for Its Primary Intended Use, Lessee shall restore such Leased Property and such Capital Additions to substantially the same condition as existed immediately before such damage. Such damage shall not terminate this Lease; provided, however, that if Lessee cannot within a reasonable time after diligent efforts obtain the necessary government approvals needed to restore and operate such Facility for its Primary Intended Use (and, if Lessor so elects, Lessor cannot obtain the same within a reasonable time thereafter), Lessee may offer to purchase the Leased Property of such Facility for a purchase price equal to the greater of the Minimum Purchase Price of such Facility or the Fair Market Value of such Facility immediately prior to such damage. If Lessee shall make such offer and Lessor does not accept the same within 45 days, Lessee may either withdraw such offer and proceed to restore the Leased Property of such Facility to substantially the same condition as existed immediately before such damage or destruction, or terminate the Lease with respect to such Facility.
14.3.2    If Lessor accepts Lessee’s offer to purchase the Leased Property of any Facility, this Lease shall terminate as to such Facility upon payment of the purchase price.

14.4    No Abatement of Rent. This Lease shall remain in full force and effect and Lessee’s obligation to pay the Rent and all other charges required by this Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration. All proceeds payable by reason of any loss of rental or business interruption under any policy of insurance required to be carried by Lessee hereunder shall be paid to Lessor and, provided that no Master Lease Event of Default or, with respect to the applicable Facility, any Facility Default has occurred and is continuing, Lessor shall (a) apply, on a monthly basis, all such proceeds paid by reason of loss of rental towards Lessee’s obligation to pay Rent, and (b) make available to Lessee for Lessee’s operating costs (e.g., payment of salaries, taxes, etc.), on a monthly basis, all such proceeds paid by reason of business interruption. Any excess proceeds of such insurance remaining after such rent and operating costs have been paid shall be delivered to Lessee.

14.5    Waiver. Lessee waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property and/or any Capital Additions.
ARTICLE XV.

15.1	Condemnation.

15.1.1    Total Taking. If the Leased Property and any Capital Additions of a Facility are totally and permanently taken by Condemnation, this Lease shall terminate with respect to such Facility as of the day before the Date of Taking for such Facility.

15.1.2    Partial Taking. If a portion of the Leased Property and any Capital Additions of a Facility is taken by Condemnation, this Lease shall remain in effect if the affected Facility is not thereby rendered Unsuitable for Its Primary Intended Use, but if such Facility is thereby rendered Unsuitable for Its Primary Intended Use, this Lease shall terminate with respect to such Facility as of the day before the Date of Taking for such Facility, in which event Lessor shall be entitled to receive the Award, if any, and the Minimum Rent due hereunder shall be reduced by the amount of the Allocated Minimum Rent for the Facility as to which the Lease has so terminated.

15.1.3    Restoration. If there is a partial taking of the Leased Property and any Capital Additions of a Facility and this Lease remains in full force and effect pursuant to Section 15.1.2, Lessor shall, subject to the rights of Facility Mortgagees (provided that the same shall be subject to the terms of any applicable subordination and non-disturbance agreement entered into between Lessee and the applicable Facility Mortgagee), make available to Lessee the portion of the Award necessary and specifically identified or allocated for restoration of such Leased Property and any such Capital Additions and Lessee shall complete all necessary restoration and pay the additional costs thereof if the amount provided or allocated by the Condemnor for restoration is insufficient.

15.1.4    Award-Distribution. The entire Award shall belong to and be paid to Lessor, except that, subject to the rights of the Facility Mortgagees, Lessee shall be entitled to receive from the Award, if and to the extent such Award specifically includes such item, lost profits value and moving expenses, provided, that in any event Lessor shall receive from the Award, subject to the rights of the Facility Mortgagees (provided that the same shall be subject to the terms of any applicable subordination and non-disturbance agreement entered into between Lessee and the applicable Facility Mortgagee), no less than the greater of the Fair Market Value of the applicable Facility prior to the institution of the Condemnation or the Minimum Purchase Price of the applicable Facility.
15.1.5    Temporary Taking. The taking of the Leased Property, any Capital Additions and/or any part(s) thereof, shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than one hundred eighty (180) consecutive days. During any shorter period, which shall be a temporary taking, all the provisions of this Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Lessee.
15.1.6    Sale Under Threat of Condemnation. A sale by Lessor to any Condemnor, either under threat of Condemnation or while Condemnation proceedings are pending, shall be deemed a Condemnation for purposes of this Lease. Lessor may, without any obligation to Lessee, agree to sell and/or convey to any Condemnor all or any portion of the Leased Property free from this Lease and the rights of Lessee hereunder without first requiring that any action or proceeding be instituted or pursued to judgment. Notwithstanding the foregoing, Lessor agrees that if Lessee notifies Lessor in writing of Lessee’s intent to contest (in accordance with Article XII) any such Condemnation proceeding, Lessor shall not sell and/or convey to any Condemnor all or any portion of the Leased Property prior to any such contested action or proceeding being finally resolved or abandoned by Lessee.

15.1.7    Rights of Facility Mortgagees. Notwithstanding anything herein to the contrary, the provisions of this Article XV are subject to the rights of the Facility Mortgagees (provided that the same shall be subject to the terms of any applicable subordination and non- disturbance agreement entered into between Lessee and the applicable Facility Mortgagee).

ARTICLE XVI.

16.1    Events of Default. “Event of Default” shall mean any Master Lease Event of Default or Facility Default:

16.1.1 Master Lease Events of Default. The occurrence of any of the following events shall constitute a “Master Lease Event of Default”:
(a)    the occurrence or existence of any event or condition described elsewhere in this Lease as a “Master Lease Event of Default”;

(b)    Lessee shall fail to pay any installment of Minimum Rent when the same becomes due and payable and such failure is not cured by Lessee within a period of five (5) Business Days after notice thereof from Lessor; provided, however, that (to the extent permitted by applicable law) such notice shall be in lieu of and not in addition to any notice required under applicable law;
(c)    Lessee shall fail to pay any Additional Charges when the same becomes due and payable and such failure is not cured by Lessee within a period of ten (10) Business Days after notice thereof from Lessor;

(d)    Lessee fails to pay Impositions relating to real estate taxes prior to the same becoming delinquent and such failure is not cured by Lessee within a period of five (5) Business Days after notice thereof from Lessor; provided, however, that (to the extent permitted by applicable law) such notice shall be in lieu of and not in addition to any notice required under applicable law; provided further that it shall not be a Master Lease Event of Default hereunder if an impound account shall have been established pursuant to Section 4.4.1 hereof and Lessor fails to apply funds on deposit in such account to pay such Impositions relating to real estate taxes;

(e)    Lessee fails to pay insurance premiums on or before the date due to ensure continued coverage under all policies required to be maintained under this Lease and such failure is not cured by Lessee within a period of five (5) Business Days after notice thereof from Lessor; provided, however, that (to the extent permitted by applicable law) such notice shall be in lieu of and not in addition to any notice required under applicable law; provided further, that it shall not be a Master Lease Event of Default hereunder if an impound account shall have been established pursuant to Section 4.4.2 hereof and Lessor fails to apply funds on deposit in such account to pay such insurance premiums;

(f)	Lessee or Guarantor shall:

(i)    file a petition in bankruptcy or a petition to take advantage of any insolvency act,
(ii)    make an assignment for the benefit of its creditors,

(iii)    consent to the appointment of a receiver of itself or of thewhole or any substantial part of its property, or

(iv)    file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

(g)    Lessee or Guarantor shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Lessee, a receiver of Lessee or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of Lessee under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

(h)    Lessee or Guarantor shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets (except to the extent permitted pursuant to Article XXIV hereof);
(i)    at any time when a Guaranty is required to be in place pursuant to this Lease, (i) such Guaranty has not been executed and delivered or is otherwise not in full force and effect, (ii) any of the representations or warranties made by any Person comprising Lessee under this Lease or any Guarantor in the Guaranty proves to be untrue when made in any material respect which materially and adversely affects Lessor, or (iii) a material default shall occur under the Guaranty and, in each case, such material default is not cured within any applicable notice and cure period set forth therein;

(j)    a default beyond any applicable notice, grace or cure period shall occur under any other lease agreement or guaranty, any loan documents or any other material agreement or instrument, now or hereafter with or in favor of Lessor or any Affiliate of Lessor and made by or with Lessee or any Affiliate of Lessee, which default (i) relates to a failure to pay an amount of not less than One Million Dollars ($1,000,000) or (ii) is a material nonmonetary default resulting in a termination of a lease agreement or any other material agreement or instrument with respect to [***] or more separate facilities operated or managed by Lessee or any Affiliate of Lessee;

(k)    if at any time a Facility Default under this Lease has occurred and remains uncured with respect to [***] or more Facilities or this Lease has been terminated by Lessor pursuant to Section 16.2 with respect to [***] or more Facilities as a result of one or more Facility Defaults;

(l)    except as otherwise specifically provided for in this Section 16.1.1, if Lessee shall fail to observe or perform any other term, covenant or condition of this Lease with respect to [***] or more Facilities and such failure with respect to at least [***] Facilities is not cured by Lessee within forty-five (45) days after notice thereof from Lessor, unless such failure cannot with due diligence be cured within a period of forty-five (45) days, in which case such failure shall not be deemed to be a Master Lease Event of Default if Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof; provided, however, that (to the extent permitted by applicable law) such notice shall be in lieu of and not in addition to any notice required under applicable law;

(m)    any default and acceleration of any indebtedness of Lessee or Guarantor for borrowed money with an outstanding principal amount of Twenty Five Million Dollars ($[***]) has occurred; and

(n)    any Transfer occurs without Lessor’s consent in violation of the provisions of Article XXIV.

16.1.2 Facility Defaults. With respect to each Facility, the occurrence of any of the following events shall constitute a “Facility Default”:

(a)except as otherwise specifically provided for in this Section 16.1.2, if Lessee shall fail to observe or perform any other term, covenant or condition of this Lease with respect to such Facility and such failure is not cured by Lessee within forty-five (45) days after notice thereof from Lessor, unless such failure cannot with due diligence be cured within a period of forty-five (45) days, in which case such failure shall not be deemed to be a Facility Default if Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof; provided, however, that (to the extent permitted by applicable law) such notice shall be in lieu of and not in addition to any notice required under applicable law;

(b)the estate or interest of the applicable Person comprising Lessee in any Leased Property, any Capital Additions or any part(s) thereof of such Facility shall be levied upon or attached, in an amount in excess of Five Hundred Thousand Dollars ($500,000), in any proceeding and the same is not either (i) fully bonded over by Lessee, (ii) being contested by Lessee as permitted by Article XII hereof, or (ii) vacated or discharged within the later of ninety
(90) days after commencement thereof or thirty (30) days after receipt by Lessee of notice thereof from Lessor; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

(c)(x) there is issued any (i) stop placement order against any Person comprising Lessee with respect to such Facility that (A) is in effect for more than one hundred twenty (120) consecutive days and (B) is or becomes final and non-appealable, or (ii) final non- appealable termination or revocation of such Facility’s applicable license material to such Facility’s operation for its Primary Intended Use, or any termination or revocation of any third- party provider reimbursement agreements (including, without limitation, its certification for participation in the Medicare or Medicaid reimbursement programs) that is not reinstated or replaced within twenty (20) days, or (y) there occurs any termination or revocation that is subject to appeal by Lessee, or any suspension of any such license that results in such Facility ceasing operation for a period of more than twenty (20) consecutive days at any time;

(d)(i) any local, state or federal agency having jurisdiction over the operation of such Facility removes ten percent (10%) or more of the patients or residents located in such Facility, (ii) any local, state or federal agency having jurisdiction over such Facility reduces the number of licensed units for such Facility from that number set forth under the heading “Facility Description and Primary Intended Use” on Exhibit A-1 or Exhibit A-2 attached hereto (in other than a de minimis amount not to exceed three percent (3%) in the aggregate for such Facility) and provided that such reductions are not related to any quality of care issues at such Facility or any other matter reasonably within Lessee’s control) and such reduction is final and non-appealable, (iii) without Lessor’s prior written consent not to be unreasonably withheld, conditioned or delayed (it being acknowledged, for purposes of this clause (iii) and clause (iv) below, that it shall in no event be unreasonable for Lessor to withhold its consent to any removal of a licensed unit in connection with the licensing of another unit at a facility which is not owned by Lessor or any of its Affiliates), Lessee voluntarily reduces (x) the number of licensed units for such Facility from that number set forth on Exhibit A-1 or Exhibit A-2 attached hereto, as applicable, or (y) the number of residents permitted to occupy such Facility, (iv) without Lessor’s prior written consent not to be unreasonably withheld, conditioned or delayed, Lessee voluntarily removes from service any licensed units for such Facility, (unless as to clause (iii) or (iv) above, (1) such unit is removed in order to combine it with another unit to create a larger resident unit or convert it to create space to provide another use (whether for Primary Intended Use of such Facility or any reasonably required office, storage space or ancillary services use incidental to the Primary Intended Use), (2) the aggregate number of units so removed from such Facility does not exceed the lesser of (A) five percent (5%) of the total number of licensed units for such Facility and (B) four (4), and (3) a future application for the licensing of units of the same type and number as the removed units would not (under the laws in effect at the time of such removal) require a certificate of need or any similar requirement);

(e)subject to Article XII regarding permitted contests, Lessee fails to cure or abate any material violation occurring during the Term that is claimed by any Governmental Authority, or any officer acting on behalf thereof, of any Legal Requirement pertaining to the operation of such Facility, and within the time permitted by such authority for such cure or abatement; and

(f)the occurrence or existence of any event or condition described elsewhere in this Lease as a “Facility Default”.

16.2	Certain Remedies.

16.2.1    Certain Remedies. If a Facility Event of Default shall have occurred with respect to any Facility, Lessor may terminate this Lease with respect to such Facility and if a Master Lease Event of Default shall have occurred, Lessor may terminate this Lease with respect any or all of the Facilities. Any such termination of this Lease with respect to one or more Facilities, as applicable, by Lessor shall be exercised by giving Lessee notice of such termination and the Term shall terminate and all rights of Lessee under this Lease shall cease with respect to all such applicable Facility or Facilities as to which Lessor has elected to so terminate this Lease. Any such notice of termination may, at Lessor’s option, be given and exercised concurrently with any notice of the applicable Event of Default given by Lessor to Lessee hereunder (if any such notices is required therefor). In such event, such termination shall be effective immediately upon the occurrence of the applicable Event of Default subject to Legal Requirements, including, without limitation, any requirement that the replacement operator needs to be the holder of any applicable health care licenses. In all such events, Lessor shall have all rights at law and in equity available to Lessor as a result of any Event of Default. Lessee shall pay as Additional Charges all costs and expenses incurred by or on behalf of Lessor, including reasonable attorneys’ fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Lease has been terminated with respect to any one or more (including all, if so elected by Lessor and permitted in accordance with the terms hereof) of the Facilities pursuant to this Section 16.2.1, Lessee shall, to the extent permitted by law, if required by Lessor so to do, immediately surrender to Lessor possession of the Leased Property and any Capital Additions of the Facilities as to which Lessor has so elected to terminate this Lease and quit the same and Lessor may enter upon and repossess such Leased Property and such Capital Additions by reasonable force, summary proceedings, ejectment or otherwise, and may remove Lessee and all other Persons and any of Lessee’s Personal Property from such Leased Property and such Capital Additions.

16.2.2    Restrictions on Remedies for Facility Defaults. Notwithstanding anything contained in this Lease which may be construed to the contrary, to the extent that (a) a

Facility Default with respect to any Facility has occurred and is continuing and (b) no Master Lease Event of Default has otherwise occurred and is continuing, Lessor’s remedies under this Lease or at law or in equity shall be limited, and may apply solely, to the Facility or Facilities that is the subject of such Facility Default. The foregoing shall in no event limit or impair Lessor from thereafter exercising any remedy under this Lease or at law or in equity upon the occurrence and during the continuance of a Master Lease Event of Default or otherwise limit Lessor’s ability to maintain an action against Lessee, on a joint and several basis, for damages or specific performance with respect to any Master Lease Event of Default.

16.2.3    Removal Facility Defaults. Notwithstanding anything contained in this Lease which may be construed to the contrary, the occurrence or existence of any “Event of Default”, “Master Lease Event of Default” or “Facility Default” with respect to the Removal Facility shall only constitute an “Event of Default”, “Master Lease Event of Default” or “Facility Default” with respect to the Removal Facility, and Lessor’s remedies under this Lease shall be limited, and may apply solely, to the Removal Facility (except to the extent such event constitutes a Master Lease Event of Default pursuant to Section 16.1.1(j)).

16.3    Damages. (i) The termination of this Lease with respect to any one or more of the Facilities; (ii) the repossession of the Leased Property and any Capital Additions of any Facility; (iii) the failure of Lessor, notwithstanding reasonable good faith efforts, to relet the Leased Property or any portion thereof; (iv) the reletting of all or any portion of the Leased Property; or (v) the failure or inability of Lessor to collect or receive any rentals due upon any such reletting, shall not relieve Lessee of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In addition, the termination of this Lease with respect to any one or more of the Facilities shall not relieve Lessee of its liabilities and obligations hereunder with respect to such terminated Facility(ies) that are intended to survive the termination of this Lease, including, without limitation, the obligations set forth in this Section 16.3 and Sections 16.5, 23.1, 37.4 and 45.1.8. If any such termination occurs, Lessee shall forthwith pay to Lessor all Rent due and payable with respect to the Facility(ies) terminated to and including the date of such termination. Thereafter, following any such termination, Lessee shall forthwith pay to Lessor, at Lessor’s option, as and for liquidated and agreed current damages for an Event of Default by Lessee, the sum of:

(a)the worth at the time of award of the unpaid Rent which had been earned at the time of termination with respect to the terminated Facility(ies),

(b)the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination with respect to the terminated Facility(ies) until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided,

(c)the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term for the terminated Facility(ies) after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided, plus

(d)any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

As used in clauses (a) and (b) above, the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate. As used in clause (c) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

Alternatively, if Lessor does not elect to terminate this Lease with respect to any Facility, then Lessee shall pay to Lessor, at Lessor’s option, as and for agreed damages for such Event of Default without termination of Lessee’s right to possession of the Leased Property and any Capital Additions or any portion thereof, each installment of said Rent and other sums payable by Lessee to Lessor under the Lease as the same becomes due and payable, together with interest at the Overdue Rate from the date when due until paid, and Lessor may enforce, by action or otherwise, any other term or covenant of this Lease.

16.4    Receiver. Upon the occurrence of an Event of Default, and upon commencement of proceedings to enforce the rights of Lessor hereunder, Lessor shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Lessor of the Leased Property and any Capital Additions of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

16.5    Lessee’s Obligation to Purchase. Upon the occurrence of a Put Event with respect to any Put Event Applicable Facility or Put Event Applicable Facilities, Lessor shall be entitled to require Lessee to purchase the Leased Property of such Put Event Applicable Facility or Put Event Applicable Facilities on the first Minimum Rent Payment Date occurring not less than thirty (30) days after the date specified in a notice from Lessor requiring such purchase for an amount equal to the greater of (i) the Fair Market Value of such Put Event Applicable Facility(ies), or (ii) the Minimum Purchase Price of such Put Event Applicable Facility(ies), plus, in either event, all Rent then due and payable (excluding any portion of the installment of Minimum Rent equal to the Allocated Minimum Rent for such Put Event Applicable Facility(ies) due on the purchase date) with respect to such Put Event Applicable Facility(ies). If Lessor exercises such right, Lessor shall convey the Leased Property of such Put Event Applicable Facility(ies) to Lessee on the date fixed therefor in accordance with the provisions of Article XVIII upon receipt of the purchase price therefor and this Lease shall thereupon terminate with respect to such Put Event Applicable Facility(ies). Any purchase by Lessee of the Leased Property of a Put Event Applicable Facility pursuant to this Section shall be in lieu of the damages specified in Section 16.3 with respect to such Put Event Applicable Facility. For the avoidance of doubt, the provisions of this Section 16.5 are not applicable to any Facilities other than the Put Event Applicable Facilities.

16.6    Waiver. If Lessor initiates judicial proceedings or if this Lease is terminated by Lessor pursuant to this Article with respect to a Facility, Lessee waives, to the extent permitted by applicable law, (i) any right of redemption, re-entry or repossession; and (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

16.7    Application of Funds. Any payments received by Lessor under any of the provisions of this Lease shall be applied to Lessee’s obligations in the order which Lessor may determine or as may be prescribed by the laws of the applicable State(s).

16.8    Grant of Security Interest; Appointment of Collateral Agent. The parties intend that (i) with respect to all of the Facilities and the related Lessee’s Personal Property and Intangible Property, if a Master Lease Event of Default occurs under this Lease, and (ii) solely with respect to the applicable Facility(ies) and the related Lessee’s Personal Property and Intangible Property if any Facility Default occurs under this Lease, Lessor will, to the extent permitted by applicable law, control Lessee’s Personal Property and the Intangible Property (but excluding any of Lessee’s Personal Property or Intangible Property to the extent constituting Lessee’s Excluded Assets) so that Lessor or its designee or nominee can operate or re-let the applicable Facility(ies) intact for its Primary Intended Use. Accordingly, to implement such intention, and for the purpose of securing the payment and performance obligations of Lessee hereunder, Lessor and Lessee agree as follows:

16.8.1	Grant of Security Interest.

(a)Lessee, as debtor, hereby grants to Collateral Agent, as secured party, for the benefit of Lessor, a security interest and an express contractual lien upon all of Lessee’s right, title and interest in and to Lessee’s Personal Property and in and to the Intangible Property (but excluding Lessee’s Excluded Assets) and any and all products, rents, leases (including modification, extension, termination and other rights thereunder), issues, proceeds and profits thereof in which Lessee now owns or hereafter acquires an interest or right, including any leased Lessee’s Personal Property (other than Lessee’s Excluded Assets) (collectively, the “Collateral”). This Lease constitutes a security agreement covering all such Collateral. The security interest granted to Collateral Agent with respect to Lessee’s Personal Property in this Section 16.8 is intended by Lessor and Lessee to be subordinate to any security interest granted in connection with the financing or leasing of all or any portion of Lessee’s Personal Property so long as the lessor or financier of such Lessee’s Personal Property agrees to give Lessor written notice of any default by Lessee under the terms of such lease or financing arrangement, to give Lessor a reasonable time following such notice to cure any such default and consents to Lessor’s written assumption of such lease or financing arrangement upon Lessor’s curing of any such defaults. This clause shall be self-operative and no further instrument of subordination shall be required. This security agreement and the security interest created herein shall survive the expiration or earlier termination of this Lease with respect to any or all of the Facilities.

(b)Lessee hereby authorizes Collateral Agent to file such financing statements, continuation statements and other documents as may be necessary or desirable to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral. In addition, if required by Collateral Agent at any time during the Term, Lessee shall execute and deliver to Collateral Agent, in form reasonably satisfactory to Collateral Agent, additional security agreements, financing statements, fixture filings and such other documents as Collateral Agent may reasonably require to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral. In the event Lessee fails to execute any financing statement or other documents for the perfection or continuation of Collateral Agent’s security interest, Lessee hereby appoints

Collateral Agent as its true and lawful attorney-in-fact to execute any such documents on its behalf, which power of attorney shall be irrevocable and is deemed to be coupled with an interest.

(c)Lessee will give Collateral Agent at least thirty (30) days’ prior written notice of any change in Lessee’s name, identity, jurisdiction of organization or corporate structure. With respect to any such change, Lessee will promptly execute and deliver such instruments, documents and notices and take such actions, as Collateral Agent deems necessary or desirable to create, perfect and protect the security interests of Collateral Agent in the Collateral.

(d)Upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall, to the extent permitted by applicable law, be entitled to exercise any and all rights or remedies available to a secured party under the Uniform Commercial Code, or available to a lessor under the laws of the State, with respect to Lessee’s Personal Property and the Intangible Property, including the right to sell the same at public or private sale.

16.8.2	Appointment of Collateral Agent.

(a)Each Person comprising “Lessor” hereunder hereby irrevocably appoints HCP (the “Collateral Agent”) as the collateral agent hereunder and under all other documents related hereto and authorizes Collateral Agent in such capacity, to take such actions on its behalf and to exercise such powers as are delegated to Collateral Agent in such capacity by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In performing its functions and duties hereunder, Collateral Agent shall act for itself and as agent for each Person comprising “Lessor” hereunder and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Lessee. The provisions of this Section 16.8.2 are solely for the benefit of Collateral Agent and each Person comprising “Lessor” hereunder, and Lessee shall have no rights as a third party beneficiary(ies) of any of such provisions.

(b)The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Collateral Agent.

(c)The Collateral Agent may at any time give notice of its resignation to the Persons comprising “Lessor” hereunder and Lessee. Upon receipt of any such notice of resignation, the Persons comprising “Lessor” hereunder shall have the right to appoint a successor Collateral Agent. If no such successor shall have been so appointed by the Persons comprising “Lessor” hereunder and shall have accepted such appointment within ten (10) days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of each Person comprising “Lessor” hereunder, appoint a successor Collateral Agent; provided that if the Collateral Agent shall notify Lessee and each Person comprising “Lessor” hereunder that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder (except that in the case of any Collateral held by the Collateral Agent on behalf of each Person comprising “Lessor” hereunder, the Collateral Agent may continue to hold such Collateral until such time as a successor Collateral Agent is appointed and such Collateral is assigned to such successor Collateral Agent) and (ii) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Person comprising “Lessor” hereunder directly, until such time as the Persons comprising “Lessor” hereunder appoint a successor Collateral Agent.

(d)Upon the acceptance of a successor’s or replacement’s appointment as Collateral Agent, such successor or replacement shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Collateral Agent and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 16.8.2 shall continue in effect for the benefit of such retiring Collateral Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting in such capacity.

16.9	Leases and Residential Care Agreements.

(a)Lessee shall comply with and observe in all material respects Lessee’s obligations under all leases and residential care agreements, including Lessee’s obligations pertaining to the maintenance and disposition of resident or tenant security deposits (provided, however, that no breach of Lessee’s obligations with respect to such leases and residential care agreements at any Facility shall constitute a Facility Default hereunder with respect to such Facility until and unless any such breaches or defaults affect a material number of the leases and residential care agreements at any one Facility).

(b)Upon delivery of notice by Lessor or Collateral Agent to Lessee of Lessor’s or Collateral Agent’s exercise of its respective rights under this Article, at any time during the occurrence and continuance of a Facility Default with respect to any Facility or any or all Facilities during the occurrence and continuance of a Master Lease Event of Default, and without the necessity of Lessor or Collateral Agent entering upon and taking and maintaining control of any Facility (as applicable) directly, by a receiver, or by any other manner or proceeding permitted by applicable law, Lessor and/or Collateral Agent immediately shall have, to the extent permitted by applicable law, all rights, powers and authority granted to Lessee under any lease or residential care agreement relating to such Facility or Facilities (as applicable), including the right, power and authority to modify the terms of any such lease or residential care agreement for such Facility or Facilities (as applicable), or extend or terminate any such lease or residential care agreement for such Facility or Facilities (as applicable). During the continuance of a Facility Default with respect to a Facility or any or all Facilities during the occurrence and continuance of a Master Lease Event of Default, unless Lessor and/or Collateral Agent elects in its sole discretion to assume the obligations of Lessee under any lease or residential care agreement for such Facility or Facilities (as applicable), neither Lessor nor Collateral Agent shall (i) be obligated to perform any of the terms, covenants or conditions contained in such lease or residential care agreement relating to such Facility or Facilities (as applicable) (or otherwise have any obligation with respect to such lease or residential care agreement relating to such Facility or Facilities (as applicable)) or (ii) be obligated to appear in or defend any action or proceeding relating to such lease or residential care agreement relating to such Facility or Facilities (as applicable). Notwithstanding anything to the contrary in this Section 16.9, but subject to the other terms and conditions contained in this Lease, except during the occurrence and continuance of a Facility Default with respect to a Facility or any or all Facilities during the occurrence and continuance of a Master Lease Event of Default, Lessee shall be entitled to exercise any and all rights under any Occupancy Arrangements relating to such Facility or Facilities (as applicable), including Lessee’s right, power and authority to modify the terms of any such Occupancy Arrangements or extend or terminate such Occupancy Arrangements at any such Facility or any or all Facilities (as applicable).

ARTICLE XVII.

17.1 Lessor’s Right to Cure Lessee’s Default. If Lessee shall fail to make any payment or to perform any material act required to be made or performed hereunder, Lessor (following the occurrence and during the continuance of any Facility Default with respect to a Facility or any or all Facilities during the occurrence and continuance of a Master Lease Event of Default), without waiving or releasing any obligation or default, may (upon written notice to Lessee), but shall be under no obligation to, make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property and any Capital Addition relating to such Facility or Facilities (as applicable), during normal business hours and upon prior notice to Lessee (except in the case of any emergency), for such purpose and take all such action thereon as, in Lessor’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Lessee. All sums so paid by Lessor and all out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessor, shall be paid by Lessee to Lessor on demand.
ARTICLE XVIII.

18.1    Purchase of the Leased Property. If Lessee purchases the Leased Property of any Facility from Lessor pursuant to any provisions of this Lease, Lessor shall, upon receipt from Lessee of the applicable purchase price, together with full payment of any unpaid Rent due and payable with respect to any period ending on or before the date of the purchase, deliver to Lessee an appropriate special or limited warranty deed conveying the entire interest of Lessor in and to such Leased Property to Lessee free and clear of all encumbrances other than (i) those that Lessee has agreed hereunder to pay or discharge; (ii) those mortgage liens, if any, which Lessee has agreed in writing to accept and to take title subject to; (iii) those liens and encumbrances which were in effect on the date of conveyance of such Leased Property to Lessor; and (iv) any other encumbrances permitted hereunder to be imposed on such Leased Property which are assumable at no cost to Lessee or to which Lessee may take subject without cost to Lessee or material interference with the use or operations of the applicable Facility for its Primary Intended Use. The applicable purchase price, less the total amount of the encumbrances assumed or taken subject to which can be satisfied by the payment of money (other than any financing provided by Lessor for the purchase of the applicable Leased Property), shall be paid to Lessor or as Lessor may direct in immediately available funds. All reasonable out-of-pocket expenses of such conveyance, including the cost of title insurance, attorneys’ fees incurred by Lessor in connection with such conveyance and release, transfer taxes and recording and escrow fees, shall be paid by Lessee.

18.2    Rights of Lessee Prior to Closing. Notwithstanding anything to the contrary in this Lease, or at law or in equity, if Lessor shall exercise its right to require Lessee to purchase the Leased Property of any Facility pursuant to Section 16.5 (a “Purchase Obligation Exercise”), the following shall pertain:
(a)    Such Purchase Obligation Exercise (and any purchase or other separate contract formed upon such Purchase Obligation Exercise) shall not under any circumstances cause a termination of this Lease with respect to such Facility until the consummation of the closing in accordance with the terms thereof, and this Lease shall remain in full force and effect with respect to such Facility to and until the consummation of the closing in accordance with the terms thereof;

(b)    Lessee hereby acknowledges and agrees that Lessee shall not under any circumstances be entitled to possession of the Leased Property of any Facility under the terms of any purchase or other separate contract formed upon such Purchase Obligation Exercise until the closing thereof, and that, prior thereto, Lessee’s possession of the Leased Property of such Facility shall be solely by way of this Lease;

(c)	In no event shall Lessee be deemed a vendee in possession; and

(d)    In the event that an Event of Default relating to the subject Facility shall occur at any time during the period from such Purchase Obligation Exercise to and until closing, Lessor shall be entitled to exercise any and all rights or remedies available to a landlord against a defaulting tenant, whether at law or equity, including those set forth in Article XVI hereof, and specifically including the right to recover possession of the Leased Property of such Facility through summary proceedings (such as unlawful detainer or other similar action permitted by law), and in no event shall Lessor be required to bring an action for ejectment or any other similar non-expedited proceeding.

18.3    Lessor’s Election of 1031 Exchange; Lessee’s Regulatory Filings. If Lessee purchases the Leased Property of any Facility from Lessor pursuant to any provision of this Lease, Lessor may elect to sell the Leased Property to Lessee in the form of a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“1031 Exchange”). In the event that Lessor shall so elect, Lessor shall give written notice to Lessee and any escrow holder of such election and the following shall apply:

(a)    Lessor may attempt to identify before the closing other property which qualifies as “like-kind” property for a 1031 Exchange (the “Target Property”) by giving written notice to Lessee and any escrow holder and identifying to such escrow holder the Target Property prior to the closing.

(b)    If Lessor has not so identified the Target Property before the closing, then Lessor shall proceed with the closing unless Lessor at its option enters into an exchange agreement with an accommodation party (“Accommodator”) in order to facilitate a non- simultaneous exchange. If an Accommodator is so designated, Lessor shall cause the Accommodator (i) to acquire title to the Leased Property from Lessor at or before the closing and, (ii) to transfer title in the Leased Property to Lessee on closing for the applicable purchase price.

(c)    Lessee shall fully cooperate with any such 1031 Exchange, including but not limited to executing and delivering additional documents requested or approved by Lessor; provided, that Lessee shall not be required to incur any additional costs or liabilities or financial obligation as a consequence of any of the foregoing exchange transactions.

(d)    Lessor hereby agrees to reasonably cooperate (at no cost to Lessor) with Lessee in connection with the satisfaction of disclosure and reporting obligations of Lessee arising pursuant to applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Lease, it is hereby understood and agreed that if an Event of Default results from Lessor’s failure, following Lessee’s written request therefor pursuant to the provisions of Section 10.2.6 hereof, to provide information necessary to be disclosed or otherwise required by Legal Requirements, then the Event of Default that would otherwise occur shall be deemed not to exist under this Lease to the extent resulting from any such failure of Lessor. Lessee and Lessor agree to reasonably cooperate to limit any such disclosure requirements pursuant to Legal Requirements to the extent Lessor objects to same.

ARTICLE XIX.

19.1    Extended Terms.

(a)    Provided that no Master Lease Event of Default, or event which, with notice or lapse of time or both, would constitute a monetary Master Lease Event of Default, has occurred and is continuing, either at the date of exercise or upon the commencement of an Extended Term, Lessee shall have the right (subject to Section 19.2(b)) to extend the Term of this Lease with respect to all of the Applicable Facilities, for each Extended Term as set forth herein. Each renewal option shall be exercised, if at all, by Lessee (i) giving written notice to Lessor of such renewal not less than eighteen (18) months prior to the expiration of the applicable then- current Term, (ii) delivering (if the Guaranty is, at the time of such notice, required to be in place pursuant to this Lease) to Lessor, concurrently with the delivery of the notice described in clause (i) hereof, a reaffirmation of the Guaranty executed by the Guarantor stating, in substance, that the Guarantor’s obligations under such Guaranty shall extend to this Lease, as extended by the subject Extended Term (but Lessor may, at its sole and absolute discretion, waive this requirement), and (iii) with respect to any facility(ies) subject to a New Lease hereafter with or in favor of Lessor or any Affiliate of Lessor, the exercise by the “Lessee” thereunder of the renewal of each such New Lease or other lease for the corresponding and co-terminus “Extended Term” thereof, concurrently with the delivery of the notice described in clause (i) hereof. Lessee’s exercise of any renewal option hereunder shall be irrevocable and immediately binding upon Lessee as of the date that Lessee delivers the applicable notices and reaffirmations pursuant to the foregoing items (i) through (iii). As of the date hereof, the parties agree that the Term of this Lease including all Extended Terms does not exceed 80% of the estimated remaining useful life of any Facility. During each Extended Term, all of the terms and conditions of this Lease shall continue in full force and effect

(b)    Notwithstanding anything to the contrary in Section 19.1(a), Lessor, in its sole discretion, may waive the condition to Lessee’s right to renew this Lease that no Master Lease Event of Default, or event which, with notice or lapse of time or both, would constitute a monetary Master Lease Event of Default, has occurred or is continuing, and the same may not be used by Lessee as a means to negate the effectiveness of Lessee’s exercise of its renewal right for such Extended Term.

19.2    Lessor’s Extension Rights. In order to facilitate the transfer of the operations of any Applicable Facility to a Successor Operator, and provided that such Successor Operator has applied for any Required Governmental Approvals no later than ninety (90) days prior to the scheduled expiration of the then Term of this Lease, Lessor shall have the one time right with respect to each Applicable Facility to extend the Term of this Lease with respect to such Facility for up to one (1) year, provided Lessor’s rights under this Section 19.2 may not be exercised in connection with the early termination of this Lease either in its entirety or with respect to one or more specified Facilities prior to the scheduled expiration of the Term. Such right of extension shall be exercised by Lessor, if at all, by written notice from Lessor to Lessee given not less than ninety (90) days prior to the expiration of the Term with respect to such Facility and stating the date through which Lessor is extending the Term of this Lease with respect to such Facility (which date may be the date that is the first (1st) day of the month following the date that such Successor Operator has obtained all Required Governmental Approval, but shall not be later than one (1) year after the originally scheduled expiration date). In the event that Lessor shall exercise its right to extend the applicable Term pursuant to this Section 19.2 with respect to any Facility, all of the terms and conditions of this Lease shall continue in full force and effect with respect to such Facility, and Lessee shall pay Minimum Rent applicable to and solely with respect to such Facility for and during such extension period at the lesser of (a) the same Allocated Minimum Rent rate for such Facility as was in effect upon the expiration of the originally scheduled Term for such Facility or (b) an amount of Allocated Minimum Rent not to exceed a Lease Coverage Ratio (as calculated solely with respect to such Facility) of 1.10 for such extension period (and, for the avoidance of doubt, the terms of Section 20.1 shall not be applicable during such period).
ARTICLE XX.

20.1 Holding Over. If Lessee shall for any reason remain in possession of any portion of the Leased Property and/or any Capital Additions after the expiration or earlier termination of the Term, such possession shall be as a month-to-month tenant during which time Lessee shall pay as Minimum Rent for each month an amount equal to one hundred fifty percent (150%) of the monthly Minimum Rent applicable to the prior Lease Year, together with all Additional Charges and all other sums payable by Lessee pursuant to this Lease. During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property and/or any Capital Additions. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

ARTICLE XXI.

21.1    General REIT Provisions. Lessee acknowledges that, in order for Lessor and/or Lessor’s Affiliates to qualify as a REIT, certain REIT Requirements must be satisfied, including, without limitation, the provisions of Section 856 of the Code. Accordingly, Lessee agrees, and agrees to cause its Affiliates, Occupants and any other parties subject to its control by ownership or contract, to cooperate reasonably with Lessor to ensure that the REIT Requirements are satisfied, including, but not limited to, providing Lessor with information about the ownership of Lessee and its Affiliates; provided, that such cooperation shall not result in any unreimbursed cost or other adverse consequence to Lessee. Lessee agrees, and agrees to cause its Affiliates, upon request by Lessor, to take all action reasonably necessary to ensure compliance with the REIT Requirements; provided, that such actions shall not result in any unreimbursed cost or other adverse consequence to Lessee.

21.2    REIT Agreements. Lessor and Lessee agree that (a) rents payable under this Lease are not based in whole or in part on the income or profits of any Person; (b) as of the date this Lease was entered into or modified, rents payable under this Lease were set at a fair market rental amount or formula, and there was a reasonable expectation that Lessee had the financial wherewithal to make the payments required; and (c) no services or amenities are provided to Lessee under this Lease, other than services that are both (1) customarily furnished or rendered by or on behalf of Lessor in connection with the rental of real property of a similar class in the geographic areas in which the relevant property is located and (2) customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to primarily for the convenience of the tenant).

ARTICLE XXII.

22.1 Risk of Loss. During the Term, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property and any Capital Additions as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Lessor and Persons claiming from, through or under Lessor) is assumed by Lessee, and no such event shall entitle Lessee to any abatement of Rent.
ARTICLE XXIII.

23.1 General Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Lessor or Lessee, and without regard to the policy limits of any such insurance, Lessee shall protect, indemnify, save harmless and defend Lessor and its Affiliates from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against Lessor or any of its Affiliates by reason of: (i) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Leased Property, or any Capital Additions or adjoining sidewalks thereto; (ii) any use, misuse, non-use, condition, maintenance or repair by Lessee of the Leased Property or any Capital Additions; (iii) any failure on the part of Lessee to perform or comply with any of the terms of this Lease; (iv) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property or any Capital Additions to be performed by any party thereunder; (v) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Leased Property or any Capital Additions; and (vi) the violation of any Legal Requirement (the foregoing (i) through (vi), collectively, the “Indemnified Liabilities”). Notwithstanding anything to the contrary contained in the above, Lessee shall not have any obligation hereunder to the extent that such

Indemnified Liabilities arise solely from the negligence, illegal acts, fraud or willful misconduct of Lessor or any of its Affiliates. Any amounts which become payable by Lessee under this Article shall be paid within ten (10) Business Days after liability therefor is finally determined in a non- appealable judgment by litigation or otherwise, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Lessee, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Lessor or any of its Affiliates for which Lessee is obligated to indemnify Lessor or such Affiliate pursuant to this Article XXIII or any other provision of this Lease and may settle compromise or otherwise dispose of the same as Lessee sees fit; provided, however, that any legal counsel selected by Lessee to defend Lessor or such Affiliate shall be reasonably satisfactory to Lessor, and, if required by Lessor, any such counsel retained by Lessee to defend Lessor or such Affiliate shall be separate, independent counsel from any counsel selected by Lessee to defend Lessee; provided further, however, that, without Lessor’s prior written consent, which consent may be given or withheld in Lessor’s sole and absolute discretion, Lessee shall not enter into any settlement agreement with respect to, or compromise or otherwise dispose of any such claim, action or proceeding asserted or instituted against Lessor for which Lessee is obligated to indemnify Lessor or any of its Affiliates pursuant to this Article or any other provision of this Lease if such settlement, compromise or disposition thereof requires any performance by Lessor or any of its Affiliates (other than the payment of money which shall be paid by Lessee) or would impose any restrictions or other covenants upon Lessor, any of its Affiliates or the Leased Property. All indemnification covenants set forth in this Article or elsewhere in this Lease are intended to apply to losses, damages, injuries, claims, etc. incurred directly by the indemnified parties and their property, as well as by the indemnifying party or third party, and their property. For purposes of this Article and the other indemnification obligations of Lessee under this Lease, any acts or omissions of Lessee, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Lessee (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Lessee. It is understood and agreed that payment shall not be a condition precedent to enforcement of the foregoing indemnification obligations or any of the other indemnification obligations of Lessee set forth in this Lease.
ARTICLE XXIV.

24.1	Transfers.

24.1.1    Prohibition. Subject to the provisions of Sections 24.1.8, 24.1.10, 24.1.11, 24.1.12, 24.1.13 and 24.1.14 below, Lessee shall not, without Lessor’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed (except as provided in the last sentence of this Section 24.1.1), either directly or indirectly or through one or more step transactions or tiered transactions, voluntarily or by operation of law, (i) assign, convey, sell, pledge, mortgage, hypothecate or otherwise encumber, transfer or dispose of all or any part of this Lease or Lessee’s leasehold estate hereunder, (ii) Master Sublease all or any part of the Leased Property and/or any Capital Additions of any Facility, (iii) enter into an agreement with any Person that is not an Affiliate of Lessee for the management or operation of more than ten percent (10%) of the Leased Property and/or any Capital Additions of any Facility, (iv) convey, sell, assign, transfer or dispose of any stock or partnership, membership or other interests (whether equity or otherwise) in Lessee (which shall include any conveyance, sale, assignment, transfer or disposition of any stock or partnership, membership or other interests (whether equity or otherwise) in any Controlling Person(s)), if such conveyance, sale, assignment, transfer or disposition results in a change in control of Lessee (or in any Controlling Person(s)), (v) dissolve, merge or consolidate Lessee (which shall include any dissolution, merger or consolidation of any Controlling Person) with any other Person, if such dissolution, merger or consolidation results in a change in control of Lessee or in any Controlling Person(s) or (vi) sell, convey, assign, or otherwise transfer all or substantially all of the assets of Lessee (which shall include any sale, conveyance, assignment, or other transfer of all or substantially all of the assets of any Controlling Person) (each of the aforesaid acts referred to in clauses (i) through (vi) being referred to herein as a “Transfer”). Lessor’s consent shall not be required for any Occupancy Arrangement transaction that does not constitute a Master Sublease or for the engagement of the services of any Person for the management or operation of ten percent (10%) or less of the Leased Property and/or any Capital Additions of any Facility. With respect to any such Commercial Occupancy Arrangement or engagement for which such consent is not required, Lessee shall, upon request of Lessor, identify to Lessor the existence of any such Commercial Occupancy Arrangement or engagement and the identity of the Occupant or manager, as the case may be since the date of any prior such request by Lessor (if applicable), and supply Lessor with a copy of the agreement relating to such Occupancy Arrangement or engagement and any other related documentation, materials or information reasonably requested by Lessor; provided, however, that the foregoing shall not apply to any Occupancy Arrangement for patients or residents of any Facility (i.e., any non-Commercial Occupancy Arrangements). Notwithstanding the foregoing or any other provisions of this Lease to the contrary, Lessee acknowledges that (x) it is Lessor’s practice not to permit any mortgages, hypothecations, pledges or other encumbrances of leasehold interests by its lessees, and (y) Lessor shall have the right to approve or disapprove of any such mortgage, hypothecation, pledge or other encumbrance of the leasehold estate created hereby by Lessee (whether directly or indirectly) in Lessor’s sole and absolute discretion, and (z) if Lessor shall approve the same Lessor shall be entitled to impose such conditions in connection therewith as Lessor deems appropriate in its sole and absolute discretion.

24.1.2	Consent.

24.1.2.1    Prior to consummating any Transfer, Lessee shall submit in writing to Lessor, as applicable: (i) the name of the proposed Occupant, assignee, manager or other transferee; (ii) the terms and provisions of the Transfer, including any agreements in connection therewith; and (iii) such financial information as Lessor may reasonably request concerning the proposed Occupant, assignee, manager or other transferee. In exercising its right of reasonable approval or disapproval to a proposed Transfer, Lessor shall be entitled to take into account any fact or factor that is commercially reasonable to the making of such decision, including the following, all of which are agreed to be reasonable factors for Lessor’s consideration:

(a)The financial strength of the proposed Occupant, assignee, manager or other transferee, including the adequacy of its working capital. In connection with a Transfer resulting from a merger or consolidation to which Lessee or any Guarantor or Controlling Person is a party, Lessor shall be entitled to compare the Consolidated Net Worth and debt to equity ratio of the surviving party following the effectiveness of such event as compared to the Consolidated Net Worth and debt-to-equity ratio of Lessee or such Controlling Person, as applicable, prior to such event.

(b)The operating experience of the proposed Occupant, assignee, manager or other transferee with respect to businesses of the nature, type and size of the applicable Facility.
(c)The quality and reputation of the proposed Occupant, assignee, manager or other transferee.

(d)Whether such Transfer will cause a breach or violation of any material agreements to which Lessee or any Controlling Person is a party.

(e)Whether there then exists any uncured Event of Default by Lessee pursuant to this Lease; provided, however, that if (A) Lessee is proposing to enter into a Master Sublease with respect to one or more Facilities, (B) there is no uncured monetary Master Lease Event of Default under this Lease, and (C) a non-monetary Event of Default has occurred at another Facility (i.e., a Facility that Lessee is not proposing to Master Sublease), Lessor has not yet exercised any of its rights or remedies on account thereof pursuant to Article XVI hereof, and Lessee is diligently and in good faith proceeding to cure such non-monetary Event of Default at such other Facility, then Lessor shall not take the same into account as the sole basis for withholding its consent to any such proposed Master Sublease of such other Facility(ies).

Moreover, Lessor shall be entitled to be reasonably satisfied that neither any covenant, condition or obligation imposed upon Lessee by this Lease nor any right, remedy or benefit afforded Lessor by this Lease is materially impaired or diminished by such Transfer. Lessee acknowledges, however, that any proposed partial assignment, conveyance, sale, transfer or other disposition of this Lease or Lessee’s leasehold estate hereunder with respect to less than all of the Facilities would materially impair the covenants, conditions and obligations imposed upon Lessee by this Lease and the rights, remedies and benefits afforded Lessor by this Lease as a single, integrated and indivisible agreement and economic unit with respect to all Facilities, and therefore it would be reasonable for Lessor to withhold its consent to any such partial assignment, conveyance, sale, transfer or other disposition of this Lease or Lessee’s leasehold estate hereunder with respect to less than all the Facilities on such basis.

24.1.2.2    In connection with any Transfer, Lessor shall be entitled to receive the applicable Transfer Consideration, if any.

In connection with any Transfer, Lessor shall be entitled to require as a condition to any such Transfer that the obligations of any Occupant, assignee, manager or other transferee that is a subsidiary of and/or controlled by another Person or Persons, be guaranteed by the entity or entities constituting the ultimate parent(s) and/or other ultimate Controlling Person(s), as the case may be, pursuant to a written guaranty in form and substance reasonably acceptable to Lessor and that, subject to Section 24.1.3 below, any existing Guaranty of this Lease be reaffirmed by the applicable Guarantor notwithstanding such Transfer.

24.1.2.3    The foregoing provisions of this Section 24.1.2 shall not apply to any Transfer permitted under Section 24.1.10, 24.1.11, 24.1.12, 24.1.13 or 24.1.14 below, which shall be governed by the provisions thereof (but shall be subject to Section 24.1.8).

24.1.2.4    The consent by Lessor to any Transfer shall not constitute Lessor’s consent to any subsequent Transfer or to any subsequent or successive Transfer. Any purported or attempted Transfer contrary to the provisions of this Article shall be void and, at the option of Lessor, shall terminate this Lease.

24.1.3    Release of Existing Lessee and Guarantors Upon Certain Transfers. Upon the consummation of any Transfer by Lessee that (a) constitutes an assignment of Lessee’s entire interest in this Lease, (b) requires Lessor’s prior written consent pursuant to the terms of this Article XXIV, and (c) receives such prior written consent by Lessor, Lessor shall release Lessee and any current Guarantor from all obligations arising under this Lease and any current Guaranty, as applicable, following the effective date of such Transfer, so long as each of the following conditions is met:

24.1.3.1    The Consolidated Net Worth of the assignee or replacement Guarantor, as the case may be, immediately following the effectiveness of such Transfer, shall be equal to or greater than the Consolidated Net Worth of Brookdale as of the Commencement Date.

24.1.3.2    The debt-to-equity ratio of the assignee following the effectiveness of such Transfer shall be equal to or less than the debt-to-equity ratio of Brookdale as of the Commencement Date. For purposes of this Section 24.1.3.2, “debt” shall include (without limitation) the capitalized value of any leases required to be capitalized in accordance with GAAP to which Brookdale and/or such assignee (and/or their consolidated Subsidiaries) are parties and the same shall be demonstrated by financial statements prepared in accordance with GAAP and reasonably satisfactory to Lessor.

24.1.3.3	The assignee shall have adequate experience and skill in
(i) operating facilities comparable to the applicable Facility(ies) and (ii) a business of the nature, type and size of the business of Brookdale immediately prior to the effectiveness of such Transfer, as determined by Lessor in its reasonable discretion. Such assignee shall be deemed to have “adequate experience and skill” if (A) the core management team that will be managing the lessee under this Lease immediately following the effectiveness of such Transfer has an average of not less than three (3) years’ operating experience with respect to the operation and management of senior living or health care facilities, or (B) such assignee or a Controlling Person of such assignee, as the case may be, shall immediately following the effectiveness of such Transfer, and for a period of not less than one (1) year thereafter, directly or indirectly retain and/or hire in a full-time management or consulting capacity a majority of the principal officers of Brookdale who were in the employment of Brookdale prior to the effectiveness of such Transfer.

24.1.4    Attornment and Related Matters. Any Commercial Occupancy Arrangement (including any Master Sublease) or the engagement of any Person for the management or operation of all or any portion of the Leased Property at a Facility shall be subject and subordinate to all applicable terms and conditions of this Lease, provided that any such Master Sublease shall be expressly subordinate to this Lease. With respect to any Commercial Occupancy Arrangement or any such management agreement, Lessor, at its option and without any obligation to do so, may require any Occupant thereunder or manager to attorn to Lessor upon the expiration or earlier termination of this Lease or (at Lessor’s election) upon the occurrence and during the continuance of a Master Lease Event of Default or, with respect to the applicable Facility, any

Facility Default, in which event Lessor shall undertake the obligations of Lessee, as sublessor, licensor or otherwise under such Commercial Occupancy Arrangement or management engagement from the time of the exercise of such option to the termination of such Commercial Occupancy Arrangement or management engagement and in such case Lessor shall not be liable for any prepaid rents, fees or other charges or for any prepaid security deposits paid by such Occupant under any such Commercial Occupancy Arrangement to Lessee or for any other prior defaults of Lessee under such Commercial Occupancy Arrangement or management engagement (it being understood that a Commercial Occupancy Arrangement (other than a Master Sublease) does not need to contain any of the terms described in this sentence). In the event that Lessor shall not require such attornment with respect to any such Commercial Occupancy Arrangement or management engagement, then such Commercial Occupancy Arrangement or management engagement shall automatically terminate upon the expiration or earlier termination of this Lease, including any early termination by mutual agreement of Lessor and Lessee (it being understood that a Commercial Occupancy Arrangement (other than a Master Sublease) does not need to contain any of the terms described in this sentence). Furthermore, any Master Sublease shall expressly provide that the Occupant thereunder shall furnish Lessor with such financial, operational or other information about the physical condition of the applicable Facility, including the information required by Section 25.1.2 herein, as Lessor may request from time to time.

24.1.5    Assignment of Lessee’s Rights Against Occupant Under a Master Sublease. If Lessor shall consent to a Master Sublease, then the written instrument of consent, executed and acknowledged by Lessor, Lessee and the Occupant under such Master Sublease, as the case may be, shall contain a provision substantially similar to the following:

24.1.5.1    Lessee and such Occupant hereby agree that, if such Occupant shall be in default of any of its obligations under the Master Sublease, which default also constitutes a Master Lease Event of Default or, with respect to the applicable Facility, a Facility Default by Lessee under this Lease (subject to the express provisions of Section 16.9 hereof), then Lessor shall be permitted to avail itself of all of the rights and remedies available to Lessee against such Occupant in connection therewith.

24.1.5.2    Without limiting the generality of the foregoing, upon the occurrence and during the continuance of a Master Lease Event of Default or, with respect to the applicable Facility, any Facility Default, Lessor shall be permitted (by assignment of a cause of action or otherwise) to institute an action or proceeding against such Occupant in the name of Lessee in order to enforce Lessee’s rights under the Master Sublease, and also shall be permitted to take all ancillary actions (e.g., serve default notices and demands) in the name of Lessee as Lessor reasonably shall determine to be necessary.

24.1.5.3    Lessee agrees to cooperate with Lessor, and to execute such documents as shall be reasonably necessary, in connection with the implementation of the foregoing rights of Lessor.

24.1.5.4    Lessee expressly acknowledges and agrees that the exercise by Lessor of any of the foregoing rights and remedies shall not constitute an election of remedies, and shall not in any way impair Lessor’s entitlement to pursue other rights and remedies directly against Lessee.

24.1.6    Costs. Lessee shall reimburse Lessor for Lessor’s reasonable costs and expenses incurred in conjunction with the processing and documentation of any request for consent as required under this Article XXIV, including reasonable attorneys’, architects’, engineers’ or other consultants’ fees whether or not the transaction for which consent is requested is actually consummated.

24.1.7    No Release of Lessee’s Obligations. Except as expressly set forth in Section 24.1.3 above, no Transfer shall relieve Lessee of its obligation to pay the Rent and to perform all of the other obligations to be performed by Lessee hereunder. Except as expressly set forth in Section 24.1.3 above, the liability of Lessee named herein and any immediate and remote successor in interest of Lessee with respect to its interest in this Lease (i.e., by means of any Transfer), and the due performance of the obligations of this Lease on Lessee’s part to be performed or observed, shall not in any way be discharged, released or impaired by any agreement which modifies any of the rights or obligations of the parties under this Lease, stipulation which extends the time within which an obligation under this Lease is to be performed, (iii) waiver of the performance of an obligation required under this Lease, or (iv) failure to enforce any of the obligations set forth in this Lease. Except as expressly set forth in Section 24.1.3 above, if any such Occupant, assignee, manager or other transferee defaults in any performance due hereunder, Lessor may proceed directly against the Lessee named herein and/or any immediate and remote successor in interest of Lessee without exhausting its remedies against such Occupant, assignee, manager or other transferee.

24.1.8    REIT Protection. Anything contained in this Lease to the contrary notwithstanding, based on the reasonable advice of Lessor’s outside counsel (i) no Transfer shall be consummated on any basis such that rental or other amounts to be paid by the Occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the Occupant, assignee, manager or other transferee; (ii) Lessee shall not furnish or render any services to an Occupant, assignee, manager or other transferee with respect to whom Transfer Consideration is required to be paid or manage or operate the Leased Property and/or any Capital Additions so Transferred with respect to which Transfer Consideration is being paid; (iii) Lessee shall not consummate a Transfer with any Person in which Lessor owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); and (iv) Lessee shall not consummate a Transfer with any Person or in any manner which could cause any portion of the amounts received by Lessor pursuant to this Lease or any Occupancy Arrangement to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto or which could cause any other income of Lessor to fail to qualify as income described in Section 856(c)(2) of the Code. Lessee shall provide such information as Lessor’s outside counsel may reasonably request to provide its advice regarding the foregoing, and in rendering such advice, Lessor’s counsel shall be entitled to rely on factual representations from Lessee and Lessor; provided, however, that Lessee shall have no liability therefor if Lessee has provided such information and representations in good faith and after a reasonably diligent review and inquiry of the subject matter thereof. The requirements of this Section 24.1.8 shall likewise apply to any further Transfers by a transferee.

24.1.9    Transfers In Bankruptcy. It is the intent of the parties hereto that in the event of a Transfer pursuant to the provisions of the Bankruptcy Code, all consideration payable or otherwise to be delivered in connection with such Transfer shall be paid or delivered to Lessor, shall be and remain the exclusive property of Lessor and shall not constitute property of Lessee or of the estate of Lessee within the meaning of the Bankruptcy Code. Any consideration constituting Lessor’s property pursuant to the immediately preceding sentence and not paid or delivered to Lessor shall be held in trust for the benefit of Lessor and be promptly paid or delivered to Lessor. For purposes of this Section 24.1.9, the term “consideration” shall mean and include money, services, property and any other thing of value such as payment of costs, cancellation or forgiveness of indebtedness, discounts, rebates, barter and the like. If any such consideration is in a form other than cash (such as in kind, equity interests, indebtedness earn-outs, or other deferred payments, consulting or management fees, etc.) Lessor shall be entitled to receive in cash the then present fair market value of such consideration. Notwithstanding any provision of this Lease to the contrary, including this Section 24.1.9, it is expressly understood and agreed that it is the intention of the parties hereto that, notwithstanding any provision of the Bankruptcy Code, including Section 365(f) thereof, Lessee is precluded from effecting any Transfer of a Facility except as may otherwise be expressly provided in this Lease.

24.1.10     Public Offering/Public Trading. Notwithstanding anything to the contrary in this Article XXIV, other than in connection with a Transfer under Section 24.1.11 below, Lessor’s consent shall not be required in connection with, and the other provisions of this Article XXIV (including Section 24.1.2.2 hereof (i.e., there shall not be any Transfer Consideration payable)) shall not apply to, (i) any transfer of any stock of Lessee (or the stock of any Controlling Person) as a result of a public offering of Lessee’s (or such Controlling Person’s) stock (which transfers shall be deemed not to be “Transfers” hereunder) which (a) constitutes a bona fide public distribution of such stock pursuant to a firm commitment underwriting or a plan of distribution registered under the Securities Act of 1933 and (b) results in such stock being listed for trading on the NYSE American or the New York Stock Exchange or authorized for quotation on the NASDAQ National Market immediately upon the completion of such public offering, or (ii) for so long as the stock of Lessee or any Controlling Person(s) is listed for trading on the NYSE American or the New York Stock Exchange or authorized for quotation on the NASDAQ National Market, the transfer or exchange of such stock over such exchange or market (which transfers or exchanges shall be deemed not to be “Transfers” hereunder).

24.1.11     Certain Other Transfers. Notwithstanding anything to the contrary in this Article XXIV (including Section 24.1.10), but subject to the provisions of Section 24.1.8 above, and without limiting Lessee’s rights under the other provisions of this Article XXIV, any Transfer resulting from (a)(i) any sale, transfer, distribution or other disposition of all or a controlling interest in the outstanding capital stock, partnership, membership or other interests (whether equity or otherwise) of Brookdale (whether or not such Transfer results in Brookdale’s stock becoming privately owned) or a sale or transfer of all or substantially all of the assets of Brookdale, in each case directly or indirectly or through one or more step transactions or tiered transactions, or (ii) a merger, consolidation, stock exchange or other business combination to which Brookdale is a party, and (b) any Restructuring Transaction (including, without limitation, any transfer of Brookdale’s management and operations (and related assets) in accordance with the definition of Restructuring Transaction to any entity (which entity may or may not be, in Brookdale’s discretion, an Affiliate of Brookdale) that will enter into a management arrangement, sublease or similar agreement with Brookdale or its Affiliates (such entity, a “Restructured Manager”)) or Permitted Affiliate Transaction (in each case) implemented in connection with (and on or about the effective date of) a Transfer permitted under clause (a) of this Section 24.1.11 (any such transaction or series of related transactions described in clause (a) above and, if applicable, clause (b) above, a “Permitted Transaction”), and any agreement to enter into a Permitted Transaction, shall be permitted under this Article XXIV without Lessor’s consent, and the provisions of Section 24.1.2 shall not apply (i.e., there shall not be any Transfer Consideration payable), and (except as provided below in this Section 24.1.11) no additional guaranty shall be required, in connection with or related to such Permitted Transaction, in each case so long as each of the following conditions is met:

24.1.11.1    [Intentionally omitted];

24.1.11.2    The purchaser or transferee or successor pursuant to clause (a) above, as the case may be, shall have sufficient experience with respect to a business of the nature and type of the business of Brookdale as the same exists prior to the effectiveness of such Transfer. Such purchaser, transferee or successor, as the case may be, shall be deemed to have “sufficient experience” if (A) the senior management team that will be managing the lessee under this Lease (or, if applicable, the Restructured Manager which manages and operates the Facilities) immediately following the effectiveness of such Transfer has an average of not less than three (3) years’ operating experience with respect to the operation and management of senior living or health care facilities, (B) such purchaser, transferee or successor (or, if applicable, the Restructured Manager which manages and operates the Facilities), as the case may be, shall immediately following the effectiveness of such Transfer, and for a period of not less than one (1) year thereafter, directly or indirectly retain and/or hire in a full-time management or consulting capacity a majority of the principal officers of Brookdale who were in the employment of Brookdale prior to the effectiveness of such Transfer, or (C) Brookdale shall engage the Restructured Manager to manage and operate the Facilities and the Restructured Manager shall satisfy the conditions set forth in clause (A) or (B) above;

24.1.11.3    If any interest of Lessee under this Lease is being assigned, Lessee shall execute and deliver to Lessor a written (valid and enforceable) affirmation of its obligations under this Lease and the assignee (which shall be an Affiliate of Lessee) shall execute and deliver to Lessor a written (valid and enforceable) assumption of Lessee’s obligations under this Lease. In addition, each existing Guarantor shall execute and deliver to Lessor a written (valid and enforceable) affirmation of its obligations under the applicable Guaranty or, in the case of Brookdale (and if applicable), the entity surviving a merger, consolidation, stock exchange or other business combination with Brookdale pursuant to clause (a)(ii) above is a domestic entity and shall execute and deliver to Lessor a written (valid and enforceable) assumption of the obligations of Brookdale under the applicable Guaranty or a new Guaranty in the same form as the existing Guaranty, which new Guaranty shall be retroactive to the Commencement Date and expressly cover all matters arising from and after the Commencement Date;

24.1.11.4	No monetary Event of Default shall have occurred and be
continuing hereunder;

24.1.11.5	After giving effect to any approvals or consents obtained in connection with the applicable transaction, such Permitted Transaction shall not result in any violation of any regulatory requirements other than any such violation(s) that, individually and in the aggregate, are not and would not reasonably be expected to be (x) material to the entities comprising Lessee, taken as a whole, and/or (y) material to Brookdale and its Affiliates, taken as a whole. Without limiting the generality of the foregoing, after giving effect to any approvals or consents obtained in connection with the applicable transaction, the purchaser or transferee resulting from a Transfer pursuant to clause (a)(i) above or the other party(ies) to the Transfer pursuant to clause (a)(ii) above, as the case may be, and the Restructured Manager (if any), shall be in compliance with the requirements of the Orders, and none of them, nor any of their respective Affiliates, (a) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other Lists, (b) is a Person (as defined in the Orders) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (c) is directly or indirectly owned (to its knowledge, in the case of any indirect owner with less than a twenty-five (25%) indirect ownership interest) or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

24.1.11.6    In connection with such Permitted Transaction, (a) any Master Sublease and the engagement of any Person for the management or operation of all or substantially all of the Leased Property at a Facility shall comply with the provisions of Section 24.1.4, and the Occupant, manager or operator thereunder shall grant to Lessor (as additional security for Lessee’s obligations under this Lease and the obligations of the Occupant, manager or operator under such Master Sublease or engagement) a valid and enforceable security interest with respect to the personal property (whether tangible or intangible) of such Occupant, manager or operator consistent with (and subject to the same limitations and exclusions (if any) on and from such grant as) the security interest granted to Lessor pursuant to Section 16.8 by Lessee, and a copy of the Master Sublease or agreement with the manager or operator (as applicable) and (if different) the instrument granting such security interest shall be delivered to Lessor along with the written notice of the Permitted Transaction specified in Section 24.1.11.7, (b) any Master Sublease shall contain provisions (running to the benefit of Lessor) substantially similar to those described in Sections 24.1.5.1 through 24.1.5.4, (c) there shall be no change in the use of the Leased Property of any Facility from its Primary Intended Use, (d) any assignment of this Lease shall be subject to the provisions of Section 24.1.12.3 (provided that the reference therein to the notice specified in Section 24.1.12.7 shall be deemed to refer to the notice the Permitted Transaction specified in Section 24.1.11.7), and (e) Lessee shall reimburse Lessor for Lessor’s reasonable costs and expenses incurred in conjunction with the processing and documentation of the requirements of this Section 24.1.11 (whether or not the Permitted Transaction is actually consummated); and

24.1.11.7 Lessee shall have given Lessor: (a) not less than thirty (30) days’ prior written notice of such Permitted Transaction; and (b) not less than forty-eight (48) hours’ prior notice of the execution of any agreement to enter into such Permitted Transaction, which notice may be oral and only needs to identify the counterparty to such Permitted Transaction and that Brookdale and/or its Affiliates intend to enter into an agreement to effect a Permitted Transaction hereunder (it being agreed that Lessee shall not be required to deliver any supporting documentation prior to the execution of such agreement). Lessor shall keep any notice given pursuant to clause (b) of this Section 24.1.11.7 confidential in accordance with Section 45.1.7.

24.1.12 Affiliate Transactions. Notwithstanding anything to the contrary contained in this Article XXIV but subject to the provisions of Section 24.1.8 above, Lessor’s consent shall not be required in connection with, and the provisions of Section 24.1.2.2 shall not apply (i.e., there shall not be any Transfer Consideration payable and no additional guaranty shall be required) in connection with or related to, (a) any assignment of Lessee’s interest in this Lease to one or more Affiliate(s) of Lessee (if more than one, jointly and severally as “Lessee” hereunder), (b) any Transfer consisting of a transfer of any direct or indirect interest in Lessee to one or more Affiliate(s) of Lessee so long as (x) such transfer does not result in a change of control of, or other Transfer with respect to, Brookdale, in each case in violation of this Article XXIV, and (y) Brookdale continues to control Lessee or (c) a Master Sublease of all or any portion of the Leased Property to an Affiliate of Lessee (including any engagement by Lessee of an Affiliate to operate or manage all or any portion of the Leased Property) (each of the aforesaid acts referred to in clauses (a) through (c) being a “Permitted Affiliate Transaction”), so long as in connection therewith, each of the following conditions is met:

24.1.12.1    In connection with such Permitted Affiliate Transaction, there is no change in the use of the Leased Property of any Facility from its Primary Intended Use;

24.1.12.2	No Master Lease Event of Default shall have occurred and be
continuing;

24.1.12.3	In the case of such an assignment described in clause (a) of
Section 24.1.12 above, (i) the assignee(s) shall assume (jointly and severally) all of the obligations of Lessee hereunder accruing subsequent to the effective date of such assignment by an instrument in writing in form and substance reasonably satisfactory to Lessor, and a copy thereof shall be delivered to Lessor along with the notice specified in Section 24.1.12.7 below, (ii) the original Lessee shall not be released from any of the obligations of the Lessee hereunder, whether occurring prior to or after the effective date of such transaction, and if requested by Lessor, shall execute a written guaranty of the “Lessee’s” obligations under this Lease in a form satisfactory to Lessor, and (iii) a copy of such executed assumption shall be delivered to Lessor along with the notice;

24.1.12.4    In the case of any Master Sublease, (i) such Master Sublease shall be subject to the provisions of Section 24.1.5 above and such Master Sublease shall comply with all of the applicable provisions of this Article XXIV (except for the Lessor consent requirement), and a copy of such Master Sublease shall be delivered to Lessor along with the notice specified in 24.1.12.7 below, and (ii) Lessee shall not be released from any of the obligations of Lessee hereunder, whether occurring prior to or after the effective date of such transaction;

24.1.12.5    In connection with any Permitted Affiliate Transaction, no Guarantor shall be released of any of its obligations under a Guaranty, and each Guarantor shall execute a written reaffirmation of its obligations under such Guaranty in form and substance reasonably satisfactory to Lessor and deliver the same to Lessor along with the notice specified in
24.1.12.7 below;

24.1.12.6    Concurrently with the effective date of any such Permitted Affiliate Transaction (other than any transfer permitted under clause (b) of Section 24.1.12 above), Lessee shall cause the applicable Affiliate to grant to Lessor a security interest in form and substance reasonably satisfactory to Lessor with respect to such Affiliate’s personal property (whether tangible or intangible) consistent with (and subject to the same limitations and exclusions (if any) from such grant as) the security interest granted to Lessor pursuant to Section 16.8 hereof by Lessee, in each case, as additional security for Lessee’s obligations under this Lease and the obligations of any such Affiliate under this Lease and/or such Master Sublease, as applicable, and such agreement granting such security interest shall be delivered to Lessor along with the notice specified in 24.1.12.7 below; and

24.1.12.7    Not less than ten (10) days prior to the effectiveness of any Permitted Affiliate Transaction, Lessee shall notify Lessor in writing of Lessee’s intention to enter into such Permitted Affiliate Transaction, the effective date thereof, the facts placing the same within the provisions of this Section 24.1.12 and any other change in the address for billings and notices to the Lessee pursuant to this Lease, accompanied by a copy of any documents and/or instruments required under the provisions of this Section 24.1.12, and Lessee shall deliver to Lessor executed copies of such documents and/or instruments on or prior to the effective date thereof.

24.1.13     Asset Transfers. Notwithstanding anything to the contrary in this Article XXIV but subject to the provisions of Section 24.1.8 above, Lessor’s consent shall not be required in connection with, and the provisions of Section 24.1.2.2 shall not apply (i.e., there shall not be any Transfer Consideration payable and, except as provided below in this Section 24.1.13, no additional guaranty shall be required) with respect to, a sale, conveyance, assignment, dividend, distribution or other Transfer by any subsidiary of Brookdale (other than a Guarantor) of all or substantially all of its assets (excluding (a) any interest in this Lease or the Leased Property unless such a Transfer would otherwise be permitted by the provisions of this Article XXIV and (b) any Lessee’s Personal Property and Intangible Property and other property in which Lessor is granted a security interest in accordance with the provisions of this Lease), so long as each Guarantor is a domestic entity and remains liable under the applicable Guaranty. The foregoing provisions of this Section 24.1.13 shall not limit any rights of Lessee under Section 24.1.11 or any other provisions of Article XXIV.

24.1.14     Change of Control of Brookdale Controlling Person. Notwithstanding anything to the contrary in this Article XXIV, but subject to the provisions of Section 24.1.8 above, and without limiting Lessee’s rights under the other provisions of this Article XXIV (including Section 24.1.10), with respect to any Controlling Person of Brookdale, a change of control with respect to such Controlling Person that (if the direct equityholders of Brookdale were the ultimate Controlling Person of Lessee) would not involve a Transfer, shall be permitted under this Article XXIV without any prior written notice to, or consent of, Lessor so long as after giving effect to such change of control:

(a)Such Controlling Person, Brookdale, another subsidiary of such Controlling Person that owns a direct or indirect interest in Brookdale, or the Restructured Manager that manages and operates the Facilities, as applicable, is deemed to have “sufficient experience” pursuant to Section 24.1.11.2 at the time of such change of control or during the relevant period thereafter, as applicable under Section 24.1.11.2;

(b)After giving effect to any approvals or consents obtained in connection with the applicable transaction, such transaction shall not result in any violation of any regulatory requirements other than any such violation(s) that, individually and in the aggregate, are not and would not reasonably be expected to be (x) material to the entities comprising Lessee, taken as a whole, and/or (y) material to Brookdale and its Affiliates, taken as a whole. Without limiting the generality of the foregoing, after giving effect to any approvals or consents obtained in connection with the applicable transactions, the applicable Controlling Person, and the purchaser or transferee or successor with respect to such change of control, shall be in compliance with the requirements of the Orders, and none of them, nor any of their respective Affiliates, (i) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other Lists, (ii) is a Person (as defined in the Orders) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is directly or indirectly owned (to its knowledge, in the case of any indirect owner with less than a twenty-five (25%) indirect ownership interest) or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; and

(c)No monetary Event of Default shall have occurred and be continuing hereunder at the time of the consummation of such change of control.

24.1.15    For the avoidance of doubt, in connection with any transaction permitted by the terms of this Article XXIV, each of Lessee, Guarantor and their respective Affiliates shall have the right to distribute all or any portion of any cash or other consideration received by any of Lessee, Guarantor or their respective Affiliates or otherwise generated in connection with any such transaction to any Person (including, without limitation, any direct or indirect parent(s)) without limitation or restriction, but in all events subject to the provisions of Section 44.1 and the rights of Lessor pursuant thereto.

24.1.16    In the event Lessee is required to or otherwise elects to deliver written notice to Lessor that it proposes to engage in any transaction that would result in the occurrence of a transaction permitted pursuant to this Article XXIV, Lessor shall (and shall cause its Affiliates to) use commercially reasonable, diligent and good faith efforts to cooperate with Lessee to obtain, at the sole expense of Lessee, any consent to such transaction required pursuant to any applicable Facility Mortgage loan documents. Lessee shall reimburse Lessor upon demand for any actual, out-of-pocket costs and expenses incurred by Lessor in connection with the foregoing.

ARTICLE XXV.

25.1	Officer’s Certificates and Financial Statements.

25.1.1    Officer’s Certificate. At any time and from time to time upon Lessee’s receipt of not less than fifteen (15) Business Days’ prior written request by Lessor, Lessee shall furnish to Lessor an Officer’s Certificate certifying (i) that this Lease is unmodified and in full force and effect, or that this Lease is in full force and effect as modified and setting forth the modifications; (ii) the dates to which the Rent has been paid; (iii) whether or not, to the best knowledge of Lessee, Lessor is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Lessee may have knowledge; and (iv) responses to such other questions or statements of fact as Lessor, any ground or underlying lessor, any purchaser or any current or prospective Facility Mortgagee shall reasonably request. If Lessee fails to deliver such Officer’s Certificate within such fifteen (15) Business Day period, thereafter Lessee’s failure to deliver such Officer’s Certificate within five (5) Business Days Lessor delivers a second notice including the following legend in bold, fourteen (14) point type at the top of such request: “THIS IS A SECOND REQUEST FOR AN OFFICER’S CERTIFICATE OF LESSEE PURSUANT TO SECTION 25.1.1 OF THE LEASE. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS WILL RESULT IN LESSEE BEING DEEMED TO HAVE DELIVERED THE ACKNOWLEDGMENT SET FORTH IN SUCH SECTION 25.1.1”, shall constitute an acknowledgment by Lessee that (x) this Lease is unmodified and in full force and effect except as may be represented to the contrary by Lessor; (y) Lessor is not in default in the performance of any covenant, agreement or condition contained in this Lease; and (z) the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Article may be relied upon by Lessor and any current or prospective Facility Mortgagee, ground or underlying lessor or purchaser of the Leased Property or any portion thereof.

25.1.2	Statements. Lessee shall furnish the following statements to Lessor:

(a)within one hundred twenty (120) days after the end of each of Lessee’s and Guarantor’s fiscal years, a copy of the audited consolidated balance sheets of Lessee, Guarantor and their respective consolidated Subsidiaries as of the end of such fiscal year, and related audited consolidated statements of income, changes in common stock and other stockholders’ equity and changes in the financial position of Lessee, its consolidated Subsidiaries and Guarantor for such fiscal year, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved, such consolidated financial statements to be certified by nationally recognized certified public accountants. For so long as Lessee and Guarantor have the same fiscal year, only a single audited consolidated balance sheet, a single audited consolidated statement of income, a single audited consolidated statement of changes in common stock and other stockholders’ equity and a single audited consolidated statement of changes in financial position shall be required under this Section 25.1.2(a);

(b)within forty-five (45) days after the end of each fiscal quarter (other than the last fiscal quarter during any fiscal year of the applicable Person), (i) a copy of the unaudited consolidated balance sheets of Lessee, Guarantor and their respective consolidated Subsidiaries as of the end of such fiscal quarter, and related unaudited consolidated statements, changes in common stock and other stockholders’ equity and changes in the financial position of Lessee, Guarantor and their respective consolidated Subsidiaries for such fiscal quarter, and (ii) a statement of income of Lessee, Guarantor and their respective consolidated Subsidiaries that sets forth the results for both such fiscal quarter and year-to-date, in all cases prepared in accordance with GAAP applied on a basis consistently maintained throughout the applicable period;

(c)within one hundred twenty (120) days after the end of each of Lessee’s and Guarantor’s fiscal years, and together with the annual audit report furnished in accordance with clause (a) above, an Officer’s Certificate stating that to the best of the signer’s knowledge and belief after making due inquiry, Lessee is not in default in the performance or observance of any of the terms of this Lease, or if Lessee shall be in default, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same;

(d)within twenty (20) days after the end of each calendar month, Facility level statements of income and detailed operational statistics regarding occupancy rates, patient and resident mix and patient and resident rates by type for each Facility for each such calendar month;

(e)upon request by Lessor (but not more frequently than once each fiscal year of Lessee), a copy of each cost report filed with the appropriate governmental agency for each Facility (provided, however, with respect to each request therefor, if Lessee’s reasonable costs and expenses incurred in assembling and delivering copies of such cost reports shall exceed One Thousand Five Hundred Dollars ($1,500) for the applicable request, Lessor shall reimburse Lessee for the amount of such reasonable costs and expenses actually incurred by Lessee in complying with such request);

(f)promptly upon Lessee’s receipt thereof, copies of all material written communications received by Lessee from any regulatory agency relating to any proceeding, formal or informal, with respect to cited deficiencies with respect to services and activities provided and performed at each Facility, including patient and resident care, patient and resident activities, patient and resident therapy, dietary, medical records, drugs and medicines, supplies, housekeeping and maintenance, or the condition of each Facility, and involving an actual or threatened warning, imposition of a material fine or a penalty, or suspension, termination or revocation of any Required Governmental Approval;

(g)promptly upon Lessee’s receipt thereof, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Leased Property or any Capital Additions or Lessee’s use thereof, the subject matter of which, if adversely determined, would be reasonably likely to have a material adverse effect on the continued operation, in accordance with the terms of this Lease, of the subject Facility(ies);

(h)	with reasonable promptness, such other information respecting
(i)the financial and operational condition and affairs of Lessee, any Guarantor and each Facility,
(ii)the physical condition of the Leased Property and any Capital Additions and (iii) any suspected Transfer, including the then equity or voting ownership in Lessee or in any Controlling Person(s), in each case as Lessor may reasonably request, in the form of a questionnaire or otherwise, from time to time; and

(i)    reasonably promptly following Lessor’s request therefor, copies of all Required Governmental Approvals for each such Facility (provided, however, that Lessee shall have no obligation to separately deliver copies of any such Required Governmental Approvals to the extent that Lessor then has access to a web-based system maintained by Lessee that contains copies of such Required Governmental Approvals).

25.1.3    Lessee’s Submission of Certificates/Statements. Lessee shall be obligated to furnish Lessor with all certificates and statements required under this Article XXV by

(i) delivery of printed copies of the same to Lessor at its address set forth in Article XXXIII below or any other address that Lessor may from time to time designate in writing and (ii) electronic delivery of the same to Lessor in Microsoft® Office Excel format to the extent available in such format (or such other format as Lessor may from time to time reasonably require) at any electronic mail address that Lessor may from time to time designate in writing.

ARTICLE XXVI.

26.1 Lessor’s Right to Inspect and Show the Leased Property and Capital Additions. Without limiting Lessor’s rights provided in Section 9.7, Lessee shall permit Lessor and its authorized representatives, upon not less than three (3) Business Days prior written notice (provided that no such notice shall be required after the occurrence, and during the continuance, of any Master Lease Event of Default or, with respect to the applicable Facility, any Facility Default), to (i) inspect the Leased Property and any Capital Additions and (ii) exhibit the same to prospective purchasers and lenders, and during the last twelve (12) months of the Term, to prospective lessees or managers, in each instance during usual business hours and subject to any reasonable security, health, safety or confidentiality requirements of Lessee and to any Legal Requirement or Insurance Requirement. Lessee shall cooperate with Lessor in exhibiting the Leased Property and any Capital Additions to prospective purchasers, lenders, lessees and managers.

ARTICLE XXVII.

27.1    No Waiver. No failure by Lessor to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any default or Event of Default shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE XXVIII.

28.1    Remedies Cumulative. Each legal, equitable or contractual right, power and remedy of Lessor now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor of any or all of such other rights, powers and remedies.
ARTICLE XXIX.

29.1    Acceptance of Surrender. No surrender to Lessor of this Lease or of the Leased Property or any Capital Additions or any part(s) thereof or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

ARTICLE XXX.

30.1    No Merger. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (ii) the fee estate in the Leased Property or any parts thereof.

ARTICLE XXXI.

31.1    Conveyance by Lessor. Lessor may, without the prior written consent or approval of Lessee, sell, transfer, assign, convey or otherwise dispose of any or all of the Leased Property. If Lessor or any successor owner of the Leased Property shall sell, transfer, assign, convey or otherwise dispose of the Leased Property other than as security for a debt, Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor with respect to such Leased Property under this Lease arising or accruing from and after the date of such sale, transfer, assignment or other disposition and all such future liabilities and obligations with respect to such Leased Property shall thereupon be binding upon such purchaser, grantee, assignee or transferee. In the event of any such sale, transfer, assignment, conveyance or other disposition (other than as security for a debt) of less than all of the Leased Property then subject to this Lease, the provisions of Section 31.2 hereof shall apply.

31.2    New Lease. Lessor shall have the right, in connection with any Separation Event during the Term, by written notice to Lessee, to require Lessee to execute an amendment to this Lease whereby the Leased Property of one or more Facilities affected by such Separation Event (individually, a “Separated Property” or collectively, the “Separated Properties”) is separated and removed from this Lease, and to simultaneously execute a substitute lease with respect to such Separated Property(ies), in which case:
31.2.1 Lessor and Lessee shall execute a new lease (the “New Lease”) for such Separated Property(ies), effective as of the date specified in Section 31.2.3 below (the “New Lease Effective Date”), in the same form and substance as this Lease, but with such changes thereto as necessary to reflect the separation of the Separated Property(ies) from the balance of the Leased Property, including specifically the following:

(a)    The total monthly Minimum Rent payable under such New Lease shall be the total applicable monthly Allocated Minimum Rent with respect to such Separated Property(ies);

(b)    All Minimum Rent rental escalations under the New Lease shall be at the times and in the amounts set forth in this Lease for Minimum Rent increases; and

(c)    The New Lease shall provide that the lessee thereunder shall be responsible for the payment, performance and satisfaction of all duties, obligations and liabilities arising under this Lease, insofar as they relate to the Separated Property(ies), that were not paid, performed and satisfied in full prior to the effective date of the New Lease (and Lessee under this Lease shall also be responsible for the payment, performance and satisfaction of the aforesaid duties, obligations and liabilities not paid, performed and satisfied in full prior to the effective date of such New Lease). .

31.2.2    Lessor and Lessee shall also execute an amendment to this Lease effective as of the New Lease Effective Date reflecting the separation of the Separated Property(ies) from the balance of the Leased Property and making such modifications to this Lease as are necessitated thereby at no material cost to Lessee and with no adverse effect on its rights, obligations and/or benefits hereunder (other than of a de minimis nature).

31.2.3    In the case of any New Lease that is entered into in accordance with this Section 31.2 such New Lease shall be effective on the date which is the earlier of (i) the date the New Lease is fully executed and delivered by the parties thereto and (ii) the date specified in the written notice from Lessor to Lessee requiring a New Lease as described above, which date shall be no sooner than ten (10) days after the date such notice is issued.

31.2.4    Lessee and Lessor shall take such actions and execute and deliver such documents, including without limitation the New Lease and an amendment to this Lease, as are reasonably necessary and appropriate to effectuate the provisions and intent of this Section 31.2.

31.2.5    Each party shall bear its own costs and expenses in connection with any New Lease entered into in accordance with this Section 31.2.

ARTICLE XXXII.

32.1 Quiet Enjoyment. So long as Lessee shall pay the Rent as the same becomes due and shall comply with the terms of this Lease and perform its obligations hereunder, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all Permitted Encumbrances.

ARTICLE XXXIII.

33.1 Notices. Any notice, consent, approval, demand or other communication required or permitted to be given hereunder (a “notice”) must be in writing and may be served personally, by overnight courier or by U.S. Mail. If served by U.S. Mail, it shall be addressed as follows:

If to Lessor or
Collateral Agent:    c/o HCP, Inc.
1920 Main Street, Suite 1200
Irvine, California 92614
Attention: Senior Housing Segment Leader Fax: (949) 407-0800

with a copy to:    c/o HCP, Inc.
1920 Main Street, Suite 1200
Irvine, California 92614 Attention: General Counsel Fax: (949) 407-0800

If to Lessee:	c/o Brookdale Senior Living Inc. 111 Westwood Place, Suite 400
Brentwood, Tennessee 37027 Attention: General Counsel Fax: (615) 564-8204

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker, Ste. 3300
Chicago, Illinois 60606 Attn: Nancy Olson, Esq. Fax: (312) 407-0532

Any notice which is personally served shall be effective upon the date of service; any notice given by United States Mail shall be deemed effectively given, if deposited in the U.S. Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In lieu of notice by U.S. Mail, either party may send notices by facsimile or by a nationally recognized overnight courier service which provides written proof of delivery (such as U.P.S. or Federal Express). Any notice sent by facsimile shall be effective upon confirmation of receipt in legible form, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the party at its address specified above as set forth in the courier’s delivery receipt. Either party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.

ARTICLE XXXIV.

34.1    Appraiser. If it becomes necessary to determine the Fair Market Value, Fair Market Rental or Leasehold FMV of any Facility for any purpose pursuant to this Lease, the same shall be determined by two independent appraisal firms, in which one or more of the members, officers or principals of such firm are members of the Appraisal Institute (or any successor organization thereto) and such member has a minimum of 10 years of experience in appraising properties similar in size, scope and use as the Facilities (each, an “Appraiser” and collectively, the “Appraisers”), one such Appraiser to be selected by Lessor to act on its behalf and the other such Appraiser to be selected by Lessee to act on its behalf. Lessor or Lessee, as applicable, shall cause its Appraiser to, within ninety (90) days after the date of the original request for a determination of Fair Market Value, Fair Market Rental or Leasehold FMV of such Facility, determine the Fair Market Value, Fair Market Rental or Leasehold FMV of such Facility as of the relevant date (giving effect to the impact, if any, of inflation from the date of the Appraiser’s decision to the relevant date); provided, however, that if either party shall fail to appoint its Appraiser within the time permitted, or if two Appraisers shall have been so appointed but only one such Appraiser shall have made such determination within such ninety (90) day period, then the determination of such sole Appraiser shall be final and binding upon the parties. A written report of each Appraiser shall be delivered and addressed to each of Lessor and Lessee. To the extent consistent with sound appraisal practice as then existing at the time of any such appraisal, an appraisal of Fair Market Value for purposes of this Lease shall take into account and shall give appropriate consideration to all three customary methods of appraisal (i.e., the cost approach, the sales comparison approach and the income approach), and no one method or approach shall be deemed conclusive simply by reason of the nature of Lessor’s business or because such approach may have been used for purposes of determining the fair market value of the applicable Facility at the time of acquisition thereof by Lessor. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law.

34.1.1    If the two Appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed five percent (5%) of the lesser of such amounts then the Fair Market Value, Fair Market Rental or Leasehold FMV of such Facility shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined. If the difference between the amounts so determined shall exceed five percent (5%) of the lesser of such amounts, then such two Appraisers shall have twenty (20) days to appoint a third Appraiser meeting the above requirements, but if such Appraisers fail to do so, then either party may request the United States District Court for the District of Delaware or, in the case of claims over which the federal courts do not have jurisdiction, the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware) to appoint an Appraiser meeting the above requirements (such Appraiser, the “Third Appraiser”) within twenty (20) days of such request, and both parties shall be bound by any appointment so made within such twenty (20) day period. Any Appraiser appointed by the original Appraisers or by such court shall be instructed to determine the Fair Market Value, Fair Market Rental or Leasehold FMV of such Facility within sixty (60) days after appointment of such Appraiser.

34.1.2    If a Third Appraiser is appointed in accordance with Section 34.1.1, then such Third Appraiser shall choose which of the determinations made by the other two (2) Appraisers shall be final and binding, and such chosen determination shall be final and binding upon Lessor and Lessee as the Fair Market Value, Fair Market Rental or Leasehold FMV of such Facility.

34.1.3    Lessor and Lessee shall each pay the fees and expenses of the Appraiser appointed by it and each shall pay one-half (1/2) of the fees and expenses of the Third Appraiser.

ARTICLE XXXV.

35.1    Removal Facility. The following provisions shall apply with respect to the Removal Facility.

35.1.1    Subject to the terms and conditions of this Section 35.1, the Lease Documents, and the respective obligations of Lessor, Lessee and Guarantor hereunder and thereunder, shall be modified to terminate with respect to the Removal Facility as of the Removal Date. Except as set forth in this Section 35.1 or in the Master Agreement, neither Lessor, on the one hand, nor Lessee or Guarantor, on the other hand, shall, with respect to the Removal Facility, have any further obligations to the other under any of the Lease Documents subsequent to the Removal Date.

35.1.2    The provisions of Sections 1.2(b) and (c) of the Master Agreement shall be applicable with respect to the Removal Facility

35.1.3	[Intentionally Omitted]

35.1.4    For the avoidance of doubt, the termination of this Lease with respect to the Removal Facility shall not result in a reduction, modification or adjustment of the obligation of Lessor to fund the then-current aggregate balance of the Capital Project Lessor Funding Amount in accordance with this Lease.

35.1.5    Notwithstanding the modifications provided for in Section 35.1.1 above, but without limiting the provisions of Sections 35.1.2 and 35.1.4, the following obligations of Lessor, Lessee and Guarantor shall be reserved and continue subsequent to the Removal Date with respect to the Removal Facility:

(a)Each of Lessee and Guarantor, jointly and severally, shall remain responsible for all liabilities, obligations, losses, damages, injunctions, suits, actions, fines, penalties, claims, demands, costs and expenses of every kind or nature, including reasonable attorneys’ fees and court costs, incurred by Lessor and arising from or out of any matters for which Lessee is obligated to indemnify, defend and/or hold harmless Lessor, and the right to such indemnity survives the modification of the Lease Documents, under the terms of the Lease Documents and which have occurred or arose out of any events, circumstances or other matters on or before the Removal Date.

(b)Lessor shall remain responsible for all liabilities, obligations, losses, damages, injunctions, suits, actions, fines, penalties, claims, demands, costs and expenses of every kind or nature, including reasonable attorneys’ fees and court costs, incurred by Lessee and arising from or out of any matters for which Lessor is obligated to indemnify, defend and/or hold harmless Lessee under the Lease and which have occurred or arose out of any events, circumstances or other matters on or before the Removal Date.

(c)Each of Lessee and Guarantor, jointly and severally, shall remain liable for the cost of all Additional Charges relating to the Removal Facility pursuant to Sections 3.2, 16.2, 37.5 and 42.1 of this Lease (including all taxes and assessments, utilities charges, insurance premiums and other expenses incurred in connection with the operation, maintenance and use of the Leased Property of such Facility) in each case to the extent incurred or accrued through and including the Removal Date until full payment thereof.

(d)Each of Lessee and Guarantor, jointly and severally, shall remain responsible for and shall pay any personal property taxes assessed against the Leased Property of the Removal Facility or any personal property (including any Lessee’s Personal Property) therein or thereon with a lien date on or prior to the Removal Date for such Removal Facility, irrespective of the date of the billing therefor, and shall, indemnify, defend and hold harmless Lessor with respect to any claims for such taxes or resulting from non-payment thereof.

(e)Without limiting the generality or specific nature of the foregoing, each of Lessee and Guarantor, jointly and severally, shall remain responsible for and shall pay all other amounts, liabilities and obligations arising prior to or on the Removal Date in connection with the Leased Property of each Removal Facility (other than those expressly stated in the Lease Documents not to be an obligation of Lessee), including every fine, penalty, interest and cost which may be added for non-payment or late payment of the obligations of Lessee.

35.1.6    In accordance with the terms of the Master Agreement, the parties to the NNN OTA-Transition (as defined in the Master Agreement) shall execute and deliver such agreement.

35.1.7    Lessee hereby waives any claim under this Lease to the Removal Facility, irrespective of the party that originally paid for acquisition, construction or installation thereof, as of the Removal Date. Without limiting the foregoing, it is expressly understood and agreed that Lessor shall not be obligated to reimburse Lessee for any replacements, rebuildings, alterations, additions, substitutions and/or improvements that are surrendered as part of or with the Removal Facility.

35.1.8    Lessee hereby agrees that all of Lessee’s Personal Property and Intangible Property with respect to the Removal Facility shall be handled in accordance with the terms of the NNN OTA-Transition.

35.1.9	Effective upon the termination of this Lease with respect to the
Removal Facility:

(a)if the Removal Facility Owner is not also the “Lessor” for another
Facility which has not been removed from this Lease, then such Person shall be removed as a Person comprising Lessor (as its interest may appear) under this Lease, and the definition of “Lessor” appearing in Section 2.1 hereof shall be automatically deemed amended to remove such Person therefrom; provided that each such Person shall remain liable to Lessee, and Lessee and Guarantor shall continue to remain liable (jointly and severally) to each such Person, in each case to the extent provided herein (it being understood that, for purposes of this proviso, “Lessee” shall be defined without giving effect to the removal described in clause (b) below);

(b)if the Removal Facility Operator is not also the “Lessee” for another Facility which has not been removed from this Lease, then such Person shall be removed as a Person comprising Lessee (as its interest may appear) under this Lease, and the definition of “Lessee” appearing in Section 2.1 hereof shall be automatically deemed amended to remove each such Person therefrom; provided that Lessor shall remain liable to each such Person, and each such Person shall continue to remain liable (jointly and severally with the other Persons comprising Lessee prior to the Removal Date and with Guarantor) to Lessor, in each case to the extent provided herein (it being understood that, for purposes of this proviso, “Lessor” shall be defined without giving effect to the removal described in clause (a) above); and

(c)any and all references to such Removal Facility in Schedule 7.4.1 (List of Competing Communities) shall be deemed to be deleted.

35.1.10    Promptly upon the termination of this Lease with respect to the Removal Facility, Lessor and Lessee shall execute and acknowledge in form acceptable for recording in the local land records in which the Leased Property of the Removal Facility is located, and otherwise in form and substance reasonably satisfactory to Lessor, a written instrument evidencing the modification of this Lease as, and if, necessary to remove as a matter of record the Removal Facility from this Lease (or any previously recorded memoranda thereof). Lessor shall have the right to cause each such instrument to be recorded in the appropriate local land records. For the avoidance of doubt, Lessor is authorized to file such financing statement amendments and other documents as may be necessary or desirable to perfect or continue the perfection of Lessor’s security interest in the Collateral following the Removal Date.

ARTICLE XXXVI.

36.1    Lessor May Grant Liens. Without the consent of Lessee, Lessor may, from time to time, directly or indirectly, create or otherwise cause to exist any Facility Mortgage upon the Leased Property and any Capital Additions or any part(s) or portion(s) thereof or interests therein. This Lease is and at all times shall be subject and subordinate to any Facility Mortgage which may now or hereafter affect the Leased Property and/or such Capital Additions or any part(s) or portion(s) thereof or interests therein and to all renewals, modifications, consolidations, replacements and extensions thereof or any part(s) or portion(s) thereof; provided, however that such subordination shall be contingent on any such Facility Mortgagee entering into a subordination and non-disturbance agreement with Lessee meeting the requirements set forth in the immediately following sentence (and, notwithstanding anything to the contrary contained herein, the parties hereby agree that all rights of any Facility Mortgagee provided for or reserved herein shall be subject to receipt by Lessee of, and all applicable terms contained in, any such subordination and non-disturbance agreement for so long as the same is in full force and effect). Lessee shall execute promptly the form of subordination and non-disturbance agreement typically required by any Facility Mortgagee with, to the extent reasonably requested by Lessee, such changes as are commercially reasonable and customary in the market for financing transactions involving leases of the type and size being entered into between such Facility Mortgagee and Lessor. If, in connection with obtaining financing or refinancing for the Leased Property and/or any such Capital Additions, a Facility Mortgagee or prospective Facility Mortgagee shall request reasonable modifications to this Lease as a condition to such financing or refinancing, Lessee shall not withhold or delay its consent thereto, provided that any such modifications shall not increase Lessee’s obligations or decrease Lessee’s rights under this Lease other than, in each case, to a de minimis extent. Further, Lessee shall reasonably cooperate with Lessor in connection with Lessor’s efforts to encumber any Facility with a Facility Mortgage and with Lessor’s negotiations with any such prospective Facility Mortgagee.

36.2    Attornment. Subject to the limitation set forth in Section 36.1 regarding Lessee and any Facility Mortgagee entering into a subordination and non-disturbance agreement, Lessee agrees that if Lessor’s interest in the Leased Property and/or any Capital Additions or any part(s) or portion(s) thereof is sold, conveyed or terminated upon the exercise of any remedy provided for in any Facility Mortgage, or otherwise by operation of law: (i) at the new owner’s option, Lessee shall attorn to and recognize the new owner or superior lessor as Lessee’s Lessor under this Lease or enter into a new lease substantially in the form of this Lease with the new owner, and Lessee shall take such actions to confirm the foregoing within fifteen (15) Business Days after request; and (ii) the new owner or superior lessor shall not be (a) liable for any act or omission of Lessor under this Lease occurring prior to such sale, conveyance or termination, (b) subject to any offset, abatement or reduction of rent because of any default of Lessor under this Lease occurring prior to such sale, conveyance or termination, (c) bound by any previous modification or amendment to this Lease or any previous prepayment of more than one month’s rent, unless such modification, amendment or prepayment shall have been approved in writing by such Facility Mortgagee (to the extent required by such Facility Mortgagee) or, in the case of such prepayment, such prepayment of rent has actually been delivered to such successor lessor, or (d) liable for any security deposit or other collateral deposited or delivered to Lessor pursuant to this Lease unless such security deposit or other collateral has actually been delivered to such successor lessor.

36.3	Compliance with Facility Mortgage Documents.

36.3.1    With respect to any Facility Mortgages and any refinancing of any Facility Mortgage, prior to the execution and delivery of any Facility Mortgage Documents relating thereto, Lessor shall provide copies of the same to Lessee for Lessee’s review. Lessee acknowledges that any Facility Mortgage Documents executed by Lessor will impose certain obligations on the “Borrower” thereunder to comply with or cause the operator and/or lessee of the Facilities to comply with all representations, covenants and warranties contained therein relating to such Facilities and the operator and/or lessee of such Facilities, including covenants relating to (a) the maintenance and repair of the Facilities, (b) maintenance and submission of financial records and accounts of the operation of each Facility and related financial and other information regarding the operator and/or lessee of such Facilities and the Facilities themselves, (c) the procurement of insurance policies with respect to the Facilities and (d) without limiting the foregoing, compliance with all Legal Requirements relating to the Facilities and the operation thereof for their Primary Intended Use. For so long as any Facility Mortgages encumber the Leased Property, or any portion thereof, Lessee covenants and agrees (x) that it shall provide copies of any notice of any claimed breach or default by Lessor hereunder to any Facility Mortgagee for which Lessee has been provided a notice address and any such Facility Mortgage shall have the right, at its election in accordance with the terms of the applicable Facility Mortgage Documents, to cure any such claimed breach or default of Lessor hereunder on the same terms as if Lessor had performed such cure on its own behalf and Lessee shall recognize and accept any such performance by a Facility Mortgagee, and (y) at its sole cost and expense and for the express benefit of Lessor, to use and operate the Facilities in strict compliance with the terms and conditions of the Facility Mortgage Documents (other than payment of any indebtedness, fees or interest evidenced or secured thereby or any indemnification obligations thereunder that (in each case) do not relate to actions taken or omitted or required to be taken or omitted by Lessee pursuant to this Lease) and to timely perform all of the obligations of Lessor thereunder relating to such use and operation of the Facilities or Lessee’s obligations hereunder, or to the extent that any of such duties and obligations do not relate to the use and operation of the Facilities or Lessee’s obligations hereunder or may not properly be performed by Lessee or extend beyond the obligations imposed on Lessee under this Lease (other than to a de minimis extent), Lessee shall reasonably cooperate with and assist Lessor in the performance thereof (other than payment of any indebtedness, fees or interest evidenced or secured thereby or any indemnification obligations thereunder that (in each case) do not relate to actions taken or omitted or required to be taken or omitted by Lessee pursuant to this Lease). Notwithstanding the foregoing, in no event shall the duties and obligations imposed upon Lessee by the Facility Mortgage Documents relating thereto and this Section 36.3 (A) be more burdensome (other than to a de minimis extent) to Lessee than Lessee’s obligations to Lessor under this Lease, (B) adversely affect Lessee’s rights under this Lease other than to a de minimis extent (provided, that, Lessee acknowledges and agrees that commercially reasonable and customary mortgagee rights and protections relating to notices, approvals, cure periods and similar lender protections granted to any Facility Mortgagee pursuant to a subordination and non- disturbance agreement shall be deemed not to have any such prohibited effect on Lessee’s rights or obligations under this Lease) and (C) impose upon Lessee any reserve requirements imposed by any Facility Mortgagee on Lessor.

36.3.2    Without limiting Lessee’s obligations pursuant to any other provision of this Section 36.3, during the Term of this Lease, Lessee acknowledges and agrees that, except as expressly provided elsewhere in this Lease, it shall undertake at its own cost and expense the performance of any and all repairs, replacements, capital improvements, maintenance items and all other requirements relating to the condition of each Facility which are required by any Facility Mortgage Documents (subject to the proviso in the last sentence of Section 36.3.1 above and all applicable terms contained in any applicable subordination and non-disturbance agreement for so long as the same is in full force and effect), and Lessee shall be solely responsible and hereby covenants to fund and maintain any and all impound, escrow or other reserve or similar accounts related to the operation of the Facilities required under any Facility Mortgage Documents (subject to the proviso in the last sentence of Section 36.3.1 above and all applicable terms contained in any applicable subordination and non-disturbance agreement for so long as the same is in full force and effect) as security for or otherwise relating to any operating expenses of the Facilities, including any capital repair or replacement reserves and/or impounds or escrow accounts for Impositions or insurance premiums (each a “Facility Mortgage Reserve Account”), but specifically excluding any debt service or other similar reserves; provided, however, that Lessor shall use commercially reasonable efforts to cause any Facility Mortgage not to require the funding or maintenance of any Facility Mortgage Reserve Account in connection therewith and to have such Facility Mortgagee only require the Capital Projects set forth in the then-current Annual Capital Project Plan. During the Term of this Lease and provided that no Master Lease Event of Default or, with respect to the applicable Facility, any Facility Default shall have occurred and be continuing hereunder, Lessee shall, subject to the terms and conditions of such Facility Mortgage Reserve Account and the requirements of the Facility Mortgagee(s) thereunder, and all applicable terms contained in any applicable subordination and non-disturbance agreement, have access to and the right to apply or use (including for reimbursement) to the same extent of Lessor all monies held in each such Facility Mortgage Reserve Account for the purposes and subject to the limitations for which such Facility Mortgage Reserve Account is maintained, and Lessor agrees to reasonably cooperate with Lessee in connection therewith.

36.4    Superior Lease. With respect to the Facility for which there exists a Superior Lease, this Lease shall be deemed a sublease of Lessor’s entire interest as tenant/lessee under such Superior Lease. Lessee acknowledges that it shall have no interest in the Leased Property of any Facility subject to the Superior Lease, and that Lessor has no ability to grant or convey any interest therein, beyond the interest granted to Lessor as the tenant/lessee under such

Superior Lease. This Lease shall be subject and subordinate in all respect to the Superior Lease. At Superior Lessor’s request, Lessee shall attorn to such Superior Lessor, or any successor-in- interest to such Superior Lessor. This clause shall be self-operative and no further instrument of subordination shall be required; provided that upon the request of Lessee, Lessor shall use commercially reasonable efforts to cause Superior Lessor to deliver to Lessee a non-disturbance agreement in form and substance reasonably acceptable to Lessee and Superior Lessor. Lessee acknowledges that the Superior Lease imposes certain obligations on the tenant or lessee thereunder to comply with or cause the operator and/or sublessee of the Facility to comply with all representations, covenants and warranties contained therein relating to such Facility and the operator and/or sublessee of such Facility, including, covenants relating to (a) the maintenance and repair of the Facility, (b) maintenance and submission of financial records and accounts of the operation of the Facility and related financial and other information regarding the operator and/or lessee of the Facility and the Facility itself, (c) the procurement of insurance policies with respect to the Facility, and (d) without limiting the foregoing, compliance with all Legal Requirements relating to the Facility and the operation thereof for its Primary Intended Use. For so long as any interest is held in the Leased Property pursuant to the Superior Lease, Lessee covenants and agrees, at its sole cost and expense and for the express benefit of Lessor, to operate the Facility in strict compliance with the terms and conditions of the Superior Lease and to timely perform all of the obligations of Lessor relating thereto (other than with respect to the payment of any rent or other monetary obligations of Lessor thereunder to the extent the same would be in addition to the Rent and other costs and expenses expressly required to be paid by Lessee hereunder), or to the extent that any of such duties and obligations may not properly be performed by Lessee, Lessee shall cooperate with and assist Lessor in the performance thereof.

ARTICLE XXXVII.

37.1    Hazardous Substances and Mold.

37.1.1    Lessee shall not allow any Hazardous Substance, Mold Condition or Mold to be located, stored, disposed of, released or discharged in, on, under or about the Leased Property and Capital Additions or incorporated in any Facility during the Term; provided, however, that Hazardous Substances may be located, stored, released, discharged, brought, kept, used or disposed of in, on or about the Leased Property (or any portion thereof) or any Capital Additions or incorporated in any Facility either in the ordinary course of business or for purposes reasonably similar to the Primary Intended Use and which are brought, kept, used and disposed of in strict compliance with Legal Requirements and in a manner that would not reasonably be expected give rise to material liability under Environmental Law. During the Term, Lessee shall not allow the Leased Property or any Capital Additions to be used as a waste disposal site or, except as permitted in the immediately preceding sentence, for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance.

37.1.2    Lessor shall not, and shall not direct or cause any of its agents or Affiliates to store, dispose of, release or discharge any Hazardous Substance or Mold in, on, under or about the Leased Property and Capital Additions or incorporated in any Facility except in strict compliance with Legal Requirements and in a manner that would not give rise to material liability.

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37.2    Notices. Lessee shall provide written notice to Lessor reasonably promptly (but in any event within fifteen (15) days after Lessee becomes aware thereof), and in any event promptly upon Lessee’s receipt of any written notice or notification that Lessee receives with respect to: (i) any material violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Leased Property or any Capital Additions or any adjacent property thereto; (ii) any material enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the presence or alleged presence of Hazardous Substance located in, on, under, or near the Leased Property (or any portion thereof) or any Capital Additions; (iii) any material claim made or threatened by any Person against Lessee or the Leased Property (or any portion thereof) or any Capital Additions relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from the presence or alleged presence of Hazardous Substance located in, on, under, or near the Leased Property (or any portion thereof) or any Capital Additions; and (iv) other than reports made in the ordinary course of business for purposes reasonably similar to the Primary Intended Use, any material reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substance in, on, under or removed from the Leased Property (or any portion thereof) or any Capital Additions, including any material complaints, notices, warnings or asserted violations in connection therewith. In the event that Lessee becomes aware of any suspected or actual material Mold or Mold Conditions at the Leased Property (or any portion thereof), unless caused by any intentional or negligent act of Lessor or Lessor’s agents or Affiliates, Lessee shall reasonably promptly (but in any event within fifteen (15) days after Lessee becomes aware thereof) notify Lessor in writing of the same. In addition, unless caused by any intentional or negligent act of Lessor or Lessor’s agents or Affiliates, in the event of Lessee becoming aware of any suspected material Mold or Mold Conditions at the Leased Property (or any portion thereof) or any Capital Additions, Lessee, at its sole cost and expense, shall reasonably promptly cause an inspection of the Leased Property and any Capital Additions (or any portion thereof) to be conducted in order to determine if Mold or Mold Conditions are present at the Leased Property (or any portion thereof) or any Capital Additions, and shall notify Lessor, in writing, at least ten (10) days prior to such inspection, of the date on which the inspection shall occur, and which portion of the Leased Property or any Capital Additions shall be subject to such inspection. Lessee shall retain a Mold Inspector to conduct such inspection and shall cause such Mold Inspector to perform such inspection in a manner consistent with the duty of care exercised by a Mold Inspector and to prepare an inspection report, and reasonably promptly provide a copy of the same to Lessor.

37.3    Remediation. Except to the extent caused by any intentional or negligent act of Lessor or Lessor’s agents or Affiliates, or after the Term, if Lessee becomes aware of a material violation of any Legal Requirement relating to any Hazardous Substance or the presence of any Hazardous Substances that pose a risk to human health or the environment in, on, under or about the Leased Property or any Capital Additions, or if Lessee, Lessor or the Leased Property (or any portion thereof) or any Capital Additions becomes subject to any material order of any Governmental Authority pursuant to Environmental Law or other Legal Requirement to repair, close, detoxify, decontaminate or otherwise remediate the Leased Property (or any portion thereof) and any Capital Additions, Lessee shall notify Lessor within fifteen (15) days of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation to the extent required by any Environmental Law or as

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reasonably necessary to respond to a threat to human health or a risk of property damage related thereto. Upon the Lessee becoming aware of any material Mold or Mold Conditions in or about the Leased Property (or any portion thereof) or any Capital Additions, Lessee shall also reasonably promptly notify Lessor of such event and, at its sole cost and expense, hire a trained and experienced Mold remediation contractor(s) to clean-up and remove from the Leased Property and any Capital Additions all Mold or Mold Conditions in strict compliance with all Mold Remediation Requirements. If Lessee fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Lessor shall have the right, but not the obligation, to carry out such action and to recover from Lessee all of Lessor’s out-of-pocket costs and expenses incurred in connection therewith.

37.4    Indemnity. Lessee shall indemnify, defend, protect, save, hold harmless, and reimburse Lessor and its Affiliates for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Lessor or any of its Affiliates) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before or during the Term required by any Environmental Law, by any Governmental Authority or to respond to a threat to human health or a risk of property damage, the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Leased Property (or any portion thereof) or any Capital Additions (collectively, “Handling”), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Leased Property or any Capital Additions, (ii) required by any Environmental Law, by any Governmental Authority or to respond to a threat to human health or a risk of property damage, the presence of any Hazardous Substances, Mold or Mold Condition in, on, under or about the Leased Property (or any portion thereof) or any Capital Additions, (iii) the violation of any Legal Requirements (including Environmental Laws) related to Hazardous Substances in, on, under or about the Leased Property (or any portion thereof) or any Capital Additions, (iv) any illness to or death of persons or damage to or destruction of property resulting from such Mold or Mold Condition in, on, under or about the Leased Property or any Capital Additions, and (v) any failure by Lessee to observe the foregoing covenants of this Article XXXVII. “Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual, consequential and punitive damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, reasonable attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing. Notwithstanding the foregoing, Lessee’s indemnification obligations hereunder shall not apply with respect to any Environmental Costs suffered, incurred or resulting solely from the intentional or negligent acts of Lessor or Lessor’s agents or Affiliates. Without limiting the scope or generality of the foregoing, Lessee expressly agrees to reimburse Lessor and its Affiliates for any and all out-of-pocket costs and expenses incurred by Lessor or any such Affiliate:

(a)    In investigating any and all matters relating to the Handling of any Hazardous Substances or the presence or remediation of Mold or any Mold Condition in, on, from, under or about the Leased Property or any Capital Additions;

(b)    In bringing the Leased Property or any Capital Additions into compliance with all Legal Requirements, including Mold Remediation Requirements and Environmental Laws; and

(c)    Removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Leased Property (or any portion thereof) or any Capital Additions or offsite or in conducting any removal or remediation of Mold or any Mold Condition from the Leased Property (or any portion thereof) or any Capital Additions as required by Environmental Laws or to protect human health or the environment.

If any claim is made by Lessor or any of its Affiliates pursuant to this Article XXXVII, Lessee agrees to pay or otherwise respond to such claim reasonably promptly, and in any event to pay or respond to such claim within thirty (30) calendar days after receipt by Lessee of notice thereof. If any such claim is not paid and Lessor or any such Affiliate is ultimately found or agrees to be responsible therefore, Lessee agrees also to pay interest on the amount paid from the date of the first notice of such claim, at the Overdue Rate. Notwithstanding anything to the contrary contained herein, Lessee’s liability for Environmental Costs to the extent arising from the acts of third parties unrelated to the Lessee Parties shall be limited to a period of two (2) years following the expiration or earlier termination of this Lease, but only to the extent that Lessee did not have knowledge of (nor should it reasonably have been expected to have knowledge of) the facts, circumstances or events giving rise to such Environmental Costs at any time during the Term.

In addition to the foregoing (but not in limitation of any indemnification or other obligations of Lessee set forth in this Article XXXVII), in the event that a material problem relating to Hazardous Substances or any other environmental condition arises and the same results in the closure of the subject Facility during remediation, and (ii) has a cost of remediation that is in excess of fifty percent (50%) of the Allocated Initial Investment, Lessee shall have the right to purchase the affected Facility for a price equal to the greater of (y) the Minimum Purchase Price of such Facility or (z) the Fair Market Value of such Facility immediately prior to the occurrence of such material environmental condition (less the Fair Market Value, immediately prior to the occurrence of such material environmental condition, of any Capital Additions constituting a new wing or new story that were paid for by Lessee). The indemnification set forth in this section shall be subject to the same terms and conditions as the general indemnification set forth in Article XXIII.

37.5    Inspection. Lessor shall have the right, from time to time, and upon not less than fifteen (15) days’ written notice to Lessee, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Leased Property (or any portion thereof) and all Capital Additions to determine the existence or presence of Hazardous Substances, Mold or any Mold Condition on or about the Leased Property or any such Capital Additions. Lessor shall have the right to enter and inspect the Leased Property (or any portion thereof) and all Capital Additions, conduct any reasonable testing, sampling and analyses it deems necessary in a manner and time that does not unreasonably interfere with the Primary Intended Use and shall have the right to inspect materials brought into the Leased Property (or any portion thereof) or any such Capital Additions. Lessor may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. All costs and expenses incurred by Lessor under this Section shall be paid by Lessor; provided, however, that following the occurrence and during the continuance of any Master Lease Event of Default or, with respect to the applicable Facility, any Facility Default, Lessee shall pay all such costs and expenses on demand by Lessor as Additional Charges hereunder. Failure to conduct an inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for conditions subsequently determined to be associated with or to have occurred during Lessee’s tenancy. Pursuant to the terms set forth herein, Lessee shall remain liable for any environmental condition, Mold or Mold Condition related to or having occurred during or prior to its tenancy regardless of when such conditions are discovered and regardless of whether or not Lessor conducts an inspection at the termination of this Lease, except to the extent expressly limited in Section 37.4. The obligations set forth in this Article shall survive the expiration or earlier termination of the Lease, except to the extent expressly limited in Section 37.4 and to the extent related to acts or omissions of other Persons (that are not any of the Lessee Parties or any of their respective Affiliates) after the expiration or earlier termination of the Term.

ARTICLE XXXVIII.

38.1 Memorandum of Lease. Lessor and Lessee shall, upon a request by Lessee, enter into one or more short form memoranda of this Lease, each in the form of Exhibit C attached hereto (with such modifications as are necessary for recording under the laws of each applicable State). Lessee covenants and agrees, both on its own behalf and on behalf of its successors and assigns to execute and deliver to Lessor a quitclaim deed or other recordable instrument sufficient to remove any such memorandum or other encumbrance created by this Lease from record title to the Land relating to each Facility upon the expiration or sooner termination of this Lease with respect to such Facility, and Lessee hereby appoints and constitutes Lessor its attorney-in-fact, which power shall be coupled with an interest and shall not be revocable or terminable, to execute and deliver and to record such quitclaim deed or other instrument in the name of Lessee upon the expiration or termination of the Term with respect to any Facility, provided that Lessee is no longer in occupancy of such Facility. Lessee shall pay all reasonable out-of-pocket costs and expenses of recording any memoranda, quitclaim deeds and other recordable instruments recorded pursuant to this Section.

ARTICLE XXXIX.

39.1 Sale of Assets. Notwithstanding any other provision of this Lease, Lessor shall not be required to (i) sell or transfer the Leased Property, or any portion thereof, which is a real estate asset as defined in Section 856(c)(5)(B), or functionally equivalent successor provision, of the Code, to Lessee if Lessor’s counsel advises Lessor that such sale or transfer may not be a sale of property described in Section 857(b)(6)(C), or functionally equivalent successor provision, of the Code or (ii) sell or transfer the Leased Property, or any portion thereof, to Lessee if Lessor’s counsel advises Lessor that such sale or transfer could result in an unacceptable amount of gross income for purposes of the ninety-five percent (95%) gross income test contained in Section 856(c)(2) or the seventy-five percent (75%) gross income test contained in Section 856(c)(3), or functionally equivalent successor provisions, of the Code. If Lessee exercises the right or has the obligation to purchase the Leased Property or any portion thereof pursuant to the terms herein, and if Lessor determines not to sell such Leased Property or any portion thereof pursuant to the above sentence, then Lessee shall purchase such Leased Property or any portion thereof, upon and subject to all applicable terms and conditions set forth in this Lease, at such time as the transaction, upon the advice of Lessor’s counsel, would be a sale of property (to the extent the Leased Property is a real estate asset) described in Section 857(b)(6)(C), or functionally equivalent successor provision, of the Code, and would not result in an unacceptable amount of gross income for purposes of the ninety-five percent (95%) gross income test contained in Section 856(c)(2), or functionally equivalent successor provision of the Code and until such time Lessee shall lease the Leased Property and all Capital Additions from Lessor at the Fair Market Rental.

ARTICLE XL.

40.1    Additional Representations and Warranties by Lessor. Lessor represents and warrants to Lessee as of the Commencement Date as follows:
(a)    Lessor is duly organized, validly existing and in good standing under the laws of its state of organization/formation, is qualified to do business and in good standing in the State (to the extent Lessor is required to be so by applicable Legal Requirements) and has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Lease to be observed and/or performed by Lessor.

(b)    This Lease has been duly authorized, executed and delivered by Lessor, and constitutes and will constitute the valid and binding obligations of Lessor enforceable against Lessor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and creditors rights, laws and general principles of equity.

(c)    Lessor is solvent, has timely and accurately filed all tax returns and extensions required to be filed by Lessor, and is not in default in the payment of any material taxes levied or assessed against Lessor or any of its material assets, and is not subject to any judgment, order, decree, rule or regulation of any Governmental Authority having jurisdiction over the Leased Property or Lessor which would, in the aggregate, otherwise materially and adversely affect Lessor’s condition, financial or otherwise, or Lessor’s prospects or the Leased Property.

(d)    No material consent, approval or other authorization of, or registration, declaration or filing with, any Governmental Authority is required for the due execution and delivery of this Lease, or for the performance by or the validity or enforceability of this Lease against Lessor.

(e)    The execution and delivery of this Lease and compliance with the provisions hereof will not result in (i) a material breach or violation of (A) any Legal Requirements applicable to Lessor now in effect; (B) the organizational or charter documents of Lessor; (C) any judgment, order or decree of any Governmental Authority binding upon Lessor; or (D) any material agreement or instrument to which Lessor is a counterparty or by which it is bound; or

(ii)	the acceleration of any material obligation of Lessor.

(f)    Lessor is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “OFAC Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the OFAC Order and such other rules, regulations, legislation or orders collecting called the “Orders”). Neither Lessor nor any of its Affiliates (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or
(C)is owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

ARTICLE XLI.

41.1    Additional Representations and Warranties by Lessee. Lessee represents and warrants to Lessor as of the Commencement Date as follows:
(a)    Lessee is duly organized, validly existing and in good standing under the laws of its state of organization/formation, is qualified to do business and in good standing in the State and has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Lease to be observed and/or performed by Lessee.

(b)    This Lease has been duly authorized, executed and delivered by Lessee, and constitutes and will constitute the valid and binding obligations of Lessee enforceable against Lessee in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and creditors rights, laws and general principles of equity.

(c)    Lessee is solvent, has timely and accurately filed all tax returns and extensions required to be filed by Lessee, and is not in default in the payment of any material taxes levied or assessed against Lessee or any of its material assets, and is not subject to any judgment, order, decree, rule or regulation of any Governmental Authority having jurisdiction over the Leased Property or Lessee which would, in the aggregate, otherwise materially and adversely affect Lessee’s condition, financial or otherwise, or Lessee’s prospects or the Leased Property.

(d)    Except for the Required Governmental Approvals to use and operate each Facility for its Primary Intended Use, no other material consent, approval or other authorization of, or registration, declaration or filing with, any Governmental Authority is required for the due execution and delivery of this Lease, or for the performance by or the validity or enforceability of this Lease against Lessee.

(e)    Subject to Lessee’s receipt of the Required Governmental Approvals, the execution and delivery of this Lease and compliance with the provisions hereof will not result in (i) a material breach or violation of (A) any Legal Requirement applicable to Lessee now in effect; (B) the organizational or charter documents of Lessee; (C) any judgment, order or decree of any Governmental Authority binding upon Lessee; or (D) any agreement or instrument to which Lessee is a counterparty or by which it is bound; or (ii) the acceleration of any material obligation of Lessee.

(f)    As of the Commencement Date, all Required Governmental Approvals have been obtained by Lessee or a sublessee permitted hereunder.

(g)    Lessee is in compliance with the requirements of the Orders. Neither Lessee nor any Lessee Party (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other Lists; (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including without limitation by virtue of such Person being a director or owning direct voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

ARTICLE XLII.

42.1 Attorneys’ Fees. If Lessor or Lessee brings an action or other proceeding against the other to enforce any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable attorneys’ fees incurred therein. In addition to the foregoing and other provisions of this Lease that specifically require Lessee to reimburse, pay or indemnify against Lessor’s attorneys’ fees, Lessee shall pay, as Additional Charges, all of Lessor’s reasonable attorneys’ fees incurred in connection with the administration or enforcement of this Lease, the review of any letters of credit, the review, negotiation or documentation of any subletting, assignment, or management arrangement or any consent requested in connection therewith, and the collection of past due Rent.

ARTICLE XLIII.

43.1 Brokers. Lessee warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Lessee shall indemnify, protect, hold harmless and defend Lessor and its Affiliates from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Lessee. Lessor warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Lessor shall indemnify, protect, hold harmless and defend Lessee and its Affiliates from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Lessor.

ARTICLE XLIV.

44.1    Provisions Applicable upon a Change in Control Transaction. Notwithstanding anything to the contrary herein, the following provisions shall apply from and after a Change in Control Transaction.

44.1.1    Additional Reporting. In addition to, but without duplication of, any and all reporting required hereunder (including pursuant to Section 25.1 hereof), following a Change in Control Transaction, Lessee shall deliver to Lessor: (a) within forty-five (45) days after the end of each fiscal quarter (including the last fiscal quarter of any fiscal year), a copy of the same type of information for Guarantor that Brookdale provided in its most recent public supplemental reporting prior to such Change in Control Transaction; (b) within forty-five (45) days after the end of each fiscal quarter (other than the last fiscal quarter of any fiscal year), a copy of the unaudited consolidated financial statements of Guarantor described in Section 25.1.2(b) for or as of the end of such quarter, such consolidated financial statements to be reviewed by a “Big 4” accounting firm; and (c) within one hundred twenty (120) days after the end of each fiscal year, a copy of the audited consolidated financial statements of Guarantor described in Section 25.1.2(a) for or as of the end of such fiscal year, such consolidated financial statements to be audited and certified by a “Big 4” accounting firm.

44.1.2    Remedies for Non-Compliance with Reporting Requirements. Without limiting any rights or remedies of Lessor hereunder, at law or in equity for any other defaults, if, following a Change in Control Transaction, Guarantor and/or Lessee fails to comply with any of their respective reporting obligations, or their respective obligations, if any, to participate in meetings with Lessor, in each case as and when required hereunder, then, in addition to any other remedies provided hereunder or under applicable law, Lessor shall have the right to seek (and Lessee shall not object to the granting of) equitable remedies.

44.1.3    Operating Expenses vs. Capital Expenditures. In connection with or following a Change in Control Transaction, any change in Guarantor’s and/or Lessee’s policies concerning the classification of amounts as operating expenses or capital expenditures, to the extent the same relates solely to the calculation of the Net Debt to EBITDA Ratio (as contemplated in Sections 44.1.7 and 44.1.8 below) or calculations of amounts spent on Capital Projects (as contemplated in Section 9.5), shall be subject to Lessor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

44.1.4    Deferred Maintenance. If a Change in Control Transaction occurs, then within three (3) months before or after the date that is twenty-four (24) months prior to the expiration of the then-current Term, Lessor may obtain, at Lessor’s cost, updated property condition assessments (each a “PCA”) for each of the Facilities. Based on the PCAs, Lessor shall (i) identify to Lessee items of deferred maintenance existing at the Applicable Facilities if any, such that the Applicable Facility would meet the Facility Condition Standard as of the expiration of the then-current Term (each a “Required Maintenance Project”), and (ii) propose to Lessee the Annual Minimum Capital Project Amount for the last twenty-four (24) months of the Term. Lessor shall provide Lessee with written notice detailing any Required Maintenance Projects and the proposed new Annual Minimum Capital Project Amount within a reasonable time after Lessor’s receipt of the PCAs for all Facilities. Lessor and Lessee shall cooperate diligently and attempt in good faith to agree upon the Required Maintenance Projects and the new Annual Minimum Capital Project Amount. To the extent that Lessor and Lessee are unable to reach agreement within twenty
(20) days following Lessee’s receipt of Lessor’s notice, such dispute shall be resolved by one, two or three independent Persons having not less than ten (10) years of experience in performing assessments of the maintenance and condition of properties similar to the Facilities, which Persons shall (a) be selected and paid in the same manner in which Appraisers would be selected and paid pursuant to Article XXXIV and (b) make a determination with respect to the Required Maintenance Projects and/or the new Annual Minimum Capital Project Amount, as the case may be, in the same manner in which Appraisers would make a determination with respect to Fair Market Value, Fair Market Rental or Leasehold FMV pursuant to Article XXXIV (it being acknowledged, for avoidance of doubt, that (x) the fourth sentence of Section 34.1 shall not apply for purposes of this sentence and (y) with respect to determining the Required Maintenance Projects, the first sentence of Section 34.1.1 shall not apply and a third Person shall be selected to make such determination if the first two Persons are unable to agree on the same). During a commercially reasonable period following the final determination of the Required Maintenance Projects, Lessee shall commence and thereafter use commercially reasonable efforts to complete each Required Maintenance Project with respect to the Applicable Facility prior to the end of the then-current Term. Within thirty (30) days after the Required Maintenance Projects and new Annual Minimum Capital Project Amount are determined as aforesaid, Lessee shall deposit with Lessor in the Replacement Reserve an additional amount equal to the excess, if any, of (I) the new Annual Minimum Capital Project Amount for the last Lease Year of the then-current Term, as applicable, over (II) the amount of the Security Deposit, as reasonably determined by Lessor (it being agreed that none of the Security Deposit shall be applied for such purpose if a Master Lease Event of Default or, with respect to the applicable Facility, any Facility Default shall have occurred and be continuing hereunder). Notwithstanding anything to the contrary contained herein, each of Lessor and Lessee acknowledges and agrees that for purposes of Section 9.5, (A) funds expended by Lessee to complete any Required Maintenance Projects shall be deemed funds expended as part of the Annual Minimum Capital Project Amount, and (B) the Required Maintenance Projects shall be deemed Capital Projects.

44.1.5    Additional Events of Default. Upon the occurrence of a Change in Control Transaction, the following shall constitute additional Master Lease Event of Default under Section 16.1.1: (i) a default (beyond any applicable notice and cure period) under any financing the proceeds of which are used to fund a Change in Control Transaction (which debt is incurred or guaranteed by a Guarantor or Subsidiary thereof or secured by any assets of a Guarantor or any Subsidiary thereof), (ii) a failure by Lessee to deliver any monthly reports relating to the operation of the Facilities that are currently required under Section 25.1.2, which failure is not cured within twenty (20) days after notice thereof from Lessor, and (iii) a failure by Lessee to deliver any of the information, audits or statements described in Section 44.1.1 above, which failure is not cured within ten (10) days after notice thereof from Lessor.

44.1.6	Consolidated Net Worth.

44.1.6.1    If Guarantor’s Consolidated Net Worth as of the last day of any calendar quarter is less than [***], Lessor shall have the right, as its sole and exclusive remedy as a result thereof, to (without limiting the provisions of Section 5.3) terminate this Lease in its entirety, with respect to all (and not less than all) of the Facilities, upon sixty (60) days’ prior written notice to Lessee, unless by the expiry of such sixty (60) day period (i) Guarantor’s Consolidated Net Worth has reverted back to [***] and Guarantor has provided Lessor with supporting evidence thereof; or (ii) Guarantor has either (A) posted cash or Letter(s) of Credit or a combination thereof equal to the amount of the shortfall between Guarantor’s Consolidated Net Worth and [***], provided that in the event this Lease is separated into one or more leases, pursuant to Article XXXI or otherwise, and regardless of whether the landlords thereunder are Affiliates of one another and regardless of whether such separation occurs prior to or following Guarantor’s Consolidated Net Worth falling below [***], (I) Lessor shall have the right in its sole discretion to (X) include no or a lower Consolidated Net Worth requirement in this Lease and/or any New Lease (so long as, for avoidance of doubt, neither this Lease nor any New Lease will require a Consolidated Net Worth in excess of that required hereunder as of the date hereof) and (Y) determine from time to time the extent to which the lessor under each of this Lease and the New Leases will hold any cash, Letter(s) of Credit and/or guarantees posted hereunder (and upon making such determination from to time to time shall notify Lessee thereof, and Lessee shall post such items with Lessor hereunder in the absence of any such notice) and (II) Lessee shall be deemed in compliance with the foregoing requirement if the total amount of all cash and/or Letter(s) of Credit in the aggregate posted with Lessor and/or the lessor under any New Lease equals the amount which must be posted pursuant to the foregoing provisions of this clause (ii)(A), (B) caused one (1) or two (2) domestic entities with an aggregate Consolidated Net Worth at least equal to one hundred fifteen percent (115%) of the amount of the shortfall between Guarantor’s Consolidated Net Worth and [***], to deliver a guaranty or guarantees to Lessor (in the same form as the existing Guaranty, which new Guaranty(ees) shall be retroactive to the Commencement Date and expressly cover all matters arising from and after the Commencement Date) and become a Guarantor hereunder (it being agreed that the obligations of all Guarantors shall be joint and several) or (C) posted a combination of cash, Letter(s) of Credit and such guarantees (as described in the foregoing clause (ii)(B)) in the amount of the shortfall between Guarantor’s Consolidated Net Worth and [***], with such guarantees being from one (1) or two (2) domestic entities (it being agreed that the obligations of all Guarantors shall be joint and several) with an aggregate Consolidated Net Worth equal to at least one hundred fifteen percent (115%) of the shortfall amount being guaranteed, provided, that, Lessee may also cause any cash, Letter(s) of Credit and/or guarantees (as described in clauses (ii)(A), (ii)(B) and (ii)(C) above) to be delivered to Lessor prior to the date that Guarantor’s Consolidated Net Worth may be less than [***]. If Letter(s) of Credit or cash are delivered to Lessor pursuant to this Section 44.1.6.1 and subsequent to such delivery, (x) Guarantor’s Consolidated Net Worth (inclusive of any additional Guarantors who guarantee this Lease) is equal to or greater than [***], Lessor shall, upon request therefor, promptly return all such Letter(s) of Credit and cash to Lessee or (y) if Guarantor’s Consolidated Net Worth (inclusive of any additional Guarantors who guarantee this Lease) is less than [***], but higher than when the additional guaranty or guarantees (with or without Letters of Credit and/or cash) were originally delivered, Lessor shall, upon request therefor, promptly deliver to Lessee Letter(s) of Credit and/or cash in the amount that Guarantor’s Consolidated Net Worth and all posted Letter(s) of Credit and/or cash, in the aggregate, exceeds [***].

44.1.6.2    In the event Lessor exercises its termination right under this Section 44.1.6, Lessor shall return to Lessee the Security Deposit and any amounts in the impound accounts described in Section 4.4 hereof. If (x) Lessor exercises its right to split this Lease and enter into a New Lease, pursuant to Article XXXI or otherwise, in connection with a Separation Event, and (y) no Person which is not an Affiliate of Lessor owns the fee interest in the applicable

Separated Properties covered under such New Lease or mortgage debt secured by a mortgage or deed of trust on such Separated Properties (or mezzanine debt secured by a pledge of direct or indirect equity interests in the owner of such fee interest), then Lessor may only exercise its termination right under this Section 44.1.6 if such New Lease is concurrently terminated with respect to the Separated Properties leased thereunder (it being agreed that in the event any Person which is not an Affiliate of Lessor owns the fee interest in the applicable Separated Properties covered under such New Lease or mortgage debt secured by a mortgage or deed of trust on such Separated Properties (or mezzanine debt secured by a pledge of direct or indirect equity interests in the owner of such fee interest), Lessor may terminate this Lease without regard to, and without affecting, such New Lease).

44.1.7 Security Deposit. As additional security for Lessee’s obligations hereunder, Lessee shall pay to Lessor at or prior to (and as a condition to) the closing of any Change in Control Transaction cash or a Letter of Credit or a combination of cash and a Letter of Credit (the “Security Deposit”) in an amount equal to [***] of the annual Minimum Rent as of the date on which such Change in Control Transaction occurs, which Security Deposit shall be increased (or reduced and the excess amount refunded by Lessor to Lessee) from time to time such that Lessee shall keep on deposit with Lessor at all times during the Term an amount equal to [***] of the annual Minimum Rent. Notwithstanding the foregoing, the Security Deposit shall be increased (or reduced and the excess amount refunded by Lessor to Lessee if in a subsequent calendar quarter a lesser percentage of annual Minimum Rent is required to be on deposit with Lessor) as follows: (a) if the Net Debt to EBITDA Ratio exceeds [***] as of the last day of any calendar quarter, the Security Deposit shall be increased to [***] of the annual Minimum Rent as of the date of such determination; (b) if the Net Debt to EBITDA Ratio exceeds [***] as of the last day of any calendar quarter, the Security Deposit shall be increased to [***] of the annual Minimum Rent as of the date of such determination; and (c) if the Net Debt to EBITDA Ratio exceeds [***] as of the last day of any calendar quarter, the Security Deposit shall be increased to [***] of the annual Minimum Rent as of the date of such determination (it being understood and agreed that the Security Deposit shall be increased or reduced (with the excess amount refunded by Lessor to Lessee) from time to time such that Lessee shall keep on deposit with Lessor at all times during the Term following a Change in Control Transaction an amount equal to the applicable percentage of the annual Minimum Rent, as set forth in the first sentence of this Section 44.1.7    and in the foregoing clauses (a), (b) and (c) of this sentence, from time to time, as applicable). Lessor shall either keep the Security Deposit in a separate interest-bearing account as may be selected by Lessor from time to time, or may commingle the Security Deposit with its general funds so long as Lessor credits and adds to the Security Deposit each month an amount equal to the interest that would have been earned on the Security Deposit had Lessor invested the same in an interest-bearing account, as reasonably determined by Lessor. In either case, all earned interest or deemed interest on the Security Deposit shall be added to and become part of the Security Deposit and held and applied by Lessor in accordance with the provisions of this Section 44.1.7. All interest or deemed interest earned on the Security Deposit shall be for the account of Lessee, and Lessee shall promptly deliver to Lessor upon request any Internal Revenue Service Form W-9 or such other certification as Lessor may reasonably request in connection with the investment of the Security Deposit. If at any time an Event of Default shall have occurred and be continuing, Lessor may, but shall not be required to, in addition to and not in lieu of any other rights and remedies available to Lessor, apply all or any part of the Security Deposit to the payment of any sum that Lessee has failed to pay when required, or any sum that Lessor may expend or be required to expend by reason of a default hereunder. Whenever, and as often as, Lessor shall have applied any portion of the Security Deposit as aforesaid, Lessee shall, within ten (10) days after notice thereof from Lessor, deposit additional money with Lessor sufficient to restore the Security Deposit to the full amount then required to be deposited with Lessor pursuant to this Section 44.1.7. No notice to Lessee shall be required to enable Lessor to apply the Security Deposit in accordance with this Section 44.1.7. The unexpended portion of the Security Deposit shall be refunded to Lessee within thirty (30) days following the expiration or earlier termination of this Lease with respect to all of the Facilities, provided that no Event of Default shall be continuing. In the event of a transfer of Lessor’s interest in all or any portion of the Leased Property, Lessor shall pay or credit to the transferee all or a portion of the Security Deposit and thereupon shall, without any further agreement between the parties, be released by Lessee from all liability therefor, and it is agreed that the provisions hereof shall apply to every such payment or credit to such a transferee. For the avoidance of doubt, the failure of Lessee to maintain any Net Debt to EBITDA Ratio as contemplated in this Section 44.1.6 shall not constitute a default hereunder or an Event of Default. In the event that this Lease is separated into one or more leases, pursuant to Article XXXI or otherwise, and regardless of whether Lessor and the landlords thereunder are Affiliates of one another, (i) Lessee’s obligation to post the Security Deposit shall in no event be increased as a result thereof and (ii) the total amount of the Security Deposit shall be apportioned between this Lease and any New Lease(s) on a pro rata basis based on the Minimum Rent due hereunder and thereunder.

44.1.8	Lessor’s Termination Right. In addition to the provisions of Sections
44.1.6 and 44.1.7 above, in the event (a) the Net Debt to EBITDA Ratio exceeds [***] as of the last day of any calendar quarter and (b) the Lease Coverage Ratio is less than [***] for such calendar quarter, Lessor shall have the right to terminate this Lease upon Lessor’s return to Brookdale of the Security Deposit and any amounts in the impound accounts described in Section 4.4 hereof, less an amount equal to the lesser of (i) the Security Deposit and (ii) the sum of the Lease Positive NPVs for each of the Facilities, provided that such sum is a positive number (it being understood that if such sum is less than zero (0), then no portion of the Security Deposit shall be retained by Lessor). As used in this Section 44.1.8: (i) “Lease Positive NPV” shall mean, with respect to any Facility, the positive net present value, if any, (assuming a [***] per annum discount rate) of the difference between the annual Projected Rent for such Facility less the annual Projected Adjusted EBITDAR for such Facility, calculated for each Facility for the remainder of the Term; (ii) “Projected Rent” shall mean, with respect to any Facility, all Rent that would be due hereunder with respect to such Facility per the terms of this Lease through the end of the Term had this Lease not been terminated; and (iii) “Projected Adjusted EBITDAR” shall mean, with respect to any Facility, (A) for the first twelve (12) month period following the date of termination of this Lease, an amount equal to (1) the trailing twelve (12) month EBITDARM for such Facility, increased by [***], less (2) a deemed management fee allowance equal to [***] of the revenues used in calculating such EBITDARM (which revenues shall be based on the trailing twelve (12) month revenues used in calculating such EBITDARM, increased by [***]), less (3) a deemed capital expenditure allowance of [***] per unit, increased by [***] per annum starting in [2020], and (B) for each subsequent twelve (12) month period (through the remainder of the Term), (1) the prior period’s EBITDARM, increased by [***], less (2) the prior period’s deemed management fee allowance, increased by [***], less (3) the prior period’s deemed capital expenditure allowance, increased by [***]. Projected Rent and Projected Adjusted EBITDAR shall be prorated as to any partial period (i.e., a period of less than twelve (12) months) at the end of the

Term. An example of the calculation of Lease Positive NPV is attached hereto as Exhibit H. For the avoidance of doubt, the failure of Guarantor to maintain such Net Debt to EBITDA Ratio as contemplated by this Section 44.1.8 shall not constitute a default hereunder or an Event of Default. If (x) Lessor exercises its right to split this Lease and enter into a New Lease, pursuant to Article XXXI or otherwise, in connection with a Separation Event, and (y) no Person which is not an Affiliate of Lessor owns the fee interest in the applicable Separated Properties covered under such New Lease or mortgage debt secured by a mortgage or deed of trust on such Separated Properties (or mezzanine debt secured by a pledge of direct or indirect equity interests in the owner of such fee interest), then Lessor may only exercise its termination right under this Section 44.1.8 if such New Lease is concurrently terminated with respect to the Separated Properties leased thereunder (it being agreed that in the event any Person which is not an Affiliate of Lessor owns the fee interest in the applicable Separated Properties covered under such New Lease or mortgage debt secured by a mortgage or deed of trust on such Separated Properties (or mezzanine debt secured by a pledge of direct or indirect equity interests in the owner of such fee interest), Lessor may terminate this Lease without regard to, and without affecting, such New Lease).

44.1.9    Equitable Adjustments. The parties agree to cooperate in good faith to equitably adjust the provisions of Sections 44.1.6, 44.1.7 and 44.1.8 (as applicable) if and to the extent that changes to GAAP would affect the calculations thereof (such that, after the adjustment, the parties would be in the same position they would be in had such changes not occurred).

44.1.10    Calculation Certificates. Without in any way limiting Lessee’s obligations under Section 25.1.2 or Section 44.1.1 of this Lease, within thirty (30) days of the end of each calendar quarter during the Term, following a Change in Control Transaction, Lessee shall provide to Lessor a statement of Lessee’s calculations of the Guarantor’s Consolidated Net Worth, the Net Debt to EBITDA Ratio and the Lease Coverage Ratio, together with such information as is necessary for Lessor to make a determination of the accuracy of such calculations.

44.1.11    Letter of Credit Provisions. If Lessee shall deliver one or more Letters of Credit pursuant to the provisions of Section 44.1.6 and/or Section 44.1.7, such Letter(s) of Credit shall (subject to the provisions of Sections 44.1.6 and 44.1.7, as applicable): (a) initially expire not less than one (1) year from the date of issue thereof; and (b) provide for automatic renewals for periods of not less than one (1) year unless notice of non-renewal is given to Lessor at least thirty (30) days prior to the expiration date thereof. Lessee shall pay all expenses, points and/or fees incurred by Lessee in obtaining such Letter(s) of Credit, and shall pay to Lessor, on demand, as Additional Charges hereunder, all fees and charges paid by Lessor to the applicable Issuer in connection with the transfer of the same to any future landlord hereunder or under any New Lease. Supplementing Section 44.1.7, if the Security Deposit is fully or partially in the form of a Letter of Credit and an Event of Default occurs hereunder, Lessor shall be permitted from time to time to draw down any portion or the entire amount of the Letter of Credit, if applicable, and apply from time to time the proceeds or any part thereof in accordance with this Section and Section 44.1.7 and retain the balance for the Security Deposit. Lessor shall also have the right to draw down any portion or the entire amount of the Letter of Credit if Lessor receives notice that the date of expiry of the Letter of Credit will not be extended by the Issuer and if a replacement Letter of Credit meeting the requirements of this Section 44.1.11 (or a cash Security Deposit) in the amount then required hereunder is not delivered by Lessee to Lessor within ten (10) Business Days thereafter, and may retain the proceeds for the Security Deposit. In addition, following the expiration or earlier termination of the Term, Lessor may draw upon the Letter of Credit to the extent necessary to cover any outstanding obligations of Lessee under this Lease and hold such amounts as Lessor reasonably estimates are required to cover such obligations, provided that notice of such outstanding obligations is delivered by Lessor to Lessee within sixty (60) days following the later of the expiration of the Term (as the same may be extended) and the date on which Lessee has fully vacated all of the Facilities. For avoidance of doubt, the provisions of this Section 44.1.11 shall not derogate from the provisions of Section 44.1.6 or Section 44.1.7 (including any right or obligation of Lessee to increase or decrease a Letter of Credit or to replace a Letter of Credit with cash or a guaranty, pursuant to the provisions thereof).

ARTICLE XLV.

45.1	Miscellaneous.

45.1.1    Survival. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of, Lessee or Lessor arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination. In addition, all claims against, and all liabilities and indemnities hereunder of Lessee shall continue in full force and effect and in favor of the Lessor named herein, its Affiliate (to the extent applicable) and the successors and assigns of Lessor and (to the extent applicable) such Affiliate, notwithstanding any conveyance of the Leased Property to Lessee.

45.1.2    Severability. If any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

45.1.3    Non-Recourse. Lessee specifically agrees to look solely to the Leased Property for recovery of any judgment from Lessor. It is specifically agreed that no constituent partner in Lessor or officer, director or employee of Lessor shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Lessee. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Lessee might otherwise have to obtain injunctive relief against Lessor, or any action not involving the personal liability of Lessor. Furthermore, except as otherwise expressly provided herein, in no event shall Lessor ever be liable to Lessee for any indirect or consequential damages suffered by Lessee from whatever cause.

45.1.4	Licenses and Operation Transfer Agreements.

(a)Upon the expiration or earlier termination of the Term with respect to each Facility, Lessee shall use its commercially reasonable efforts, to the extent permitted by Legal Requirements, to transfer to Lessor or Lessor’s nominee a fully operational Facility and shall cooperate with Lessor or Lessor’s designee or nominee (“Successor Operator”) in connection with the processing by Successor Operator of any applications for all Required Governmental Approvals, all contracts, including contracts with governmental or quasi-governmental entities, business records, data, patient and resident records, and patient and resident trust accounts, which may be necessary or useful for the operation of such Facility; provided that the reasonable out-of- pocket costs and expenses of any transfer of Required Governmental Approvals or the processing of any such applications therefor shall be paid by Lessor or Successor Operator. Lessee shall not commit any act that would jeopardize the Required Governmental Approvals for such Facility, and Lessee shall reasonably comply with all requests for an orderly transfer of the same, to the extent permitted by Legal Requirements, upon the expiration or early termination of the Term applicable to such Facility. In addition, upon request, Lessee shall, subject to compliance with all applicable Legal Requirements, promptly deliver copies of all books and records relating to the Leased Property of such Facility and all Capital Additions thereto and operations thereon to Lessor or such Successor Operator.

(b)Lessor and Lessee (i) acknowledge that Legal Requirements may prohibit or restrict the transfer of Required Governmental Approvals or the transfer or disclosure of contracts, records, data or accounts and that the exercise of default or termination rights or remedies under this Lease may result in the expiration or cancellation of Required Governmental Approvals, and (ii) agree that any such transfer or disclosure shall be limited to the extent required to comply with Legal Requirements. Lessee agrees to use commercially reasonable efforts to cooperate with Lessor, as reasonably requested by Lessor, in achieving the transfer of a fully operational Facility as described in Section 45.1.4(a) in a manner permitted by applicable Legal Requirements.

(c) Without limiting the generality of the foregoing, the following shall apply:

(i)    If requested by Lessor or a proposed Successor Operator for such Facility, Lessee hereby agrees to enter into a reasonable operations transfer agreement (which shall provide for Lessor or such Successor Operator’s reimbursement of Lessee’s reasonable out-of-pocket expenses incurred in performing its obligations under any such transfer agreement) with Lessor or such Successor Operator as is customary in the transfer to a successor operator of the operations of a facility similar to such Facility; provided that the term of any such operations transfer agreement shall not exceed a period of twelve (12) months following the termination of this Lease.

(ii)    If requested by Lessor, Lessee shall, subject to compliance with all applicable Legal Requirements, continue to manage one or more Facilities after the termination of this Lease and for so long thereafter as is necessary for Lessor or such Successor Operator to obtain all Required Governmental Approvals (provided that the term of any such continued management shall not exceed a period of twelve (12) months

(d) Nothing contained herein shall prohibit Lessor or a Successor Operator from securing any Required Governmental Approvals for a Facility in its own name, or (to the extent receivership is available pursuant to applicable Legal Requirements) seeking the appointment of a receiver for a Facility (and Lessee shall use commercially reasonable efforts to cooperate in connection therewith), in each case but only in connection with any expiration or early termination of the Term applicable to such Facility or upon an Event of Default permitting an exercise of remedies with respect to such Facility.

(e)If after the expiration or earlier termination of this Lease with respect to a Facility, Lessor or a Successor Operator has not assumed the full operation of such Facility and received all of the records with respect to such Facility, then Lessee shall keep copies of the records of such Facility for such period, and make such records available in such manner, in each case as may be required by applicable Legal Requirements.

45.1.5    Successors and Assigns. This Lease shall be binding upon Lessor and its successors and assigns and, subject to the provisions of Article XXIV, upon Lessee and its successors and assigns.

45.1.6    Force Majeure. If Lessee shall fail to punctually perform any term, covenant or condition (other than those consisting of payments and other financial obligations, including, without limitation, the payment of Rent hereunder) to be performed by Lessee under this Lease as a result of any strike, lockout, labor dispute, inability to obtain labor or materials or reasonable substitutes for such labor or materials, act of God, governmental restrictions, regulations or controls, enemy or hostile government action, civil commotion, riot or insurrection, fire or other casualty or other events similar or dissimilar to those enumerated in this paragraph beyond Lessee’s reasonable control, then such failure to perform shall be excused and shall not be deemed a breach of this Lease and the time for Lessee to perform such term, covenant or condition shall be extended by an amount of time equal to the delay caused by the event(s) described in this Section 45.1.6, but in no event shall any the time for performance of any such required term, covenant or condition be extended by more than sixty (60) days in the aggregate.

45.1.7    Confidentiality. Lessor and Lessee hereby acknowledge and agree that any information provided by any party to the other pursuant to this Lease is confidential and shall not be shared by the receiving party with any other Person, except for disclosures: (a) to, so long as such Persons agree to maintain the confidential nature thereof, Lessor’s or Lessee’s, as applicable, actual or prospective (i) financing sources, (ii) purchasers or assignees, (iii) partners,
(iv) escrow holder, (v) investors and (vi) replacement tenants (provided that Lessor shall not disclose Proprietary Information to replacement tenants without Lessee’s prior written consent); (b) to legal counsel, accountants and other professional advisors to Lessor or Lessee, as applicable, so long as such Persons agree to maintain the confidential nature thereof; (c) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, to the extent necessary in support of motions, filings, or other proceedings in court as required to be undertaken pursuant to this Lease, or otherwise as required by applicable Legal Requirements, provided that any party is given a reasonable opportunity to obtain a protective order in connection with such disclosure; (d) in connection with reporting of Facility portfolio based performance and other Facility portfolio information in filings with Securities and Exchange Commission by Lessor and its Affiliates; (e) in connection with reporting requirements in filings with Securities and Exchange Commission by Lessee and its Affiliates, which filings may include publication of Lessee’s or its Affiliates’ audited financial statements; and (f) in compliance with any filing requirements, regulations or other requirements of, or upon the request or demand of, any stock exchange (or other similar entity) on which Lessor’s or Lessee’s (or the Controlling Person(s) thereof) shares (or other equity interests) are listed, or of any other Governmental Authority having jurisdiction over either Lessor or Lessee. For the avoidance of doubt and notwithstanding the foregoing, Lessor and Lessee acknowledge and agree that this Lease itself may be a publicly filed document. In connection with any disclosures made pursuant to item (a) above, Lessor shall use commercially reasonable efforts to obtain confidentiality agreements from any parties to whom it discloses financial information or other sensitive business information regarding Lessee.

45.1.8    Termination Date. If this Lease is terminated by Lessor or Lessee under any provision hereof with respect to any one or more (including all, if applicable) of the Facilities, and upon the expiration of the Term applicable to a Facility (collectively, the “termination date”), the following shall pertain:

(a)Lessee shall vacate and surrender the Leased Property, any of Lessee’s Personal Property and Intangible Property (other than Lessee’s Excluded Assets) that Lessor has elected to acquire pursuant to Section 6.3, and all Capital Additions relating to the applicable Facility to Lessor in the condition required by Section 9.1.4. Prior to such vacation and surrender, Lessee shall remove any items which Lessee is permitted or required to remove hereunder. Lessee shall, at Lessee’s cost, repair any damage to such Leased Property and any Capital Additions caused by such vacation and/or removal of any items which Lessee is required or permitted hereunder to remove. Any items which Lessee is permitted to remove but fails to remove prior to the surrender to Lessor of such Leased Property, Lessee’s Personal Property, and Intangible Property (other than Lessee’s Excluded Assets) and Capital Additions shall be deemed abandoned by Lessee, and Lessor may retain or dispose of the same as Lessor sees fit without claim by Lessee thereto or to any proceeds thereof. If Lessor elects to remove and dispose of any such items abandoned by Lessee, the cost of such removal and disposal shall be an Additional Charge payable by Lessee to Lessor upon demand.

(b)Without limiting the provisions of Section 45.1.1 above, upon any such termination or expiration of this Lease with respect to a Facility, the following shall pertain:

(i)    Lessee agrees to defend, protect, indemnify, defend and hold harmless Lessor and its Affiliates from and against any and all claims, costs, losses, expenses, damages, actions, and causes of action for which Lessee is responsible under this Lease (including Lessee’s indemnification obligations under Articles XXIII and XXXVII) and which accrue or have accrued on or before the termination date.

(ii)    Lessee shall remain liable for the cost of all utilities used in or at the Leased Property and any Capital Additions relating to such Facility through the termination date and accrued and unpaid, whether or not then billed, as of the termination date until full payment thereof by Lessee. Lessee shall obtain directly from the companies providing such services closing statements for all services rendered through the termination date and shall promptly pay the same. If any utility statement with respect to such Leased Property and any Capital Additions includes charges for a period partially prior to and partially subsequent to the termination date, such charges shall be prorated as between Lessor and Lessee, with Lessee responsible for the portion thereof (based upon a fraction the numerator of which is the number of days of service on such statement through the termination date and the denominator of which is the total number of days of service on such statement) through the termination date and Lessor shall be responsible for the balance. The party receiving any such statement which requires proration hereunder shall promptly pay such statement and the other party shall, within ten (10) days after receipt of a copy of such statement, remit to the party paying the statement any amount for which such other party is responsible hereunder.

(iii)    Lessee shall remain responsible for any and all Impositions imposed against the Leased Property, the Personal Property and any Capital Additions with a lien date prior to the termination date (irrespective of the date of billing therefor) and for its pro rata share of any Impositions imposed in respect of the tax-fiscal period during which the Term terminates as provided in Section 4.1.6, and Lessee shall indemnify and hold Lessor harmless with respect to any claims for such Impositions or resulting from nonpayment thereof.

(iv)    Lessee shall (y) execute all documents and take any actions reasonably necessary to (1) cause the transfer to Lessor of any of Lessee’s Personal Property and Intangible Property (other than Lessee’s Excluded Assets) that Lessor has elected to acquire and any Capital Additions not owned by Lessor, to the extent provided in Section 6.3, in each case free of any encumbrance, as provided in such Section 6.3, and (2) remove this Lease and/or any memorandum hereof as a matter affecting title to the Leased Property as provided in Article XXXVIII and (z) comply with its covenants set forth in Section 45.1.4.

(v)    Lessee shall continue to observe the covenants of Lessee which are intended to survive the expiration or sooner termination of this Lease.

45.1.9    Governing Law. THIS LEASE SHALL BE GOVERNED BY AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT ALL PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN ARTICLE XVI RELATING TO RECOVERY OF POSSESSION OF THE LEASED PROPERTY OF ANY FACILITY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER OR OTHER SIMILAR ACTION) SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE IN WHICH THE LEASED PROPERTY OF SUCH FACILITY IS LOCATED.

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45.1.10     Waiver of Trial by Jury. EACH OF LESSOR AND LESSEE ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES, THE STATE OF DELAWARE AND THE STATES IN WHICH THE LEASED PROPERTY OF ANY OF THE FACILITIES IS LOCATED. EACH OF LESSOR AND LESSEE HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LESSOR AND LESSEE WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LESSOR AND LESSEE HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

LESSOR’S INITIALS:      LESSEE’S INITIALS:

45.1.11     Lessee Counterclaim and Equitable Remedies. Lessee hereby waives the right to interpose counterclaim in any summary proceeding instituted by Lessor against Lessee or in any action instituted by Lessor for unpaid Rent under this Lease. In the event that Lessee claims or asserts that Lessor has violated or failed to perform a covenant of Lessor not to unreasonably withhold or delay Lessor’s consent or approval hereunder, or in any case where Lessor’s reasonableness in exercising its judgment is in issue, Lessee’s sole remedy shall be an action for specific performance, declaratory judgment or injunction, and in no event shall Lessee be entitled to any monetary damages for a breach of such covenant, and in no event shall Lessee claim or assert any claims for monetary damages in any action or by way of set-off defense or counterclaim, and Lessee hereby specifically waives the right to any monetary damages or other remedies in connection with any such claim or assertion.

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45.1.12     Jurisdiction. Lessor and Lessee irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware) or, in the case of claims over which federal courts have jurisdiction, the United States District Court for the District of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Lessor and Lessee further agree that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Lessor and Lessee irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Lease or the transactions contemplated hereby in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware) or, in the case of claims over which federal courts have jurisdiction, the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

45.1.13     Entire Agreement. This Lease, the Exhibits and Schedules hereto and such other documents as are contemplated hereunder, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties. Lessor and Lessee hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Leased Property are merged into and revoked by this Lease.

45.1.14     Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto.

45.1.15     Counterparts; Electronically Transmitted Signatures. This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Signatures transmitted via facsimile or other electronic means (including emailed PDF files) may be used in place of original signatures on this Lease, and Lessor and Lessee both intend to be bound by such signatures hereto transmitted via facsimile or other electronic means.

45.1.16     Joint and Several. If more than one Person is the Lessee under this Lease, the liability of such Persons under this Lease shall be joint and several.

45.1.17     Interpretation. Both Lessor and Lessee have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

45.1.18     Time of Essence. Time is of the essence of this Lease and each provision hereof in which time of performance is established; provided, that the foregoing shall not abrogate (but shall be applicable to) any notice or cure periods otherwise expressly provided for in this Lease.
45.1.19     Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.

45.1.20     Amendment and Restatement. The parties acknowledge and agree that this Lease amends and restates that certain Amended and Restated Master Lease and Security Agreement dated as of November 1, 2017, between Lessor and certain other Affiliates of Lessor, as lessor, and Lessee and certain Affiliates of Lessee, as lessee, as amended by that certain First Amendment to Amended and Restated Master Lease and Security Agreement dated as of January 10, 2018 (the “Existing Lease”) in its entirety; provided, however, that the Lessee under the Existing Lease shall not be released from any of the obligations of Lessee thereunder arising prior to the Commencement Date hereof.

45.1.21     Release of Certain Guarantors. The parties acknowledge and agree that, except for Brookdale Senior Living Inc., all other guarantors of the Existing Lease are hereby released of all obligations under this Lease, and shall no longer be considered Guarantors hereunder.

ARTICLE XLVI.

46.1    Provisions Relating to Master Lease. Lessor and Lessee hereby acknowledge and agree that, except as otherwise expressly provided herein to the contrary and for the limited purposes so provided, this Lease is and the parties intend the same for all purposes to be treated as a single, integrated and indivisible agreement and economic unit. Lessee acknowledges that in order to induce Lessor to lease the Leased Property of each Facility to Lessee pursuant to this Lease and as a condition thereto, Lessor insisted that the parties execute this Lease, thereby covering all of the Facilities in a single, integrated and indivisible agreement and economic unit, and that but for such agreement Lessor would not have leased the Leased Property of the Facilities to Lessee under the terms and conditions set forth herein. Lessee is deriving substantial economic benefit from the transactions being consummated contemporaneously with this Lease and acknowledges that the Lease, including its nature as a single, indivisible, integrated and unitary agreement covering all of the Leased Properties, is an essential element of the transactions contemplated by and effectuated pursuant to the Master Agreement, without which HCP and its applicable Affiliates would not enter into the transactions contemplated by the Master Agreement.

46.2    Treatment of Lease. Except as otherwise required by Legal Requirements or any accounting rules or regulations, Lessor and Lessee hereby acknowledge and agree that this Lease shall be treated as an operating lease for all purposes and not as a synthetic lease, financing lease or loan, and that Lessor shall be entitled to all the benefits of ownership of the Leased Property, including depreciation for all federal, state and local tax purposes.

46.3    Tax Characterization. Notwithstanding anything to the contrary in this Lease, the parties acknowledge that this Lease is intended to qualify as a true lease for U.S. federal income tax purposes and will not take any position inconsistent with such characterization.

ARTICLE XLVII.

47.1    Arizona Law Provisions. With respect to any Leased Property located in the State of Arizona, Lessee hereby waives the provisions of any statutes which relate to termination of leases when real property is destroyed, including, without limitation, A.R.S. §33- 343, or any successor statute, and agrees that in such event its rights, obligations and duties shall be governed by the terms of this Lease.

47.2    California State Law Provisions. With respect to any Leased Property located in the State of California, Lessor and Lessee hereby agree as follows:
(a)    Waiver of Statutory Rights Concerning Damage or Destruction. The provisions of this Lease, including, without limitation, Article XIV hereof, constitute an express agreement between Lessor and Lessee with respect to any and all damage to, or destruction of, all or any part of the Leased Property, and any statute or regulation of the State in which the Leased Property is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, shall have no application to this Lease or any damage or destruction to all or any part of the Leased Property and Lessee hereby waives any and all rights it might otherwise have pursuant to any such statute or regulation, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code.

(b)    Waiver of Statutory Rights Concerning Condemnation. The provisions of this Lease, including, without limitation, Article XV hereof, constitute an express agreement between Lessor and Lessee with respect to any taking by power of eminent domain or condemnation (or deed in lieu thereof) and any statute or regulation of the State in which the Leased Property is located, including, without limitation, Section 1265.130 of the California Code of Civil Procedure, with respect to any rights or obligations concerning any such taking or condemnation (or deed in lieu thereof) shall have no application to this Lease and Lessee hereby waives any and all rights it might otherwise have pursuant to any such statute or regulation, including, without limitation, Section 1265.130 of the California Code of Civil Procedure.

(c)    Waiver of Statutory Rights to Make Repairs. Lessee acknowledges that Lessor has no obligations under this Lease or otherwise to make any repairs, replacements, alterations, restorations or renewals of any nature to the Leased Property. Accordingly, Lessee hereby waives and releases its right to make repairs at Lessor’s expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

(d)    California Remedies. Lessor shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Lessor does not elect to terminate this Lease on account of any Event of Default by Lessee as provided in Article XVI above, Lessor may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

(e)    California Civil Code Section 1938. Pursuant to California Civil Code Section 1938, Lessor hereby notifies Lessee that, to Lessor’s actual (as opposed to imputed) knowledge, without any duty of inquiry or investigation, none of the Facilities located in the State of California have undergone an inspection by a certified access specialist.

47.3    Florida State Law Provisions. With respect to any Leased Property located in the State of Florida, Lessor and Lessee hereby agree as follows:
(a)    Radon Gas Disclosure. Lessor hereby notifies Lessee as follows: “Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.”

(b)    Construction-Related Liens. The interest of Lessor in the Leased Property shall not be subject to liens for improvements made by Lessee. Any lien filed by any contractor, materialman, laborer or supplier performing work for Lessee shall attach only to Lessee’s interest in the Leased Property. Lessee shall notify in writing any and all Persons contracting or otherwise dealing with Lessee relative to the Leased Property of the provisions of this paragraph prior to commencement of any work in the Leased Property. All persons and entities contracting or otherwise dealing with Lessee relative to the Leased Property are hereby placed on notice of the provisions of this Section 47.2(b).

47.4    New Jersey State Law Provisions. With respect only to the Leased Property located in the State of New Jersey, Lessor and Lessee agree as follows:
(a)    Environmental Laws.

(i)    Notwithstanding anything contained in this Lease to the contrary, Environmental Laws, in addition to all specific laws referenced in Section 2.1 as Environmental Laws, shall include the New Jersey Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq.) (for purposes of this Section 47.4, the “Spill Act”) and the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.) (for purposes of this Section 47.4, “ISRA”), if and to the extent they apply to the Leased Property or the use thereof at any time during the Term. The term “Authority” as used in this Section 47.4 shall mean governmental and quasi-governmental authorities, bodies or boards having jurisdiction over the Leased Property and compliance with the Environmental Laws with respect thereto, including, but not limited to, the New Jersey Department of Environmental Protection. More than one Authority shall be collectively referred to as the “Authorities.” The term “Hazardous Substances,” as used in this Lease with respect to the Leased Property within the State of New Jersey and compliance with the Spill Act and/or ISRA, shall mean any and all “hazardous chemicals,” “hazardous substances” or similar material or substance, including, but not limited to, flammables, explosives, radioactive materials, asbestos, polychlorinated biphenyls (PCB’s), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products, and substances declared to be hazardous or toxic under any Environmental Law now or hereafter enacted or promulgated by any Authority.

(ii)    If at any time during the Term of this Lease, the Leased Property shall be determined to be an industrial establishment under ISRA, Lessee, at Lessee’s sole cost and expense, shall comply with the provisions of ISRA, or other similar applicable laws, prior to its termination of any activities in the Leased Property or the expiration of the term of this Lease, or the occurrence of a “triggering event” under ISRA, whichever is earlier.

(iii)    Should any Authority or any third party demand that a clean- up plan be prepared and that a clean-up be undertaken because of any deposit, spill, discharge, or other release of Hazardous Substances in violation of the Spill Act that occurs during the Term, at or from the Leased Property, or which arises at any time from Lessee’s use or occupancy of the Leased Property, then Lessee shall, at Lessee’s sole expense, prepare and submit the required plans and all related bonds and other financial assurances; and Lessee shall carry out all such clean-up plans.

(iv)    Lessee shall indemnify, defend, and hold harmless Lessor, the manager of the property, and their respective officers, directors, beneficiaries, shareholders, partners, agents, and employees from all fines, suits, procedures, claims and actions of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the Term, at or from the Leased Property, or which arises at any time from Lessee’s use or occupancy of the Leased Property, or from Lessee’s failure to provide all information, make all submissions, and take all steps required by all Authorities under the Environmental Laws and all other environmental laws, including any lien assessed to the Leased Property.

(v)    Lessee’s obligations and liabilities under this Section 47.4(a) shall survive the termination or expiration of this Lease.

(b)    New Jersey Leased Property Not in Flood Zone. Lessor represents to Lessee that, to the best knowledge, information and belief of Lessor, the Leased Property located in the State of New Jersey has not been determined to be located in a special flood hazard area. If Lessor subsequently learns that such Leased Property has been determined to be located in a special flood hazard area, Lessor shall, to the extent required by applicable law, notify Lessee of such change in determination within a reasonable time after Lessor learns of such change in determination.

47.5    Oregon State Law Provisions. With respect only to the Leased Property located in the State of Oregon, Lessor and Lessee hereby agree as follows:

(a)    Exercise of Remedies by Lessor. Upon the occurrence and during the continuance of any Event of Default (after expiration of any applicable notice and/or grace periods), Lessor, without further notice except as required by applicable law, may repossess the Facility from which the Event of Default emanated, if any, or that Lessor, in its reasonable discretion, determines is affected by the Event of Default pursuant to Section 16.2.2. Lessor may take such actions by any means provided by law, including summary or eviction proceedings, ejectment or otherwise, and may remove Lessee and all other persons and any and all property from the same. The exercise of such rights will not require that the Lease be previously terminated with respect to such Facility.

(b)    Additional Rights of Lessor Upon Event of Default. If any Event of Default occurs, whether or not Lessor retakes possession or relets a Facility, and without requiring that Lessor first terminate the Lease with respect to a Facility from which the Event of Default emanated, if any, or that Lessor, in its reasonable discretion, determines is affected by the Event of Default pursuant to Section 16.2.2, Lessor may recover all reasonable, necessary and actually incurred damages caused by the Event of Default (including, but not limited to, unpaid rent, the costs of reletting, and other sums referenced in this Lease in connection with the Event of Default or any such reletting). Lessor may sue periodically to recover such damages as they accrue during the remainder of the Term without barring a later action for further damages.

(c)    Attorneys’ Fees. Whenever the term is used in this Lease, the term “attorneys’ fees” (and similar references in this instrument to recovery of costs for use of legal counsel) include, without limitation, all reasonable attorneys’ and paralegals’ fees and expenses, whether in an action, trial, or proceeding, upon appeal therefrom, in connection with any petition for review or action for rescission, in any bankruptcy proceeding or in connection with any other action to interpret or enforce any of the provisions of this Lease (whether or not suit is filed).

47.6    Pennsylvania State Law Provisions. Lessee waives the right to any notices to quit as may specified in the Landlord and Tenant Act of Pennsylvania, Act of April 6, 1951, as amended, or any similar or successor provision of law, and agrees that five (5) days’ notice shall be sufficient in any case where a longer period may be statutorily specified.

47.7    Texas State Law Provisions. With respect to any Leased Property located in the State of Texas, Lessor and Lessee each acknowledge, on its own behalf and on behalf of its successors and assigns, as follows:
(a)    Waiver of Texas Consumer Rights Statute. The Texas Deceptive Trade Practices-Consumer Protection Act, subchapter E of Chapter 17 of the Texas Business and Commerce Code (for purposes of this Section 47.7(a), “DTPA”), as amended, is not applicable to this Lease. Accordingly, the rights and remedies of Lessor and Lessee with respect to all acts or practices of the other, past, present, or future, in connection with this Lease shall be governed by legal principles other than the DTPA. Lessor and Lessee each hereby waives its rights under the DTPA, a law that gives consumers special rights and protections. After consultation with an attorney of its own selection, each of Lessor and Lessee voluntarily consents to this waiver.

(b)    Waiver of Lessee Lien. Lessee waives any right which it may have to a lien against any portion of the interest of Lessor in the Leased Property pursuant to Section 91.004 of the Texas Property Code.

(c)    Charges and Amounts. Lessee acknowledges and agrees that the provisions of this Lease for determining charges and amounts payable by Lessee are commercially reasonable and constitute satisfactory methods for determining such charges and amounts as required by Section 93.012 of the Texas Property Code. Lessee waives (to the fullest extent permitted by applicable law) all rights and benefits of Lessee under such section, as it now exists or as it may be hereafter amended or succeeded. Lessee acknowledges and agrees that no lien or set-off rights of Lessee shall arise or attach under any circumstances until Lessee shall have obtained a final, binding and non-appealable judgment in its favor from a court of competent jurisdiction.

(d)    AS IS. Lessee has not relied on any warranties, representations or promises made by Lessor or Lessor’s agents (express or implied) with respect to the Leased Property (including, without limitation, the condition, use or suitability of the Leased Property) that are not expressly set forth in this Lease.

(e)    Appraisal. Subject to Lessee’s rights under Article XII regarding permitted contests, Lessee waives all rights pursuant to applicable law (including without limitation Section 41.413 of the Texas Tax Code) to protest appraised values or receive notice of reappraisal regarding any of the Leased Property, irrespective of whether Lessor contests same.

(f)    Indemnification. The parties reaffirm their intent that this Lease be governed by, and construed in accordance with, the law chosen in Section 45.1.9 above. Nevertheless, to the extent that any provision contained in this Lease requiring Lessee to protect, indemnify, hold harmless or defend Lessor or its Affiliates is found to be governed by, or construed in accordance with, the laws of the State of Texas, LESSEE IS HEREBY NOTIFIED AS FOLLOWS: LESSEE’S INDEMNITY OBLIGATIONS UNDER THIS LEASE MAY APPLY TO INDEMNIFIED LIABILITIES CAUSED BY OR ARISING OUT OF THE NEGLIGENCE OF LESSOR OR ITS AFFILIATES.

(g)    Entire Agreement. FURTHER, THIS LEASE AND ALL THE OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH EMBODY THE FINAL, ENTIRE AGREEMENT OF LESSOR AND LESSEE AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF LESSOR AND LESSEE. THERE ARE NO ORAL AGREEMENTS BETWEEN LESSOR AND LESSEE.

47.8    Virginia State Law Provisions. The parties agree that this Lease shall be deemed a “deed of lease” for the purposes of Section 55.2 of the Code of Virginia (1950), as amended.

47.9    Washington State Law Provisions.    With respect only to the Leased Property located in the State of Washington, Lessor and Lessee hereby agree as follows:
(a)    Indemnification Modifications. The parties reaffirm their intent that this Lease be governed by, and construed in accordance with, the law chosen in Section 45.1.9 above. Nevertheless, in compliance with RCW 4.24.115 as in effect on the date of this Lease, to the extent, if at all, that any provisions of this Lease pursuant to which Lessor or Lessee (for purposes of this Section 47.8(a), the “Indemnitor”) agrees to indemnify (including any provision, or payment of costs, of any defense of) the other (for purposes of this Section 47.8(a), the “Indemnitee”) against liability for damages arising out of bodily injury to persons or damage to property relative to the construction, alteration or repair of, addition to, subtraction from, improvement to, or maintenance of, any building, road, or other structure, project, development or improvement attached to real estate, including the Leased Property, is found to be within the scope of RCW 4.24.115, or in any way subject to, or conditioned upon consistency with, the provisions of RCW 4.24.115 for its enforceability, then such provision (regardless of whether it makes reference to this or any other limitation provision): (i) shall not apply to damages caused by or resulting from the sole negligence of the Indemnitee, its agents or employees and (ii) to the extent caused by or resulting from the concurrent negligence of (x) the Indemnitee or the Indemnitee’s agents or employees, and (y) the Indemnitor or the Indemnitor’s agents or employees, shall apply only to the extent of the Indemnitor’s negligence; provided, however, the limitations on indemnity set forth in this Section 47.8(a) shall automatically and without further act by either Lessor or Lessee be deemed amended so as to remove any of the restrictions contained in this Section 47.8(a) no longer required by then applicable law.

(b)    Waiver of Worker’s Compensation Immunity. Solely for the purpose of effectuating Lessee’s indemnification obligations under this Lease, and not for the benefit of any third parties (including but not limited to employees of Lessee), Lessee specifically and expressly waives any immunity that may be granted it under the Washington State Industrial Insurance Act, Title 51 RCW, if applicable. Furthermore, the indemnification obligations under this Lease shall not be limited in any way by any applicable limitation on the amount or type of damages, compensation or benefits payable to or for any third party under worker compensation acts, disability benefit acts or other employee benefit acts now or hereafter in effect in the State of Washington. The parties acknowledge that the foregoing provisions of this paragraph have been specifically and mutually negotiated between the parties.

(c)    Reentry of Premises. Should Lessor reenter any Facility under any provisions of this Lease relating to an Event of Default by Lessee hereunder, Lessor shall not be deemed to have terminated this Lease, or the liability of Lessee to pay the Rent thereafter accruing, or to have terminated Lessee’s liability for damages under any of the provisions of this Lease, by any such reentry or by any action, in unlawful detainer or otherwise, to obtain possession of such Facility, unless Lessor shall have notified Lessee in writing that Lessor had elected to terminate this Lease. Lessee further covenants that the service by Lessor of any notice pursuant to the unlawful detainer statutes of the State of Washington and/or the surrender of possession pursuant to such notice shall not (unless Lessor elects to the contrary at the time of or at any time subsequent to the serving of such notices and such election is evidenced by a written notice to Lessee) be deemed to be a termination of this Lease.

(d)    No Authority to Cause Liens. Notwithstanding anything to the contrary contained elsewhere in this Lease, Lessee shall have no right or authority to cause or allow any Facility or the Lessor’s estate or interest therein or in and to this Lease to be subjected to any such lien.

47.10    Local Law Provisions. None of the foregoing provisions of this Article XLVII relating to the rights and obligations of the parties under the laws of any State in which Leased Property is located shall be construed in any respect (by implication or otherwise) to affect (a) the intention of the parties that this Lease be governed by, and construed in accordance with, the law specified in Section 45.1.9 or (b) any of the rights or obligations of the parties not governed by the laws of such State. Except as otherwise expressly provided herein, any references herein to specific statutes, ordinances, codes, orders, rules, regulations or other laws shall be deemed to refer to such statutes, ordinances, codes, orders, rules, regulations and laws, in each case as the same may be amended, modified, supplemented or replaced from time to time and to the extent applicable.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Lease to be executed and attested by their respective officers thereunto duly authorized.

LESSEE:

Witness: Witness:	EMERITUS CORPORATION, a Washington corporation By: _______________________________ _______________________________ Name: H. Todd Kaestner Title: Executive Vice President
Witness: Witness:	SUMMERVILLE AT PRINCE WILLIAM LLC, a Delaware limited liability company By: _______________________________ _______________________________ Name: H. Todd Kaestner Title: Executive Vice President
Witness: Witness:	SUMMERVILLE AT HILLSBOROUGH, L.L.C., a New Jersey limited liability company By: _______________________________ _______________________________ Name: H. Todd Kaestner Title: Executive Vice President
Witness: Witness:	BLC CHANCELLOR MURRIETA LH, LLC, a Delaware limited liability company By: _______________________________ _______________________________

Signature Page to Second Amended and Restated Master Lease and Security Agreement

Name: H. Todd Kaestner
Title:    Executive Vice President

[Signatures continue on following page]

Signature Page to Amended and Restated Master Lease

LESSEE (continued):

Witness: Witness:	HBP LEASECO, L.L.C., a Delaware limited company By: _______________________________ _______________________________ Name: H. Todd Kaestner Title: Executive Vice President
Witness: Witness:	ARC CARRIAGE CLUB OF JACKSONVILLE, INC., a Tennessee corporation By: _______________________________ _______________________________ Name: H. Todd Kaestner Title: Executive Vice President
Witness: Witness:	ARC SANTA CATALINA INC., a Tennessee corporation By: _______________________________ _______________________________ Name: H. Todd Kaestner Title: Executive Vice President

[Signatures continue on following page]

Signature Page to Second Amended and Restated Master Lease and Security Agreement

LESSEE (continued):

Witness: Witness:
FORT AUSTIN LIMITED
PARTNERSHIP, a Texas limited
partnership

By: ARC Fort Austin Properties, LLC, a
Tennessee limited liability company, its general partner

By:_________________________________
Name: H. Todd Kaestner
Title: Executive Vice President

[Signatures continue on following page]

Signature Page to Second Amended and Restated Master Lease and Security Agreement

LESSOR:

Witness: Witness:
HCP MA3 CALIFORNIA, LP,
a Delaware limited partnership

By: HCP MA3 A Pack GP, LLC,
a Delaware limited liability company, their general partner

By:
____________________________________

____________________________________

Name: Title:

Witness: Witness:
TEXAS HCP HOLDING, L.P., a Delaware
limited partnership

By: Texas HCP G.P., Inc., a Delaware corporation, its sole general partner

By:
____________________________________

____________________________________

Name: Title:

Witness: Witness:	HCP PARTNERS, LP, a Delaware limited partnership By: HCP MOB, Inc., a Delaware corporation, its general partner By: ____________________________________ ____________________________________ Name: Title:
Witness:	HCP INC., A Maryland corporation

Signature Page to Second Amended and Restated Master Lease and Security Agreement

Witness:	By: ________________________________ ________________________________ Name: Title:

[Signatures continue on following page]

Signature Page to Second Amended and Restated Master Lease and Security Agreement

LESSOR (continued): Witness: Witness:	HCPI TRUST, a Maryland real estate investment trust By: ____________________________________ ____________________________________ Name: Title:
Witness: Witness:	HCP INC., a Maryland corporation By: ____________________________________ ____________________________________ Name: Title: Title:

Signature Page to Second Amended and Restated Master Lease and Security Agreement

Witness: Witness:
HCP SH ELP1 PROPERTIES, LLC, HCP SH ELP2 PROPERTIES, LLC, HCP SH ELP3 PROPERTIES, LLC, HCP EMFIN PROPERTIES, LLC, HCP EDEN2 B PACK, LLC,
HCP JACKSONVILLE, LLC,
HCP BROFIN PROPERTIES, LLC,

each a Delaware limited liability company

By:
Name:
Title:

[End of Signatures of Lessor and Lessee]

Signature Page to Second Amended and Restated Master Lease and Security Agreement

REAFFIRMATION AND CONSENT OF GUARANTOR

The undersigned guarantor hereby (i) confirms that it is not released from any of its obligations under any Guaranty arising prior to the date hereof (including, for avoidance of doubt, obligations arising out of events, conditions or matters occurring or existing prior to the date hereof) and (ii) consents to the amendment and restatement of the Existing Lease pursuant to the foregoing Lease.

GUARANTOR: Signed, sealed and delivered in the presence of: Name: Name:	BROOKDALE SENIOR LIVING INC., a Delaware corporation By: Name: Title:

[End of Signatures of Guarantor]

Signature Page to Second Amended and Restated Master Lease and Security Agreement

EXHIBIT A-1

(List of Applicable Facilities, Facility Description, Primary Intended Use, “Lessor-Owner,” “Lessee-Operator” and Initial Annual Allocated Minimum Rent and Allocated Initial Investment)

(See attached.)

[omitted for SEC filing purposes]

Exhibit A-1

EXHIBIT A-2

(Removal Facility Description, Primary Intended Use, “Lessor-Owner,” “Lessee- Operator”, and Initial Annual Allocated Minimum Rent and Allocated Initial Investment)

(See attached.)

[omitted for SEC filing purposes]

Exhibit A-2

EXHIBIT B

(Lessor’s Personal Property)

[omitted for SEC filing purposes]

Exhibit B

EXHIBIT C

(Form of Memorandum of Lease)

(See attached.)

[omitted for SEC filing purposes]

Exhibit C

EXHIBIT A

Description of Subject Land [to be attached]
[omitted for SEC filing purposes]

Exhibit A

EXHIBIT D

INTENTIONALLY OMITTED

Exhibit D

EEXHIBIT E

INTENTIONALLY OMITTED

Exhibit E

EXHIBIT F INTENTIONALLY OMITTED

Exhibit F

EXHIBIT G INTENTIONALLY OMITTED

Exhibit F

EXHIBIT H

(Example of Calculation of Lease Positive NPV)

(See attached.)

[omitted for SEC filing purposes]

Exhibit F

EXHIBIT I

(Form of Letter of Credit)

(See attached.)

[omitted for SEC filing purposes]

Exhibit I

SCHEDULE 1

(State-Specific Impositions)

The following taxes will be included within the definition of impositions:

State	Form Num ber	Form Name	Form Section or Description

[omitted for SEC filing purposes]

Schedule 1

SCHEDULE 3.1.2

(Rent Escalations for Minimum Rent)

Applicable Facilities: Commencing on April 1, 2020, and on the first (1st) day of each Rent Year thereafter during the Term (including any Extended Term), the Allocated Minimum Rent for each Applicable Facility for such Rent Year (and accordingly, the Minimum Rent for all Applicable Facilities) shall be increased by an amount equal to two and four-tenths percent (2.4%) of the Allocated Minimum Rent for such Facility applicable to the prior Rent Year (and accordingly, the Minimum Rent for all Applicable Facilities).

Removal Facility: During the second (2nd) Rent Year and for each Rent Year thereafter, the Allocated Minimum Rent for such Rent Year for the Removal Facility shall equal the sum of
(x) the Allocated Minimum Rent for the Removal Facility for the prior Rent Year, plus (y) the product of (i) the Allocated Minimum Rent for the Removal Facility applicable to such prior Rent Year and (ii) the greater of (A) two and one-half percent (2.5%) and (B) the CPI Increase, but not to exceed five percent (5%).

Schedule 3.1.3

SCHEDULE 7.4.1

(List of Competing Communities)

ID	Property Name	City	State	Units	5-Mile Community Source(s)

[omitted for SEC filing purposes]

Schedule 7.4.1

SCHEDULE 10.1

(Pre-Existing Alteration Projects)

(See attached.)

[omitted for SEC filing purposes]

Schedule 10.1

SCHEDULE 16.5

(Put Event Applicable Facilities)

[omitted for SEC filing purposes]

Schedule 16.5

SCHEDULE 36.4

(Superior Lease)

Land Leases
Property	Lessee	Lessor	Lessor Contact	Dated

[omitted for SEC filing purposes]

Schedule 36.4